Exhibit 10.7

EXECUTION VERSION

$750,000,000

TERM LOAN AGREEMENT

Dated as of April 24, 2012,

Among

EVEREST ACQUISITION LLC,
as Borrower,

THE LENDERS PARTY HERETO

and

CITIBANK, N.A.,
as Administrative Agent and Collateral Agent,

CITIGROUP GLOBAL MARKETS INC., and
J.P. MORGAN SECURITIES LLC,
as Co-Lead Arrangers

CITIGROUP GLOBAL MARKETS INC.,
J.P. MORGAN SECURITIES LLC,
CREDIT SUISSE SECURITIES (USA) LLC,
DEUTSCHE BANK SECURITIES INC.,
BMO CAPITAL MARKETS CORP.,
RBC CAPITAL MARKETS,
UBS SECURITIES LLC, and
NOMURA CORPORATE FUNDING AMERICAS, LLC,
as Joint Bookrunning Managers

APOLLO GLOBAL SECURITIES, LLC,
BANCO BILBAO VIZCAYA ARGENTARIA, S.A.,
CAPITAL ONE SOUTHCOAST, INC.,
CIBC WORLD MARKETS CORP.,
COMERICA SECURITIES, INC.,
DNB MARKETS, INC.,
ING FINANCIAL MARKETS LLC,
LLOYDS SECURITIES INC.,
MITSUBISHI UFJ SECURITIES (USA), INC.,
MIZUHO SECURITIES USA INC.,
RBS SECURITIES INC.,
SCOTIA CAPITAL (USA) INC.,
SMBC NIKKO CAPITAL MARKETS LIMITED,
SG AMERICAS SECURITIES, LLC,
SUNTRUST ROBINSON HUMPHREY, INC. and
TD SECURITIES (USA) LLC,
as Senior Managing Agents

i

SECTION 9.17.	Conversion of Currencies	155

SECTION 9.18.	Platform; Borrower Materials	156

SECTION 9.19.	Release of Liens	156

SECTION 9.20.	Release of Subsidiary Guarantee	158

Exhibits and Schedules

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Note
Exhibit C	Form of Effective Date Escrow Agreement
Exhibit D	Form of Funding Date Escrow Agreement
Exhibit E	Form of Interest Period Election Request
Exhibit F-1 – F-4	Form of Non-Bank Tax Certificate
Exhibit G	Form of Permitted Loan Purchase Assignment and Acceptance
Exhibit H	Form of Notice of Borrowing
Exhibit I	Form of Annual Compliance Certificate
Exhibit J	Form of Collateral Agreement
Exhibit K	Form of Pledge Agreement
Exhibit L	Form of Senior Lien Intercreditor Agreement
Exhibit M	Form of Pari Passu Intercreditor Agreement

Schedule 2.01	Commitments and Lenders
Schedule 3.01	Jurisdictions of Formation; Good Standing
Schedule 3.04	Litigation
Schedule 3.12	Subsidiaries
Schedule 4.02(a)	Local Counsels

TERM LOAN AGREEMENT (this “Agreement”), dated as of April 24, 2012, among EVEREST ACQUISITION LLC, a Delaware limited liability company (together with its successors, the “Borrower”), the LENDERS (as hereinafter defined) from time to time party hereto and CITIBANK, N.A., as administrative agent and collateral agent for the Lenders.

WHEREAS, pursuant to the Purchase and Sale Agreement, dated as of February 24, 2012 (together with all exhibits and schedules thereto, and as amended, supplemented or otherwise modified from time to time, the “Purchase and Sale Agreement”), among EP Energy Holding Company, EP Energy Corporation and El Paso Brazil, L.L.C. on the one hand (collectively, the “Seller”), and EPE Acquisition, LLC on the other, the Borrower will acquire (the “Acquisition”) from the Seller, (a) all of the issued and outstanding membership interests of EP Energy, LLC, a Delaware limited liability company formerly known as EP Energy Corporation (“EPE Global LLC”), (b) all of the issued and outstanding shares of El Paso E&P S. Alamein Cayman Company, a Cayman Islands company (“EP Egypt”), (c) all of the issued and outstanding quotas of UnoPaso Exploracao e Producao de Petroleo e Gas Ltda., a company incorporated under the laws of Brazil (“UnoPaso”), (d) all of the issued and outstanding quotas of El Paso Oleo e Gas do Brasil Ltda., a company incorporated under the laws of Brazil (“Brazil O&G”), and (e) all of the issued and outstanding shares of El Paso Brazil Holdings Company, a Cayman Islands company (“Brazil Holdings” and, together with EPE Global LLC, EP Egypt, UnoPaso and Brazil O&G and their respective Subsidiaries, collectively, and, after giving effect to certain reorganization transactions contemplated by the Purchase and Sale Agreement, the “Acquired EP Business”). In connection with the Acquisition, the Borrower will change its name to EP Energy LLC.

WHEREAS, to fund, in part, the Acquisition, the Sponsors (as hereinafter defined) will contribute an amount in cash equal to not less than 40% of the total consolidated capitalization of EPE Acquisition, LLC, a Delaware limited liability company of which the Borrower is an indirect wholly-owned subsidiary (together with its successors, “Holdings”), immediately after giving pro forma effect to the Transactions (as hereinafter defined) to Holdings as common equity or preferred equity having terms reasonably satisfactory to the Lead Arrangers (or a combination of the two) and Holdings shall contribute such amount to the Borrower in cash as common equity (together, the “Equity Investments”).

WHEREAS, to fund, in part, the Acquisition, it is intended that the Borrower will (a) issue up to $2,000,000,000 in aggregate principal amount of Senior Notes on the Effective Date (as hereinafter defined), (b) issue up to $750,000,000 in aggregate principal amount of Senior Secured Notes on the Effective Date and (c) enter into the RBL Facility (as hereinafter defined) and borrow an aggregate principal amount of approximately $800,000,000 thereunder on or prior to the Acquisition Date (as hereinafter defined).

WHEREAS, to fund, in part, the Acquisition, the Borrower has requested that on the Funding Date (as hereinafter defined), the Lenders provide Loans to the Borrower in an aggregate principal amount of $750,000,000.

WHEREAS, the net proceeds of the Loans, together with the net proceeds of the Senior Notes, the Senior Secured Notes, borrowings under RBL Facility on the Acquisition Date and the Equity Investments, will be used on the Acquisition Date to consummate the Acquisition, to effect the Debt Repayment and to pay Transaction Expenses.

NOW, THEREFORE, the Lenders are willing to make such Loans to the Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01.                 Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABR” means, for any day, a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of (a) the rate of interest per annum determined by Citibank, N.A. as its prime rate in effect at its principal office in New York, New York, and notified to the Borrower, (b) 1/2 of 1% per annum above the Federal Funds Rate and (c) 1% per annum above the one-month Adjusted LIBOR.

“ABR Borrowing” means a Borrowing comprised of ABR Loans.

“ABR Loan” means a Loan bearing interest at a rate equal to the ABR plus the Applicable Margin.

“Acceptance Date” shall have the meaning set forth in Section 2.14(e)(2).

“Acceptable Discount” shall have the meaning set forth in Section 2.14(e)(3).

“Acquired EP Business” shall have the meaning set forth in the recitals to this Agreement.

“Acquired Indebtedness” means, with respect to any specified Person:

(1)                             Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into or became a Restricted Subsidiary of such specified Person, and

(2)                             Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

Acquired Indebtedness will be deemed to have been Incurred, with respect to clause (1) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (2) of the preceding sentence, on the date of consummation of such acquisition of such assets.

“Acquisition” shall have the meaning set forth in the recitals to this Agreement.

“Acquisition Date” means the date, if any, on which the Acquisition is consummated.

“Acquisition Documents” means the Purchase and Sale Agreement and any other agreements or instruments contemplated thereby, in each case, as amended, restated, supplemented or otherwise modified from time to time.

“Additional Assets” means:

(1)                             any properties or assets used or useful in the Oil and Gas Business;

(2)                             capital expenditures by the Borrower or a Restricted Subsidiary in the Oil and Gas Business;

(3)                             the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Borrower or another Restricted Subsidiary; or

(4)                             Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that, in the case of clauses (3) and (4), such Restricted Subsidiary is primarily engaged in the Oil and Gas Business.

“Additional Escrow Amount” means an amount, when taken together with the gross proceeds of the Loans deposited into the Funding Date Escrow Account concurrently with such amount, sufficient to repay the Loans funded on the Funding Date at 100% of the gross proceeds thereof, plus accrued and unpaid interest (assuming, for purposes of calculating the Additional Escrow Amount, that the Adjusted LIBOR rate applicable during the entire escrow period is 1.25%) on such Loans (including accreted discount) to (but not including) the fifth Business Day after the Outside Date.

“Additional Refinancing Amount” means, in connection with the Incurrence of any Refinancing Indebtedness, the aggregate principal amount of additional Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay premiums (including tender premiums), expenses, defeasance costs and fees in respect thereof.

“Adjusted Consolidated Net Tangible Assets” means (without duplication), as of the date of determination, the remainder of:

(a)                                  the sum of:

(i)                                     estimated discounted future net revenues from proved oil and gas reserves of the Borrower and its Restricted Subsidiaries calculated in accordance with SEC guidelines before any provincial, territorial, state, federal or foreign income taxes, as estimated by the Borrower in a reserve report prepared as of the end of the Borrower’s most recently completed fiscal year for which audited financial statements are available, as increased by, as of the date of determination, the estimated discounted future net revenues from (A) estimated proved oil and gas reserves acquired since such year end, which reserves were not reflected in such year-end reserve report, and (B) estimated oil and gas reserves attributable to upward revisions of estimates of proved oil and gas reserves (including the impact to discounted future net revenues related to development costs previously estimated in the last year end reserve report, but only to the extent such costs were actually incurred since the date of the last year end reserve report) since such year-end due to exploration, development, exploitation or other activities, increased by the accretion of discount from the date of the last year end reserve report to the date of determination and decreased by, as of the date of determination, the estimated discounted future net revenues from (C) estimated proved oil and gas reserves included in the last year end reserve report that shall have been produced or disposed of since such year end, and (D) estimated oil and gas reserves included therein that are subsequently removed from the proved oil and gas reserves of the Borrower and its Restricted Subsidiaries as so calculated due to downward revisions of estimates of proved oil and gas reserves since such year-end due to changes in geological conditions or other factors which would, in accordance with standard industry practice, cause such revisions, provided, that (x) in the case of such year-end reserve report and any adjustments since such year-end pursuant to clauses (A), (B) and (D), the estimated discounted future net revenues from proved oil and gas reserves shall be determined in their entirety using oil, gas and other hydrocarbon prices and costs that are either (1) calculated in accordance with SEC guidelines and, with respect to such adjustments under clauses (A), (B) or (D), calculated with such prices and costs as if the end of the most recent fiscal quarter preceding the date of determination for which such information is available to the Borrower were year-end or (2) if the Borrower so elects at any time, calculated in accordance with the foregoing clause (1), except that when pricing of future net revenues of proved oil and gas reserves under SEC guidelines is not based on a contract price and is instead based upon benchmark, market or posted pricing, the pricing for each month of estimated future production from such proved oil and gas reserves not subject to contract pricing shall be based upon NYMEX (or successor) published forward prices for the most comparable hydrocarbon commodity applicable to such production month (adjusted for energy content, quality and basis differentials, with such basis differentials determined as provided in the definition of “Borrowing Base” and giving application to the last sentence of such definition hereto), as such forward prices are published as of the year end date of such reserve report or, with respect to post-year-end adjustments under clauses (A), (B) or (D), the last day of the most recent fiscal quarter preceding the date of determination, (y) the pricing of estimated proved reserves that have been produced or disposed since year end as set forth in clause (D) shall be based upon the applicable pricing elected for the prior year end reserve report as provided in clause (x), and (z) in each case as estimated by the Borrower’s petroleum engineers or any independent petroleum engineers engaged by the Borrower for that purpose;

(ii)                             the capitalized costs that are attributable to Oil and Gas Properties of the Borrower and its Restricted Subsidiaries to which no proved oil and gas reserves are attributable, based on the Borrower’s books and records as of a date no earlier than the date of the Borrower’s latest annual or quarterly consolidated financial statements;

(iii)                          the Net Working Capital on a date no earlier than the date of the Borrower’s latest annual or quarterly consolidated financial statements;

(iv)                         assets related to commodity risk management activities less liabilities related to commodity risk management activities, in each case to the extent that such assets and liabilities arise in the ordinary course of the Oil and Gas Business, provided that such net value shall not be less than zero; and

(v)                            the greater of (A) the net book value of other tangible assets (including, without limitation, investments in unconsolidated Restricted Subsidiaries and mineral rights held under lease or other contractual arrangement) of the Borrower and its Restricted Subsidiaries, as of a date no earlier than the date of the Borrower’s latest annual or quarterly consolidated financial statements, and (B) the Fair Market Value, as estimated by the Borrower, of other tangible assets (including, without limitation, investments in unconsolidated Restricted Subsidiaries and mineral rights held under lease or other contractual arrangement) of the Borrower and its Restricted Subsidiaries, as of a date no earlier than the date of the Borrower’s latest audited consolidated financial statements (it being understood that the Borrower shall not be required to obtain any appraisal of any assets); minus

(b)                                 the sum of:

(i)                                any amount included in clauses (a)(i) through (a)(v) above that is attributable to minority interests;

(ii)                             any net gas balancing liabilities of the Borrower and its Restricted Subsidiaries reflected in the Borrower’s latest audited consolidated financial statements;

(iii)                          to the extent included in clause (a)(i) above, the estimated discounted future net revenues, calculated in accordance with SEC guidelines (utilizing the prices and costs as provided in clause (a)(i)), attributable to reserves which are required to be delivered to third parties to fully satisfy the obligations of the Borrower and its Restricted Subsidiaries with respect to Volumetric Production Payments (determined, if applicable, using the schedules specified with respect thereto); and

(iv)                         to the extent included in clause (a)(i) above, the estimated discounted future net revenues, calculated in accordance with SEC guidelines (utilizing prices and costs as provided in clause (a)(i)), attributable to reserves subject to Dollar-Denominated Production Payments which, based on the estimates of production and price assumptions included in determining the estimated discounted future net revenues specified in clause (a)(i) above, would be necessary to fully satisfy the payment obligations of the Borrower and its Restricted Subsidiaries with respect to Dollar-Denominated Production Payments (determined, if applicable, using the schedules specified with respect thereto).

If the Borrower changes its method of accounting from the full cost method of accounting to the successful efforts or a similar method, “Adjusted Consolidated Net Tangible Assets” will continue to be calculated as if the Borrower were still using the full cost method of accounting.

“Adjusted LIBOR” means, with respect to any Interest Period, an interest rate per annum equal to the product of (a) the LIBOR in effect for such Interest Period and (b) Statutory Reserves.

“Administrative Agent” means Citibank, N.A., as the administrative agent for the Lenders under this Agreement and the other Loan Documents, or any successor administrative agent appointed in accordance with the provisions of Section 8.09.

“Administrative Questionnaire” shall have the meaning set forth in Section 9.06(b)(ii)(D).

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Affiliate Transaction” shall have the meaning set forth in Section 6.07(a).

“Affiliated Institutional Lender” means any investment fund managed or advised by Affiliates of a Sponsor that is a bona fide debt fund and that extends credit or buys loans in the ordinary course of business.

“Affiliated Lender” means a Lender that is a Sponsor or any Affiliate thereof (other than the Borrower, any Subsidiary of the Borrower or any Affiliated Institutional Lender).

“Agents” means the Administrative Agent and the Collateral Agent.

“Agreement” shall have the meaning set forth in the preamble hereto, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Agreement Currency” shall have the meaning set forth in Section 9.17(b).

“Applicable Creditor” shall have the meaning set forth in Section 9.17(b).

“Applicable Discount” shall have the meaning set forth in Section 2.14(e)(3).

“Applicable Margin” means 5.25% in the case of a LIBOR Loan (or 4.25% in the case of an ABR Loan).

“Approved Fund” shall have the meaning set forth in Section 9.06(b).

“Asset Sale” means:

(1)                                  the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of Production Payments and Reserve Sales and Sale/Leaseback Transactions) (other than an operating lease entered into in the ordinary course of the Oil and Gas Business) outside the ordinary course of business of the Borrower or any Restricted Subsidiary (each referred to in this definition as a “disposition”); or

(2)                                  the issuance or sale of Equity Interests (other than directors’ qualifying shares and shares issued to foreign nationals or other third parties to the extent required by applicable law) of any Restricted Subsidiary (other than to the Borrower or another Restricted Subsidiary) (whether in a single transaction or a series of related transactions), in each case other than:

(a)                                  a disposition of Cash Equivalents or Investment Grade Securities or obsolete, damaged or worn out property or equipment in the ordinary course of business;

(b)                                 the disposition of all or substantially all of the assets of the Borrower in a manner permitted pursuant to Section 5.01 or any disposition that constitutes a Change of Control;

(c)                                  any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under Section 6.04;

(d)                                 any disposition of assets of the Borrower or any Restricted Subsidiary or issuance or sale of Equity Interests of the Borrower or any Restricted Subsidiary, which assets or Equity Interests so disposed or issued have an aggregate Fair Market Value (as determined in good faith by the Borrower) of less than $50.0 million;

(e)                                  any disposition of property or assets, or the issuance of securities, by a Restricted Subsidiary to the Borrower or by the Borrower or a Restricted Subsidiary to a Restricted Subsidiary;

(f)                                    any exchange of assets (including a combination of assets and Cash Equivalents) for assets related to a Similar Business of comparable or greater market value or usefulness to the business of the Borrower and the Restricted Subsidiaries as a whole, as determined in good faith by the Borrower;

(g)                                 foreclosure or any similar action with respect to any property or other asset of the Borrower or any of the Restricted Subsidiaries;

(h)                                 any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i)                                     the lease, assignment or sublease of, or any transfer related to a “reverse build to suit” or similar transaction in respect of, any real or personal property in the ordinary course of business;

(j)                                     any sale of inventory or other assets in the ordinary course of business;

(k)                                  any grant in the ordinary course of business of any license of patents, trademarks, know-how or any other intellectual property;

(l)                                     in the ordinary course of business, any swap of assets, or lease, assignment or sublease of any real or personal property, in exchange for services (including in connection with any outsourcing arrangements) of comparable or greater value or usefulness to the business of the Borrower and the Restricted Subsidiaries as a whole, as determined in good faith by the Borrower;

(m)                               (a transfer of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Financing;

(n)                                 any financing transaction with respect to property built or acquired by the Borrower or any Restricted Subsidiary after the Effective Date, including any Sale/Leaseback Transaction or asset securitization permitted by this Agreement;

(o)                                 dispositions in connection with Permitted Liens;

(p)                                 any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Borrower or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(q)                                 the sale of any property in a Sale/Leaseback Transaction within twelve months of the acquisition of such property;

(r)                                    dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(s)                                  any surrender, expiration or waiver of contract rights or oil and gas leases or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind;

(t)                                    a disposition of Hydrocarbons or mineral products inventory in the ordinary course of business;

(u)                                 any Production Payments and Reserve Sales; provided that any such Production Payments and Reserve Sales, other than incentive compensation programs on terms that are reasonably customary in the Oil and Gas Business for geologists, geophysicists and other providers of technical services to the Borrower or a Restricted Subsidiary, shall have been created, incurred, issued, assumed or guaranteed in connection with the financing of, and within 60 days after the acquisition of, the property that is subject thereto;

(v)                                 the abandonment, farm-out pursuant to a Farm-Out Agreement, lease or sublease of developed or underdeveloped Oil and Gas Properties owned or held by the Borrower or any Restricted Subsidiary in the ordinary course of business or which are usual and customary in the Oil and Gas Business generally or in the geographic region in which such activities occur; and

(w)                               a disposition (whether or not in the ordinary course of business) of any Oil and Gas Property or interest therein to which no proved reserves are attributable at the time of such disposition.

“Asset Sale Offer” shall have the meaning set forth in Section 2.06(b)(ii).

“Asset Sale Offer Payment Date” shall have the meaning set forth in Section 2.06(b).

“Assignee” shall have the meaning set forth in Section 9.06(b).

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Assignee, and accepted by the Administrative Agent (if required by Section 9.06, substantially in the form of Exhibit A or such other form as shall be approved by the Administrative Agent).

“Authorized Officer” means as to any Person, the Chairman of the Board, the President, the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, any Executive Vice President, Senior Vice President or Vice President, the Treasurer, the Assistant or Vice Treasurer, the Vice President-Finance, the General Counsel, the Secretary, the Assistant Secretary and any manager, managing member or general partner, in each case, of such Person, and any other senior officer designated as such in writing to the Administrative Agent by such Person. Any document delivered hereunder that is signed by an Authorized Officer shall be conclusively presumed to have been authorized by all necessary corporate, limited liability company, partnership and/or other action on the part of the Borrower or any other Credit Party and such Authorized Officer shall be conclusively presumed to have acted on behalf of such Person.

“Bank Indebtedness” means any and all amounts payable under or in respect of (a) the Credit Agreement and the other Credit Agreement Documents, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time (including after termination of the Credit Agreement), including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Borrower whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof and (b) whether or not the Indebtedness referred to in clause (a) remains outstanding, if designated by the Borrower to be included in this definition, one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, reserve-based loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“Bankruptcy Law” shall have the meaning set forth in Section 7.01.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” means as to any Person, the board of directors or managers, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof. In the case of the Borrower, the Board of Directors of the Borrower shall be deemed to include the Board of Directors of the Borrower or any direct or indirect parent of the Borrower, as appropriate.

“Borrower” shall have the meaning set forth in the preamble to this Agreement.

“Borrower Materials” shall have the meaning set forth in Section 9.18.

“Borrowing” means a group of Loans of a single Type and made on a single date and, in the case of LIBOR Loans, as to which a single Interest Period is in effect.

“Borrowing Base” means, at any date of determination, an amount equal to the amount of (a) 65% of the net present value discounted at 9% of proved developed producing (PDP) reserves, plus (b) 35% of the net present value discounted at 9% of proved developed non-producing (PDNP) reserves, plus (c) 25% of the net present value discounted at 9% of proven undeveloped (PUD) reserves, plus or minus (d) 65% of the net present value discounted at 9% of the future receipts expected to be paid to or by the Borrower and its Restricted Subsidiaries under commodity hedging agreements (other than basis differential commodity hedging agreements), netted against the price described below, plus or minus (e) 65% of the net present value discounted at 9% of the future receipts expected to be paid to or by the Borrower and its Restricted Subsidiaries under basis differential commodity hedging agreements, in each case for the Borrower and its Restricted Subsidiaries, and (i) for purposes of clauses (a) through (d) above, as estimated by the Borrower in a reserve report prepared by the Borrower’s petroleum engineers applying the relevant NYMEX (or successor) published forward prices for the most comparable hydrocarbon commodity adjusted for relevant energy content, quality and basis differentials (before any state or federal or other income tax) and (ii) for purposes of clauses (d) and (e) above, as estimated by the Borrower applying, if available, the relevant NYMEX (or successor) published forward basis differential or, if such NYMEX (or successor) forward basis differential is unavailable, in good faith based on historical basis differential (before any state or federal or other income tax). For any months beyond the term included in published NYMEX (or successor) forward pricing, the price used will be equal to the last published contract escalated at 1.50% per annum.

“Brazil Holdings” shall have the meaning set forth in the recitals to this Agreement.

“Brazil O&G” shall have the meaning set forth in the recitals to this Agreement.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that (a) when used in connection with any Loan (other than an ABR Loan), the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in the applicable currency in the London interbank market.

“Calculation Date” shall have the meaning set forth in the definition of “Fixed Charge Coverage Ratio.”

“Capital Stock” means:

(1)                             in the case of a corporation, corporate stock or shares;

(2)                             in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)                             in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)                             any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP; provided that any obligations of the Borrower or its Restricted Subsidiaries, or of a special purpose or other entity not consolidated with the Borrower and its Restricted Subsidiaries, either existing on the Effective Date or created prior to any recharacterization described below (or any refinancings thereof) (i) that were not included on the consolidated balance sheet of the Borrower as capital lease obligations and (ii) that are subsequently recharacterized as capital lease obligations or, in the case of such a special purpose or other entity becoming consolidated with the Borrower and its Restricted Subsidiaries, due to a change in accounting treatment or otherwise, shall for all purposes not be treated as Capitalized Lease Obligations or Indebtedness.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of such Person and such Restricted Subsidiaries.

“Cash Equivalents” means:

(1)                             U.S. dollars, pounds sterling, euros, the national currency of any member state in the European Union or such local currencies held by an entity from time to time in the ordinary course of business;

(2)                             securities issued or directly and fully guaranteed or insured by the U.S. government or any country that is a member of the European Union or any agency or instrumentality thereof in each case maturing not more than two years from the date of acquisition;

(3)                             certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $250.0 million and whose long-term debt is rated “A” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency);

(4)                             repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)                             commercial paper issued by a corporation (other than an Affiliate of the Borrower) rated at least “A-1” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within one year after the date of acquisition;

(6)                             readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;

(7)                             Indebtedness issued by Persons (other than the Sponsors or any of their Affiliates) with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition; and

(8)                             investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (7) above.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change in Law” means (a) the adoption of any law, treaty, order, policy, rule or regulation after the Effective Date, (b) any change in any law, treaty, order, policy, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Effective Date or (c) compliance by any Lender with any guideline, request, directive or order enacted or promulgated after the Effective Date by any central bank or other governmental or quasigovernmental authority (whether or not having the force of law); provided that notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) and all guidelines, requests, directives, orders, rules and regulations adopted, enacted or promulgated in connection therewith shall be deemed to have gone into effect after the Effective Date regardless of the date adopted, enacted or promulgated and shall be included as a Change in Law only to the extent a Lender is imposing applicable increased costs or costs in connection with capital adequacy requirements similar to those described in clauses (a)(ii) and (c) of Section 2.10 generally on other borrowers of loans under United States credit facilities.

“Change of Control” means the occurrence of either of the following:

(1)                             the sale, lease or transfer, in one or a series of related transactions, of all or substantially all the assets of the Borrower and its Subsidiaries, taken as a whole, to a Person other than any of the Permitted Holders; or

(2)                             the Borrower becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2)  of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than any of the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation, amalgamation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 50% of the total voting power of the Voting Stock of the Borrower.

“Change of Control Offer” shall have the meaning set forth in Section 2.06(a)(iii).

“Change of Control Offer Payment Date” shall have the meaning set forth in Section 2.06(a).

“Class” when used in reference to (a) any Loan, refers to whether such Loan are Loans made by the Lenders to the Borrower pursuant to Section 2.01(a) on the Funding Date or a Loan or Loans of another class established pursuant to Section 2.23 or 2.24, (b) any Commitment, refers to whether such Commitment is a Funding Date Commitment or a commitment of another class established pursuant to Section 2.23 or 2.24 and (c) any Lender, refers to whether such Lender has a Loan or Commitment of a particular Class.

“Code” means the Internal Revenue Code of 1986, as amended.

“Co-Lead Arrangers” means Citigroup Global Markets Inc. and J.P. Morgan Securities LLC.

“Collateral” means all property subject or purported to be subject, from time to time, to a Lien under any Security Documents.

“Collateral Agent” means Citibank, N.A., as collateral agent for the benefit of the Secured Parties (and, as applicable, the holders of Other Second-Lien Obligations), or any successor collateral agent appointed in accordance with the provisions of Section 8.09.

“Collateral Agreement” means the Collateral Agreement, to be entered into as of the Acquisition Date, among the Borrower, the Subsidiary Guarantors and the Collateral Agent, substantially in the form attached hereto as Exhibit J, with such changes as the Administrative Agent shall reasonably agree, as may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms and in accordance with this Agreement.

“Commitment” means, with respect to any Lender, such Lender’s Funding Date Commitment, Incremental Commitment or a commitment of any other class established pursuant to Section 2.24.

“Commitment Expiration Date” means the earliest of (a) the Escrow Funding Deadline, (b) the date on which the Purchase and Sale Agreement is terminated (without the closing of the Acquisition) in accordance with its terms, (c) the date, if any, on which the Acquisition is consummated (after giving effect thereto) and (d) the date, if any, on which the Borrower voluntarily terminates the Funding Date Commitments prior to funding.

“Commitment Fee” shall have the meaning set forth in Section 2.15.

“Company Material Adverse Effect” means a change, event, circumstance, development, state of facts, or condition that has or would reasonably be expected to (A) materially impair, prevent or delay any Seller’s timely consummation of the transaction contemplated by the Purchase and Sale Agreement or (B) have a material adverse effect on the E&P Business or the ownership, assets, operations or financial condition of the Companies and the Company Subsidiaries, taken as a whole; provided, however, that, for purposes of clause (B), Company Material Adverse Effect shall not include material adverse effects resulting from: (i) changes in the prices of Hydrocarbons; (ii) any declines in Company Well performance that do not result from the gross negligence of any Seller, Company, or Company Subsidiary; (iii) general changes in the industry in which the Companies and the Company Subsidiaries participate or in which the E&P Business is engaged; (iv) general changes in economic or political conditions, or financial markets; (v) changes in conditions or developments generally applicable to the oil and gas industry in any area or areas where the E&P Business is located; (vi) failure alone to meet internal or analyst projections or forecasts or estimates of revenues, earnings or other financial metrics for any period (provided, that the underlying reasons for such failure shall be taken into account in determining whether there has been a Company Material Adverse Effect); (vii) acts of God, including hurricanes and storms, acts or failures to act of Governmental Authorities (where not caused by the willful or negligent acts of Sellers, Companies, the Company Subsidiaries or any of their respective Affiliates); (viii) civil unrest or similar disorder; terrorist acts; (ix) changes in applicable Laws or interpretations thereof by any Governmental Authority, including any changes in the deductibility of drilling completion or operating costs or other taxes; (x) any reclassification or recalculation of reserves in the ordinary course of business consistent with past practice; (xi) effects or changes that are cured (provided that, except to the extent they would generate a downward adjustment to the Purchase Price pursuant to Section 2.3(g) of the Purchase and Sale Agreement or reduce the two percent (2%) deductible referred to in Section 10.4(c) of the Purchase and Sale Agreement, the costs of the cure to the Companies and the Company Subsidiaries shall be taken into account in determining whether there has been a Company Material Adverse Effect) or no longer exist by the earlier of the Closing or the termination of the Purchase and Sale Agreement pursuant to Article 9 thereof, (xii) performance of the Purchase and Sale Agreement and the transactions contemplated thereby, including compliance with covenants set forth therein or (xiii) changes resulting from the announcement of the transactions contemplated by the Purchase and Sale Agreement or the Kinder Morgan Merger. Notwithstanding the foregoing (1) for purposes of Sections 3.1(d)(ii), 3.1(d)(iii), 3.2(b)(ii), 3.2(b)(iii), 3.3(b)(ii), 3.3(b)(iii) and 3.14 of the Purchase and Sale Agreement, “Material Adverse Effect” shall be determined without giving effect to clause (xii) of the definition thereof and (2) changes, events, circumstances, developments, states of facts, and conditions referred to in clauses (iii), (iv), (v) and (ix) in the definition of “Material Adverse Effect” shall be considered for purposes of determining whether there has been (or would reasonably be expected to be) a “Material Adverse Effect” if, and only to the extent, such change, event, circumstance, development, state of facts, or condition has had (or would reasonably be expected to have) a disproportionate adverse effect on the E&P Business or the ownership, assets, operations or financial condition of the Companies and the Company Subsidiaries, as opposed to other companies (and businesses) operating in the industries in which such Persons (and the E&P Business) operates. Capitalized terms used in this definition of “Company Material Adverse Effect”, other than the definition of “Purchase and Sale Agreement”, shall have the same meaning set forth in the Purchase and Sale Agreement as in effect on February 24, 2012.

“Confidential Information” shall have the meaning set forth in Section 9.14.

“Consolidated Depreciation, Depletion and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation, depletion and amortization expense, including the amortization of intangible assets, deferred financing fees and Capitalized Software Expenditures and amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(1)                             consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, the interest component of Capitalized Lease Obligations, and net payments and receipts (if any) pursuant to interest rate Hedging Obligations and excluding additional interest in respect of the Senior Notes or the Senior Secured Notes, amortization of deferred financing fees, any interest attributable to Dollar-Denominated Production Payments, debt issuance costs, commissions, fees and expenses, expensing of any bridge, commitment or other financing fees and non-cash interest expense attributable to movement in mark to market valuation of Hedging Obligations or other derivatives (in each case permitted hereunder) under GAAP); plus

(2)                             consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; plus

(3)                             commissions, discounts, yield and other fees and charges Incurred in connection with any Receivables Financing which are payable to Persons other than the Borrower and the Restricted Subsidiaries; minus

(4)                             interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis; provided, however, that:

(1)                             any net after-tax extraordinary, nonrecurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses or charges, any severance expenses, relocation expenses, curtailments or modifications to pension and post- retirement employee benefit plans, any expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternate uses and fees, expenses or charges relating to facilities closing costs, acquisition integration costs, facilities opening costs, project start-up costs, business optimization costs, signing, retention or completion bonuses, expenses or charges related to any issuance of Equity Interests, Investment, acquisition, disposition, recapitalization or issuance, repayment, refinancing, amendment or modification of Indebtedness (in each case, whether or not successful), and any fees, expenses, charges or change in control payments related to the Transactions, in each case, shall be excluded;

(2)                             effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such Person and such Subsidiaries) in amounts required or permitted by GAAP, resulting from the application of purchase accounting or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded;

(3)                             the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(4)                             any net after-tax income or loss from disposed, abandoned, transferred, closed or discontinued operations or fixed assets and any net after-tax gains or losses on disposal of disposed, abandoned, transferred, closed or discontinued operations or fixed assets shall be excluded;

(5)                             any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by management of the Borrower) shall be excluded;

(6)                             any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness, Hedging Obligations or other derivative instruments shall be excluded;

(7)                             the Net Income for such period of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period;

(8)                             solely for the purpose of determining the amount available for Restricted Payments under clause (i) of the definition of Cumulative Credit contained in Section 6.04, the Net Income for such period of any Restricted Subsidiary (other than any Subsidiary Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided that the Consolidated Net Income of such Person shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or converted into cash) by any such Restricted Subsidiary to such Person, to the extent not already included therein;

(9)                             an amount equal to the amount of Tax Distributions actually made to any parent or equity holder of such Person in respect of such period in accordance with clause (xii) of Section 6.04(b) shall be included as though such amounts had been paid as income taxes directly by such Person for such period;

(10)                       any impairment charges or asset write-offs, in each case pursuant to GAAP, the amortization of intangibles arising pursuant to GAAP, and any impairment charges, asset write-offs or write-down, including ceiling test write-downs, on Oil and Gas Properties under GAAP or SEC guidelines shall be excluded;

(11)                       any non-cash expense realized or resulting from stock option plans, employee benefit plans or post-employment benefit plans, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other rights shall be excluded;

(12)                       any (a) non-cash compensation charges, (b) costs and expenses after the Effective Date related to employment of terminated employees, or (c) costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights existing on the Effective Date of officers, directors and employees, in each case of such Person or any Restricted Subsidiary, shall be excluded;

(13)                       accruals and reserves that are established or adjusted within 12 months after the Effective Date and that are so required to be established or adjusted in accordance with GAAP or as a result of adoption or modification of accounting policies shall be excluded;

(14)                       (a) the Net Income of any Person and its Restricted Subsidiaries shall be calculated without deducting the income attributable to, or adding the losses attributable to, the minority equity interests of third parties in any non-Wholly Owned Restricted Subsidiary except to the extent of dividends declared or paid in respect of such period or any prior period on the shares of Capital Stock of such Restricted Subsidiary held by such third parties and (b) any ordinary course dividend, distribution or other payment paid in cash and received from any Person in excess of amounts included in clause (7) above shall be included;

(15)                       (a)(i) the non-cash portion of “straight-line” rent expense shall be excluded and (ii) the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense shall be included and (b) non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under GAAP and related interpretations shall be excluded;

(16)                       any currency translation gains and losses related to currency remeasurements of Indebtedness, and any net loss or gain resulting from hedging transactions for currency exchange risk, shall be excluded;

(17)                       (a) to the extent covered by insurance and actually reimbursed, or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (i) not denied by the applicable carrier in writing within 180 days and (ii) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption shall be excluded and (b) amounts estimated in good faith to be received from insurance in respect of lost revenues or earnings in respect of liability or casualty events or business interruption shall be included (with a deduction for amounts actually received up to such estimated amount to the extent included in Net Income in a future period);

(18)                       Capitalized Software Expenditures shall be excluded; and

(19)                       Non-cash charges for deferred tax asset valuation allowances shall be excluded (except to the extent reversing a previously recognized increase to net income).

Notwithstanding the foregoing, for the purpose of Section 6.04 only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries or Restricted Subsidiaries to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under Section 6.04 pursuant to clauses (iv) and (v) of the definition of “Cumulative Credit” contained therein.

“Consolidated Non-Cash Charges” means, with respect to any Person for any period, the non-cash expenses (other than Consolidated Depreciation, Depletion and Amortization Expense) of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person for such period on a consolidated basis and otherwise determined in accordance with GAAP, provided that if any such non-cash expenses represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA in such future period to the extent paid, but excluding from this proviso, for the avoidance of doubt, amortization of a prepaid cash item that was paid in a prior period.

“Consolidated Taxes” means, with respect to any Person for any period, the provision for taxes based on income, profits or capital, including, without limitation, state, franchise, property and similar taxes, foreign withholding taxes (including penalties and interest related to such taxes or arising from tax examinations) and any Tax Distributions taken into account in calculating Consolidated Net Income.

“Consolidated Total Indebtedness” means, as of any date of determination, an amount equal to the sum (without duplication) of (1) the aggregate principal amount of all outstanding Indebtedness of the Borrower and the Restricted Subsidiaries (excluding any undrawn letters of credit) consisting of Capitalized Lease Obligations, bankers’ acceptances and Indebtedness for borrowed money, plus (2) the aggregate amount of all outstanding Disqualified Stock of the Borrower and the Restricted Subsidiaries and all Preferred Stock of Restricted Subsidiaries, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences, in each case determined on a consolidated basis in accordance with GAAP.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1)                             to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2)                             to advance or supply funds:

(a)                             for the purchase or payment of any such primary obligation; or

(b)                            to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3)                                  to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contractual Requirement” shall have the meaning set forth in Section 3.03.

“Credit Agreement” means (i) the Credit Agreement to be entered into on the Acquisition Date among the Borrower, the guarantors named therein, the financial institutions named therein, and JPMorgan Chase Bank, N.A., as administrative agent, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof and (ii) whether or not the credit agreement referred to in clause (i) remains outstanding, if designated by the Borrower to be included in the definition of “Credit Agreement,” one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, reserve-based loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“Credit Agreement Documents” means the collective reference to any Credit Agreement, any notes issued pursuant thereto and the guarantees thereof, and the collateral documents relating thereto, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified, in whole or in part, from time to time.

“Credit Party” means each of the Borrower and the Subsidiary Guarantors.

“Cumulative Credit” shall have the meaning set forth in Section 6.04(a).

“Custodian” shall have the meaning set forth in Section 7.01.

“Debt Repayment” means the repayment in full of all outstanding Indebtedness (other than in respect of letters of credit issued thereunder that are either back stopped by Letter(s) of Credit under and as defined in the Credit Agreement or cash collateralized by the Borrower), and the termination of all commitments, under the Third Amended & Restated Credit Agreement, dated as of June 2, 2011, by and among El Paso E&P Company, L.P. (n/k/a EPE Global LLC) and the lenders and other parties thereto.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Defaulting Lender” means any Lender whose acts or failures to act, whether directly or indirectly, cause it to meet any part of the definition of “Lender Default”.

“Designated Non-cash Consideration” means the Fair Market Value (as determined in good faith by the Borrower) of non-cash consideration received by the Borrower or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Borrower or any direct or indirect parent of the Borrower (other than Disqualified Stock), that is issued for cash (other than to the Borrower or any of its Subsidiaries or an employee stock ownership plan or trust established by the Borrower or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officers’ Certificate, on the issuance date thereof.

“Discharge of First-Priority Lien Obligations” means, except to the extent otherwise provided in the Senior Lien Intercreditor Agreement with respect to the reinstatement or continuation of any First-Priority Lien Obligation under certain circumstances, payment in full in cash (except for contingent indemnities and cost and reimbursement obligations to the extent no claim has been made) of all First-Priority Lien Obligations and, with respect to any letters of credit or letter of credit guaranties outstanding under a document evidencing a First-Priority Lien Obligation, delivery of cash collateral or backstop letters of credit in respect thereof in a manner consistent with such document, in each case after or concurrently with the termination of all commitments to extend credit thereunder, and the termination of all commitments of the holders of First-Priority Lien Obligations under such document evidencing such obligation; provided that the Discharge of First-Priority Lien Obligations shall not be deemed to have occurred if such payments are made with the proceeds of other First-Priority Lien Obligations that constitute an exchange or replacement for or a refinancing of any First-Priority Lien Obligations. In the event the First-Priority Lien Obligations are modified and the First-Priority Lien Obligations are paid over time or otherwise modified pursuant to Section 1129 of the Bankruptcy Code under a confirmed and consummated plan, the First-Priority Lien Obligations shall be deemed to be discharged when the final payment is made under such plan in respect of such indebtedness and any obligations pursuant to such modified indebtedness shall have been satisfied.

“Discount Range” shall have the meaning set forth in Section 2.14(e)(2).

“Discounted Prepayment Option Notice” shall have the meaning set forth in Section 2.14(e)(2).

“Discounted Voluntary Prepayment” shall have the meaning set forth in Section 2.14(e)(1).

“Discounted Voluntary Prepayment Notice” shall have the meaning set forth in Section 2.14(e)(5).

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event:

(1)                             matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale),

(2)                             is convertible or exchangeable for Indebtedness or Disqualified Stock of such Person, or

(3)                             is redeemable at the option of the holder thereof, in whole or in part (other than solely as a result of a change of control or asset sale),

in each case prior to 91 days after the earlier of the Maturity Date or the date the Loans are no longer outstanding; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by such Person in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Distressed Person” shall have the meaning set forth in the definition of “Lender-Related Distress Event”.

“Dollar-Denominated Production Payments” means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Domestic Subsidiary” means a Restricted Subsidiary that is not a Foreign Subsidiary.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period plus, without duplication, to the extent the same was deducted in calculating Consolidated Net Income:

(1)                             Consolidated Taxes; plus

(2)                             Fixed Charges; plus

(3)                             Consolidated Depreciation, Depletion and Amortization Expense; plus

(4)                             Consolidated Non-Cash Charges; plus

(5)           any expenses or charges (other than Consolidated Depreciation, Depletion and Amortization Expense) related to any issuance of Equity Interests, Investment, acquisition, disposition, recapitalization or the incurrence or repayment of Indebtedness permitted to be incurred by this Agreement (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to the Transactions, the Loans or any Bank Indebtedness, (ii) any amendment or other modification of the Loans or other Indebtedness, (iii) any additional interest in respect of the Senior Secured Notes or Senior Notes and (iv) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Qualified Receivables Financing; plus

(6)           business optimization expenses and other restructuring charges, reserves or expenses (which, for the avoidance of doubt, shall include, without limitation, the effect of inventory optimization programs, facility closures, facility consolidations, retention, systems establishment costs, contract termination costs, future lease commitments and excess pension charges); plus

(7)           the amount of loss on sale of receivables and related assets to a Receivables Subsidiary in connection with a Qualified Receivables Financing; plus

(8)           any costs or expense incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Borrower or a Subsidiary Guarantor or net cash proceeds of an issuance of Equity Interests of the Borrower (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation of the Cumulative Credit; plus

(9)           the amount of any management, monitoring, consulting, transaction and advisory fees and related expenses paid to the Sponsors (or any accruals relating to such fees and related expenses) during such period to the extent otherwise permitted by Section 6.07; plus

(10)         all adjustments of the nature used in connection with the calculation of “Adjusted EBITDA” as set forth in footnote (4) to the “Summary Historical and Pro Forma Consolidated Financial and Other Operating Data” under “Summary” in the Offering Memorandum to the extent such adjustments, without duplication, continue to be applicable to such period; plus

(11)         the amount of any loss attributable to a new plant or facility until the date that is 12 months after completing construction of or acquiring such plant or facility, as the case may be; provided that (A) such losses are reasonably identifiable and factually supportable and certified by a responsible officer of the Borrower and (B) losses attributable to such plant or facility after 12 months from the date of completing construction of or acquisition of such plant or facility, as the case may be, shall not be included in this clause (11); plus

(12)         exploration expenses or costs (to the extent the Borrower adopts the “successful efforts” method); and

less, without duplication, to the extent the same increased Consolidated Net Income,

(13)         the sum of (x) the amount of deferred revenues that are amortized during such period and are attributable to reserves that are subject to Volumetric Production Payments and (y) amounts recorded in accordance with GAAP as repayments of principal and interest pursuant to Dollar-Denominated Production Payments;

(14)         non-cash items increasing Consolidated Net Income for such period (excluding the recognition of deferred revenue or any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced EBITDA in any prior period and any items for which cash was received in a prior period).

“Effective Date” means the date on which all the conditions set forth in Section 4.01 shall have been satisfied (or waived in accordance with Section 9.01).

“Effective Date Escrow Account” means the “Escrow Account” as defined in the Effective Date Escrow Agreement.

“Effective Date Escrow Agent” means the “Escrow Agent” as defined in the Effective Date Escrow Agreement.

“Effective Date Escrow Agreement” means an Escrow Letter and Security Agreement among the Borrower, the Administrative Agent and Citibank, N.A., as escrow agent, substantially in the form attached hereto as Exhibit C.

“Effective Date Escrow Property” means the “Collateral” as defined in the Effective Date Escrow Agreement.

“Effective Date Guarantor” means Everest Acquisition Finance Inc., a Delaware corporation and, as of the Effective Date, a direct wholly-owned subsidiary of the Borrower.

“Environmental Claims” means any and all actions, suits, orders, decrees, demands, demand letters, claims, liens, notices of noncompliance, violation or potential responsibility or investigation (other than internal reports prepared by or on behalf of the Borrower or any of the Subsidiaries (a) in the ordinary course of such Person’s business or (b) as required in connection with a financing transaction or an acquisition or disposition of real estate) or proceedings arising under or based upon any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereinafter, “Claims”), including, without limitation, (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief relating to the presence, release or threatened release of Hazardous Materials or arising from alleged injury or threat of injury to health or safety (to the extent relating to human exposure to Hazardous Materials), or the environment including, without limitation, ambient air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands.

“Environmental Law” means any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code and rule of common law now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment, relating to the protection of the environment, including, without limitation, ambient air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands, or human health or safety (to the extent relating to human exposure to Hazardous Materials), or Hazardous Materials.

“EP Egypt” shall have the meaning set forth in the recitals to this Agreement.

“EPE Global LLC” shall have the meaning set forth in the recitals to this Agreement.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Investments” shall have the meaning set forth in the recitals to this Agreement.

“Equity Offering” means any public or private sale after the Effective Date of common Capital Stock or Preferred Stock of the Borrower or any direct or indirect parent of the Borrower, as applicable (other than Disqualified Stock), other than:

(1)           public offerings with respect to the Borrower’s or such direct or indirect parent’s common stock registered on Form S-4 or Form S-8;

(2)           issuances to any Subsidiary of the Borrower; and

(3)           any such public or private sale that constitutes an Excluded Contribution.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time. Section references to ERISA are to ERISA as in effect on the Effective Date and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” means each person (as defined in Section 3(9) of ERISA) that together with the Borrower would be deemed to be a “single employer” within the meaning of Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“Escrow Funding Deadline” means June 1, 2012.

“Event of Default” shall have the meaning set forth in Section 7.01.

“Excess Proceeds” shall have the meaning set forth in Section 2.06(b)(ii).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Assets” means the property and other assets of the Borrower and the Subsidiary Guarantors that is excluded from the grant of security interest in favor of the Collateral Agent, on behalf of the Secured Parties, pursuant to the terms of this Agreement and the Security Documents.

“Excluded Contributions” means the Cash Equivalents or other assets (valued at their Fair Market Value as determined in good faith by senior management or the Board of Directors of the Borrower) received by the Borrower after the Effective Date from:

(1)           contributions to its common equity capital, and

(2)           the sale (other than to a Subsidiary of the Borrower or to any Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Borrower, in each case designated as Excluded Contributions pursuant to an Officers’ Certificate on or promptly after the date such capital contributions are made or the date such Capital Stock is sold, as the case may be; provided that $3,200,000,000 of Cash Equivalents received by the Borrower from the Equity Investors on or prior to the Acquisition Date to fund the Acquisition shall not be permitted to be designated an Excluded Contribution.

“Excluded Subsidiary” means (a) any Unrestricted Subsidiary, (b) any Subsidiary that is not a Wholly Owned Subsidiary, (c) any Foreign Subsidiary, (d) any Domestic Subsidiary (i) that owns no material assets (directly or through its Subsidiaries) other than equity interests of one or more Foreign Subsidiaries that are CFCs or (ii) that is a direct or indirect Subsidiary of a Foreign Subsidiary, (e) any Receivables Subsidiary and (f) any Subsidiary (other than a Significant Subsidiary) that (i) did not, as of the last day of the fiscal quarter of the Borrower most recently ended, have assets with a value in excess of 5.0% of the Total Assets or revenues representing in excess of 5.0% of total revenues of the Borrower and the Restricted Subsidiaries on a consolidated basis as of such date and (ii) taken together with all other such Subsidiaries as of the last day of the fiscal quarter of the Borrower most recently ended, did not have assets with a value in excess of 10.0% of the Total Assets or revenues representing in excess of 10.0% of total revenues of the Borrower and the Restricted Subsidiaries on a consolidated basis as of such date.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Credit Party hereunder or under any other Loan Document, (i) Taxes imposed on or measured by its overall net income or branch profits (however denominated, and including (for the avoidance of doubt) any backup withholding in respect thereof under Section 3406 of the Code or any similar provision of state, local or foreign law), and franchise (and similar) Taxes imposed on it (in lieu of net income Taxes), in each case by a jurisdiction (including any political subdivision thereof) as a result of such recipient being organized in, having its principal office in, or in the case of any Lender, having its applicable lending office in, such jurisdiction, or as a result of any other present or former connection with such jurisdiction (other than any such connection arising solely from this Agreement or any other Loan Documents or any transactions contemplated thereunder), (ii) U.S. federal withholding Tax imposed on any payment by or on account of any obligation of any Credit Party hereunder or under any other Loan Document that is required to be imposed on amounts payable to a Lender (other than to the extent such Lender is an assignee pursuant to a request by the Borrower under Section 9.07) pursuant to laws in force at the time such Lender becomes a party hereto (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the designation of a new lending office (or assignment), to receive additional amounts or indemnification payments from any Credit Party with respect to such withholding Tax pursuant to Section 2.17, (iii) any withholding Tax imposed on any payment by or on account of any obligation of any Credit Party hereunder or under any other Loan Document that is attributable to the Administrative Agent’s, any Lender’s or any other recipient’s failure to comply with Section 2.17(d) or (e) or (iv) any Tax imposed under FATCA.

“Extended Loans” shall have the meaning set forth in Section 2.24(a).

“Extending Lender” shall have the meaning set forth in Section 2.24(a).

“Extension” shall have the meaning set forth in Section 2.24(a).

“Extension Amendment Agreement” means an Extension Amendment Agreement, in form and substance reasonably satisfactory to the Administrative Agent, among the Borrower, the Administrative Agent and one or more Extending Lenders, effecting one or more Extensions and such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.24.

“Extension Offer Class” shall have the meaning set forth in Section 2.24(a).

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“Farm-In Agreement” means an agreement whereby a Person agrees to pay all or a share of the drilling, completion or other expenses of one or more exploratory or development wells (which agreement may be subject to a maximum payment obligation, after which expenses are shared in accordance with the working or participation interests therein or in accordance with the agreement of the parties) or perform the drilling, completion or other operation on such well or wells as all or a part of the consideration provided in exchange for an ownership interest in an Oil and Gas Property.

“Farm-Out Agreement” means a Farm-In Agreement, viewed from the standpoint of the party that transfers an ownership interest to another.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), or any Treasury regulations promulgated thereunder or official administrative interpretations thereof.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“First-Priority After-Acquired Property” means any property of the Borrower or any Subsidiary Guarantor that secures any Secured Bank Indebtedness that is not already subject to the Lien under the Security Documents, other than any Excluded Assets.

“First-Priority Lien Obligations” means (i) all Secured Bank Indebtedness and (ii) all other obligations of the Borrower or any of its Restricted Subsidiaries in respect of Hedging Obligations or obligations in respect of cash management services in each case owing to a Person that is a holder of Secured Bank Indebtedness or an Affiliate of such holder at the time of entry into such Hedging Obligations or obligations in respect of cash management services.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Borrower or any of its Restricted Subsidiaries Incurs, repays, repurchases or redeems any Indebtedness (other than in the case of any Qualified Receivables Financing, in which case interest expense shall be computed based upon the average daily balance of such Indebtedness during the applicable period) or issues, repurchases or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period; provided that the Borrower may elect pursuant to an Officers’ Certificate delivered to the Administrative Agent to treat all or any portion of the commitment under any Indebtedness as being Incurred at such time, in which case any subsequent Incurrence of Indebtedness under such commitment shall not be deemed, for purposes of this calculation, to be an Incurrence at such subsequent time.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and any operational changes that the Borrower or any Restricted Subsidiary has determined to make and/or made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, discontinued operations and other operational changes (and the change of any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Borrower or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation, amalgamation, discontinued operation or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, amalgamation, consolidation or operational change had occurred at the beginning of the applicable four-quarter period. If since the beginning of such period any Restricted Subsidiary is designated an Unrestricted Subsidiary or any Unrestricted Subsidiary is designated a Restricted Subsidiary, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such designation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Borrower as set forth in an Officers’ Certificate, to reflect (1) operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable event, and (2) all adjustments of the nature used in connection with the calculation of “Adjusted EBITDA” as set forth in footnote (4) to the “Summary Historical and Pro Forma Consolidated Financial and Other Operating Data” under “Summary” in the Offering Memorandum to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Borrower may designate.

For purposes of this definition, any amount in a currency other than U.S. dollars will be converted to U.S. dollars based on the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination in a manner consistent with that used in calculating EBITDA for the applicable period.

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of: (1) Consolidated Interest Expense (excluding amortization or write-off of deferred financing costs) of such Person for such period, and (2) all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Stock of such Person and its Restricted Subsidiaries.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968, as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973, as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994, as now or hereafter in effect or any successor statute thereto and (iv) the Flood Insurance Reform Act of 2004, as now or hereafter in effect or any successor statute thereto.

“Foreign Plan” means any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by the Borrower or any of its Subsidiaries with respect to employees employed outside the United States.

“Foreign Subsidiary” means a Restricted Subsidiary not organized or existing under the laws of the United States of America or any state thereof or the District of Columbia.

“Funding Date” means the date on which all the conditions set forth in Section 4.02 or 4.03, as applicable, shall have been satisfied (or waived in accordance with Section 9.01).

“Funding Date Commitment” means, with respect to each Lender, the commitment of such Lender to make a Loan on the Funding Date pursuant to Section 2.01(a), expressed as the maximum principal amount of the Loan to be made by such Lender pursuant to such Section. The amount of each Lender’s Funding Date Commitment is set forth on Schedule 2.01. The aggregate principal amount of the Funding Date Commitments on the Effective Date is $750,000,000.

“Funding Date Escrow Account” means the “Escrow Account” as defined in the Funding Date Escrow Agreement.

“Funding Date Escrow Agent” means the “Escrow Agent” as defined in the Funding Date Escrow Agreement.

“Funding Date Escrow Agreement” means an Escrow Letter and Security Agreement among the Borrower, the Administrative Agent and Citibank, N.A., as escrow agent, substantially in the form attached hereto as Exhibit D.

“Funding Date Escrow Property” means the “Collateral” as defined in the Funding Date Escrow Agreement.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Effective Date. For the purposes of this Agreement, the term “consolidated” with respect to any Person means such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary will be accounted for as an Investment.

“Governmental Authority” means any federal, state, local or foreign court or governmental agency, authority, instrumentality, regulator or regulatory, administrative or legislative body.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Hazardous Materials” means (a) any petroleum or petroleum products, radioactive materials, friable asbestos, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls, and radon gas, (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, or “pollutants”, or words of similar import, under any applicable Environmental Law and (c) any other chemical, material or substance, which is prohibited, limited or regulated by any Environmental Law.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1)           currency exchange, interest rate or commodity swap agreements (including commodity swaps, commodity options, forward commodity contracts, basis differential swaps, spot contracts, fixed-price physical delivery contracts or other similar agreements or arrangements in respect of Hydrocarbons), currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(2)           other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

Notwithstanding the foregoing, agreements or obligations to physically sell any commodity at any index-based price shall not be considered Hedging Obligations.

“Historical Financial Statements” means the audited consolidated balance sheets of EP Energy Corporation and its consolidated Subsidiaries as of December 30, 2009, 2010 and 2011, and the related audited statements of income and comprehensive income, statements of changes in shareholders’ equity and statements of cash flows for each of the fiscal years in the three-year period ended December 31, 2011.

“Holdings” shall have the meaning set forth in the recitals to this Agreement.

“Hydrocarbons” means oil, natural gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and products refined or processed therefrom.

“Incremental Commitment” means, with respect to any Lender, the commitment, if any, of such Lender, established pursuant to an Incremental Facility Agreement and Section 2.23, to make Loans of any Class hereunder, expressed as an amount representing the maximum principal amount of the Loans of such Class to be made by such Lender. The initial amount of each Lender’s Incremental Commitment of any Class, if any, is set forth in the Incremental Facility Agreement pursuant to which such Lender shall have established its Incremental Commitment of such Class.

“Incremental Effective Date” shall have the meaning set forth in Section 2.23(a).

“Incremental Facility Agreement” means an Incremental Facility Agreement, in form and substance reasonably satisfactory to the Administrative Agent, among the Borrower, the Administrative Agent and one or more Incremental Lenders, establishing Incremental Commitments of any Class and effecting such other amendments hereto and the other Loan Documents as are contemplated by Section 2.23.

“Incremental Lender” means a Lender with an Incremental Commitment or a Loan of any Class established under an Incremental Commitment.

“Incur” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.

“Indebtedness” means, with respect to any Person:

(1)           the principal and premium (if any) of any indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property (except any such balance that constitutes (i) a trade payable or similar obligation to a trade creditor Incurred in the ordinary course of business, (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and (iii) liabilities accrued in the ordinary course of business), which purchase price is due more than six months after the date of placing the property in service or taking delivery and title thereto, (d) in respect of Capitalized Lease Obligations, or (e) representing any Hedging Obligations, if and to the extent that any of the foregoing indebtedness would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2)           to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, the obligations referred to in clause (1) of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business); and

(3)           to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value (as determined in good faith by the Borrower) of such asset at such date of determination, and (b) the amount of such Indebtedness of such other Person;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (1) Contingent Obligations incurred in the ordinary course of business and not in respect of borrowed money; (2) deferred or prepaid revenues; (3) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller; (4) Obligations under or in respect of Qualified Receivables Financing; (5) obligations under the Acquisition Documents; (6) Production Payments and Reserve Sales; (7) any obligation of a Person in respect of a Farm-In Agreement or similar arrangement whereby such Person agrees to pay all or a share of the drilling, completion or other expenses of an exploratory or development well (which agreement may be subject to a maximum payment obligation, after which expenses are shared in accordance with the working or participation interest therein or in accordance with the agreement of the parties) or perform the drilling, completion or other operation on such well in exchange for an ownership interest in an oil or gas property; (8) any obligations under Hedging Obligations; provided that such agreements are entered into for bona fide hedging purposes of the Borrower or its Restricted Subsidiaries (as determined in good faith by the board of directors or senior management of the Borrower, whether or not accounted for as a hedge in accordance with GAAP) and, in the case of any foreign exchange contract, currency swap agreement, futures contract, option contract or other similar agreement, such agreements are related to business transactions of the Borrower or its Restricted Subsidiaries entered into in the ordinary course of business and, in the case of any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement, such agreements substantially correspond in terms of notional amount, duration and interest rates, as applicable, to Indebtedness of the Borrower or its Restricted Subsidiaries Incurred without violation of this Agreement; and (9) in-kind obligations relating to net oil, natural gas liquids or natural gas balancing positions arising in the ordinary course of business.

Notwithstanding anything in this Agreement to the contrary, Indebtedness shall not include, and shall be calculated without giving effect to, the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Agreement as a result of accounting for any embedded derivatives created by the terms of such Indebtedness; and any such amounts that would have constituted Indebtedness under this Agreement but for the application of this sentence shall not be deemed an Incurrence of Indebtedness under this Agreement.

“Indemnified Liabilities” shall have the meaning set forth in Section 9.05(c).

“Indemnified Taxes” means all Taxes imposed on or with respect to or measured by any payment by or on account of any obligation of any Credit Party hereunder or under any other Loan Document other than (a) Excluded Taxes and (b) Other Taxes.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant, in each case of nationally recognized standing, that is, in the good faith determination of the Borrower, qualified to perform the task for which it has been engaged.

“Ineligible Institution” means the persons identified in writing to the Administrative Agent by the Borrower on or prior to the Effective Date, and as may be identified in writing to the Administrative Agent by the Borrower from time to time thereafter, with the written consent of the Administrative Agent, by delivery of a notice thereof to the Administrative Agent setting forth such person or persons (or the person or persons previously identified to Agent that are to be no longer considered “Ineligible Institutions”).

“Information” shall have the meaning set forth in Section 3.08(a).

“Intercreditor Agreements” means the Senior Lien Intercreditor Agreement and the Pari Passu Intercreditor Agreement.

“Interest Payment Date” means, (a) with respect to any ABR Loan, the last Business Day of each calendar quarter (being the last day of March, June, September and December of each year), and (b) otherwise, the last day of the Interest Period applicable to the Loan and, in the case of a Loan with an Interest Period of more than three months’ duration each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Loan and, in addition, the date of any conversion of such Loan to an ABR Loan.

“Interest Period” means as to any Loan (other than an ABR Loan), the period commencing on the date of such borrowing or on the last day of the immediately preceding Interest Period applicable to such Loan, as applicable, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 (or, if agreed to by all relevant Lenders, 9 or 12 or, if agreed to by the Administrative Agent, a shorter period) months thereafter, as the Borrower may elect, or the date any Loan (other than an ABR Loan) is effectively converted to an ABR Loan in accordance with Section 2.10 or repaid or prepaid in accordance with Section 2.06 or Section 2.14 or on the Maturity Date; provided that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period. For purposes hereof, the date of a borrowing of a Loan initially shall be the date on which such borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such borrowing.

“Interest Period Election Request” means a request by the Borrower to elect an Interest Period in accordance with Section 2.22.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1)          securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents),

(2)          securities that have a rating equal to or higher than Baa3 (or equivalent) by Moody’s and BBB- (or equivalent) by S&P, but excluding any debt securities or loans or advances between and among the Borrower and its Subsidiaries,

(3)          investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment and/or distribution, and

(4)          corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and Section 6.04:

(1)           “Investments” shall include the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the Fair Market Value (as determined in good faith by the Borrower) of the net assets of a Subsidiary of the Borrower at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Borrower shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to:

(a)                                  the Borrower’s “Investment” in such Subsidiary at the time of such redesignation less

(b)                                 the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the Fair Market Value (as determined in good faith by the Borrower) of the net assets of such Subsidiary at the time of such redesignation; and

(2)           any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value (as determined in good faith by the Borrower) at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Borrower.

“Judgment Currency” shall have the meaning set forth in Section 9.17(b).

“Junior Lien Obligations” means the Obligations with respect to other Indebtedness permitted to be incurred under this Agreement, which is by its terms intended to be secured by the Collateral on a basis junior to the Loans; provided such Lien is permitted to be incurred under this Agreement.

“Lender” means each financial institution listed on Schedule 2.01, and any Person that becomes a “Lender” hereunder pursuant to Section 2.23 or 9.06, other than any such Person that has ceased to be a party hereto pursuant to an Assignment and Acceptance in accordance with Section 9.06.

“Lender Default” means (i) the refusal or failure of any Lender to make available its portion of any incurrence of Loans, which refusal or failure is not cured within one Business Day after the date of such refusal or failure; (ii) the failure of any Lender to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute; (iii) a Lender has notified the Borrower or the Administrative Agent that it does not intend or expect to comply with any of its funding obligations or has made a public statement to that effect with respect to its funding obligations under this Agreement, (iv) the failure by a Lender to confirm in a manner reasonably satisfactory to the Administrative Agent that it will comply with its obligations under this Agreement or (v) a Distressed Person has admitted in writing that it is insolvent or such Distressed Person becomes subject to a Lender-Related Distress Event.

“Lender Participation Notice” shall have the meaning set forth in Section 2.14(e)(3).

“Lender-Related Distress Event” means, with respect to any Lender prior to the Funding Date, that such Lender or any Person that directly or indirectly controls such Lender (each, a “Distressed Person”), as the case may be, is or becomes subject to a voluntary or involuntary case with respect to such Distressed Person under any debt relief law, or a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person or any Person that directly or indirectly controls such Distressed Person is subject to a forced liquidation, or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of (i) the ownership or acquisition of any equity interests in any Lender or any Person that directly or indirectly controls such Lender by a Governmental Authority or an instrumentality thereof so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender or (ii) an undisclosed administration pursuant to the laws of the Netherlands.

“Lending Office” means, as to any Lender, the applicable branch, office, Affiliate or account (if appropriate) of such Lender designated by such Lender to make Loans to the Borrower.

“LIBOR” means for any Interest Period, the higher of (a) the rate per annum determined by the Administrative Agent at approximately 11:00 a.m., London time, on the date that is two Business Days prior to the commencement of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in United States dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) with a maturity comparable to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBOR” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in United States dollars are offered for a maturity comparable to such relevant Interest Period to major banks in the London interbank market in London, England, as selected by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period and (b) 1.25% per annum.

“LIBOR Borrowing” means a Borrowing comprised of LIBOR Loans.

“LIBOR Loan” means a Loan bearing interest at a rate equal to the Adjusted LIBOR plus the Applicable Margin.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or similar encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction); provided that in no event shall an operating lease be deemed to constitute a Lien.

“Loan Documents” means this Agreement, the Subsidiary Guarantee, the Security Documents, any promissory note issued by the Borrower under this Agreement, any Extension Amendment Agreement, any Incremental Facility Agreement, the Effective Date Escrow Agreement, the Funding Date Escrow Agreement and any intercreditor agreement with respect to this Agreement and the Loans entered into on or after the Effective Date to which the Administrative Agent or Collateral Agent is a party on behalf of the Lenders (including the Senior Lien Intercreditor Agreement and the Pari Passu Intercreditor Agreement).

“Loan Obligations” means Obligations in respect of the Loans, this Agreement and the Security Documents, including, for the avoidance of doubt, the Subsidiary Guarantees.

“Loans” means (i) the loans made by the Lenders to the Borrower pursuant to Section 2.01 on the Funding Date and (ii) any other loans made by Lenders to the Borrower hereunder after the Funding Date.

“Management Group” means the group consisting of the directors, executive officers and other management personnel of the Borrower or any direct or indirect parent of the Borrower, as the case may be, on the Effective Date together with (1) any new directors whose election by such boards of directors or whose nomination for election by the shareholders of the

Borrower or any direct or indirect parent of the Borrower, as applicable, was approved by a vote of a majority of the directors of the Borrower or any direct or indirect parent of the Borrower, as applicable, then still in office who were either directors on the Effective Date or whose election or nomination was previously so approved and (2) executive officers and other management personnel of the Borrower or any direct or indirect parent of the Borrower, as applicable, hired at a time when the directors on the Effective Date together with the directors so approved constituted a majority of the directors of the Borrower or any direct or indirect parent of the Borrower, as applicable.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means the occurrence of any circumstance, event or condition that has had or would, individually or in the aggregate, have a material adverse effect on (a) the condition (financial or other), business, properties or results of operations of the Borrower and its Subsidiaries (in each case after giving effect to the Transactions), taken as a whole, (b) the ability of the Borrower and the other Credit Parties, taken as a whole, to perform their payment obligations under this Agreement or any of the other Loan Documents or (c) the rights and remedies of the Agents and the Lenders under this Agreement or under any of the other Loan Documents.

“Material Information” means the occurrence of any material effect, or any event or condition that, individually or in the aggregate, has had or would reasonably be expected to have a material effect (in each case whether positive or negative), on (a) the business, property, operations or condition of the Borrower and its Subsidiaries, taken as a whole, (b) the ability of the Borrower or any of its Subsidiaries to perform its obligations under any Loan Document or (c) the rights or remedies available to any Lender under any Loan Document.

“Maturity Date” means the sixth anniversary of the Acquisition Date; provided that with respect to any Class of Loans established pursuant to Section 2.23 or 2.24, “Maturity Date” means the final maturity date specified therefor in the Incremental Facility Agreement or Extension Amendment Agreement with respect thereto, as applicable.

“MNPI” means any Material Information that is Non-Public Information.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Mortgaged Properties” means the owned real property of the Borrower or any Subsidiary Guarantor encumbered by a Mortgage to secure the First Priority Lien Obligations.

“Mortgages” means, collectively, the mortgages, trust deeds, deeds of trust and other security documents delivered with respect to Mortgaged Properties, as amended, supplemented, or otherwise modified from time to time.

“Multiemployer Plan” means a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Income” means, with respect to any Person, the net income (loss) of such Person and its Restricted Subsidiaries, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Borrower or any Restricted Subsidiary in respect of any Asset Sale (including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses Incurred as a result thereof, taxes paid or payable as a result thereof (including Tax Distributions and after taking into account any available tax credits or deductions and any tax sharing arrangements related solely to such disposition), amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than pursuant to Section 2.06(b)) to be paid as a result of such transaction, amounts paid in connection with the termination of Hedging Obligations related to Indebtedness repaid with such proceeds or hedging oil, natural gas and natural gas liquid production in notional volumes corresponding to the Oil and Gas Properties subject to such Asset Sale, and any deduction of appropriate amounts to be provided by the Borrower as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Borrower after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Net Working Capital” means (a) all current assets of the Borrower and its Restricted Subsidiaries, except current assets from commodity price risk management activities arising in the ordinary course of the Oil and Gas Business less (b) all current liabilities of the Borrower and its Restricted Subsidiaries, except current liabilities (i) associated with asset retirement obligations relating to Oil and Gas Properties, (ii) included in Indebtedness and (iii) any current liabilities from commodity price risk management activities arising in the ordinary course of the Oil and Gas Business, in each case as set forth in the consolidated financial statements of the Borrower prepared in accordance with GAAP.

“Non-Bank Tax Certificate” shall have the meaning set forth in Section 2.17(e).

“Non-Consenting Lender” shall have the meaning set forth in Section 9.07(c).

“Non-Public Information” means information concerning the Borrower, any Parent Entity or any subsidiary or other Affiliate of any of the foregoing, or any security of any of the foregoing, that is not Public Information.

“Non-U.S. Lender” means any Lender (a) that is not disregarded as separate from its owner for U.S. federal income tax purposes and that is not a “United States person” as defined by Section 7701(a)(30) of the Code or (b) that is disregarded as separate from its owner for U.S. federal income tax purposes and whose regarded owner is not a “United States person” as defined in Section 7701(a)(30) of the Code.

“Note” means any promissory note issued to a Lender that evidences the Loans extended by such Lender to the Borrower.

“Notice of Borrowing” shall have the meaning set forth in Section 2.03(a).

“NYMEX” means the New York Mercantile Exchange.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness; provided, however, that Obligations with respect to the Loans shall not include fees or indemnifications in favor of third parties other than the Lenders.

“OFAC” shall have the meaning set forth in Section 3.18(b).

“Offered Loans” shall have the meaning set forth in Section 2.14(e)(3).

“Offering Memorandum” means the offering memorandum, dated April 10, 2012, in respect of the Senior Notes and the Senior Secured Notes.

“Officers’ Certificate” means a certificate signed on behalf of the Borrower by two Authorized Officers of the Borrower, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Borrower, which meets the requirements set forth in this Agreement.

“Oil and Gas Business” means:

(1)           the business of acquiring, exploring, exploiting, developing, producing, operating and disposing of interests in oil, natural gas, natural gas liquids, liquefied natural gas and other Hydrocarbons and mineral properties or products produced in association with any of the foregoing;

(2)           the business of gathering, marketing, distributing, treating, processing, storing, refining, selling and transporting of any production from such interests or properties and products produced in association therewith and the marketing of oil, natural gas, other Hydrocarbons and minerals obtained from unrelated Persons;

(3)           any other related energy business, including power generation and electrical transmission business, directly or indirectly, from oil, natural gas and other Hydrocarbons and minerals produced substantially from properties in which the Borrower or its Restricted Subsidiaries, directly or indirectly, participate;

(4)           any business relating to oil field sales and service; and

(5)           any business or activity relating to, arising from, or necessary, appropriate, incidental or ancillary to the activities described in the foregoing clauses (1) through (4) of this definition.

“Oil and Gas Properties” means all properties, including equity or other ownership interests therein, owned by a Person which contain or are believed to contain oil and gas reserves or other reserves of Hydrocarbons.

“Other Second-Lien Obligations” means other Indebtedness of the Borrower and its Restricted Subsidiaries that is equally and ratably secured with the Loans as permitted by this Agreement and is designated by the Borrower as an Other Second-Lien Obligation in accordance with the Security Documents (provided that such designation shall not be required for the Senior Secured Notes).

“Other Taxes” means any and all present or future stamp, registration, documentary, intangible, recording, filing or any other excise, property or similar Taxes (including related reasonable out-of-pocket expenses with regard thereto) arising from any payment made hereunder or made under any other Loan Document or from the execution or delivery of, registration or enforcement of, consummation or administration of, or otherwise with respect to, this Agreement or any other Loan Document; provided that such term shall not include any of the foregoing Taxes (i) that result from an assignment, grant of a participation pursuant to Section 9.06(c) or transfer or assignment to or designation of a new lending office or other office for receiving payments under any Loan Document (“Assignment Taxes”) to the extent such Assignment Taxes are imposed as a result of a connection between the assignor/participating Lender and/or the assignee/Participant and the taxing jurisdiction (other than a connection arising solely from any Loan Documents or any transactions contemplated thereunder), except to the extent that any such action described in this proviso is requested or required by the Borrower, or (ii) Excluded Taxes.

“Outside Date” means October 31, 2012.

“Overnight Rate” means, for any day, with respect to any amount denominated in U.S. Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

“Parent Entity” means any Person of which the Borrower is a Wholly Owned Subsidiary.

“Pari Passu Indebtedness” means (a) with respect to the Borrower, the Loans and any Indebtedness which ranks pari passu in right of payment to the Loans, and (b) with respect to any Subsidiary Guarantor, its Subsidiary Guarantee and any Indebtedness which ranks pari passu in right of payment to such Subsidiary Guarantor’s Subsidiary Guarantee.

“Pari Passu Intercreditor Agreement” means (i) the intercreditor agreement among the Collateral Agent, the Senior Secured Notes Trustee, and the other parties from time to time party thereto, to be entered into on the Acquisition Date, substantially in the form attached hereto as Exhibit M, with such changes as the Administrative Agent shall reasonably agree, as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with this Agreement or (ii) any replacement thereof that contains terms not materially less favorable to the Lenders than the intercreditor agreement referred to in clause (i).

“Participant” shall have the meaning set forth in Section 9.06(c)(i).

“Pension Act” means the Pension Protection Act of 2006, as it presently exists or as it may be amended from time to time.

“Permitted Business Investment” means any Investment and/or expenditure made in the ordinary course of business or which are of a nature that is or shall have become customary in the Oil and Gas Business generally or in the geographic region in which such activities occur, including investments or expenditures for actively exploiting, exploring for, acquiring, developing, producing, processing, gathering, marketing, distributing, storing, or transporting oil, natural gas or other Hydrocarbons and minerals (including with respect to plugging and abandonment) through agreements, transactions, interests or arrangements which permit one to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of the Oil and Gas Business jointly with third parties, including:

(1)           Investments in ownership interests (including equity or other ownership interests) in oil, natural gas, other Hydrocarbons and minerals properties, liquefied natural gas facilities, processing facilities, gathering systems, pipelines, storage facilities or related systems or ancillary real property interests;

(2)           Investments in the form of or pursuant to operating agreements, working interests, royalty interests, mineral leases, processing agreements, Farm-In Agreements, Farm-Out Agreements, contracts for the sale, transportation or exchange of oil, natural gas, other Hydrocarbons and minerals, production sharing agreements, participation agreements, development agreements, area of mutual interest agreements, unitization agreements, pooling agreements, joint bidding agreements, service contracts, joint venture agreements, partnership agreements (whether general or limited), subscription agreements, stock purchase agreements, stockholder agreements and other similar agreements (including for limited liability companies) with third parties; and

(3)           Investments in direct or indirect ownership interests in drilling rigs and related equipment, including, without limitation, transportation equipment.

“Permitted Holders” means, at any time, each of (i) the Sponsors, (ii) the Management Group, (iii) any Person that has no material assets other than the Capital Stock of the Borrower and, directly or indirectly, holds or acquires 100% of the total voting power of the Voting Stock of the Borrower, and of which no other Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), other than any of the other Permitted Holders specified in clauses (i) and (ii) above, holds more than 50% of the total voting power of the Voting Stock thereof and (iv) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) the members of which include any of the Permitted Holders specified in clauses (i) and (ii) above and that, directly or indirectly, hold or acquire beneficial ownership of the Voting Stock of the

Borrower (a “Permitted Holder Group”), so long as (1) each member of the Permitted Holder Group has voting rights proportional to the percentage of ownership interests held or acquired by such member and (2) no Person or other “group” (other than Permitted Holders specified in clauses (i) and (ii) above) beneficially owns more than 50% on a fully diluted basis of the Voting Stock held by the Permitted Holder Group. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of this Agreement will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(1)                                  any Investment in the Borrower or any Restricted Subsidiary;

(2)                                  any Investment in Cash Equivalents or Investment Grade Securities;

(3)                                  any Investment by the Borrower or any Restricted Subsidiary in a Person if as a result of such Investment (a) such Person becomes a Restricted Subsidiary, or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary;

(4)                                  any Investment in securities or other assets not constituting Cash Equivalents and received in connection with an Asset Sale made pursuant to Section 6.06 or any other disposition of assets not constituting an Asset Sale;

(5)                                  any Investment existing on, or made pursuant to binding commitments existing on, the Effective Date or an Investment consisting of any extension, modification or renewal of any Investment existing on the Effective Date; provided that the amount of any such Investment may be increased (x) as required by the terms of such Investment as in existence on the Effective Date or (y) as otherwise permitted under this Agreement;

(6)                                  advances to employees, taken together with all other advances made pursuant to this clause (6), not to exceed $25.0 million at any one time outstanding;

(7)                                  any Investment acquired by the Borrower or any Restricted Subsidiary (a) in exchange for any other Investment or accounts receivable held by the Borrower or such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, or (b) as a result of a foreclosure by the Borrower or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8)                                  Hedging Obligations permitted under clause (x) of Section 6.03(b);

(9)                                  any Investment by the Borrower or any Restricted Subsidiary in a Similar Business having an aggregate Fair Market Value (as determined in good faith by the Borrower), taken together with all other Investments made pursuant to this clause (9) that are at that time outstanding, not to exceed the greater of (x) $350.0 million and (y) 5% of Adjusted Consolidated Net Tangible Assets at the time of such Investment (with the Fair Market Value of each

Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (9) is made in any Person that is not the Borrower or a Restricted Subsidiary at the date of the making of such Investment and such Person becomes the Borrower or a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (9) for so long as such Person continues to be the Borrower or a Restricted Subsidiary;

(10)                            additional Investments by the Borrower or any Restricted Subsidiary having an aggregate Fair Market Value (as determined in good faith by the Borrower), taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding, not to exceed the greater of (x) $350.0 million and (y) 5% of Adjusted Consolidated Net Tangible Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (10) is made in any Person that is not the Borrower or a Restricted Subsidiary at the date of the making of such Investment and such Person becomes the Borrower or a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (10) for so long as such Person continues to be the Borrower or a Restricted Subsidiary;

(11)                            loans and advances to officers, directors or employees for business-related travel expenses, moving expenses and other similar expenses, in each case Incurred in the ordinary course of business or consistent with past practice or to fund such person’s purchase of Equity Interests of the Borrower or any direct or indirect parent of the Borrower;

(12)                            Investments the payment for which consists of Equity Interests of the Borrower (other than Disqualified Stock) or any direct or indirect parent of the Borrower, as applicable; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (iii) of the definition of Cumulative Credit contained in Section 6.04;

(13)                            any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with Section 6.07(b) (except transactions described in clauses (ii), (iv), (vi), (ix)(B) and (xvi) of such Section);

(14)                            Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(15)                            (x) guarantees issued in accordance with Sections 6.03 and 6.09, including, without limitation, any guarantee or other obligation issued or incurred under the Credit Agreement in connection with any letter of credit issued for the account of the Borrower or any of its Subsidiaries (including with respect to the issuance of, or payments in respect of drawings under, such letters of credit) and (y) guarantees of performance or other obligations (other than Indebtedness) arising in the ordinary course in the Oil and Gas Business, including obligations under Hydrocarbon exploration, development, joint operating and related agreements and licenses, concessions or operating leases related to the Oil and Gas Business;

(16)                            Investments consisting of or to finance purchases and acquisitions of inventory, supplies, materials, services or equipment or purchases of contract rights or licenses or leases of intellectual property;

(17)                            any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness;

(18)                            any Investment in an entity which is not a Restricted Subsidiary to which a Restricted Subsidiary sells accounts receivable pursuant to a Receivables Financing;

(19)                            additional Investments in joint ventures not to exceed, at any one time in the aggregate outstanding under this clause (19), $100.00 million (with the Fair Market Value of each Investment being measured at the time such Investment is made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (19) is made in any Person that is not the Borrower or a Restricted Subsidiary at the date of the making of such Investment and such Person becomes the Borrower or a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (19) for so long as such Person continues to be the Borrower or a Restricted Subsidiary;

(20)                            Investments of a Restricted Subsidiary acquired after the Effective Date or of an entity merged into, amalgamated with, or consolidated with the Borrower or a Restricted Subsidiary in a transaction that is not prohibited by Article V after the Effective Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(21)                            any Investment in any Subsidiary of the Borrower or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business; and

(22)                            Permitted Business Investments.

“Permitted Liens” means, with respect to any Person:

(1)                                  pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure plugging and abandonment obligations or public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2)                                  Liens imposed by law, such as landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens securing obligations that are not overdue by more than 30 days or that are being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(3)                                  Liens for taxes, assessments or other governmental charges not yet due or payable or that are being contested in good faith by appropriate proceedings;

(4)                                  Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5)                                  minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6)                                  (A)                              Liens on assets of a Restricted Subsidiary that is not a Subsidiary Guarantor securing Indebtedness of such Restricted Subsidiary permitted to be Incurred pursuant to Section 6.03;

(B)                                Liens securing Indebtedness incurred under the Credit Agreement, including any letter of credit facility relating thereto, that was permitted to be incurred pursuant to clause (i) of Section 6.03(b);

(C)                                Liens securing Indebtedness incurred under the RBL Facility in excess of $2,000 million (and solely to the extent of such excess), including any letter of credit facility relating thereto, that was permitted to be incurred under Section 6.03;

(D)                               Liens securing Indebtedness permitted to be Incurred pursuant to clause (iv), (xii), (xvi) or (xx) of Section 6.03(b) (provided that in the case of clause (xx), such Lien does not extend to the property or assets of any Subsidiary of the Borrower other than a Restricted Subsidiary that is not a Subsidiary Guarantor); and

(E)                                 Liens securing the Loan Obligations;

(7)                                  Liens existing on the Effective Date (other than Liens in favor of the lenders under the Credit Agreement), including Liens securing the Senior Secured Notes;

(8)                                  Liens on assets, property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Borrower or any Restricted Subsidiary;

(9)                                  Liens on assets or property at the time the Borrower or a Restricted Subsidiary acquired the assets or property, including any acquisition by means of a merger, amalgamation or consolidation with or into the Borrower or any Restricted Subsidiary; provided, however, that such Liens (other than Liens to secure Indebtedness Incurred pursuant to clause (xvi) of Section 6.03(b)) are not created or Incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens (other than Liens to secure Indebtedness Incurred pursuant to clause (xvi) of Section 6.03(b)) may not extend to any other property owned by the Borrower or any Restricted Subsidiary (other than pursuant to after-acquired property clauses in effect with respect to such Lien at the time of acquisition on property of the type that would have been subject to such Lien notwithstanding the occurrence of such acquisition);

(10)                            Liens securing Indebtedness or other obligations of the Borrower or a Restricted Subsidiary owing to the Borrower or another Restricted Subsidiary permitted to be Incurred in accordance with Section 6.03;

(11)                            Liens securing Hedging Obligations not incurred in violation of this Agreement; provided that with respect to Hedging Obligations relating to Indebtedness, such Lien extends only to the property securing such Indebtedness;

(12)                            Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13)                            leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Borrower or any of the Restricted Subsidiaries;

(14)                            Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Borrower and the Restricted Subsidiaries in the ordinary course of business;

(15)                            Liens in favor of the Borrower or any Subsidiary Guarantor;

(16)                            Liens on accounts receivable and related assets of the type specified in the definition of “Receivables Financing” Incurred in connection with a Qualified Receivables Financing;

(17)                            deposits made in the ordinary course of business to secure liability to insurance carriers;

(18)                            Liens on the Equity Interests of Unrestricted Subsidiaries;

(19)                            grants of software and other technology licenses in the ordinary course of business;

(20)                            Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8), (9), (10), (11) and (15); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8), (9), (10), (11) and (15) at the time the original Lien became a Permitted Lien under this Agreement, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement; provided further, however, that in the case of any Liens to secure any refinancing, refunding, extension or renewal of Indebtedness secured by a Lien referred to in clause (6)(B), the principal amount of any Indebtedness Incurred for such refinancing, refunding, extension or renewal shall be deemed secured by a Lien under clause (6)(B) and not this clause (20) for purposes of determining the principal amount of Indebtedness outstanding under clause (6)(B);

(21)                            Liens on equipment of the Borrower or any Restricted Subsidiary granted in the ordinary course of business to the Borrower’s or such Restricted Subsidiary’s client at which such equipment is located;

(22)                            judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(23)                            Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(24)                            Liens incurred to secure cash management services or to implement cash pooling arrangements in the ordinary course of business;

(25)                            other Liens securing obligations the outstanding principal amount of which does not, taken together with the principal amount of all other obligations secured by Liens incurred under this clause (25) that are at that time outstanding, exceed the greater of $350.0 million and 5% of Adjusted Consolidated Net Tangible Assets at the time of Incurrence;

(26)                            any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(27)                            any amounts held by a trustee in the funds and accounts under an indenture securing any revenue bonds issued for the benefit of the Borrower or any Restricted Subsidiary, under any indenture or other debt agreement issued in escrow pursuant to customary escrow arrangements pending the release thereof, or under any indenture or other debt agreement pursuant to customary discharge, redemption or defeasance provisions;

(28)                            Liens arising by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depository or financial institution;

(29)                            Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with any appeal or other proceedings for review;

(30)                            Liens (i) in favor of credit card companies pursuant to agreements therewith and (ii) in favor of customers;

(31)                            Liens in respect of Production Payments and Reserve Sales;

(32)                            Liens arising under Farm-Out Agreements, Farm-In Agreements, division orders, contracts for the sale, purchase, exchange, transportation, gathering or processing of Hydrocarbons, unitizations and pooling designations, declarations, orders and agreements, development agreements, joint venture agreements, partnership agreements, operating agreements, royalties, royalty trusts, master limited partnerships, working interests, net profits interests, joint interest billing arrangements, participation agreements, production sales contracts, area of mutual interest agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, and other agreements which are customary in the Oil and Gas Business; provided, however, in all instances that such Liens are limited to the assets that are the subject of the relevant agreement, program, order, trust, partnership or contract;

(33)                            Liens on pipelines or pipeline facilities that arise by operation of law;

(34)                            any (a) interest or title of a lessor or sublessor under any lease, liens reserved in oil, gas or other Hydrocarbons, minerals, leases for bonus, royalty or rental payments and for compliance with the terms of such leases; (b) restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to (including, without limitation, ground leases or other prior leases of the demised premises, mortgages, mechanics’ liens, tax liens and easements); or (c) subordination of the interest of the lessee or sublessee under such lease to any restrictions or encumbrance referred to in the preceding clause (b); and

(35)                            Liens securing Junior Lien Obligations, provided that the Loans are secured on a senior priority basis to the obligations so secured until such time as such obligations are no longer secured by a Lien.

“Permitted Loan Purchase Assignment and Acceptance” means an assignment and acceptance entered into by a Lender as an assignor and the Borrower as an assignee, and accepted by the Administrative Agent, substantially in the form of Exhibit G or such other form as shall be approved by the Administrative Agent and the Borrower (such approval not to be unreasonably withheld or delayed).

“Permitted Loan Purchases” shall have the meaning set forth in Section 9.06(f)(1).

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Plan” means any multiemployer or single-employer plan, as defined in Section 4001 of ERISA and subject to Title IV of ERISA, that is or was within any of the preceding six plan years maintained or contributed to by (or to which there is or was an obligation to contribute or to make payments to) the Borrower or an ERISA Affiliate.

“Platform” shall have the meaning set forth in Section 9.18.

“Pledge Agreement” means the Pledge Agreement, to be entered into as of the Acquisition Date, among the Borrower, the Subsidiary Guarantors and the Collateral Agent, substantially in the form attached hereto as Exhibit K, with such changes as the Administrative Agent shall reasonably agree.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.

“Pro Rata Extension Offers” shall have the meaning set forth in Section 2.24(a).

“Production Payments and Reserve Sales” means the grant or transfer by the Borrower or a Restricted Subsidiary to any Person of a royalty, overriding royalty, net profits interest, production payment (whether volumetric or dollar-denominated), partnership or other interest in Oil and Gas Properties, reserves or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties where the holder of such interest has recourse solely to such production or proceeds of production, subject to the obligation of the grantor or transferor to operate and maintain, or cause the subject interests to be operated and maintained, in a reasonably prudent manner or other customary standard or subject to the obligation of the grantor or transferor to indemnify for environmental, title or other matters customary in the Oil and Gas Business, including any such grants or transfers.

“Proposed Discounted Prepayment Amount” shall have the meaning set forth in Section 2.14(e)(2).

“Public Information” means any information that (a) has been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD under the Securities Act and the Exchange Act and, where applicable, any comparable doctrines under state and foreign securities laws, (b) does not constitute material non-public information concerning the Borrower, any Parent Entity or any Subsidiary or other Affiliate of any of the foregoing, or any security of any of the foregoing, for purposes of the United States federal and state securities laws and, where applicable, foreign securities laws or (c) solely in the case of information concerning the Borrower, any Parent Entity or any Subsidiary of the foregoing (but only if such information does not constitute material non-public information for the foregoing purposes of any other Affiliate thereof), so long as none of the Borrower, any Parent Entity or any Subsidiary of any of the foregoing shall have any securities registered under the Exchange Act or issued pursuant to Rule 144A under the Securities Act, or shall otherwise be subject to the reporting obligations under the Exchange Act, is information of the type that would be publicly disclosed in connection with an issuance of securities by the Borrower, such Parent Entity or such Subsidiary pursuant to an offering of securities registered under the Securities Act or made in reliance on Rule 144A under the Securities Act.

“Public Lender” shall have the meaning set forth in Section 9.18.

“Purchase and Sale Agreement” shall have the meaning set forth in the recitals to this Agreement.

“Qualified Receivables Financing” means any Receivables Financing of a Receivables Subsidiary that meets the following conditions:

(1)                                  the Board of Directors of the Borrower shall have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Borrower and the Receivables Subsidiary;

(2)                                  all sales of accounts receivable and related assets to the Receivables Subsidiary are made at Fair Market Value (as determined in good faith by the Borrower); and

(3)                                  the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Borrower) and may include Standard Securitization Undertakings.

The grant of a security interest in any accounts receivable of the Borrower or any Restricted Subsidiary (other than a Receivables Subsidiary) to secure Bank Indebtedness, Indebtedness in respect of the Loans or any Refinancing Indebtedness with respect to the Loans shall not be deemed a Qualified Receivables Financing.

“Qualifying Lenders” shall have the meaning set forth in Section 2.14(e)(4).

“Qualifying Loans” shall have the meaning set forth in Section 2.14(e)(4).

“Rating Agency” means (1) each of Moody’s and S&P and (2) if Moody’s or S&P ceases to rate the Loans for reasons outside of the Borrower’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15cs-1(c)(2)(vi)(F) under the Exchange Act selected by the Borrower or any direct or indirect parent of the Borrower as a replacement agency for Moody’s or S&P, as the case may be.

“RBL Agent” means the agent for secured parties holding First-Priority Lien Obligations, as appointed pursuant to the Senior Lien Intercreditor Agreement. The RBL Agent is initially the administrative agent under the Credit Agreement.

“RBL Facility” means the credit agreement to be entered into on the Acquisition Date among the Borrower, the guarantors named therein, the financial institutions named therein, and JPMorgan Chase Bank, N.A., as administrative agent, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or other lenders), restructured, repaid, refunded, refinanced or otherwise modified from time to time pursuant to any amendment thereto or pursuant to a new loan agreement with other lenders, governed by a borrowing base set by the lenders, extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or under any successor or replacement agreement or increasing the amount loaned thereunder or altering the maturity thereof.

“RBL Priority Collateral” shall have the meaning set forth in the Senior Lien Intercreditor Agreement.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interests issued or sold in connection with, and all other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Financing.

“Receivables Financing” means any transaction or series of transactions that may be entered into by the Borrower or any of its Subsidiaries pursuant to which the Borrower or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by the Borrower or any of its Subsidiaries); and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Borrower or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Obligations entered into by the Borrower or any such Subsidiary in connection with such accounts receivable.

“Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” means a Wholly Owned Restricted Subsidiary (or another Person formed for the purposes of engaging in Qualified Receivables Financing with the Borrower in which the Borrower or any Subsidiary of the Borrower makes an Investment and to which the Borrower or any such Subsidiary transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of the Borrower and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Borrower (as provided below) as a Receivables Subsidiary and:

(a)                                  no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Borrower or any other Subsidiary of the Borrower (excluding guarantees of obligations (other than the principal of and interest on, Indebtedness)

pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Borrower or any other Subsidiary in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of the Borrower or any other Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(b)                            with which neither the Borrower nor any Subsidiary has any material contract, agreement, arrangement or understanding other than on terms which the Borrower reasonably believes to be no less favorable to the Borrower or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Borrower; and

(c)                             to which neither the Borrower nor any Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Borrower shall be evidenced to the Administrative Agent by filing with the Administrative Agent a certified copy of the resolution of the Board of Directors of the Borrower giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“Refinancing Indebtedness” shall have the meaning set forth in Section 6.03(b)(xv).

“Refunding Capital Stock” shall have the meaning set forth in Section 6.04(b)(ii)(A).

“Register” shall have the meaning set forth in Section 9.06(b)(iv).

“Regulation U” means Regulation U of the Board as from time to time in effect and any successor to all or any portion thereof establishing margin requirements.

“Regulation X” means Regulation X of the Board as from time to time in effect and any successor to all or any portion thereof establishing margin requirements.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, agents and members of such Person or such Person’s Affiliates and any Person that possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.

“Reportable Event” means an event described in Section 4043 of ERISA and the regulations thereunder, other than any event as to which the 30-day notice period has been waived.

“Required Lenders” means, at any time, Lenders having outstanding Loans and unused Commitments that, taken together, represent more than 50% of the sum of all outstanding Loans and unused Commitments at such time. The Loans and unused Commitment of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Requirement of Law” means, as to any Person, any law, treaty, rule, regulation, statute, order, ordinance, decree, judgment, consent decree, writ, injunction, settlement agreement or governmental requirement enacted, promulgated or imposed or entered into or agreed by any Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Payments” shall have the meaning set forth in Section 6.04(a).

“Restricted Subsidiary” means, with respect to any Person, any Subsidiary of such Person other than an Unrestricted Subsidiary of such Person. Unless otherwise indicated in this Agreement, all references to Restricted Subsidiaries means Restricted Subsidiaries of the Borrower.

“Retired Capital Stock” shall have the meaning set forth in Section 6.04(b)(ii)(A).

“S&P” means Standard & Poor’s Ratings Group or any successor to the rating agency business thereof.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by the Borrower or a Restricted Subsidiary whereby the Borrower or such Restricted Subsidiary transfers such property to a Person and the Borrower or such Restricted Subsidiary leases it from such Person, other than leases between the Borrower and a Restricted Subsidiary or between Restricted Subsidiaries.

“SEC” means the Securities and Exchange Commission.

“Second Commitment” shall have the meaning set forth in Section 2.06(b).

“Secured Bank Indebtedness” means any Bank Indebtedness that is secured by a Permitted Lien incurred or deemed incurred pursuant to clause (6)(B) or clause (6)(C) of the definition of Permitted Liens.

“Secured Indebtedness” means any Consolidated Total Indebtedness secured by a Lien.

“Secured Parties” means, collectively, the Agents and the Lenders.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Documents” means the security agreements, pledge agreements, collateral assignments, mortgages and related agreements, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time, creating the security interests in the Collateral for the benefit of the Senior Secured Notes Trustee, the Collateral Agent and the Lenders as contemplated by this Agreement.

“Seller” shall have the meaning set forth in the recitals to this Agreement.

“Senior Lien Intercreditor Agreement” means (i) the intercreditor agreement among the RBL Agent, the Collateral Agent, and the other parties from time to time party thereto, to be entered into on the Acquisition Date, substantially in the form attached hereto as Exhibit L, with such changes as the Administrative Agent shall reasonably agree, as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with this Agreement or (ii) any replacement thereof that contains terms not materially less favorable to Lenders than the intercreditor agreement referred to in clause (i).

“Senior Notes” means the Borrower’s 9.375% Senior Notes due 2020 issued on the Effective Date and including any exchange notes issued in exchange therefor.

“Senior Secured Notes” means the Borrower’s 6.875% Senior Secured Notes due 2019 issued on the Effective Date and including any exchange notes issued in exchange therefor.

“Senior Secured Notes Trustee” means Wilmington Trust, National Association, as trustee under the indentures for the Senior Notes and the Senior Secured Notes.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Borrower within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC (or any successor provision).

“Similar Business” means a business, the majority of whose revenues are derived from the activities of the Borrower and its Subsidiaries as of the Effective Date or any business or activity that is reasonably similar or complementary thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

“Sponsor Management Agreement” means the management agreement between certain of the management companies associated with the Sponsors, EP Energy Holding Company and EPE Acquisition, LLC.

“Sponsors” means (i) affiliates of each of Apollo Global Management, LLC, Access Industries, Inc. and Riverstone Holdings, L.P. and other investors party to that certain Interim Investors Agreement dated as of February 24, 2012 (the “Interim Investors Agreement”) and any other investors that may become party to the Interim Investors Agreement prior to or upon the consummation of the Acquisition and any of their respective Affiliates other than any portfolio companies (collectively, the “Equity Investor”) and (ii) any Person that forms a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) with the Equity Investor; provided that the Equity Investor (x) owns a majority of the voting power and (y) controls a majority of the Board of Directors of the Borrower.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Borrower or any Subsidiary thereof which the Borrower has determined in good faith to be customary in a Receivables Financing including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Statutory Reserves” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate, or other fronting office making or holding a Loan) is subject for Eurocurrency Liabilities (as defined in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. A Loan that is not an ABR Loan shall be deemed to constitute Eurocurrency Liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subagent” shall have the meaning set forth in Section 8.02.

“Subordinated Indebtedness” means (a) with respect to the Borrower, any Indebtedness of the Borrower which is by its terms subordinated in right of payment to the Loans, and (b) with respect to any Subsidiary Guarantor, any Indebtedness of such Subsidiary Guarantor which is by its terms subordinated in right of payment to its Subsidiary Guarantee.

“Subsidiary” means, with respect to any Person, (1) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, and (2) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Subsidiary Guarantee” means any guarantee of the obligations of the Borrower under this Agreement and the Loans by any Subsidiary Guarantor in accordance with the provisions of this Agreement.

“Subsidiary Guarantor” means any Subsidiary that Incurs a Subsidiary Guarantee, including without limitation the Effective Date Guarantor; provided that upon the release or discharge of such Person from its Subsidiary Guarantee in accordance with this Agreement, such Subsidiary shall cease to be a Subsidiary Guarantor.

“Successor Company” shall have the meaning set forth in Section 5.01(i).

“Successor Subsidiary Guarantor” shall have the meaning set forth in Section 5.02(i).

“Tax Distributions” means any distributions described in Section 6.04(b)(xii).

“Taxes” means any and all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings or other similar charges imposed by any Governmental Authority whether computed on a separate, consolidated, unitary, combined or other basis and any interest, fines, penalties or additions to tax with respect to the foregoing.

“Term/Notes Priority After-Acquired Property” means any property of the Borrower or any Subsidiary Guarantor that constitutes Term/Notes Priority Collateral that is not already subject to the Lien under the Security Documents, other than any Excluded Assets.

“Term/Notes Priority Collateral” shall have the meaning set forth in the Senior Lien Intercreditor Agreement.

“Total Assets” means the total consolidated assets of the Borrower and the Restricted Subsidiaries, as shown on the most recent balance sheet of the Borrower, without giving effect to any amortization of the amount of intangible assets since December 31, 2011, calculated on a pro forma basis after giving effect to any subsequent acquisition or disposition of a Person or business.

“Transaction Expenses” means any fees or expenses incurred or paid by the Borrower or any of its Subsidiaries or any of their Affiliates (including the Sponsors, the Acquired EP Business and its Subsidiaries) in connection with the Transactions, this Agreement and the other Loan Documents, the Purchase and Sale Agreement, the Senior Notes, the Senior Secured Notes, the RBL Facility and the transactions contemplated hereby and thereby.

“Transactions” means, collectively, the Acquisition and the consummation of the other transactions contemplated by the Purchase and Sale Agreement or related thereto, this Agreement, the Senior Notes, the Senior Secured Notes, the RBL Facility, the Equity Investments, the Debt Repayment, the payment of Transaction Expenses and the other transactions contemplated by this Agreement and the Loan Documents.

“Type” means, when used in respect of any Loan, the Rate by reference to which interest on such Loan is determined. For purposes hereof, “Rate” shall include the LIBOR and the ABR.

“U.S. Dollars” or “$” means lawful money of the United States of America.

“U.S. Government Obligations” means securities that are:

(1)                                  direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or

(2)                                  obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in each case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depository receipt.

“U.S. Lender” means any Lender other than a Non-U.S. Lender.

“Unfunded Current Liability” of any Plan means the amount, if any, by which the Accumulated Benefit Obligation (as defined under Statement of Financial Accounting Standards No. 87 (“SFAS 87”)) under the Plan as of the close of its most recent plan year, determined in accordance with SFAS 87 as in effect on the date hereof, exceeds the Fair Market Value of the assets allocable thereto.

“UnoPaso” shall have the meaning set forth in the recitals to this Agreement.

“Unrestricted Subsidiary” means:

(1)                                  any Subsidiary of the Borrower that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Borrower in the manner provided below; and

(2)                                  any Subsidiary of an Unrestricted Subsidiary.

The Borrower may designate any Subsidiary of the Borrower (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, the Borrower or any other Subsidiary of the Borrower that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of the Borrower or any of the Restricted Subsidiaries (other than pursuant to customary Liens on related arrangements under any oil and gas royalty trust or master limited partnership); provided, further, however, that either:

(a)                                  the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or

(b)                                 if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under Section 6.04.

The Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x)                                   (1)                                  the Borrower could Incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test under Section 6.03(a), or (2) the Fixed Charge Coverage Ratio of the Borrower and its Restricted Subsidiaries would be greater than such ratio immediately prior to such designation, in each case on a pro forma basis taking into account such designation, and

(y)                                 no Event of Default shall have occurred and be continuing.

Any such designation by the Borrower shall be evidenced to the Administrative Agent by promptly filing with the Administrative Agent a copy of the resolution of the Board of Directors or any committee thereof of the Borrower giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“USA Patriot Act” means the U.S.A. Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001).

“Volumetric Production Payments” means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertaking and obligations in connection therewith.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment, by (2) the sum of all such payments.

“Wholly Owned Restricted Subsidiary” means any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares required pursuant to applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

SECTION 1.02.                                         Terms Generally. The definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document means such document as amended, restated, supplemented or otherwise modified from time to time. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP.

ARTICLE II

The Credits

SECTION 2.01.                                         Commitments.

(a)                             Subject to and upon the terms and conditions herein set forth, each Lender having a Funding Date Commitment severally agrees to make a Loan or Loans on the Funding Date to the Borrower in U.S. Dollars in an aggregate principal amount equal to such Lender’s Funding Date Commitment resulting in aggregate proceeds to the Borrower equal to 99% of the Funding Date Commitment of such Lender. The initial aggregate principal amount of the Loans shall be $750,000,000. The Funding Date Commitments shall automatically terminate on the Commitment Expiration Date.

(b)                            Loans (i) shall be made on the Funding Date, (ii) may be repaid or prepaid in accordance with the provisions hereof, but once repaid or prepaid, may not be reborrowed, (iii) shall not on the Funding Date exceed for any such Lender the Funding Date Commitment of such Lender and (iv) shall not on the Funding Date exceed in the aggregate the total of all Funding Date Commitments.

(c)                             Incremental Commitments may be established as set forth in Section 2.23. Each Incremental Lender agrees, subject to the terms and conditions set forth in the applicable Incremental Facility Agreement, to make Loans under its Incremental Commitment of any Class in an aggregate principal amount not to exceed such Incremental Commitment.

(d)                            Each Lender may at its option make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that (i) any exercise of such option shall not affect the obligation of the Borrower to repay such Loan and (ii) in exercising such option, such Lender shall use its reasonable efforts to minimize any increased costs to the Borrower resulting therefrom (which obligation of the Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it determines would be otherwise disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 2.10 shall apply).

SECTION 2.02.                                         [Reserved].

SECTION 2.03.                                         Notice of Borrowing.

(a)                             The Borrower shall give the Administrative Agent at the Administrative Agent’s Lending Office written notice (or telephonic notice promptly confirmed in writing) prior to (a) in the case of a LIBOR Loan, 11:00 a.m. (New York City time) at least three Business Days prior to the date of the proposed borrowing, and (b) in the case of an ABR Loan, 12:00 Noon (New York City time) at least one Business Day prior to the date of the proposed borrowing. Such notice (a “Notice of Borrowing”) shall be revocable (i) to the extent provided in Section 2.14(b), (ii) in the case of a Funding Date intended to occur concurrently with the Acquisition Date, if the Acquisition is not consummated or is delayed and (iii) if any of the other conditions in Section 4.02 or 4.03, as applicable, that are not reasonably within the control of the Borrower are not satisfied or waived. Such Notice of Borrowing shall specify (i) the aggregate principal amount of the Loans to be made, (ii) the proposed date of the Loans (which shall be a Business Day), (iii) whether such Loans are to be ABR Loans or LIBOR Loans and, if LIBOR Loans, the initial Interest Period applicable thereto, and (iv) remittance instructions for disbursement of the proceeds of the Loans. Each Notice of Borrowing shall be in substantially the form of Exhibit H. The Administrative Agent shall promptly give each Lender written notice (or telephonic notice promptly confirmed in writing) of the proposed borrowing of Loans, of such Lender’s proportionate share thereof and of the other matters covered by the related Notice of Borrowing.

(b)                            Without in any way limiting the obligation of the Borrower to confirm in writing any notice it may give hereunder by telephone, the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from an Authorized Officer of the Borrower.

SECTION 2.04.                                         Disbursement of Funds.

(a)                             Subject to Article IV, no later than 11:00 a.m. (New York City time) on the Funding Date, each Lender will make available its pro rata portion based on its Funding Date Commitment of the Loans to be made on such date in the manner provided below.

(b)                            Each Lender shall make available all amounts it is to fund to the Borrower in immediately available funds to the Administrative Agent at the Administrative Agent’s Lending Office, and the Administrative Agent will (x) if the Funding Date occurs concurrently with the Acquisition Date, make available to the Borrower, by depositing to the Borrower’s account identified in the Notice of Borrowing, the aggregate of the amounts so made available in U.S. Dollars or (y) if the Funding Date occurs prior to the Acquisition Date, make available to the Borrower, by depositing to the Funding Date Escrow Account, the aggregate of the amounts so made available in U.S. Dollars. Unless the Administrative Agent shall have been notified by any Lender prior to the Funding Date that such Lender does not intend to make available to the Administrative Agent its portion of the Loans to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available same to the Borrower, then the applicable Lender and the Borrower severally agree to pay immediately to the Administrative Agent forthwith on demand (without duplication) such corresponding amount. The Administrative Agent shall also be entitled to recover from such Lender or the Borrower interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if paid by such Lender, the greater of (A) the Federal Funds Rate and (B) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) if paid by the Borrower, the then-applicable rate of interest, calculated in accordance with Section 2.08, for the respective Loans.

(c)                             Nothing in this Section 2.04 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its commitments hereunder).

(d)                            If the proceeds of the Loans are funded into the Funding Date Escrow Account pursuant to Section 2.04(b), the Borrower shall have the right to direct the Funding Date Escrow Agent to release the funds from the Funding Date Escrow Account upon satisfaction of the conditions set forth in Section 4.04 for the purpose of consummating the Acquisition. The Borrower shall have the right to so direct the release of such funds from escrow to consummate the Acquisition even if a Default or Event of Default has occurred and is then continuing (or would have occurred had the Borrower or any of its Subsidiaries (after giving effect to the Transactions) been subject to all of the provisions of this Agreement from and after the Effective Date).

(e)                             If the Funding Date Escrow Account has been funded with the Loans but (i) the Officers’ Certificate referred to in Section 4.04(a) shall not have been delivered on or prior to the Outside Date or (ii) the Borrower determines in its sole discretion at any time prior to the Outside Date that any of the conditions set forth in Section 4.04 cannot be satisfied on or prior the Outside Date, the Borrower shall notify the Administrative Agent of such failure or determination and shall repay the Loans within five (5) Business Days of such notification at a price equal to 100% of the gross proceeds of the Loans plus accrued and unpaid interest (including, if the Loans are issued at a price less than par, accreted discount), if any, to the date of repayment. Pursuant to the terms of the Funding Date Escrow Agreement, the Funding Date Escrow Agent will be required to release funds from the Funding Date Escrow Account to make such repayment.

(f)                               The Borrower shall direct the Effective Date Escrow Agent to release the funds constituting the Commitment Fees from the Effective Date Escrow Account upon satisfaction of the conditions set forth in Section 4.02 or Section 4.03 (in each case, other than the condition that the Lenders shall have received the Commitment Fees), as applicable, and, upon receipt of such funds, the Administrative Agent shall pay the Commitment Fees to the Lenders.

SECTION 2.05.                                         Repayment of Loans; Evidence of Debt.

(a)                             The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan of such Lender to the Borrower on the Maturity Date applicable thereto, in U.S. Dollars.

(b)                            Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the appropriate Lending Office of such Lender resulting from the Loan made by such Lending Office of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lending Office of such Lender from time to time under this Agreement.

(c)                             The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain the Register pursuant to Section 9.06(b)(iv), and a subaccount for each Lender, in which the Register and subaccounts (taken together) shall be recorded (i) the amount of the Loans made hereunder and the Interest Period(s) applicable thereto, (ii) the amount of any principal or interest or Commitment Fee due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(d)                            The entries made in the Register and accounts and subaccounts maintained pursuant to paragraphs (b) and (c) of this Section 2.05 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loan made to the Borrower by such Lender in accordance with the terms of this Agreement.

(e)                             Any Lender may request that Loans made by it be evidenced by a Note. In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in the form attached hereto as Exhibit B.

SECTION 2.06.                                         Change of Control; Asset Sale.

(a)                                  Change of Control.

(i)     Upon the occurrence of a Change of Control, each Lender will have the right to require the Borrower to repay all or any part of such Lender’s Loan in an amount equal to 101% of the principal amount thereof, plus accrued and unpaid interest (if any) to the repayment date, except to the extent the Borrower has previously or concurrently elected to prepay the Loans in accordance with Section 2.14.

(ii)     In the event that at the time of such Change of Control, the terms of the Bank Indebtedness restrict or prohibit the repayment of Loans pursuant to this Section 2.06(a), then prior to the mailing of the notice to the Lenders provided for in Section 2.06(a)(iii) but in any event within 30 days following any Change of Control, the Borrower shall:

(1)          repay in full all Bank Indebtedness or, if doing so will allow the repayment of Loans, offer to repay in full all Bank Indebtedness and repay the Bank Indebtedness of each lender and/or noteholder who has accepted such offer; or

(2)          obtain the requisite consent under the agreements governing the Bank Indebtedness to permit the repayment of the Loans as provided for in Section 2.06(a)(iii).

(iii)                               Within 30 days following any Change of Control, except to the extent that the Borrower has exercised its right to prepay the Loans in accordance with Section 2.14, the Borrower shall notify the Administrative Agent in writing, and the Administrative Agent shall promptly deliver notice to each Lender to the address of such Lender appearing in the Register or otherwise in accordance with Section 9.02 of the following (such notification, a “Change of Control Offer”):

(1)                                  that a Change of Control has occurred and that such Lender has the right to require the Borrower to repay such Lender’s Loans in an amount equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the repayment date;

(2)                                  the circumstances and relevant facts and financial information regarding such Change of Control;

(3)                                  the repayment date (which shall be no earlier than 30 days nor later than 60 days from the date on which the Administrative Agent is notified) (the “Change of Control Offer Payment Date”);

(4)                                  that unless the Borrower defaults in making the payment, all Loans accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Offer Payment Date;

(5)                                  that Lenders electing to have any Loans repaid pursuant to a Change of Control Offer will be required to notify the Administrative Agent prior to the close of business on the third Business Day preceding the Change of Control Offer Payment Date;

(6)                                  that Lenders will be entitled to withdraw their election to require the Borrower to repay such Loans; provided that the Administrative Agent receives, not later than the close of business on the expiration date of the Change of Control Offer, a facsimile transmission, electronic mail or letter setting forth the name of such Lender, the principal amount of Loans to be repaid, and a statement that such Lender is withdrawing its election to have such Loans repaid; and

(7)                                  the other instructions determined by the Borrower or as reasonably requested by the Administrative Agent, consistent with this Section 2.06, that a Lender must follow in order to have its Loans repaid.

The notice, if delivered in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Lender receives such notice. If (x) the notice is delivered in a manner herein provided and (y) any Lender fails to receive such notice or a Lender receives such notice but it is defective, such Lender’s failure to receive such notice or such defect shall not affect the validity of the proceedings for the repayment of the Loans as to all other Lenders that properly received such notice without defect.

(iv)                              On the repayment date, the Borrower shall repay the Loans in an amount equal to 101% of the principal amount thereof, plus accrued and unpaid interest (if any) to the repayment date to the Lenders electing such repayment.

(v)                                 A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

(vi)                              The Borrower will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Agreement and repays all Loans properly elected to be repaid under such Change of Control Offer and the Borrower shall instruct the Administrative Agent to accept repayments made by such third parties.

(b)                                 Asset Sale.

(i)                                     Within 365 days after the Borrower’s or any Restricted Subsidiary’s receipt of the Net Proceeds of any Asset Sale, the Borrower or such Restricted Subsidiary may apply the Net Proceeds from such Asset Sale, at its option:

(1)                                  to repay (w) Indebtedness constituting First-Priority Lien Obligations and other Pari Passu Indebtedness that is secured by a Lien permitted under this Agreement (and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto), (x) Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor, (y) Obligations under the Loans or (z) other Pari Passu Indebtedness (provided that if the Borrower or any Subsidiary Guarantor shall so reduce Obligations under Pari Passu Indebtedness that does not constitute First-Priority Lien Obligations, the Borrower will repay the Loans pursuant to Section 2.14 or reduce Loans pursuant to Section 9.06(f) (provided that such repayments are at or above 100% of the principal amount thereof or, in the event that the Loans were issued with significant original issue discount, 100% of the accreted value thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Lenders to repay Loans at par or, in the event that the Loans were issued with significant original issue discount, 100% of the accreted value thereof), plus accrued and unpaid interest on the pro rata principal amount of Loans), in each case other than Indebtedness owed to the Borrower or an Affiliate of the Borrower);

(2)                                  to make an Investment in any one or more businesses (provided that if such Investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of the Borrower), assets, or property or capital expenditures, in each case (x) used or useful in a Similar Business or (y) that replaces the properties and assets that are the subject of such Asset Sale; or

(3)                                  to invest in Additional Assets.

In the case of clause (2) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment until the 18-month anniversary of the date of the receipt of such Net Proceeds; provided that in the event such binding commitment is later canceled or terminated for any reason before such Net Proceeds are so applied, then such Net Proceeds shall constitute Excess Proceeds unless the Borrower or such Restricted Subsidiary of the Borrower enters into another binding commitment (a “Second Commitment”) within 180 days of such cancellation or termination of the prior binding commitment; provided, further, that the Borrower or such Restricted Subsidiary of the Borrower may only enter into a Second Commitment under the foregoing provision one time with respect to each Asset Sale and to the extent such Second Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied or are not applied within 180 days of such Second Commitment, then such Net Proceeds shall constitute Excess Proceeds.

(ii)                             Any Net Proceeds from any Asset Sale that are not applied as provided and within the time period set forth in clause (i) of this Section 2.06(b) (it being understood that any portion of such Net Proceeds used to make an offer to repay Loans, as described in clause (i)(1) of Section 2.06(b), shall be deemed to have been invested whether or not such offer is accepted) will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $50,000,000, the Borrower shall make an offer to all Lenders (and, at the option of the Borrower, to holders of any Pari Passu Indebtedness) (an “Asset Sale Offer”) to repay the maximum principal amount of Loans (and such Pari Passu Indebtedness), that may be repaid out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof (or, in the event the Loans or such Pari Passu Indebtedness was issued with significant original issue discount, 100% of the accreted value thereof), plus accrued and unpaid interest (or, in respect of such Pari Passu Indebtedness, such lesser price, if any, as may be provided for by the terms of such Pari Passu Indebtedness), to the date fixed for the closing of such offer.

To the extent that the aggregate amount of Loans (and such Pari Passu Indebtedness) accepted for repayment or tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Borrower may use any remaining Excess Proceeds for any purpose that is not prohibited by this Agreement. If the aggregate principal amount of Loans (and such Pari Passu Indebtedness) accepted for repayment or surrendered by holders thereof exceeds the amount of Excess Proceeds, the Administrative Agent shall apply the Excess Proceeds ratably to the repayment of the Loans and any other tendered Pari Passu Indebtedness based on the accreted value or principal amount of the Loans or such Pari Passu Indebtedness accepted for repayment or tendered. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

(iii)                          Pending the final application of any such Net Proceeds pursuant to this Section 2.06(b), the Borrower or such Restricted Subsidiary of the Borrower may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Proceeds in any manner not prohibited by this Agreement.

(iv)                         Within ten Business Days of any date on which the aggregate amount of Excess Proceeds exceeds $50,000,000, the Borrower shall deliver written notice of such occurrence to the Administrative Agent, and the Administrative Agent

shall promptly deliver notice to each Lender to the address of such Lender appearing in the Register or otherwise in accordance with Section 9.02 with the following information:

(1)                                  that the Borrower is making an Asset Sale Offer pursuant to this Section 2.06(b) and that all Loans and Pari Passu Indebtedness property accepted for repayment or tendered and not withdrawn pursuant to such Asset Sale Offer will be repaid by the Borrower;

(2)                                  the repayment date, which will be no earlier than thirty days nor later than sixty days from the date on which such notice is delivered (the “Asset Sale Offer Payment Date”);

(3)                                  that any Loan not properly accepted for repayment will remain outstanding and continue to accrue interest;

(4)                                  that unless the Borrower defaults in making the payment, all Loans accepted for payment pursuant to the Asset Sale Offer will cease to accrue interest on the Asset Sale Offer Payment Date;

(5)                                  that Lenders electing to have any Loans repaid pursuant to an Asset Sale Offer will be required to notify the Administrative Agent prior to the close of business on the third Business Day preceding the Asset Sale Offer Payment Date;

(6)                                  that Lenders will be entitled to withdraw their election to require the Borrower to repay such Loans; provided that the Administrative Agent receives, not later than the close of business on the expiration date of the Asset Sale Offer, a facsimile transmission, electronic mail or letter setting forth the name of such Lender, the principal amount of Loans to be repaid, and a statement that such Lender is withdrawing its election to have such Loans repaid;

(7)                                  that, to the extent that the aggregate principal amount of Loans or the Pari Passu Indebtedness accepted for repayment or surrendered by holders thereof exceeds the amount of Excess Proceeds, the Administrative Agent will apply the Excess Proceeds as set forth under the last sentence of Section 2.06(b)(ii); and

(8)                                  the other instructions, as determined by the Borrower or as reasonably requested by the Administrative Agent, consistent with this Section 2.06(b), that a Lender must follow in order to have its Loans repaid.

The notice, if delivered in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Lender receives such notice. If (x) the notice is delivered in a manner herein provided and (y) any Lender fails to receive such notice or a Lender receives such notice but it is defective, such Lender’s failure to receive such notice or such defect shall not affect the validity of the proceedings for the repayment of the Loans as to all other Lenders that properly received such notice without defect.

SECTION 2.07.                                         [Reserved].

SECTION 2.08.                                         Interest.

(a)                                  (i) Interest on each Loan that is a LIBOR Loan will accrue and be payable at a rate per annum equal to the Adjusted LIBOR plus the Applicable Margin and shall be payable in cash, and (ii) interest on each Loan that is an ABR Loan will accrue and be payable at a rate per annum equal to the ABR plus the Applicable Margin and shall be payable in cash, each rate as determined by the Administrative Agent. Each determination shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.

(b)                            If all or a portion of (i) the principal amount of any Loan or (ii) any interest (or premium, if any) payable thereon shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum that is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto plus 2.00% or (y) in the case of any overdue interest (and premium, if any), to the extent permitted by applicable law, the then-effective rate plus 2.00% from and including the date of such non-payment to but excluding the date on which such amount is paid in full (after as well as before judgment).

(c)                             Interest on each Loan shall accrue from and including the date on which such Loan is made to but excluding the date of any repayment thereof and shall be payable (i) on each Interest Payment Date, and (ii) on any prepayment (on the amount prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

(d)                            All computations of interest hereunder shall be calculated on the basis of a 360-day year for the actual days elapsed, except that interest computed by reference to the ABR at times when the ABR is based on the prime rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(e)                             The Administrative Agent, upon determining the Adjusted LIBOR or ABR for any Interest Period, shall promptly notify the Borrower and the relevant Lenders thereof. Each such determination shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto. The Administrative Agent shall, upon the request of any Lender, provide the interest rate then in effect with respect to the applicable Loans.

(f)                               On each Interest Payment Date, if any, between the Funding Date and the Acquisition Date, the Administrative Agent shall direct the Funding Date Escrow Agent (by notice delivered to the Funding Date Escrow Agent on or prior to 12:00 noon (New York City time) on such Interest Payment Date) to release funds from the Funding Date Escrow Account in an amount equal to the amount of interest due and payable on such Interest Payment Date and shall pay, or direct the Funding Date Escrow Agent to pay, such interest to the Lenders. Any such payment by the Funding Date Escrow Agent or the Administrative Agent shall constitute payment of such interest by the Borrower for purposes of Section 2.08(c). Any failure of the Administrative Agent to give such direction, or for the Escrow Agent or Administrative Agent to make such payment out of funds available in the Funding Date Escrow Account, in a timely manner shall not constitute a Default or Event of Default hereunder.

SECTION 2.09.                                         Interest Periods. Notwithstanding anything to the contrary contained above, if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period would otherwise expire (i) on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day and (ii) on a day that is after the Maturity Date, such Interest Period shall expire on the Maturity Date.

SECTION 2.10.                                         Increased Costs, Illegality, etc.

(a)                                  In the event that (x) in the case of clause (i) below, the Required Lenders or (y) in the case of clauses (ii) and (iii) below, any Lender, shall have reasonably determined (which determination shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto):

(i)                                     on any date for determining the LIBOR for any Interest Period that (A) deposits in the principal amounts of the Loans comprising such LIBOR Loan are not generally available in the relevant market or (B) by reason of any changes arising on or after the Effective Date affecting the interbank LIBOR market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of LIBOR; or

(ii)                                  that, due to a Change in Law occurring at any time after the Effective Date, which Change in Law shall (A) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender, (B) subject any Lender to any Tax with respect to any Loan Document or any LIBOR Loan made by it (other than (i) Taxes indemnifiable under Section 2.17, or (ii) Excluded Taxes), or (C) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Loans made by such Lender, which results in the cost to such Lender of making, converting into, continuing or maintaining LIBOR Loans increasing by an amount or the amounts received or receivable by such Lender hereunder with respect to the foregoing shall be reduced; or

(iii)                               at any time, that the making or continuance of any LIBOR Loan has become unlawful as a result of compliance by such Lender in good faith with any Requirement of Law (or would conflict with any such Requirement of Law not having the force of law even though the failure to comply therewith would not be unlawful);

then, and in any such event, such Lenders (or the Administrative Agent, in the case of clause (i) above) shall within a reasonable time thereafter give notice (if by telephone, confirmed in writing) to the Borrower and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, LIBOR Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist (which notice the Administrative Agent agrees to give at such time when such circumstances no longer exist), and any Notice of Borrowing given by the Borrower with respect to LIBOR Loans that have not yet been incurred shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower shall pay to such Lender, promptly (but no later than ten days) after receipt of written demand therefor such additional amounts as shall be required to compensate such Lender for such increased costs or reductions in amounts receivable hereunder (it being agreed that a written notice as to the additional amounts owed to such Lender submitted to the Borrower by such Lender shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 2.10(b) as promptly as possible and, in any event, within the time period required by applicable Requirements of Law.

(b)                            At any time that any LIBOR Loan is affected by the circumstances described in Section 2.10(a)(ii) or (iii), the Borrower may (and in the case of a LIBOR Loan affected pursuant to Section 2.10(a)(iii) shall) either (1) if the affected LIBOR Loan is then being made pursuant to a borrowing, cancel such borrowing by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the Borrower was notified by a Lender pursuant to Section 2.10(a)(ii) or (iii) or (2) if the affected LIBOR Loan is then outstanding, upon at least three Business Days’ notice to the Administrative Agent, require the affected Lender to convert each such LIBOR Loan into an ABR Loan; provided that if more than one Lender is affected at any time, then all affected Lenders must be treated in the same manner pursuant to this Section 2.10(b).

(c)                             If, after the Effective Date, any Change in Law relating to capital adequacy of any Lender or compliance by any Lender or its parent with any Change in Law relating to capital adequacy occurring after the Effective Date, has or would have the effect of reducing the rate of return on such Lender’s or its parent’s capital or assets as a consequence of such Lender’s commitments or obligations hereunder to a level below that which such Lender or its parent could have achieved but for such Change in Law (taking into consideration such Lender’s or its parent’s policies with respect to capital adequacy), then from time to time, promptly (but in any event no later than ten days) after written demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or its parent for such reduction, it being understood and agreed, however, that a Lender shall not be entitled to such compensation as a result of such Lender’s compliance with, or pursuant to any request or directive to comply with, any applicable Requirement of Law as in effect on the Effective Date. Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the Borrower, although the failure to give any such notice shall not, subject to Section 2.13, release or diminish the Borrower’s obligations to pay additional amounts pursuant to this Section 2.10(c) upon receipt of such notice.

SECTION 2.11.                                         Compensation. If (a) any payment of principal of any Loan is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Loan as a result of a payment pursuant to Section 2.14, as a result of acceleration of the maturity of the Loans pursuant to Article VII or for any other reason, (b) there occurs any failure to borrow, convert, continue or prepay any LIBOR Loan on the date specified in any notice delivered pursuant hereto or (c) there occurs any assignment of any LIBOR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 9.07, the Borrower shall, after receipt of a written request by such Lender, pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that such Lender may reasonably incur as a result of such payment, or failure to prepay, including any loss, cost or expense (excluding loss of anticipated profits) actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Loan. A certificate of any Lender setting forth any amount that such Lender is entitled to receive pursuant to this Section 2.11 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on such certificate within ten days after receipt thereof.

SECTION 2.12.                                         Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.10(a)(ii), 2.10(a)(iii), 2.10(c) or 2.17 with respect to such Lender, it will, if requested by the Borrower use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event; provided that such designation does not cause such Lender or its lending office to suffer any economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Section 2.10 or 2.17.

SECTION 2.13.                                         Notice of Certain Costs. Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Section 2.10, 2.11 or 2.17 is given by any Lender more than 180 days after such Lender has knowledge (or should have had knowledge) of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, tax or other additional amounts described in such Sections, such Lender shall not be entitled to compensation under Section 2.10, 2.11 or 2.17, as the case may be, for any such amounts incurred or accruing prior to the 181st day prior to the giving of such notice to the Borrower; provided that if a Change in Law that gives rise to such additional amounts is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.14.                                         Voluntary Prepayments.

(a)                             Subject to Section 2.14(c), the Borrower shall have the right at any time and from time to time to prepay any Loan in whole or in part, without premium or penalty, in an aggregate principal amount that is an integral multiple of $500,000 and not less than $1,000,000 or, if less, the amount outstanding, upon prior notice to the Administrative Agent by telephone (confirmed by telecopy), not less than three Business Days prior to the date of prepayment, which notice shall be irrevocable except to the extent conditioned on a refinancing of all or any portion of the Loans. Each such notice shall be signed by an Authorized Officer of the Borrower and shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if LIBOR Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each applicable Lender of its receipt of each such notice, and of the amount of such Lender’s pro rata share of such prepayment.

(b)                            Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind any notice of prepayment under Section 2.14(a) by notice to the Administrative Agent a reasonable time prior to the specified effective time of such prepayment if such prepayment would have resulted from a refinancing of all or any portion of the Loans, which refinancing shall not be consummated or shall otherwise be delayed.

(c)                             In the event that, prior to the date that is one year after the Acquisition Date, there shall occur any amendment, amendment and restatement or other modification of this

Agreement which reduces the Applicable Margin with respect to the Loans or any prepayment or refinancing of the Loans with proceeds of new term loans or debt securities having lower applicable margins or applicable yield (after giving effect to any premiums paid on such new term loans or debt securities) than the Applicable Margin for the Loans on the Effective Date, each such amendment, amendment and restatement, modification, prepayment or refinancing, as the case may be, shall be accompanied by a fee or prepayment premium, as applicable, equal to 1.00% of the principal amount of the Loans affected thereby or repaid, as applicable.

(d)                            All prepayments under this Section 2.14 shall be accompanied by all accrued interest thereon, together with, in the case of any such prepayment of a LIBOR Loan on a date other than the last day of an Interest Period therefor, any amounts owing in respect of such LIBOR Loan pursuant to Section 2.11.

(e)                             Notwithstanding anything to the contrary contained herein, including this Section 2.14 and Section 2.21 (which provisions shall not be applicable to this Section 2.14(e)):

(1)                                  The Borrower shall have the right at any time and from time to time to prepay Loans from Lenders electing to participate in such prepayments at a discount to the par value of such Loans and on a non-pro rata basis (each, a “Discounted Voluntary Prepayment”) pursuant to the procedures described in this Section 2.14(e); provided that (A) no Discounted Voluntary Prepayment shall be made unless immediately after giving effect to such Discounted Voluntary Prepayment, no Default or Event of Default has occurred and is continuing, (B) any Discounted Voluntary Prepayment shall be offered to all Lenders with Loans on a pro rata basis and (C) the Borrower on the date such Discounted Voluntary Prepayment is made shall deliver to the Administrative Agent a certificate of an Authorized Officer of the Borrower stating (1) that no Default or Event of Default has occurred and is continuing or would result from the Discounted Voluntary Prepayment and (2) except as previously disclosed to the Administrative Agent and the Lenders, the Borrower does not have any MNPI with respect to any Credit Party that has not been disclosed to the Lenders (other than Lenders who do not wish to receive Non-Public Information).

(2)                                  To the extent the Borrower seeks to make a Discounted Voluntary Prepayment, the Borrower will provide written notice to the Administrative Agent (each, a “Discounted Prepayment Option Notice”) that the Borrower desires to prepay Loans in an aggregate principal amount specified therein by the Borrower (each, a “Proposed Discounted Prepayment Amount”), in each case at a discount to the par value of such Loans as specified below. The Proposed Discounted Prepayment Amount of Loans shall not be less than $1,000,000. The Discounted Prepayment Option Notice shall further specify with respect to the proposed Discounted Voluntary Prepayment: (A) the Proposed Discounted Prepayment Amount for Loans and the Class of Loans to which such offer relates, (B) a discount range (which may be a single percentage) selected by the Borrower with respect to such proposed Discounted Voluntary Prepayment equal to a percentage of par of the principal amount of such Loans (the “Discount Range”) and (C) the date by which Lenders are required to indicate their election to participate in such proposed Discounted Voluntary Prepayment which shall be at least five Business Days following the date of the Discounted Prepayment Option Notice (the “Acceptance Date”).

(3)                                  Upon receipt of a Discounted Prepayment Option Notice in accordance with Section 2.14(e)(2), the Administrative Agent shall promptly notify each applicable Lender thereof. On or prior to the Acceptance Date, each Lender with Loans may specify (each, a “Lender Participation Notice”) to the Administrative Agent (A) a maximum discount to par (the “Acceptable Discount”) within the Discount Range (for example, a Lender specifying a discount to par of 20% would accept a prepayment price of 80% of the par value of the Loans to be prepaid) and (B) a maximum principal amount (subject to rounding requirements specified by the Administrative Agent) of Loans of each Class held by such Lender with respect to which such Lender is willing to permit a Discounted Voluntary Prepayment at the Acceptable Discount (“Offered Loans”). Based on the Acceptable Discounts and principal amounts of Loans specified by the Lenders in Lender Participation Notices, the Administrative Agent, in consultation with the Borrower, shall calculate the applicable discount for Term Loans (the “Applicable Discount”), which Applicable Discount shall be (A) the percentage specified by the Borrower if the Borrower has selected a single percentage pursuant to Section 2.14(e)(2) for the Discounted Voluntary Prepayment or (B) otherwise, the highest Acceptable Discount at which the Borrower can pay the Proposed Discounted Prepayment Amount in full (determined by adding the principal amounts of Offered Loans commencing with the Offered Loans with the highest Acceptable Discount); provided, however, that in the event that such Proposed Discounted Prepayment Amount cannot be repaid in full at any Acceptable Discount, the Applicable Discount shall be the lowest Acceptable Discount specified by the Lenders that is within the Discount Range. The Applicable Discount shall be applicable for all Lenders who have offered to participate in the Discounted Voluntary Prepayment and have Qualifying Loans (as defined below). Any Lender with outstanding Loans under the applicable Class whose Lender Participation Notice is not received by the Administrative Agent by the Acceptance Date shall be deemed to have declined to accept a Discounted Voluntary Prepayment of any of its Loans at any discount to their par value within the Applicable Discount.

(4)                                  The Borrower shall make a Discounted Voluntary Prepayment by prepaying those Loans (or the respective portions thereof) offered by the Lenders (“Qualifying Lenders”) that specify an Acceptable Discount that is equal to or greater than the Applicable Discount (“Qualifying Loans”) at the Applicable Discount; provided that if the aggregate proceeds required to prepay all Qualifying Loans (disregarding any interest payable at such time) would exceed the amount of aggregate proceeds required to prepay the Proposed Discounted Prepayment Amount, such amounts in each case calculated by applying the Applicable Discount, the Borrower shall prepay such Qualifying Loans ratably among the Qualifying Lenders based on their respective principal amounts of such Qualifying Loans (subject to rounding requirements specified by the Administrative Agent). If the aggregate proceeds required to prepay all Qualifying Loans (disregarding any interest payable at such time) would be less than the amount of aggregate proceeds required to prepay the Proposed Discounted Prepayment Amount, such amounts in each case calculated by applying the Applicable Discount, the Borrower shall prepay all Qualifying Loans.

(5)                                  Each Discounted Voluntary Prepayment shall be made within five Business Days of the Acceptance Date, without premium or penalty (and without any amounts due under Section 2.11), upon irrevocable notice substantially (each, a “Discounted Voluntary Prepayment Notice”), delivered to the Administrative Agent no later than 12:00 Noon (New York City time), two Business Days prior to the date of such Discounted Voluntary Prepayment, which notice shall specify the date and amount of the Discounted Voluntary Prepayment and the Applicable Discount determined by the Administrative Agent. Upon receipt of any Discounted Voluntary Prepayment Notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any Discounted Voluntary Prepayment Notice is given, the amount specified in such notice shall be due and payable to the applicable Lenders, subject to the Applicable Discount on the applicable Loans, on the date specified therein together with accrued interest (on the par principal amount) to, but not including, such date on the amount prepaid.

(6)                                  To the extent not expressly provided for herein, each Discounted Voluntary Prepayment shall be consummated pursuant to reasonable procedures (including as to timing, rounding, minimum amounts, Type and Interest Periods and calculation of Applicable Discount in accordance with Section 2.14(e)(3) above) reasonably established by the Administrative Agent and the Borrower.

(7)                                  Prior to the delivery of a Discounted Voluntary Prepayment Notice, (A) upon written notice to the Administrative Agent, the Borrower may withdraw its offer to make a Discounted Voluntary Prepayment pursuant to any Discounted Prepayment Option Notice and (B) any Lender may withdraw its offer to participate in a Discounted Voluntary Prepayment pursuant to any Lender Participation Notice.

SECTION 2.15.                                                                 Commitment Fee; Other Fees. (a) The Borrower agrees to pay to each Lender, through the Administrative Agent, on the earlier to occur of the Funding Date and the Commitment Expiration Date, a commitment fee in U.S. Dollars (a “Commitment Fee”) on the amount of the Funding Date Commitment of such Lender on the Funding Date at a rate equal to 1.00% per annum. All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. The Commitment Fee due to each Lender shall commence to accrue on the Effective Date and shall cease to accrue on (and exclude) the earlier to occur of the Funding Date and the Commitment Expiration Date. The Commitment Fee will be paid out of the Effective Date Escrow Account pursuant to Section 2.04(f).

(b)                                 The Borrower shall pay to the Agents such other fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrower and the applicable Agent).

SECTION 2.16.                                                                 Method and Place of Payment.

(a)                                  Except as otherwise specifically provided herein, all payments under this Agreement shall be made by the Borrower, without set-off, counterclaim or deduction of any kind, to the Administrative Agent for the ratable account of the Lenders entitled thereto not later than 12:00 Noon (New York City time) on the date when due and shall be made in immediately available funds at the Administrative Agent’s Lending Office or at such other office as the Administrative Agent shall specify for such purpose by notice to the Borrower, it being understood that written or facsimile notice by the Borrower to the Administrative Agent to make a payment from the funds attributed to the Borrower in an account of the Administrative Agent shall constitute the making of such payment to the extent of such funds held in such account. All payments under each Loan Document (whether of principal, interest or otherwise) shall be made in U.S. Dollars. The Administrative Agent will thereafter cause to be promptly distributed like funds relating to the payment of principal or interest or fees ratably to the Lenders entitled thereto.

(b)                                 Any payments under this Agreement that are made later than 2.00 p.m. (New York City time) shall be deemed to have been made on the next succeeding Business Day.

Except as otherwise provided herein, whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

SECTION 2.17.                                                                 Net Payments.

(a)                                  Any and all payments made by or on behalf of the Borrower or any Subsidiary Guarantor under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes; provided that if the Borrower, any Subsidiary Guarantor, the Administrative Agent or any other applicable withholding agent shall be required by applicable Requirements of Law to deduct or withhold any Taxes from such payments, then (i) the applicable withholding agent shall make such deductions or withholdings as are reasonably determined by the applicable withholding agent to be required by any applicable Requirement of Law, (ii) the applicable withholding agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority within the time allowed and in accordance with applicable Requirements of Law, and (iii) to the extent withholding or deduction is required to be made on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrower or such Subsidiary Guarantor shall be increased as necessary so that after all required deductions and withholdings have been made (including deductions or withholdings applicable to additional sums payable under this Section 2.17) the Administrative Agent, the Collateral Agent or the applicable Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made. Whenever any Indemnified Taxes or Other Taxes are payable by the Borrower or such Subsidiary Guarantor, as promptly as possible thereafter, the Borrower or Subsidiary Guarantor shall send to the Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an official receipt (or other evidence acceptable to such Lender, acting reasonably) received by the Borrower or such Subsidiary Guarantor showing payment thereof. Without duplication, after any payment of Taxes by any Credit Party or the Administrative Agent to a Governmental Authority as provided in this Section 2.17, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, a copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(b)                                 The Borrower shall timely pay and shall indemnify and hold harmless the Administrative Agent, the Collateral Agent and each Lender with regard to any Other Taxes (whether or not such Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority).

(c)                                  The Borrower shall indemnify and hold harmless the Administrative Agent, the Collateral Agent and each Lender within 15 Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes imposed on the Administrative Agent, the Collateral Agent or such Lender, as the case may be (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17), and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the basis and calculation of the amount of such payment or liability delivered to the Borrower by a Lender, the Administrative Agent or the Collateral Agent (as applicable) on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.

(d)                                 Each Lender shall deliver to the Borrower and the Administrative Agent, at such time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not any payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of any payments to be made to such Lender by any Credit Party pursuant to any Loan Document or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(e)                                  Without limiting the generality of Section 2.17(d), each Non-U.S. Lender with respect to any Loan made to the Borrower shall, to the extent it is legally eligible to do so:

(1)                                  deliver to the Borrower and the Administrative Agent, prior to the date on which the first payment to the Non-U.S. Lender is due hereunder, two copies of (A) in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, United States Internal Revenue Service Form W-8BEN (or any applicable successor form) (together with a certificate substantially in the form of Exhibit F-1, Exhibit F-2, Exhibit F-3 or Exhibit F-4 hereto, as applicable (a “Non-Bank Tax Certificate”), representing that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Code, is not a “10 percent shareholder” (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower, is not a CFC related to the Borrower (within the meaning of Section 864(d)(4) of the Code) and the interest payments in question are not effectively connected with the conduct by such Lender of a trade or business within the United States), (B) Internal Revenue Service Form W-8BEN or Form W-8ECI (or any applicable successor form), in each case properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or reduced rate of, U.S. federal withholding tax on payments by the Borrower under this Agreement, (C) Internal Revenue Service Form W-8IMY (or any applicable successor form) and all necessary attachments (including the forms described in clauses (A) and (B) above; provided that if the Non-U.S. Lender is a partnership and not a participating Lender, and one or more of the partners is claiming portfolio interest treatment, the Non-Bank Tax Certificate may be provided by such Non-U.S. Lender on behalf of such partners) or (D) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made; and

(2)                                  deliver to the Borrower and the Administrative Agent two further copies of any such form or certification (or any applicable successor form) on or before the date that any such form or certification expires or becomes obsolete or invalid, after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower and the Administrative Agent, and from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent.

Any Non-U.S. Lender that becomes legally ineligible to update any form or certification previously delivered shall promptly notify the Borrower and the Administrative Agent in writing of such Non-U.S. Lender’s inability to do so.

Each Person that shall become a Participant pursuant to Section 9.06 or a Lender pursuant to Section 9.06 shall, upon the effectiveness of the related transfer, be required to provide all the forms and statements required pursuant to this Section 2.17(e); provided that in the case of a Participant such Participant shall furnish all such required forms and statements to the Person from which the related participation shall have been purchased.

In addition, to the extent it is legally eligible to do so, each Agent shall deliver to the Borrower (x)(I) prior to the date on which the first payment by the Borrower is due hereunder or (II) prior to the first date on or after the date on which such Agent becomes a successor Agent pursuant to Section 8.09 on which payment by the Borrower is due hereunder, as applicable, two copies of a properly completed and executed IRS Form W-9 certifying its exemption from U.S. Federal backup withholding or a properly completed and executed applicable IRS Form W-8 certifying its non-U.S. status and its entitlement to any applicable treaty benefits, and (y) on or before the date on which any such previously delivered documentation expires or becomes obsolete or invalid, after the occurrence of any event requiring a change in the most recent documentation previously delivered by it to the Borrower, and from time to time if reasonably requested by the Borrower, two further copies of such documentation.

(f)                                    If any Lender, the Administrative Agent or the Collateral Agent, as applicable, determines, in its sole discretion, that it had received a refund of an Indemnified Tax or Other Tax for which a payment has been made by the Borrower or any Subsidiary Guarantor pursuant to this Agreement or any other Loan Document, which refund in the good faith judgment of such Lender, the Administrative Agent or the Collateral Agent, as the case may be, is attributable to such payment made by the Borrower or any Subsidiary Guarantor, then the Lender, the Administrative Agent or the Collateral Agent, as the case may be, shall reimburse the Borrower or such Subsidiary Guarantor for such amount (net of all reasonable out-of-pocket expenses of such Lender, the Administrative Agent or the Collateral Agent, as the case may be, and without interest other than any interest received thereon from the relevant Governmental Authority with respect to such refund) as the Lender, Administrative Agent or the Collateral Agent, as the case may be, determines in its sole discretion to be the proportion of the refund as will leave it, after such reimbursement, in no better or worse position (taking into account expenses or any taxes imposed on the refund) than it would have been in if the payment had not been required; provided that the Borrower or such Subsidiary Guarantor, upon the request of the Lender, the Administrative Agent or the Collateral Agent, agrees to repay the amount paid over to the Borrower or such Subsidiary Guarantor (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Lender, the Administrative Agent or the Collateral Agent in the event the Lender, the Administrative Agent or the Collateral Agent is

required to repay such refund to such Governmental Authority. In such event, such Lender, the Administrative Agent or the Collateral Agent, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant Governmental Authority (provided that such Lender, the Administrative Agent or the Collateral Agent may delete any information therein that it deems confidential). A Lender, the Administrative Agent or the Collateral Agent shall claim any refund that it determines is available to it, unless it concludes in its sole discretion that it would be adversely affected by making such a claim. No Lender nor the Administrative Agent nor the Collateral Agent shall be obliged to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Credit Party in connection with this clause (f) or any other provision of this Section 2.17.

(g)                                 If the Borrower determines that a reasonable basis exists for contesting an Indemnified Tax or Other Tax for which a Credit Party has paid additional amounts as indemnification payments, each affected Lender or Agent, as the case may be, shall use reasonable efforts to cooperate with the Borrower as the Borrower may reasonably request in challenging such Tax. The Borrower shall indemnify and hold each Lender and Agent harmless against any out-of-pocket expenses incurred by such Person in connection with any request made by the Borrower pursuant to this Section 2.17(g). Nothing in this Section 2.17(g) shall obligate any Lender or Agent to take any action that such Person, in its sole judgment, determines may result in a material detriment to such Person.

(h)                                 Each U.S. Lender shall deliver to the Borrower and the Administrative Agent two Internal Revenue Service Forms W-9 (or substitute or successor form), properly completed and duly executed, certifying that such U.S. Lender is exempt from United States federal backup withholding (i) on or prior to the Effective Date (or on or prior to the date it becomes a party to this Agreement), (ii) on or before the date that such form expires or becomes obsolete or invalid, (iii) after the occurrence of a change in the U.S. Lender’s circumstances requiring a change in the most recent form previously delivered by it to the Borrower and the Administrative Agent, and (iv) from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent.

(i)                                     If a payment made to any Lender or any Agent under this Agreement or any other Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender or such Agent were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or such Agent shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this Section 2.17(i), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(j)                                     The agreements in this Section 2.17 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

SECTION 2.18.                                                                 Limit on Rate of Interest.

(a)                                  No Payment Shall Exceed Lawful Rate. Notwithstanding any other term of this Agreement, the Borrower shall not be obliged to pay any interest or other amounts under or in connection with this Agreement in excess of the amount or rate permitted under or consistent with any applicable law, rule or regulation.

(b)                                 Payment at Highest Lawful Rate. If the Borrower is not obliged to make a payment which it would otherwise be required to make, as a result of Section 2.18(a), the Borrower shall make such payment to the maximum extent permitted by or consistent with applicable laws, rules and regulations.

(c)                                  Adjustment if Any Payment Exceeds Lawful Rate. If any provision of this Agreement or any of the other Loan Documents would obligate the Borrower to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate which would be prohibited by any applicable law, rule or regulation, then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law, such adjustment to be effected, to the extent necessary, by reducing the amount or rate of interest required to be paid by the Borrower to the affected Lender under Section 2.08.

Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if any Lender shall have received from the Borrower an amount in excess of the maximum permitted by any applicable law, rule or regulation, then the Borrower shall be entitled, by notice in writing to the Administrative Agent to obtain reimbursement from that Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by that Lender to the Borrower.

SECTION 2.19.                                                                 Pro Rata Sharing. Except as set forth in Section 2.06(b)(i), whenever any payment received by the Administrative Agent under this Agreement is insufficient to pay in full all amounts then due and payable to the Administrative Agent and the Lenders under this Agreement, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the following order: first, to the payment of fees and expenses due and payable to the Administrative Agent and the Collateral Agent and its Affiliates under and in connection with this Agreement, except any amounts payable to any such Person in its role as Lender, as provided in clause “second” of this Section 2.19; second, to the payment of all expenses due and payable under Section 9.05, ratably among the Lenders in accordance with the aggregate amount of such payments owed to each Lender; third, to the payment of interest and amounts under Sections 2.10 and 2.17, if any, then due and payable on the Loans ratably among the Lenders in accordance with the aggregate amount of interest owed to each Lender; and fourth, to the payment of the principal amount of the Loans that is then due and payable, ratably among the Lenders in accordance with the aggregate principal amount owed to each such Lender.

SECTION 2.20.                                                                 Voluntary Reduction of Commitments.

(a)                                  The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that each such reduction shall be in an amount that is not less than $1,000,000 (or, if less, the remaining amount of the Commitments).

(b)                                 The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under Section 2.20(a) at least two Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by the Borrowers pursuant to this Section 2.20(b) shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent a reasonable time prior to the specified effective time) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the applicable Lenders in accordance with their respective Commitments.

SECTION 2.21.                                                                 Adjustments; Set-off.

(a)                                  If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender entitled to such payment, then the Lender receiving such greater proportion shall purchase for cash at face value participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders entitled thereto ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph (a) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the terms of this Agreement, or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(b)                                 After the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower or any Subsidiary. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

SECTION 2.22.                                                                 Interest Elections. The Loans shall have an initial Interest Period as specified in the applicable Notice of Borrowing. Thereafter, the Borrower may elect Interest Periods therefor, all as provided in this Section 2.22. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(a)                                  To make an election pursuant to this Section 2.22, the Borrower shall notify the Administrative Agent of such election (as provided in Section 9.02) by telephone not later than 11:00 a.m., New York City time, three Business Days prior to the end of the then applicable Interest Period. Each such telephonic Interest Period Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Period Election Request in the form set forth in Exhibit E and signed by the Borrower.

(b)                                 Each telephonic and written Interest Period Election Request shall specify the following information:

(i)                                     the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)                                  the effective date of the election made pursuant to such Interest Period Election Request, which shall be a Business Day;

(iii)                               whether the resulting Borrowing is to be an ABR Borrowing or a LIBOR Borrowing; and

(iv)                              if the resulting Borrowing is a LIBOR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Period Election Request requests a LIBOR Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(c)                                  Promptly following receipt of an Interest Period Election Request, the Administrative Agent shall advise each Lender to which such Interest Period Election Request relates of the details thereof and of such Lender’s portion of each resulting Loan.

(d)                                 If the Borrower fails to deliver a timely Interest Period Election Request with respect to a LIBOR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the written request (including a request through electronic means) of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing, (i) no outstanding Borrowing may be converted to or continued as a LIBOR Borrowing and (ii) unless repaid, each LIBOR Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

(e)                                  After giving effect to all Borrowings, all conversions of Loans from one Type to the other and all continuations of Loans as the same type, there shall be not more than fifteen Interest Periods in effect with respect to the Loans.

SECTION 2.23.                                                                 Incremental Commitments.

(a)                                  The Borrower may, by written notice to the Administrative Agent from time to time after the Effective Date, request Incremental Commitments in respect of one or more Classes of term loans in an aggregate amount at any time that would not otherwise violate clause (c) of this Section at such time. The Incremental Commitments will be provided by Incremental Lenders (which may include any existing Lender) willing to provide such Incremental Commitments in their own discretion. Any such notice shall set forth (i) the amount of the Incremental Commitments being requested (which shall be in minimum increments of $5,000,000 and a minimum amount of $20,000,000 or, in each case, such lesser amount as permitted by the Administrative Agent, or equal to the maximum amount that can be incurred subject to clause (c) of this Section at such time), (ii) the date on which such Incremental Commitments are requested to become effective (any such date, an “Incremental Effective Date”) and (iii) the interest rate, amortization, maturity and other terms being requested with respect thereto (which shall comply with clause (b) below).

(b)                                 The terms and conditions of any Incremental Commitments and Loans to be made thereunder shall be determined by the applicable Incremental Lenders and the Borrower and shall be as set forth in the applicable Incremental Facility Agreement; provided that (i) the Weighted Average Life to Maturity of such Loans shall be no shorter than, and the Maturity Date applicable to such Loans shall be no earlier than, the latest Maturity Date in effect at the time of incurrence of such Loans, (ii) except as to interest rates, fees, other pricing terms, amortization, final maturity date and participation in prepayments, all representations and warranties, affirmative or negative covenants or events of default applicable for the benefit of Incremental Lenders having or holding such Incremental Commitments or Loans shall also be applicable for the benefit of all the Lenders and (iii) such Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder.

(c)                                  The Incremental Commitments of any Class shall be effected pursuant to an Incremental Facility Agreement executed and delivered by the Borrower, each Incremental Lender providing such Incremental Commitments and the Administrative Agent; provided that

(i) the principal amount of Indebtedness that may be Incurred under an Incremental Commitment on any date shall not exceed the maximum principal amount of Secured Indebtedness that may be Incurred and secured by the Liens securing such Indebtedness, as of the date such Indebtedness is Incurred, after giving pro forma effect to the Incurrence of such Secured Indebtedness and the application of proceeds therefrom on such date, without causing a Default or Event of Default hereunder as a result of the Incurrence of such Secured Indebtedness on such date, (ii) the Class of Loans to be made under such Incremental Commitments shall be made thereunder on the effective date of the applicable Incremental Facility Agreement and (iii) the Borrower shall have delivered to the Administrative Agent such legal opinions, board resolutions, secretary’s certificates, officer’s certificates and other customary documents as shall reasonably be requested by the Administrative Agent in connection therewith. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Facility Agreement. Each Incremental Facility Agreement may, without the consent of any Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section 2.23.

(d)         All Incremental Commitments and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other Obligations under this Agreement and the other Loan Documents.

(e)          Upon the effectiveness of an Incremental Commitment of any Incremental Lender, such Incremental Lender shall be deemed to be a “Lender” (and a Lender in respect of Commitments and Loans of the applicable Class) hereunder, and henceforth shall be entitled to all the rights of, and benefits accruing to, Lenders (or Lenders in respect of Commitments and Loans of the applicable Class) hereunder and shall be bound by all agreements, acknowledgements and other obligations of Lenders (or Lenders in respect of Commitments and Loans of the applicable Class) hereunder and under the other Loan Documents.

SECTION 2.24.      Extension Offers.

(a)           Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers made from time to time by the Borrower to all Lenders of any Class of Loans (each such Class, the “Extension Offer Class”), on a pro rata basis (based, in the case of an offer to the Lenders under any Class of Loans, on the aggregate outstanding Loans of such Class) (“Pro Rata Extension Offers”), the Borrower is hereby permitted, subject to the terms of this Section, to consummate transactions with individual Lenders from time to time to extend the maturity date of such Lender’s Loans of the applicable Extension Offer Class and, in connection therewith, to otherwise modify the terms of such Lender’s Loans of the applicable Extension Offer Class pursuant to the terms of the relevant Pro Rata Extension Offer (including, without limitation, increasing the interest rate or fees payable in respect of such Lender’s Loans and/or modifying the amortization schedule in respect of such Lender’s Loans of the applicable Extension Offer Class). Any such extension (an “Extension”) agreed to between the Borrower and any such Lender (an “Extending Lender”) shall become effective only with respect to such Lender’s Loans of the applicable Extension Offer Class as to which such Lender’s acceptance has been made (such extended Loans, the “Extended Loans”).

(b)         Each Extension shall be effected pursuant to an Extension Amendment Agreement executed and delivered by the Borrower, each applicable Extending Lender and the Administrative Agent; provided that (i) no Extension shall become effective unless no Default or Event of Default shall have occurred and be continuing on the applicable effective date therefor and (ii) the Borrower shall have delivered to the Administrative Agent such legal opinions, board resolutions, secretary’s certificates, officer’s certificates and other customary documents as shall reasonably be requested by the Administrative Agent in connection therewith. Each Pro Rata Extension Offer and the applicable Extension Amendment Agreement shall specify the terms of the applicable Extended Loans; provided that (i) except as to interest rates, fees, other pricing terms, amortization, final maturity date and participation in prepayments (which shall, subject to clauses (ii) through (iv) of this proviso, be determined by the Borrower and set forth in the Pro Rata Extension Offer), the Extended Loans shall have the same terms as the Class of Loans to which the applicable Pro Rata Extension Offer relates, (ii) the final maturity date of any Extended Loans shall be no earlier than the final maturity date applicable to the Class of Loans to which the applicable Pro Rata Extension Offer relates, (iii) the Weighted Average Life to Maturity of any Extended Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Class of Loans to which the applicable Pro Rata Extension Offer relates, and (iv) any Extended Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder. Each Extension Amendment Agreement may, without the consent of any Lender other than the applicable Extending Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section 2.24.

(c)          Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document, (i) no Extended Loan is required to be in any minimum amount or any minimum increment, (ii) any Extending Lender may extend all or any portion of its Loans pursuant to one or more Pro Rata Extension Offers (subject to applicable proration in the case of over participation) (including the extension of any Extended Loan), and (iii) all Extended Loans and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other Obligations under this Agreement and the other Loan Documents.

(d)         Each Extension shall be consummated pursuant to procedures reasonably acceptable to the Administrative Agent and the Borrower and set forth in the associated Pro Rata Extension Offer; provided that the Borrower shall cooperate with the Administrative Agent in connection with making any Pro Rata Extension Offer to establish reasonable procedures with respect to mechanical provisions relating to such Extension, including, without limitation, timing, rounding and other adjustments.

SECTION 2.25.      Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)           Commitment Fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.15;

(b)         The Commitment of such Defaulting Lender shall not be included in determining whether all Lenders, the Required Lenders or any other group of Lenders required to take any action under the Loan Documents have taken or may take any action (including any consent to any amendment or waiver pursuant to Section 9.01); provided that any waiver, amendment or modification requiring the consent of each affected Lender pursuant to Section 9.01 (other than Section 9.01(b)(ii), (iii), (iv) and (v)) shall require the consent of such Defaulting Lender if such defaulting Lender is an affected Lender (which for the avoidance of doubt would include any change to the Stated Maturity of the Loans applicable to such Defaulting Lender, decreasing or forgiving any principal or interest due to such Defaulting Lender and any decrease of any interest rate applicable to Loans made by such Defaulting Lender (other than the waiving of post-default interest rates));

(c)          Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 2.21), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent or the Collateral Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Loans, such payment shall be applied solely to pay the relevant Loans of the relevant non-Defaulting Lenders on a pro rata basis prior to being applied in the manner set forth in this Section 2.25(c).

(d)         Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing in their sole discretion that a Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with the applicable percentages of their Commitments, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III

Representations and Warranties

In order to induce the Lenders to enter into this Agreement and to make the Loans, each of the Borrower and the Effective Date Guarantor, jointly and severally, make, on the Effective Date, the following representations and warranties to the Lenders, all of which shall survive the execution and delivery of this Agreement and the making of the Loans. All references in this Article III to the Borrower, its Subsidiaries and the Subsidiary Guarantors give effect to the consummation of the Acquisition as if the Acquisition occurred on the Effective Date; provided that all representations and warranties with respect to the Acquired EP Business or any Subsidiary of the Borrower other than the Effective Date Guarantor are made to the best knowledge of the Borrower and the Effective Date Guarantor after due inquiry.

SECTION 3.01.      Corporate Status. Each of the Borrower, the Effective Date Guarantor and each Subsidiary of the Borrower (a) is a duly organized and validly existing corporation or other entity in good standing (or, if applicable in a foreign jurisdiction, enjoys the equivalent status under the laws of such jurisdiction of organization outside the United States) under the laws of the jurisdiction of its organization and has the corporate or other organizational power and authority to own its property and assets and to transact its business as now conducted and (b) has duly qualified and is authorized to do business and is in good standing (if applicable) in all jurisdictions where it is required to be so qualified, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and all such jurisdictions are set forth on Schedule 3.01.

SECTION 3.02.      Corporate Power and Authority; Enforceability; Security Interests. Each Credit Party has (or, in the case of each Subsidiary Guarantor other than the Effective Date Guarantor, will have) the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Loan Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party. Each Credit Party has (or, in the case of each Subsidiary Guarantor other than the Effective Date Guarantor, will have) duly executed and delivered each Loan Document to which it is a party and each such Loan Document constitutes (or, in the case of each Subsidiary Guarantor other than the Effective Date Guarantor, will constitute) the legal, valid and binding obligation of such Credit Party enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law). The Effective Date Escrow Agreement is effective to create a valid, perfected first-priority security interest in the Effective Date Escrow Property in favor of the Administrative Agent for the benefit of the Lenders. The Funding Date Escrow Agreement will be effective to create a valid, perfected first-priority security interest in the Funding Date Escrow Property in favor of the Administrative Agent for the benefit of the Lenders.

SECTION 3.03.      No Violation. None of the execution, delivery or performance by any Credit Party of the Loan Documents to which it is a party or the compliance with the terms and provisions thereof will (a) contravene any Requirement of Law except to the extent such contravention would not reasonably be expected to result in a Material Adverse Effect, (b) result in any breach or violation of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of such Credit Party or any of the Subsidiaries (other than Liens created under the Loan Documents and Liens permitted hereunder) pursuant to the terms of any indenture, loan agreement, lease agreement, mortgage, deed of trust, agreement or other instrument to which such Credit Party or any of the Subsidiaries is a party or by which it or any of its property or assets is bound (any such term, covenant, condition or provision, a “Contractual Requirement”), except to the extent such breach, default or Lien that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect or (c) violate any provision of the certificate of incorporation, by-laws or other organizational documents of such Credit Party or any of the Subsidiaries.

SECTION 3.04.      Litigation. Except as set forth on Schedule 3.04, there are no actions, suits or proceedings (including Environmental Claims) pending or, to the best knowledge of the Borrower and the Effective Date Guarantor, threatened against or affecting the Borrower, any of its Subsidiaries or any of their respective properties that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

SECTION 3.05.      Margin Regulations. Neither the making of any Loan hereunder nor the use of the proceeds thereof will violate the provisions of Regulation T, Regulation U or Regulation X of the Board.

SECTION 3.06.      Governmental Approvals. The execution, delivery and performance of each Loan Document and the consummation of the other Transactions do not (or, in the case of each Subsidiary Guarantor other than the Effective Date Guarantor, will not) require any consent or approval of, registration or filing with, or other action by, any Governmental Authority, except for (a) such as have been or will be prior to the Acquisition Date obtained or made and are or will be prior to the Acquisition Date in full force and effect, (b) filings and recordings in respect of the Liens created pursuant to the Security Documents, (c) filings and recordings in respect of the Liens created pursuant to the Effective Date Escrow Agreement and the Funding Date Escrow Agreement and (d) such consents, approvals, registrations, filings or actions the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.07.      Investment Company Act. No Credit Party is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 3.08.      True and Complete Disclosure.

(a)           All written information (other than estimates and information of a general economic nature or general industry nature) (the “Information”) concerning the Borrower, the Subsidiaries, the Transactions and any other transactions contemplated hereby included in the Offering Memorandum or otherwise prepared by or on behalf of the foregoing or their representatives and made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby, when taken as a whole, was true and correct in all material respects as of the date such Information was furnished to the Lenders and as of the Effective Date and did not, taken as a whole, contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not materially misleading in light of the circumstances under which such statements were made.

(b)           The pro forma financial information and the related notes thereto included in the Offering Memorandum present fairly in all material respects the information contained therein and have been properly presented on the basis described therein, and the assumptions used in the preparation thereof are reasonable and the adjustments used therein are appropriate to give effect to the transactions and circumstances referred to therein. The pro forma adjustments comply as to form with the applicable accounting requirements of Rule 11-02 of Regulation S-X under the Securities Act and the pro forma adjustments have been properly applied to the historical amounts in the compilation of those statements. The estimates and information of a general economic nature or general industry nature prepared by or on behalf of the Borrower or any of its representatives and that have been made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby (i) have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable as of the date thereof, as of the date such estimates were furnished to the Lenders and as of the Effective Date, and (ii) as of the Effective Date, have not been modified in any material respect by the Borrower.

SECTION 3.09.      Financial Condition; Financial Statements. The Historical Financial Statements present fairly in all material respects the consolidated financial position of the entities to which they relate at the dates of such information and for the periods covered thereby and have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes thereto, if any.

SECTION 3.10.      Tax Matters. Except where the failure of which would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect, (a) each of the Borrower and the Subsidiaries has filed all federal income Tax returns and all other Tax returns, domestic and foreign, required to be filed by it (including in its capacity as a withholding agent) and has paid all Taxes payable by it that have become due, other than those (i) not yet delinquent or (ii) being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided to the extent required by and in accordance with GAAP and (b) the Borrower and each of the Subsidiaries have provided adequate reserves in accordance with GAAP for all Taxes of the Borrower and the Subsidiaries not yet due and payable.

SECTION 3.11.      Compliance with ERISA.

(a)           Each Plan is in compliance with ERISA, the Code and any applicable Requirement of Law; no Reportable Event has occurred (or is reasonably likely to occur) with respect to any Plan; no Plan is insolvent or in reorganization (or is reasonably likely to be insolvent or in reorganization), or is in “endangered” or “critical” status (within the meaning of

Section 432 of the Code or Section 305 of ERISA) and no written notice of any such insolvency or reorganization or endangered or critical status has been given to the Borrower or, to the best knowledge of the Borrower, any ERISA Affiliate; each Plan that is subject to Title IV of ERISA has satisfied the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, and there has been no determination that any such Plan is, or is expected to be, in “at risk” status (within the meaning of Section 303(i)(4) of ERISA); none of the Borrower or any ERISA Affiliate has incurred (or is reasonably likely to incur) any liability to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code nor has the Borrower or, to the best knowledge of the Borrower, any ERISA Affiliate been notified in writing that it will incur any liability under any of the foregoing Sections with respect to any Plan; no proceedings have been instituted (or are reasonably likely to be instituted) to terminate or to reorganize any Plan or to appoint a trustee to administer any Plan, and no written notice of any such proceedings has been given to the Borrower or, to the best knowledge of the Borrower, any ERISA Affiliate; and no lien imposed under the Code or ERISA on the assets of the Borrower or any ERISA Affiliate exists (or is reasonably likely to exist) nor has the Borrower or, to the best knowledge of the Borrower, any ERISA Affiliate been notified in writing that such a lien will be imposed on the assets of the Borrower or any ERISA Affiliate on account of any Plan, except to the extent that a breach of any of the representations, warranties or agreement in this Section 3.11(a) would not result, individually or in the aggregate, in an amount of liability that would be reasonably likely to have a Material Adverse Effect. No Plan (other than a Multiemployer Plan) has an Unfunded Current Liability that would, individually or when taken together with any other liabilities referenced in this Section 3.11(a), be reasonably likely to have a Material Adverse Effect. With respect to Plans that are Multiemployer Plans, the representations and warranties in this Section 3.11(a), other than any made with respect to (i) liability under Section 4201 or 4204 of ERISA or (ii) liability for termination or reorganization of such Plans under ERISA, are made to the best knowledge of the Borrower.

(b)           All Foreign Plans are in compliance with, and have been established, administered and operated in accordance with, the terms of such Foreign Plans and applicable law, except for any failure to so comply, establish, administer or operate the Foreign Plans as would not reasonably be expected to have a Material Adverse Effect. All contributions or other payments which are due with respect to each Foreign Plan have been made in full and there are no funding deficiencies thereunder, except to the extent any such events would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 3.12.      Subsidiaries. Schedule 3.12 lists each Subsidiary of the Borrower (and the direct and indirect ownership interest of the Borrower therein) (a) on the Effective Date, and (b) immediately following the Acquisition. Each Guarantor and Unrestricted Subsidiary as of the Acquisition Date has been so designated on Schedule 3.12.

SECTION 3.13.      Intellectual Property. The Borrower and its Subsidiaries own, possess or can acquire on reasonable terms adequate trademarks, trade names and other rights to inventions, know-how, patents, copyrights, confidential information and other intellectual property that are necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, and have not received any notice of infringement of or conflict with asserted rights of others with respect to any intellectual property rights that, if determined adversely to the Borrower or any of its Subsidiaries, would individually or in the aggregate have a Material Adverse Effect.

SECTION 3.14.      Environmental Laws. Except for any matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (i) the Borrower and each of the Subsidiaries and all Oil and Gas Properties are in compliance with all Environmental Laws; (ii) neither the Borrower nor any Subsidiary has received written notice of any Environmental Claim or any other liability under any Environmental Law; (iii) neither the Borrower nor any Subsidiary has any actual knowledge of any facts or conditions that would form the basis of any Environmental Claim; (iv) neither the Borrower nor any Subsidiary is conducting any investigation, removal, remedial or other corrective action pursuant to any Environmental Law at any location; (v) no underground storage tank or related piping, or any impoundment or disposal area containing Hazardous Materials has been used by the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, is located at, on or under any Oil and Gas Properties currently owned or leased by the Borrower or any of its Subsidiaries; and (vi) neither the Borrower nor any of the Subsidiaries has treated, stored, transported, released or disposed or arranged for disposal or transport for disposal of Hazardous Materials at, on, under or from any currently or formerly owned or leased Oil and Gas Properties or facility in a manner that would reasonably be expected to give rise to liability of the Borrower or any Subsidiary under Environmental Law.

SECTION 3.15.      Properties.

(a)          Each of the Borrower and its Subsidiaries has valid fee simple title to, or valid leasehold interests in, or easements or other limited property interests in, all its real properties and has good and defensible title to its personal property and assets, in each case, except for Liens permitted hereunder and except for minor defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and except where the failure to have such title, interests or easements would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such properties and assets are free and clear of Liens, other than Liens permitted hereunder.

(b)         All material leases and agreements necessary for the conduct of the business of the Borrower and the Restricted Subsidiaries are valid and subsisting, in full force and effect, except to the extent that any such failure to be valid or subsisting would not reasonably be expected to have a Material Adverse Effect.

(c)          The rights and properties presently owned, leased or licensed by the Credit Parties including all easements and rights of way, include all rights and properties necessary to permit the Credit Parties to conduct their respective businesses as currently conducted, except to the extent any failure to have any such rights or properties would not reasonably be expected to have a Material Adverse Effect.

(d)         All of the properties of the Borrower and the Subsidiaries that are reasonably necessary for the operation of their businesses are in good working condition and are maintained in accordance with prudent business standards, except to the extent any failure to satisfy the foregoing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 3.16.      Solvency.

(a)          On the Effective Date, immediately after giving effect to the Transactions that occur on the Effective Date, (i) the fair value of the assets of the Borrower and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Borrower and its Subsidiaries on a consolidated basis; (ii) the present fair saleable value of the property of the Borrower and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower and its Subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Borrower and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Borrower and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Effective Date.

(b)         On the Effective Date, the Borrower does not intend to, and the Borrower does not believe that it or any of its Subsidiaries will, incur debts beyond their ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by them or any such subsidiary and the timing and amounts of cash to be payable on or in respect of their Indebtedness or the Indebtedness of any such Subsidiary.

SECTION 3.17.      No Material Adverse Effect. There has been no event or circumstance that has had or would reasonably be expected to have a Company Material Adverse Effect since December 31, 2010.

SECTION 3.18.      Patriot Act; OFAC; FCPA.

(a)          Each Credit Party is in compliance in all material respects with the material provisions of the USA Patriot Act, and the Borrower has provided to the Administrative Agent all information related to the Credit Parties (including but not limited to names, addresses and tax identification numbers (if applicable)) reasonably requested in writing by the Administrative Agent that is required by the USA Patriot Act to be obtained by the Administrative Agent or any Lender.

(b)         None of the Borrower or any of its Subsidiaries nor, to the knowledge of Borrower, any of their directors, officers, agents or employees is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or equivalent European Union measure; and the Borrower will not directly or indirectly use the proceeds of the Loans or lend, contribute or otherwise make available such proceeds to any person, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC or equivalent European Union measure.

(c)          None of the Borrower or any of its Subsidiaries nor, to the knowledge of the Borrower, any of their directors, officers, agents or employees has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) made any direct or indirect unlawful payment to any government official or employee from corporate funds, (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977 or the Bribery Act 2010 of the United Kingdom or similar law of the European Union or any European Union Member State or similar law of a jurisdiction in which the Borrower or any of its Subsidiaries conduct their business and to which they are lawfully subject or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

SECTION 3.19.      Oil and Gas Reserves; Imbalances; Well Bores; Production. The oil and gas reserve estimates for EP Energy L.L.C. and its subsidiaries as of December 31, 2011 contained in the Offering Memorandum were prepared by EP Energy L.L.C. and its subsidiaries and audited by Ryder Scott Company, L.P. (the “Engineer”), and the Borrower has no reason to believe that such estimates do not fairly reflect the oil and gas reserves of EP Energy L.L.C. and its subsidiaries as of December 31, 2011. The information underlying such estimates, including commodity prices, was true and correct in all material respects on the date such estimates were made, and there have been no material changes to such information since the date of such estimates, other than normal production of reserves, the impact of changes in commodity prices, and costs and fluctuations in demand for oil and natural gas, except as disclosed in the Offering Memorandum.

SECTION 3.20.      Hedging. The information with respect to hedging arrangements of EP Energy L.L.C. and its subsidiaries contained in the Offering Memorandum were prepared by EP Energy L.L.C. and its subsidiaries, and the Borrower has no reason to believe that such information does not fairly reflect the hedging arrangements of EP Energy L.L.C. and its subsidiaries as of date of the Offering Memorandum. Such information was true and correct in all material respects on the date of the Offering Memorandum.

ARTICLE IV

Conditions Precedent

SECTION 4.01.      Conditions Precedent to Effectiveness of this Agreement. The effectiveness of this Agreement is subject to the satisfaction of the following conditions, except as otherwise agreed or waived pursuant to Section 9.01:

(a)          The Administrative Agent shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b)         The Administrative Agent shall have received, on behalf of itself, the Collateral Agent and the Lenders, a written opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP, counsel to the Borrower and the Effective Date Guarantor, (i) dated the Effective Date,

(ii) addressed to the Administrative Agent and the Lenders on the Effective Date and (iii) in form and substance reasonably satisfactory to the Administrative Agent. The Borrower hereby instructs such counsel to deliver such legal opinion.

(c)           The Administrative Agent shall have received:

(1)           a copy of the certificate of formation or incorporation, as applicable, including all amendments thereto, of each of the Borrower and the Effective Date Guarantor, certified as of a recent date by the Secretary of State of Delaware, and a certificate as to the good standing of the Borrower and the Effective Date Guarantor as of a recent date from such Secretary of State, and certificates of good standing and/or qualifications to do business as a foreign corporation in such jurisdictions as the Lead Arrangers reasonably request;

(2)           a certificate of the Secretary or Assistant Secretary or similar officer of each of the Borrower and the Effective Date Guarantor dated the Effective Date and certifying:

(i)            that attached thereto is a true and complete copy of the limited liability company agreement or by-laws, as applicable, of such Person as in effect on the Effective Date and at all times since a date prior to the date of the resolutions described in clause (ii) below,

(ii)           that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors (or managing general partner, managing member or equivalent) of such Person authorizing the execution, delivery and performance of this Agreement and the borrowings hereunder and each other Loan Document entered into on the Effective Date, and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Effective Date,

(iii)          that the certificate of formation or incorporation, as applicable, of such Person has not been amended since the date of the last amendment thereto disclosed pursuant to clause (1) above,

(iv)          as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of the Borrower and the Effective Date Guarantor, and

(v)           as to the absence of any pending proceeding for the dissolution or liquidation of the Borrower or the Effective Date Guarantor; and

(3)           a certificate of a director or an officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary or similar officer executing the certificate pursuant to clause (2) above.

(d)           The Administrative Agent shall have received executed copies of the Subsidiary Guarantee, executed by the Effective Date Guarantor.

(e)           The Administrative Agent shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the USA PATRIOT Act that has been requested not less than five (5) Business Days prior to the Effective Date.

(f)            Since December 31, 2010, no change, event, circumstance, development, state of facts, or condition has occurred (or existed, as applicable) that would, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect.

(g)           The representations and warranties in Article III of this Agreement shall be true and correct in all material respects as of such date (except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date)). The Administrative Agent shall have received a certificate, dated the Effective Date, signed on behalf of the Borrower by the President or any Vice President or a Secretary or Treasurer of the Borrower, in which the Borrower, to the best of its knowledge after reasonable investigation, shall state that the representations and warranties in Article III of this Agreement are true and correct in all material respects as of such date (except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date)).

(h)           The Administrative Agent shall have received evidence satisfactory to it of the effectiveness of the Effective Date Escrow Agreement and the deposit by (or on behalf of) the Borrower into the Effective Date Escrow Account of an amount in cash and/or Cash Equivalents (a portion of which may be funded through letters of credit) equal to the amount of the Commitment Fees that would be paid to the Lenders on the Funding Date, assuming both that the Funding Date occurs on the Escrow Funding Deadline and that the maximum possible amount of the Loans is borrowed on such date. The Effective Date Escrow Agreement will be effective to create a first-priority security interest in the Effective Date Escrow Account for the benefit of the Collateral Agent, on behalf of the Lenders.

(i)            The Administrative Agent shall have received evidence reasonably satisfactory to it of the consummation of the offering of the Senior Notes and the Senior Secured Notes resulting in gross proceeds to the Borrower of not less than $2,750,000,000 and of the deposit of such gross proceeds into escrow for release upon consummation of the Acquisition and otherwise on terms reasonably satisfactory to the Lead Arrangers.

SECTION 4.02.      Conditions Precedent to Borrowing if the Funding Date Occurs Concurrently with the Acquisition Date. If the Funding Date occurs concurrently with the Acquisition Date, the obligations of the Lenders to make the Loans are subject to the satisfaction of the following conditions, simultaneously or substantially concurrently with the making of the Loans, on or prior to the Escrow Funding Deadline, except as otherwise agreed or waived pursuant to Section 9.01:

(a)           Other than in respect of deliverables to be provided after the Acquisition Date pursuant to Section 6.16, the Administrative Agent shall have received, on behalf of itself, the Collateral Agent and the Lenders, a written opinion of (i) Paul, Weiss, Rifkind, Wharton & Garrison LLP, counsel to the Credit Parties, and (ii) each local counsel specified on Schedule 4.02(a), in each case (A) dated the Funding Date, (B) addressed to the Administrative Agent, the Collateral Agent and the Lenders and (C) in form and substance reasonably satisfactory to the Administrative Agent. The Borrower and the other Credit Parties hereby instruct such counsel to deliver such legal opinions.

(b)           Other than in respect of deliverables to be provided after the Acquisition Date pursuant to Section 6.16, the Administrative Agent shall have received, in the case of each Credit Party, each of the items referred to in clauses (1), (2) and (3) below:

(1)           a copy of the certificate or articles of incorporation, certificate of limited partnership or certificate of formation, including all amendments thereto, of each Credit Party, in each case, certified as of a recent date by the Secretary of State (or other similar official) of the jurisdiction of its organization, and a certificate as to the good standing (to the extent such concept or a similar concept exists under the laws of such jurisdiction) of each such Credit Party as of a recent date from such Secretary of State (or other similar official);

(2)           a certificate of the Secretary or Assistant Secretary or similar officer of each Credit Party dated the Funding Date and certifying:

(i)            that attached thereto is a true and complete copy of the by-laws (or partnership agreement, limited liability company agreement or other equivalent governing documents) of such Credit Party as in effect on the Funding Date and at all times since a date prior to the date of the resolutions described in clause (ii) below,

(ii)           that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors (or managing general partner, managing member or equivalent) of such Credit Party authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Funding Date,

(iii)          that the certificate or articles of incorporation, certificate of limited partnership, articles of incorporation or certificate of formation of such Credit Party has not been amended since the date of the last amendment thereto disclosed pursuant to clause (1) above,

(iv)          as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Credit Party, and

(v)           as to the absence of any pending proceeding for the dissolution or liquidation of such Credit Party; and

(3)           a certificate of a director or an officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary or similar officer executing the certificate pursuant to clause (2) above.

(c)           The Administrative Agent shall have received an Officers’ Certificate certifying that, prior to or concurrently with such funding of the Loans, (i) the Acquisition has been consummated and the Debt Repayment effected in all material respects as described under “Summary — The Transactions” in the Offering Memorandum, (ii) the RBL Facility has been entered into and is in full force and effect, (iii) the Equity Investments have been made, (iv) the proceeds from the Senior Notes and the Senior Secured Notes have been released from escrow, and the proceeds received from the transactions described in clauses (ii), (iii) and (iv) of this clause (d), when taken together with the net proceeds from the Loans, are in an aggregate amount sufficient to fund the Acquisition and to pay the Transaction Expenses, and (v) the Subsidiary Guarantors that have on such date guaranteed the Credit Agreement have guaranteed the Obligations under the Loans and this Agreement in accordance with the Subsidiary Guarantees.

(d)           The Administrative Agent shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the USA PATRIOT Act that has been requested not less than five (5) Business Days prior to the Funding Date.

(e)           The Administrative Agent shall have received a Notice of Borrowing as required by Section 2.03(a).

(f)            The Lenders shall have received all accrued and unpaid Commitment Fees due and payable on the Funding Date.

SECTION 4.03.      Conditions Precedent to Borrowing if the Funding Date Occurs Prior to the Acquisition Date. If the Funding Date occurs prior to the Acquisition Date, the obligations of the Lenders to make the Loans are subject to the satisfaction of the following conditions, simultaneously or substantially concurrently with the making of the Loans, on or prior to the Escrow Funding Deadline, except as otherwise agreed or waived pursuant to Section 9.01:

(a)           The Administrative Agent shall have received, on behalf of itself, the Collateral Agent and the Lenders, a written opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP, counsel to the Borrower, (i) dated the Funding Date, (ii) addressed to the Administrative Agent, the Collateral Agent and the Lenders and (iii) in form and substance reasonably satisfactory to the Administrative Agent. The Borrower hereby instructs such counsel to deliver such legal opinion.

(b)           The Administrative Agent shall have received a Notice of Borrowing as required by Section 2.03(a).

(c)           The Lenders shall have received all accrued and unpaid Commitment Fees due and payable on the Funding Date.

(d)           The Administrative Agent shall have received evidence satisfactory to it of the effectiveness of the Funding Date Escrow Agreement and the deposit by (or on behalf of) the Borrower in to the Funding Date Escrow Account of the gross proceeds of the Loans, together with an amount in cash and/or Cash Equivalents (a portion of which may be funded through letters of credit) equal to the Additional Escrow Amount. The Funding Date Escrow Agreement will be effective to create a first-priority security interest in the Funding Date Escrow Account for the benefit of the Collateral Agent, on behalf of the Lenders.

(e)           The Administrative Agent shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-

money laundering rules and regulations, including without limitation, the USA PATRIOT Act that has been requested not less than five (5) Business Days prior to the Funding Date.

SECTION 4.04.      Conditions Precedent to Release of Funds from Funding Date Escrow Account on the Acquisition Date. The obligation of the Administrative Agent to instruct the Funding Date Escrow Agent to release the funds from the Funding Date Escrow Account on the Acquisition Date to the Borrower is subject to the satisfaction of the following conditions, simultaneously or substantially concurrently with the making of the Loans, on or prior to the Outside Date, except as otherwise agreed or waived pursuant to Section 9.01:

(a)           The Administrative Agent and the Funding Date Escrow Agent shall have received an Officers’ Certificate instructing the Funding Date Escrow Agent to release the funds from the Funding Date Escrow Account and certifying that, prior to or concurrently with the release of such funds from escrow (i) the Acquisition has been consummated and the Debt Repayment effected in all material respects as described under “Summary — The Transactions” in the Offering Memorandum, (ii) the RBL Facility has been entered into and is in full force and effect, (iii) the Equity Investments have been made, (iv) the proceeds from the Senior Notes and the Senior Secured Notes have been released from escrow (and the proceeds received from the transactions described in clauses (ii), (iii) and (iv) of this clause (a), when taken together with the net proceeds from the Loans, are in an aggregate amount sufficient to fund the Acquisition and to pay the Transaction Expenses), and (v) the Subsidiary Guarantors that have on such date guaranteed the Credit Agreement have guaranteed the Obligations under the Loans in accordance with the Subsidiary Guarantee.

It is understood and agreed that the obligations of the Lenders to make the Loans are subject solely to the satisfaction of the conditions set forth in Section 4.02 or Section 4.03, as applicable, and the Loans shall be made upon such satisfaction even if a Default or Event of Default has occurred and is then continuing (or would have occurred had the Borrower or any of its Subsidiaries (after giving effect to the Transactions) been subject to all of the provisions of this Agreement from and after the Effective Date).

ARTICLE V

Successor Company

SECTION 5.01.                      When Borrower May Merge or Transfer Assets.

The Borrower shall not, directly or indirectly, consolidate, amalgamate or merge with or into or wind up or convert into (whether or not the Borrower is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless:

(i)            the Borrower is the surviving person or the Person formed by or surviving any such consolidation, amalgamation, merger, winding up or conversion (if other than the Borrower) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (the Borrower or such Person, as the case may be, being herein called the “Successor Company”);

(ii)           the Successor Company (if other than the Borrower) expressly assumes all the obligations of the Borrower under this Agreement pursuant to documents or instruments in form reasonably satisfactory to the Administrative Agent;

(iii)          immediately after giving pro forma effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

(iv)          immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period (and treating any Indebtedness which becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), either

(A)          the Successor Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 6.03(a); or

(B)           the Fixed Charge Coverage Ratio for the Successor Company and its Restricted Subsidiaries would be greater than the Fixed Charge Coverage Ratio for the Borrower and its Restricted Subsidiaries immediately prior to such transaction;

(v)           if the Borrower is not the Successor Company, each Subsidiary Guarantor, unless it is the other party to the transactions described above, shall have by amendment confirmed that its Subsidiary Guarantee shall apply to such Person’s obligations under this Agreement and the Loans; and

(vi)          the Successor Company shall have delivered to the Administrative Agent an Officers’ Certificate and an opinion of counsel, each stating that such consolidation, merger, amalgamation or transfer and such amendments (if any) comply with this Agreement.

The Successor Company (if other than the Borrower) will succeed to, and be substituted for, the Borrower under this Agreement and the Loans, and in such event the Borrower shall be automatically released and discharged from its obligations under this Agreement and the Loans. Notwithstanding the foregoing clauses (iii) and (iv) of this Section 5.01, (a) the Borrower or any Restricted Subsidiary may merge, consolidate or amalgamate with or transfer all or part of its properties and assets to the Borrower or to a Restricted Subsidiary, and (b) the Borrower may merge, consolidate or amalgamate with an Affiliate incorporated solely for the purpose of reincorporating the Borrower in another state of the United States, the District of Columbia or any territory of the United States or may convert into a corporation, partnership or limited liability company organized under the laws of any state of the United States, the District of Columbia or any territory of the United States, so long as the amount of Indebtedness of the Borrower and its Restricted Subsidiaries is not increased thereby. This Section 5.01 shall not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Borrower and the Restricted Subsidiaries.

SECTION 5.02.                      When Subsidiary Guarantors May Merge or Transfer Assets.

Subject to the provisions of Section 9.20 relating to the sale or disposition of a Restricted Subsidiary of the Borrower that is a Subsidiary Guarantor, no Subsidiary Guarantor will, and the Borrower will not permit any Subsidiary Guarantor to, consolidate, amalgamate or merge with or into or wind up into (whether or not such Subsidiary Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless:

(i)            either (a) such Subsidiary Guarantor is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than such Subsidiary Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a company, corporation, partnership or limited liability company (in the case of such Subsidiary Guarantor) or similar entity organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Subsidiary Guarantor or such Person, as the case may be, being herein called the “Successor Subsidiary Guarantor”) and the Successor Subsidiary Guarantor (if other than such Subsidiary Guarantor) expressly assumes all the obligations of such Subsidiary Guarantor under this Agreement and the Loans or the Subsidiary Guarantee, as applicable, pursuant to a joinder agreement in form reasonably satisfactory to the Administrative Agent, or (b) such sale or disposition or consolidation, amalgamation or merger is not in violation of Section 6.06; and

(ii)           the Successor Subsidiary Guarantor (if other than such Subsidiary Guarantor) shall have delivered or caused to be delivered to the Administrative Agent an Officers’ Certificate and an opinion of counsel, each stating that such consolidation, amalgamation, merger or transfer and such supplemental indenture (if any) comply with this Agreement.

Subject to Section 9.20, the Successor Subsidiary Guarantor (if other than such Subsidiary Guarantor) will succeed to, and be substituted for, such Subsidiary Guarantor under this Agreement and the Loans or the Subsidiary Guarantee, as applicable, and such Subsidiary Guarantor will automatically be released and discharged from its obligations under this Agreement and its Subsidiary Guarantee. Notwithstanding the foregoing, (1) a Subsidiary Guarantor may merge, amalgamate or consolidate with an Affiliate incorporated solely for the purpose of reincorporating such Subsidiary Guarantor in another state of the United States, the District of Columbia or any territory of the United States or may convert into a limited liability company, corporation, partnership or similar entity organized or existing under the laws of any state of the United States, the District of Columbia or any territory of the United States so long as the amount of Indebtedness of such Subsidiary Guarantor is not increased thereby and (2) a Subsidiary Guarantor may merge, amalgamate or consolidate with the Borrower or another Subsidiary Guarantor.

In addition, notwithstanding the foregoing, a Subsidiary Guarantor may consolidate, amalgamate or merge with or into or wind up into, liquidate, dissolve, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets to the Borrower or any Subsidiary Guarantor.

ARTICLE VI

Covenants

SECTION 6.01.                      [Reserved].

SECTION 6.02.                      Reports and Other Information.

(a)           The Borrower shall file with the SEC (and provide the Administrative Agent with copies thereof, without cost to the Administrative Agent, within 15 days after it files them with the SEC),

(i)            within the time period specified in the SEC’s rules and regulations for non-accelerated filers, annual reports on Form 10-K (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form), except to the extent permitted to be excluded by the SEC,

(ii)           within the time period specified in the SEC’s rules and regulations for non-accelerated filers, reports on Form 10-Q (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form), except to the extent permitted to be excluded by the SEC,

(iii)          promptly from time to time after the occurrence of an event required to be therein reported (and in any event within the time period specified in the SEC’s rules and regulations), such other reports on Form 8-K (or any successor or comparable form), and

(iv)          subject to the foregoing, any other information, documents and other reports which the Borrower would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act;

provided, however, that the Borrower shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event the Borrower will make available such information to prospective assignees of the Loans in addition to providing such information to the Administrative Agent, in each case within 15 days after the time the Borrower would be required to file such information with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act, subject, in the case of any such information, certificates or reports provided prior to the effectiveness of the exchange offer registration statement or shelf registration statement with respect to the Senior Notes and the Senior Secured Notes, to exceptions and exclusions consistent with the presentation of financial and other information in the Offering Memorandum (including with respect to any periodic reports provided prior to effectiveness of the exchange offer registration statement or shelf registration statement with respect to the Senior Notes and the Senior Secured Notes, the omission of financial information required by Rule 3-10 under Regulation S-X promulgated by the SEC (or any successor provision)).

If the Borrower has designated any of its Subsidiaries as an Unrestricted Subsidiary and if any such Unrestricted Subsidiary or group of Unrestricted Subsidiaries, if taken together as one Subsidiary, would constitute a Significant Subsidiary of the Borrower, then the annual and quarterly information required pursuant to clauses (a)(i) and (a)(ii) above shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of the Borrower and its Restricted Subsidiaries separate from the financial condition and results of operations of such Unrestricted Subsidiaries.

Notwithstanding the foregoing, the Borrower shall not be required to furnish any information, certificates or reports required by Items 307 or 308 of Regulation S-K prior to the effectiveness of the exchange offer registration statement or shelf registration statement with respect to the Senior Notes and the Senior Secured Notes, as applicable.

(b)           In the event that:

(i)            the rules and regulations of the SEC permit the Borrower and any direct or indirect parent of the Borrower to report at such parent entity’s level on a consolidated basis and such parent entity of the Borrower is not engaged in any business in any material respect other than incidental to its ownership, directly or indirectly, of the capital stock of the Borrower, or

(ii)           any direct or indirect parent of the Borrower is or becomes a guarantor of the Loans,

consolidated reporting at such parent entity’s level in a manner consistent with that described in this Section 6.02 for the Borrower shall satisfy this Section 6.02 and the Borrower is permitted to satisfy its obligations in this Section 6.02 with respect to financial information relating to the Borrower by furnishing financial information relating to such direct or indirect parent; provided that such financial information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such direct or indirect parent and any of its Subsidiaries other than the Borrower and its Subsidiaries, on the one hand, and the information relating to the Borrower and the Subsidiaries of the Borrower on a standalone basis, on the other hand.

Notwithstanding the foregoing, the Borrower will be deemed to have furnished such reports referred to in this Section 6.02 to the Administrative Agent if the Borrower has (i) filed such reports with the SEC via the EDGAR filing system and such reports are publicly available or (ii) posted such report on the Borrower’s website (or that of any of its parent companies); provided that the Borrower shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents.

SECTION 6.03.                      Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

(a)           The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness)

or issue any shares of Disqualified Stock; and the Borrower shall not permit any of its Restricted Subsidiaries (other than a Subsidiary Guarantor) to issue any shares of Preferred Stock; provided, however, that the Borrower and any Subsidiary Guarantor may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary of the Borrower that is not a Subsidiary Guarantor may Incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock or issue shares of Preferred Stock, in each case if the Fixed Charge Coverage Ratio of the Borrower for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period; provided, further, that any Restricted Subsidiary that is not a Subsidiary Guarantor may not Incur Indebtedness or issue shares of Disqualified Stock or Preferred Stock in excess of an amount, together with any Refinancing Indebtedness thereof pursuant to clause (b)(xv) below, equal to, after giving pro forma effect to such incurrence or issuance (including pro forma effect to the application of the net proceeds therefrom), the greater of $150.0 million and 2% of Adjusted Consolidated Net Tangible Assets of the Borrower and the Restricted Subsidiaries at the time of Incurrence (plus, in the case of any Refinancing Indebtedness, the Additional Refinancing Amount).

(b)           The limitations set forth in Section 6.03(a) shall not apply to:

(i)            the Incurrence by the Borrower or any Restricted Subsidiary of Indebtedness under the Credit Agreement and the issuance and creation of letters of credit and bankers’ acceptances thereunder up to an aggregate principal amount outstanding at any time that does not exceed the greatest of (1) $3.0 billion, (2) the sum of (x) $500.0 million and (y) 30% of Adjusted Consolidated Net Tangible Assets of the Borrower and its Restricted Subsidiaries at the time of Incurrence and (3) the Borrowing Base at the time of Incurrence;

(ii)           the Incurrence by the Borrower and the Subsidiary Guarantors of Indebtedness represented by (1) the Loans (including any guarantee thereof (including the Subsidiary Guarantees)), and (2) Indebtedness, including in respect of the Senior Notes and the Senior Secured Notes (including any guarantees thereof) in an aggregate principal amount for this clause (ii)(2) outstanding at any time that, together with any Refinancing Indebtedness in respect thereof Incurred pursuant to clause (xv) below, does not exceed $2,750,000,000 (plus, in the case of any Refinancing Indebtedness, the Additional Refinancing Amount);

(iii)          Indebtedness existing on the Effective Date (other than Indebtedness described in clauses (i) and (ii) of this Section 6.03(b));

(iv)          Indebtedness (including Capitalized Lease Obligations) Incurred by the Borrower or any of its Restricted Subsidiaries, Disqualified Stock issued by the Borrower or any of its Restricted Subsidiaries and Preferred Stock issued by any

Restricted Subsidiary to finance (whether prior to or within 270 days after) the acquisition, lease, construction, repair, replacement or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate principal amount that, when aggregated with the principal amount or liquidation preference of all other Indebtedness, Disqualified Stock or Preferred Stock then outstanding and Incurred pursuant to this clause (iv), together with any Refinancing Indebtedness in respect thereof Incurred pursuant to clause (xv) below, does not exceed the greater of $350.0 million and 5% of Adjusted Consolidated Net Tangible Assets at the time of Incurrence (plus, in the case of any Refinancing Indebtedness, the Additional Refinancing Amount);

(v)                                 Indebtedness Incurred by the Borrower or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit and bank guarantees issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, health, disability or other benefits to employees or former employees or their families or property, casualty or liability insurance or self-insurance, and letters of credit in connection with the maintenance of, or pursuant to the requirements of, environmental or other permits or licenses from governmental authorities, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims;

(vi)                              Indebtedness arising from agreements of the Borrower or any of its Restricted Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred in connection with the Transactions, any acquisition or disposition of any business, assets or a Subsidiary in accordance with the terms of this Agreement, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(vii)                           Indebtedness of the Borrower to a Restricted Subsidiary; provided that (except in respect of intercompany current liabilities incurred in the ordinary course of business in connection with the cash management, tax and accounting operations of the Borrower and its Subsidiaries) any such Indebtedness owed to a Restricted Subsidiary that is not a Subsidiary Guarantor is subordinated in right of payment to the obligations of the Borrower under the Loans; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Borrower or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien but not the transfer thereof upon foreclosure) shall be deemed, in each case, to be an Incurrence of such Indebtedness not permitted by this clause (vii);

(viii)                        shares of Preferred Stock of a Restricted Subsidiary issued to the Borrower or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Borrower or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock not permitted by this clause (viii);

(ix)                                Indebtedness of a Restricted Subsidiary to the Borrower or another Restricted Subsidiary; provided that if a Subsidiary Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not the Borrower or a Subsidiary Guarantor (except in respect of intercompany current liabilities incurred in the ordinary course of business in connection with the cash management, tax and accounting operations of the Borrower and its Subsidiaries), such Indebtedness is subordinated in right of payment to the Subsidiary Guarantee of such Subsidiary Guarantor; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary holding such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Borrower or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien but not the transfer thereof upon foreclosure) shall be deemed, in each case, to be an Incurrence of such Indebtedness not permitted by this clause (ix);

(x)                                   Hedging Obligations that are not incurred for speculative purposes but (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of this Agreement to be outstanding; (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges; or (3) for the purpose of fixing or hedging commodity price risk with respect to any commodity purchases or sales (including, without limitation, any commodity Hedging Obligation that is intended in good faith, at inception of execution, to hedge or manage any of the risks related to existing and/or forecasted Hydrocarbon production (whether or not contracted)) and, in each case, extensions or replacements thereof;

(xi)                                obligations (including reimbursement obligations with respect to letters of credit and bank guarantees) in respect of performance, bid, appeal and surety bonds and completion guarantees provided by the Borrower or any Restricted Subsidiary in the ordinary course of business or consistent with past practice or industry practice;

(xii)                             Indebtedness or Disqualified Stock of the Borrower or Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount or liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and Incurred pursuant to this clause (xii), together with any Refinancing Indebtedness in respect thereof incurred pursuant to clause (xv) below, does not exceed the greater of $500.0 million and 7% of Adjusted Consolidated Net Tangible Assets at the time of Incurrence (plus, in the case of any Refinancing Indebtedness, the Additional Refinancing Amount) (it being understood that any Indebtedness Incurred pursuant to this clause (xii) shall cease to be deemed Incurred or outstanding for purposes of this clause (xii) but shall be deemed Incurred for purposes of Section 6.03(a) from and after the first date on which the Borrower, or the Restricted Subsidiary, as the case may be, could have Incurred such Indebtedness under Section 6.03(a) without reliance upon this clause (xii));

(xiii)                          Indebtedness or Disqualified Stock of the Borrower or any Restricted Subsidiary and Preferred Stock of any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference at any time outstanding not greater than 100.0% of (I) the net cash proceeds received by the Borrower and its Restricted Subsidiaries since immediately after the Acquisition Date plus (II) the amount of net cash proceeds received by the Borrower in excess of $3,200,000,000 prior to or on the Acquisition Date, in each case, from the issue or sale of Equity Interests of the Borrower or any direct or indirect parent entity of the Borrower (which proceeds are contributed to the Borrower or its Restricted Subsidiary) or cash contributed to the capital of the Borrower (in each case other than proceeds of Disqualified Stock or sales of Equity Interests to, or contributions received from, the Borrower or any of its Subsidiaries) to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to clause (b) of Section 6.04 or to make Permitted Investments (other than Permitted Investments specified in clauses (1) and (3) of the definition thereof);

(xiv)                         any guarantee by the Borrower or any Restricted Subsidiary of Indebtedness or other obligations of the Borrower or any Restricted Subsidiary so long as the Incurrence of such Indebtedness Incurred by the Borrower or such Restricted Subsidiary is permitted under the terms of this Agreement; provided that (i) if such Indebtedness is by its express terms subordinated in right of payment to the Loans or the Subsidiary Guarantee of such Restricted Subsidiary, as applicable, any such guarantee with respect to such Indebtedness shall be subordinated in right of payment to the Loans or such Subsidiary Guarantee, as applicable, substantially to the same extent as such Indebtedness is subordinated to the Loans or the Subsidiary Guarantee, as applicable and (ii) if such guarantee is of Indebtedness of the Borrower, such guarantee is Incurred in accordance with, or not in contravention of, Section 6.09 solely to the extent such covenant is applicable;

(xv)                            the Incurrence by the Borrower or any of the Restricted Subsidiaries of Indebtedness or Disqualified Stock or Preferred Stock of a Restricted Subsidiary that serves to refund, refinance or defease any Indebtedness Incurred or Disqualified Stock or Preferred Stock issued as permitted under Section 6.03(a) or clauses (ii), (iii), (iv), (xii), (xiii), (xv) and (xvi) of Section 6.03(b) up to the outstanding principal amount (or, if applicable, the liquidation preference face amount, or the like) or, if greater, committed amount (only to the extent the committed amount could have been Incurred on the date of initial Incurrence) of such Indebtedness or Disqualified Stock or Preferred Stock, in each case at the time such Indebtedness was Incurred or Disqualified Stock or Preferred Stock was issued pursuant to Section 6.03(a) or clauses (ii), (iii), (iv), (xii), (xiii), (xv) and (xvi) of Section 6.03(b), or any Indebtedness, Disqualified Stock or Preferred Stock Incurred to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock, including any additional Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay premiums (including tender premiums), expenses, defeasance costs and fees in connection therewith (subject to the following proviso, “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(1)                                  has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded, refinanced or defeased and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Indebtedness, Disqualified Stock and Preferred Stock being refunded or refinanced that were due on or after the date that is one year following the last maturity date of any Loans then outstanding were instead due on such date (provided that this clause (1) will not apply to any refunding or refinancing of any Secured Indebtedness constituting First-Priority Lien Obligations);

(2)                                  to the extent such Refinancing Indebtedness refinances (a) Indebtedness junior to the Loans or a Subsidiary Guarantee, as applicable, such Refinancing Indebtedness is junior to the Loans or the Subsidiary Guarantee, as applicable, or (b) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Disqualified Stock or Preferred Stock; and

(3)                                  shall not include (X) Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor that refinances Indebtedness of the Borrower or a Subsidiary Guarantor, or (Y) Indebtedness of the Borrower or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary;

(xvi)                         Indebtedness, Disqualified Stock or Preferred Stock of (x) the Borrower or any Restricted Subsidiary incurred to finance an acquisition or (y) Persons that are acquired by the Borrower or any Restricted Subsidiary or merged, consolidated or amalgamated with or into the Borrower or any Restricted Subsidiary in accordance with the terms of this Agreement; provided that after giving effect to such acquisition or merger, consolidation or amalgamation, either:

(1)                                  the Borrower would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 6.03(a); or

(2)                                  the Fixed Charge Coverage Ratio of the Borrower would be greater than immediately prior to such acquisition or merger, consolidation or amalgamation;

(xvii)                      Indebtedness Incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is not recourse to the Borrower or any Restricted Subsidiary other than a Receivables Subsidiary (except for Standard Securitization Undertakings);

(xviii)                   Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of its Incurrence;

(xix)                           Indebtedness of the Borrower or any Restricted Subsidiary supported by a letter of credit or bank guarantee issued pursuant to Bank Indebtedness, in a principal amount not in excess of the stated amount of such letter of credit;

(xx)                              Indebtedness of Restricted Subsidiaries that are not Subsidiary Guarantors and Indebtedness Incurred on behalf of, or representing guarantees of Indebtedness of, joint ventures of the Borrower and any Restricted Subsidiary; provided, however, that the aggregate principal amount of Indebtedness Incurred under this clause (xx), when aggregated with the principal amount of all other Indebtedness then outstanding and Incurred pursuant to this clause (xx), does not exceed the greater of $150.0 million and 2% of Adjusted Consolidated Net Tangible Assets at the time of Incurrence (it being understood that any Indebtedness incurred pursuant to this clause (xx) shall cease to be deemed incurred or outstanding for purposes of this clause (xx) but shall be deemed incurred for the purposes of Section 6.03(a) from and after the first date on which such Restricted Subsidiary could have incurred such Indebtedness under Section 6.03(a) without reliance upon this clause (xx));

(xxi)                           Indebtedness of the Borrower or any Restricted Subsidiary consisting of (1) the financing of insurance premiums or (2) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business; and

(xxii)                        Indebtedness consisting of Indebtedness issued by the Borrower or a Restricted Subsidiary to current or former officers, directors and employees thereof or any direct or indirect parent thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Borrower or any direct or indirect parent of the Borrower to the extent described in clause (iv) of Section 6.04(b).

For purposes of determining compliance with this Section 6.03:

(1)                                  in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness described in clauses (i) through (xxii) of Section 6.03(b) or is entitled to be Incurred pursuant to Section 6.03(a), then the Borrower shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) in any manner that complies with Section 6.03; provided that (i) only Indebtedness outstanding under the Credit Agreement in excess of $2,000,000,000 may be classified or reclassified as not incurred under clause (b)(i) of this Section 6.03 and (ii) the Senior Notes and the Senior Secured Notes (including any guarantees thereof) outstanding on the

Acquisition Date shall at all times be treated as incurred pursuant to clause (b)(ii)(2) of this Section 6.03;

(2)                                  at the time of incurrence, the Borrower will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in Sections 6.03(a) and (b) without giving pro forma effect to the Indebtedness Incurred pursuant to Section 6.03(b) when calculating the amount of Indebtedness that may be Incurred pursuant to Section 6.03(a);

(3)                                  if any Indebtedness denominated in U.S. dollars is exchanged, converted or refinanced into Indebtedness denominated in a foreign currency, then (in connection with such exchange, conversion or refinancing, and thereafter), the U.S. dollar amount limitations set forth in any of clauses (i) through (xxii) of Section 6.03(b) with respect to such exchange, conversion or refinancing shall be deemed to be the amount of such foreign currency, as applicable, into which such Indebtedness has been exchanged, converted or refinanced at the time of such exchange, conversion or refinancing; and

(4)                                  if any Indebtedness denominated in a foreign currency is exchanged, converted or refinanced into Indebtedness denominated in U.S. dollars, then (in connection with such exchange, conversion or refinancing, and thereafter), the U.S. dollar amount limitations set forth in any of clauses (i) through (xxii) of Section 6.03(b) with respect to such exchange, conversion or refinancing shall be deemed to be the amount of U.S. dollars into which such Indebtedness has been exchanged, converted or refinanced at the time of such exchange, conversion or refinancing.

Accrual of interest, the accretion of accreted value, the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as applicable, amortization of original issue discount, the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of Section 6.03. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with Section 6.03.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness other than as provided in clauses (3) and (4) above, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed or first Incurred (whichever yields the lower U.S. dollar equivalent), in the case of revolving credit debt.

Notwithstanding any other provision of this Section 6.03, the maximum amount of Indebtedness that the Borrower and its Restricted Subsidiaries may Incur pursuant to Section 6.03 shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, solely as a result of fluctuations in the exchange rate of currencies.

SECTION 6.04.                                                                 Limitation on Restricted Payments.

(a)                                  The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i)                                     declare or pay any dividend or make any distribution on account of the Borrower’s or any of its Restricted Subsidiaries’ Equity Interests, including any payment made in connection with any merger, amalgamation or consolidation involving the Borrower (other than (A) dividends or distributions payable solely in Equity Interests (other than Disqualified Stock) of the Borrower; or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary, the Borrower or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(ii)                                  purchase or otherwise acquire or retire for value any Equity Interests of the Borrower or any direct or indirect parent of the Borrower;

(iii)                               make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Subordinated Indebtedness of the Borrower or any Subsidiary Guarantor (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) Indebtedness permitted under clauses (vii) and (ix) of Section 6.03(b)); or

(iv)                              make any Restricted Investment

(all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(1)                                  no Default shall have occurred and be continuing or would occur as a consequence thereof;

(2)                                  immediately after giving effect to such transaction on a pro forma basis, the Borrower could Incur $1.00 of additional Indebtedness under Section 6.03(a); and

(3)                                  such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Borrower and its Restricted Subsidiaries after the Effective Date (including Restricted Payments permitted by clauses (i), (ii) (with respect to the payment of dividends on Refunding Capital Stock pursuant to clause (c) thereof), (vi)(c),

(viii) and (xiii)(b) of Section 6.04(b), but excluding all other Restricted Payments permitted by Section 6.04(b)), is less than the amount equal to the Cumulative Credit.

“Cumulative Credit” means the sum of (without duplication):

(i)                                     50% of the Consolidated Net Income of the Borrower for the period from July 1, 2012 to the end of the Borrower’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (taken as one accounting period, the “reference period”) (or, in case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus

(ii)                                  100% of (i) the aggregate net proceeds, including cash and the Fair Market Value (as determined in good faith by the Borrower) of property other than cash, received by the Borrower after the Acquisition Date plus (ii) the aggregate net proceeds, including cash and the Fair Market Value (as determined in good faith by the Borrower) of property other than cash, received by the Borrower in excess of $3,200,000,000 prior to or on the Acquisition Date (in each case, other than net proceeds to the extent such net proceeds have been used to incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to Section 6.03(b)(xiii)) from the issue or sale of Equity Interests of the Borrower or any direct or indirect parent entity of the Borrower (excluding Refunding Capital Stock, Designated Preferred Stock, Excluded Contributions and Disqualified Stock), including Equity Interests issued upon exercise of warrants or options (other than an issuance or sale to the Borrower or a Restricted Subsidiary), plus

(iii)                               100% of (i) the aggregate amount of contributions to the capital of the Borrower received in cash and the Fair Market Value (as determined in good faith by the Borrower) of property other than cash after the Acquisition Date plus (ii) the aggregate amount of contributions to the capital of the Borrower received in cash and the Fair Market Value (as determined in good faith by the Borrower) of property other than cash, in excess of $3,200,000,000 prior to or on the Acquisition Date (in each case, other than Excluded Contributions, Refunding Capital Stock, Designated Preferred Stock and Disqualified Stock and other than contributions to the extent such contributions have been used to incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to Section 6.03(b)(xiii)), plus

(iv)                              100% of the principal amount of any Indebtedness, or the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock of the Borrower or any Restricted Subsidiary issued after the Acquisition Date (other than Indebtedness or Disqualified Stock issued to a Restricted Subsidiary) which has been converted into or exchanged for Equity Interests in the Borrower (other than Disqualified Stock) or any direct or indirect parent of the Borrower (provided in the case of any such parent, such Indebtedness or Disqualified Stock is retired or extinguished), plus

(v)                                 100% of the aggregate amount received by the Borrower or any Restricted Subsidiary in cash and the Fair Market Value (as determined in good faith by the Borrower) of property other than cash received by the Borrower or any Restricted Subsidiary from:

(A)                              the sale or other disposition (other than to the Borrower or a Restricted Subsidiary) of Restricted Investments made by the Borrower and its Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from the Borrower and its Restricted Subsidiaries by any Person (other than the Borrower or any of its Restricted Subsidiaries) and from repayments of loans or advances, and releases of guarantees, which constituted Restricted Investments (other than in each case to the extent that the Restricted Investment was made pursuant to clause (vii) of Section 6.04(b)),

(B)                                the sale (other than to the Borrower or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary or

(C)                                a distribution or dividend from an Unrestricted Subsidiary, plus

(vi)                              in the event any Unrestricted Subsidiary has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary, the Fair Market Value (as determined in good faith by the Borrower) of the Investment of the Borrower or its Restricted Subsidiaries in such Unrestricted Subsidiary (which, if the Fair Market Value of such investment shall exceed $25.0 million, shall be determined by the Board of Directors of the Borrower) at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable) (other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary was made pursuant to clause (vii) of Section 6.04(b) or constituted a Permitted Investment).

(b)                                 The provisions of Section 6.04(a) shall not prohibit:

(i)                                     the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration thereof, if at the date of declaration or the giving notice of such irrevocable redemption, as applicable, such payment would have complied with the provisions of this Agreement;

(ii)                                  (A)                              the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) or Subordinated Indebtedness of the Borrower, any direct or indirect parent of the Borrower or any Subsidiary Guarantor in exchange for, or out of the proceeds of, the substantially concurrent sale of, Equity Interests of the Borrower or any direct or indirect parent of the Borrower or contributions to the equity capital of the Borrower (other than Disqualified Stock or any Equity Interests sold to a Subsidiary of the Borrower) (collectively, including any such contributions, “Refunding Capital Stock”);

(B)                                the declaration and payment of dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Borrower) of Refunding Capital Stock, and

(C)                                if immediately prior to the retirement of Retired Capital Stock, the declaration and payment of dividends thereon was permitted under clause (vi) of this Section 6.04(b) and not made pursuant to clause (ii)(B), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent of the Borrower) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Retired Capital Stock immediately prior to such retirement;

(iii)                               the redemption, repurchase, defeasance or other acquisition or retirement of Subordinated Indebtedness of the Borrower or any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Borrower or a Subsidiary Guarantor which is Incurred in accordance with Section 6.03 so long as

(A)                              the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount (or accreted value, if applicable), plus any accrued and unpaid interest, of the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired for value (plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired, any tender premiums, plus any defeasance costs, fees and expenses incurred in connection therewith),

(B)                                such Indebtedness is subordinated to the Loans or the related Subsidiary Guarantee, as the case may be, at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, defeased, acquired or retired for value,

(C)                                such Indebtedness has a final scheduled maturity date which is no earlier than the earlier of (x) the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and (y) 91 days following the last maturity date of any Loans then outstanding, and

(D)                               such Indebtedness has a Weighted Average Life to Maturity at the time Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being redeemed, repurchased, defeased, acquired or retired and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Subordinated Indebtedness being redeemed, repurchased, defeased, acquired or retired that were due on or after the date that is one year following the maturity date of any Loans then outstanding were instead due on such date;

(iv)                              a Restricted Payment to pay for the repurchase, retirement or other acquisition for value of Equity Interests of the Borrower or any direct or indirect parent of the Borrower held by any future, present or former employee, director or consultant of the Borrower or any direct or indirect parent of the Borrower or any Subsidiary of the Borrower pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided, however, that the aggregate Restricted Payments made under this clause (iv) do not exceed $50.0 million in any calendar year (which shall increase to $100.0 million subsequent to the consummation of an underwritten public Equity Offering of common stock), with unused amounts in any calendar year being permitted to be carried over to succeeding calendar years subject to a maximum of $75.0 million in any calendar year (which shall increase to $150.0 million subsequent to the consummation of an underwritten public Equity Offering of common stock); provided, further, however, that such amount in any calendar year may be increased by an amount not to exceed:

(A)                              the cash proceeds received by the Borrower or any of its Restricted Subsidiaries from the sale of Equity Interests (other than Disqualified Stock) of the Borrower or any direct or indirect parent of the Borrower (to the extent contributed to the Borrower) to members of management, directors or consultants of the Borrower and its Restricted Subsidiaries or any direct or indirect parent of the Borrower that occurs after the Acquisition Date (provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under Section 6.04(a)(3)); plus

(B)                                the cash proceeds of key man life insurance policies received by the Borrower or any direct or indirect parent of the Borrower (to the extent contributed to the Borrower) or the Restricted Subsidiaries after the Acquisition Date;

provided, that the Borrower may elect to apply all or any portion of the aggregate increase contemplated by clauses (A) and (B) above in any calendar year and provided, further, that cancellation of Indebtedness owing to the Borrower or any of its Restricted Subsidiaries from any present or former employees, directors, officers or consultants of Borrower, any Restricted Subsidiary or the direct or indirect parents of the Borrower in connection with a repurchase of Equity Interests of the Borrower or any of its direct or indirect parents will not be deemed to constitute a Restricted Payment for purposes of this Section 6.04 or any other provision of this Agreement;

(v)                            the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Borrower or any of its Restricted Subsidiaries issued or incurred in accordance with Section 6.03;

(vi)                              (A)                              the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Effective Date;

(B)                                     a Restricted Payment to any direct or indirect parent of the Borrower, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any direct or indirect parent of the Borrower issued after the Effective Date; provided that the aggregate amount of dividends declared and paid pursuant to this clause (B) does not exceed the net cash proceeds actually received by the Borrower from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after the Effective Date; and

(C)                                     the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to clause (ii) of this Section 6.04(b);

provided, however, in the case of each of clauses (A) and (C) above of this clause (vi), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis (including a pro forma application of the net proceeds therefrom), the Borrower would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

(vii)                           Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value (as determined in good faith by the Borrower), taken together with all other Investments made pursuant to this clause (vii) that are at that time outstanding, not to exceed the greater of $175.0 million and 2.5% of Adjusted Consolidated Net Tangible Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(viii)                        the payment of dividends after a public offering of Capital Stock of the Borrower or any direct or indirect parent of the Borrower on the Borrower’s Capital Stock (or a Restricted Payment to any such direct or indirect parent of the Borrower to fund the payment by such direct or indirect parent of the Borrower of dividends on such entity’s Capital Stock) of up to 6.0% per annum of the total market capitalization of the Borrower or any such direct or indirect parent of the Borrower as of the date of such public offering, other than public offerings with respect to the Borrower’s (or such direct or indirect parent’s) Capital Stock registered on Form S-4 or Form S-8 and other than any public sale constituting an Excluded Contribution;

(ix)                                Restricted Payments that are made with Excluded Contributions;

(x)                                   other Restricted Payments in an aggregate amount, when taken together with all other Restricted Payments made pursuant to this clause (x) that are at that time outstanding, not to exceed the greater of $225.0 million and 3% of Adjusted Consolidated Net Tangible Assets at the time made;

(xi)                                the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Borrower or a Restricted Subsidiary by, Unrestricted Subsidiaries;

(xii)                             (A)                              with respect to any taxable period for which the Borrower and/or any of its Subsidiaries are members of a consolidated, combined, affiliated, unitary or similar income tax group for U.S. federal and/or applicable state or local income tax purposes of which a direct or indirect parent of the Borrower is the common parent, or for which the Borrower is a partnership or disregarded entity for U.S. federal income tax purposes that is wholly-owned (directly or indirectly) by a C corporation for U.S. federal and/or applicable state or local income tax purposes, distributions to any direct or indirect parent of the Borrower in an amount not to exceed the amount of any U.S. federal, state and/or local income taxes that the Borrower and/or its Subsidiaries, as applicable, would have paid for such taxable period had the Borrower and/or its Subsidiaries, as applicable, been a stand-alone corporate taxpayer or a stand-alone corporate group; and

(B)                                with respect to any taxable period ending after the Effective Date for which the Borrower is a partnership or disregarded entity for U.S. federal income tax purposes (other than a partnership or disregarded entity described in clause (A)), distributions to any direct or indirect parent of the Borrower in an amount necessary to permit such direct or indirect parent of the Borrower to make a pro rata distribution to its owners such that each direct or indirect owner of the Borrower receives an amount from such pro rata distribution sufficient to enable such owner to pay its U.S. federal, state and/or local income taxes (as applicable) attributable to its direct or indirect ownership of the Borrower and its Subsidiaries with respect to such taxable period (assuming that each owner is subject to tax at the highest combined marginal federal, state, and/or local income tax rate applicable to any owner for such taxable period and taking into account the deductibility of state and local income taxes for U.S. federal income tax purposes (and any limitations thereon), the alternative minimum tax, any cumulative net taxable loss of the Borrower for prior taxable periods ending after the Effective Date to the extent such loss is of a character that would allow such loss to be available to reduce taxes in the current taxable period (taking into account any limitations on the utilization of such loss to reduce such taxes and assuming such loss had not already been utilized) and the character (e.g., long-term or short-term capital gain or ordinary or exempt) of the applicable income);

(xiii)                          any Restricted Payment, if applicable:

(A)                              in amounts required for any direct or indirect parent of the Borrower to pay fees and expenses (including franchise or similar taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of any direct or indirect parent of the Borrower and general corporate operating and overhead expenses of any direct or indirect parent of the Borrower in each case to the extent such fees and expenses are attributable to the ownership or operation of the Borrower, if applicable, and its Subsidiaries;

(B)                                in amounts required for any direct or indirect parent of the Borrower, if applicable, to pay interest and/or principal on Indebtedness the proceeds of which have been contributed to the Borrower or any Restricted Subsidiary and that has been guaranteed by, or is otherwise considered Indebtedness of, the Borrower Incurred in accordance with Section 6.03; and

(C)                                in amounts required for any direct or indirect parent of the Borrower to pay fees and expenses related to any unsuccessful equity or debt offering of such parent;

(xiv)                         repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(xv)                            purchases of receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing and the payment or distribution of Receivables Fees;

(xvi)                         Restricted Payments by the Borrower or any Restricted Subsidiary of the Borrower to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Capital Stock of any such Person;

(xvii)                      the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to provisions similar to those set forth in Section 2.06(a) and (b); provided that all Loans tendered in connection with a Change of Control or Asset Sale Offer, as applicable, have been repurchased, repaid or acquired for value;

(xviii)                   payments or distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, amalgamation, merger or transfer of all or substantially all of the assets of the Borrower and its Restricted Subsidiaries, taken as a whole, that complies with Article V; provided that as a result of such consolidation, amalgamation, merger or transfer of assets, the Borrower shall have made a Change of Control Offer (if required by this Agreement) and that all Loans tendered by Lenders in connection with such Change of Control Offer have been repurchased, repaid or acquired for value; and

(xix)                           any Restricted Payment used to fund the Transactions and the payment of fees and expenses Incurred in connection with the Transactions or owed by the Borrower or any direct or indirect parent of the Borrower or Restricted Subsidiaries of the Borrower to Affiliates, and any other payments made, including any such payments made to any direct or indirect parent of the Borrower to enable it to make payments in connection with the consummation of the Transactions, whether payable on the Effective Date or thereafter, in each case to the extent permitted by Section 6.07;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (vi)(B), (vii), (x), (xi) and (xiii)(B) of this Section 6.04(b), no Default shall have occurred and be continuing or would occur as a consequence thereof; provided, further, that any Restricted Payments made with property other than cash shall be calculated using the Fair Market Value (as determined in good faith by the Borrower) of such property.

(c)                                  As of the Effective Date, all of the Borrower’s Subsidiaries shall be Restricted Subsidiaries. The Borrower shall not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Borrower and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated shall be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation shall only be permitted if a Restricted Payment or Permitted Investment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

SECTION 6.05.                                         Dividend and Other Payment Restrictions Affecting Subsidiaries. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a)                                  (i) pay dividends or make any other distributions to the Borrower or any of its Restricted Subsidiaries (1) on its Capital Stock; or (2) with respect to any other interest or participation in, or measured by, its profits; or (ii) pay any Indebtedness owed to the Borrower or any of its Restricted Subsidiaries;

(b)                                 make loans or advances to the Borrower or any of its Restricted Subsidiaries; or

(c)                                  sell, lease or transfer any of its properties or assets to the Borrower or any of its Restricted Subsidiaries;

except in each case for such encumbrances or restrictions existing under or by reason of:

(i)                                     (x) contractual encumbrances or restrictions in effect on the Effective Date, including pursuant to the Senior Notes (including any guarantee thereof) and the Senior Secured Notes (including any guarantee thereof) and (y) contractual encumbrances or restrictions pursuant to the Credit Agreement and the other Credit Agreement Documents and, in each case, any similar contractual encumbrances effected by any amendments, modifications, restatements, renewals, supplements, refundings, replacements or refinancings of such agreements or instruments;

(ii)                                  this Agreement or the Subsidiary Guarantees;

(iii)                               applicable law or any applicable rule, regulation or order;

(iv)                              any agreement or other instrument of a Person acquired by the Borrower or any Restricted Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof or to provide all or any portion of the funds or credit support utilized to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired;

(v)                                 contracts or agreements for the sale of assets, including any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Capital Stock or assets of such Restricted Subsidiary;

(vi)                              Secured Indebtedness otherwise permitted to be Incurred pursuant to Sections 6.03 and 6.10 that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(vii)                           restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(viii)                        customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(ix)                                purchase money obligations for property acquired and Capitalized Lease Obligations in the ordinary course of business that impose restrictions of the nature discussed in clause (c) above on the property so acquired;

(x)                                   customary provisions contained in leases, licenses and other similar agreements entered into in the ordinary course of business;

(xi)                                in the case of clause (c) above, any encumbrance or restriction that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease (including leases governing leasehold interests or Farm-In Agreements or Farm-Out Agreements relating to leasehold interests in Oil and Gas Properties), license or similar contract, or the assignment or transfer of any such lease (including leases governing leasehold interests or Farm-In Agreements or Farm-Out Agreements relating to leasehold interests in Oil and Gas Properties), license (including without limitations, licenses of intellectual property) or other contracts;

(xii)                             any encumbrance or restriction of a Receivables Subsidiary effected in connection with a Qualified Receivables Financing; provided, however, that such restrictions apply only to such Receivables Subsidiary;

(xiii)                          other Indebtedness, Disqualified Stock or Preferred Stock (a) of the Borrower or any Restricted Subsidiary that is a Subsidiary Guarantor or a Foreign Subsidiary or (b) of any Restricted Subsidiary that is not a Subsidiary Guarantor or a Foreign Subsidiary so long as such encumbrances and restrictions contained in any agreement or instrument will not materially affect the Borrower’s ability to make anticipated principal or interest payments on the Loans (as determined in good faith by the Borrower), provided that in the case of each of clauses (a) and (b), such Indebtedness,

Disqualified Stock or Preferred Stock is permitted to be Incurred subsequent to the Effective Date not in violation of Section 6.03;

(xiv)                         any Restricted Investment not prohibited by Section 6.04 and any Permitted Investment;

(xv)                            any customary encumbrances or restrictions imposed pursuant to any agreement of the type described in the definition of “Permitted Business Investment”; or

(xvi)                         any encumbrances or restrictions of the type referred to in clauses (a), (b) or (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (xv) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with this Section 6.05, (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to the Borrower or a Restricted Subsidiary to other Indebtedness Incurred by the Borrower or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

SECTION 6.06.                                                                 Asset Sales.

The Borrower shall not, and shall not permit any Restricted Subsidiary to, cause or make an Asset Sale, unless (x) the Borrower or any of its Restricted Subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by the Borrower) of the assets sold or otherwise disposed of, and (y) at least 75% of the consideration therefor received by the Borrower or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents or Additional Assets; provided that the amount of:

(i)                                     any liabilities (as shown on the Borrower’s or a Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of the Borrower or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Loans or any Subsidiary Guarantee) that are assumed by the transferee of any such assets or that are otherwise cancelled or terminated in connection with the transaction with such transferee,

(ii)                                  any notes or other obligations or other securities or assets received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash within 180 days of the receipt thereof (to the extent of the cash received),

(iii)                               with respect to any Asset Sale of Oil and Gas Properties by the Borrower or any Restricted Subsidiary, the costs and expenses related to the exploration, development, completion or production of such Oil and Gas Properties and activities related thereto agreed to be assumed by the transferee (or an Affiliate thereof), and

(iv)                              any Designated Non-cash Consideration received by the Borrower or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value (as determined in good faith by the Borrower), taken together with all other Designated Non-cash Consideration received pursuant to this clause (iv) that is at that time outstanding, not to exceed the greater of 4% of Adjusted Consolidated Net Tangible Assets and $300.0 million at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value), shall be deemed to be Cash Equivalents for the purposes of this Section 6.06.

SECTION 6.07.                                                                 Transactions with Affiliates.

(a)                                  The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Borrower (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $20.0 million, unless:

(i)                                          such Affiliate Transaction is on terms that are not materially less favorable to the Borrower or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Borrower or such Restricted Subsidiary with an unrelated Person; and

(ii)                                       with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $40.0 million, the Borrower delivers to the Administrative Agent a resolution adopted in good faith by the majority of the Board of Directors of the Borrower, approving such Affiliate Transaction and set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (i) above.

(b)                                 The provisions of Section 6.07(a) shall not apply to the following:

(i)                                          transactions between or among the Borrower and/or any of its Restricted Subsidiaries (or an entity that becomes a Restricted Subsidiary as a result of such transaction) and any merger, consolidation or amalgamation of the Borrower and any direct parent of the Borrower; provided that such parent shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of the Borrower and such merger, consolidation or amalgamation is otherwise in compliance with the terms of this Agreement and effected for a bona fide business purpose;

(ii)                                       Restricted Payments permitted by Section 6.04 and Permitted Investments;

(iii)                                    the payment of reasonable and customary fees and reimbursement of expenses paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Borrower, any Restricted Subsidiary, or any direct or indirect parent of the Borrower;

(iv)                                   transactions in which the Borrower or any Restricted Subsidiary, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Borrower or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (i) of Section 6.07(a);

(v)                                      payments or loans (or cancellation of loans) to officers, directors, employees or consultants which are approved by a majority of the Board of Directors of the Borrower in good faith;

(vi)                                   any agreement as in effect as of the Effective Date or any amendment thereto (so long as any such agreement together with all amendments thereto, taken as a whole, is not more disadvantageous to the Lenders in any material respect than the original agreement as in effect on the Effective Date) or any transaction contemplated thereby as determined in good faith by the Borrower;

(vii)                                the existence of, or the performance by the Borrower or any of its Restricted Subsidiaries of its obligations under the terms of any stockholders or limited liability company agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Effective Date, and any transaction, agreement or arrangement described in the Offering Memorandum and, in each case, any amendment thereto or similar transactions, agreements or arrangements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Borrower or any of its Restricted Subsidiaries of its obligations under, any future amendment to any such existing transaction, agreement or arrangement or under any similar transaction, agreement or arrangement entered into after the Effective Date shall only be permitted by this clause (vii) to the extent that the terms of any such existing transaction, agreement or arrangement together with all amendments thereto, taken as a whole, or new transaction, agreement or arrangement are not otherwise more disadvantageous to the Lenders in any material respect than the original transaction, agreement or arrangement as in effect on the Effective Date;

(viii)                             the execution of the Transactions, and the payment of all fees and expenses related to the Transactions, including fees to the Sponsors;

(ix)                                     (A) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement, which are fair to the Borrower and its Restricted Subsidiaries in the reasonable determination of the Board of Directors or the senior management of the Borrower, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party or (B) transactions with joint ventures or Unrestricted Subsidiaries entered into in the ordinary course of business and consistent with past practice or industry norm;

(x)                                        any transaction effected as part of a Qualified Receivables Financing;

(xi)                                     the issuance of Equity Interests (other than Disqualified Stock) of the Borrower to any Person;

(xii)                                  the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Borrower or any direct or indirect parent of the Borrower or of a Restricted Subsidiary, as appropriate, in good faith;

(xiii)                               the entering into of any tax sharing agreement or arrangement that complies with clause (xii) of Section 6.04(b);

(xiv)                              any contribution to the capital of the Borrower;

(xv)                                 transactions permitted by, and complying with, the provisions of Article V;

(xvi)                              transactions between the Borrower or any of its Restricted Subsidiaries and any Person, a director of which is also a director of the Borrower or any direct or indirect parent of the Borrower; provided, however, that such director abstains from voting as a director of the Borrower or such direct or indirect parent, as the case may be, on any matter involving such other Person;

(xvii)                           pledges of Equity Interests of Unrestricted Subsidiaries;

(xviii)                        the formation and maintenance of any consolidated group or subgroup for tax, accounting or cash pooling or management purposes in the ordinary course of business;

(xix)                                any employment agreements entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(xx)                                   the payment of management, consulting, monitoring and advisory fees and related expenses (including indemnification and other similar amounts) to the Sponsors pursuant to the Sponsor Management Agreement (plus any unpaid management, consulting, monitoring, advisory and other fees and related expenses (including indemnification and other similar amounts) accrued in any prior year) and the termination fees pursuant to the Sponsor Management Agreement, in each case as in effect on the Effective Date or any amendment or modification thereto (so long as, in the good faith judgment of the Board of Directors of the Borrower, any such amendment or modification is not more disadvantageous, taken as a whole, to Lenders in any material respect as compared to the Sponsor Management Agreement in effect on the Effective Date);

(xxi)                           payments by the Borrower or any of its Restricted Subsidiaries to any of the Sponsors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by a majority of the Board of Directors of the Borrower in good faith;

(xxii)                        transactions undertaken in good faith (as certified by a responsible financial or accounting officer of the Borrower in an Officers’ Certificate) for the purpose of improving the consolidated tax efficiency of the Borrower and its Subsidiaries and not for the purpose of circumventing any covenant set forth in this Agreement;

(xxiii)                     investments by the Sponsors in securities of the Borrower or any of its Restricted Subsidiaries (and payment of reasonable out-of-pocket expenses incurred by the Sponsors in connection therewith) so long as (i) the investment is being generally offered to other investors on the same or more favorable terms and (ii) the investment constitutes less than 5% of the proposed or outstanding issue amount of such class of securities; and

(xxiv)                    customary agreements and arrangements with oil and gas royalty trusts and master limited partnership agreements that comply with the affiliate transaction provisions of such royalty trust or master limited partnership agreement.

SECTION 6.08.                                                                 Compliance Certificate. The Borrower shall deliver to the Administrative Agent within 120 days after the end of each fiscal year of the Borrower, beginning with the fiscal year end on December 31, 2012, an Officers’ Certificate, in substantially the form of Exhibit I, stating that in the course of the performance by the signers of their duties as Authorized Officers of the Borrower they would normally have knowledge of any Default and whether or not the signers know of any Default that occurred during such period. If they do, the certificate shall describe the Default, its status and what action the Borrower is taking or proposes to take with respect thereto. In addition, the Borrower shall deliver to the Administrative Agent, within 30 days after the occurrence thereof, written notice of any Default or Event of Default, their status and what action the Borrower is taking or proposes to take in respect thereof.

SECTION 6.09.                                                                 Future Guarantors. After the Acquisition Date, the Borrower shall cause each Wholly Owned Restricted Subsidiary (other than any Excluded Subsidiary) that guarantees any Indebtedness (other than Junior Lien Obligations) of the Borrower or any of the Subsidiary Guarantors that is secured by the Collateral (other than Excluded Assets) to execute and deliver to the Administrative Agent a joinder agreement to the Subsidiary Guarantee pursuant to which such Wholly Owned Restricted Subsidiary will guarantee payment of the Loans on the terms and conditions set forth in this Agreement, and, to the extent required pursuant to Section 6.16, a joinder agreement to each applicable Security Document, and, if required by the applicable Intercreditor Agreement, a joinder to such Intercreditor Agreement. Each Subsidiary Guarantee shall be released in accordance with Section 9.20.

SECTION 6.10.                                                            Liens. (a) The Borrower shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, Incur or suffer to exist (i) any Lien (except Permitted Liens) on any asset or property of the Borrower or such Restricted Subsidiary securing Indebtedness of the Borrower or any of its Restricted Subsidiaries unless the Loans are equally and ratably secured with (or on a senior basis to, in the case of obligations subordinated in right of payment to the Loans) the obligations so secured until such time as such obligations are no longer secured by a Lien; or (ii) any Lien securing any First-Priority Lien Obligation of the Borrower or any Subsidiary Guarantor without effectively providing that the Loans or the applicable Subsidiary Guarantee, as the case may be, shall be granted a second-priority security interest (subject to Permitted Liens) upon the RBL Priority Collateral constituting the collateral for such First-Priority Lien Obligations, except in respect of Excluded Assets and as provided in the Security Documents; provided, however, that if granting such security interests requires the consent of a third party, the Borrower will use commercially reasonable efforts to obtain such consent with respect to the security interests for the benefit of the Collateral Agent on behalf of the Lenders; provided further, however, that if such third party does not consent to the granting of such security interests after the use of commercially reasonable efforts, the Borrower will not be required to provide such security interests.

(b)                                 Clause (i) of Section 6.10(a) shall not require the Borrower or any Restricted Subsidiary of the Borrower to secure the Loans if the Lien consists of a Permitted Lien. Any Lien that is granted to secure the Loans or any Subsidiary Guarantee under clause (i) of Section 6.10(a) (unless also granted pursuant to clause (ii) of Section 6.10(a)) shall be automatically released and discharged at the same time as the release of the Lien that gave rise to the obligation to secure the Loans or such Subsidiary Guarantee under such clause (i).

(c)                                  For purposes of determining compliance with this Section 6.10, (A) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of permitted Liens described in the definition of “Permitted Liens” or pursuant to Section 6.10(a) but may be permitted in part under any combination thereof and (B) in the event that a Lien securing an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of one or more of the categories of permitted Liens described in the definition of “Permitted Liens” or pursuant to Section 6.10(a), the Borrower shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 6.10 and will only be required to include the amount and type of such Lien or such item of Indebtedness secured by such Lien in one of the clauses of the definition of “Permitted Liens” and such Lien securing such item of Indebtedness will be treated as being Incurred or existing pursuant to only one of such clauses or pursuant to Section 6.10(a).

(d)                                 With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the Incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness means any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms or in the form of common stock of the Borrower, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness described in clause (3) of the definition of “Indebtedness”.

SECTION 6.11.                                                       Covenant Suspension Event.

(a)                                  If on any date following the Effective Date, (i) the Loans have Investment Grade Ratings from both Rating Agencies, and (ii) no Default has occurred and is continuing then, beginning on that day (the occurrence of the events described in the foregoing clauses (i) and (ii) being referred to as a “Covenant Suspension Event”), the following provisions of this Agreement will no longer be applicable (collectively, the “Suspended Covenants”):

(1)                                       Section 6.03 (Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock);

(2)                                       Section 6.04 (Limitation on Restricted Payments);

(3)                                       Section 6.05 (Dividend and Other Payment Restrictions Affecting Subsidiaries);

(4)                                       Section 6.06 (Asset Sales);

(5)                                       Section 6.07 (Transactions with Affiliates);

(6)                                       clause (iv) of the first paragraph of Section 5.01 (Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets); and

(7)                                       Section 6.09 (Future Guarantors).

(b)                                 In the event that the Borrower and its Restricted Subsidiaries are not subject to the Suspended Covenants under this Agreement for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the Loans below an Investment Grade Rating, then the Borrower and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under this Agreement with respect to future events. The period of time between the Covenant Suspension Event and the Reversion Date is referred to as the “Suspension Period.”

(c)                                       On each Reversion Date, all Indebtedness Incurred, or Disqualified Stock or Preferred Stock issued, during the Suspension Period will be classified as having been Incurred or issued pursuant to Section 6.03(a) or one of the clauses set forth in Section 6.03(b) (to the extent such Indebtedness or Disqualified Stock or Preferred Stock would be permitted to be Incurred or issued thereunder as of the Reversion Date and after giving effect to Indebtedness Incurred or issued prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness or Disqualified Stock or Preferred Stock would not be so permitted to be Incurred or issued pursuant to Section 6.03(a) or (b), such Indebtedness or Disqualified Stock or Preferred Stock will be deemed to have been outstanding on the Effective Date, so that it is classified as permitted under clause (iii) of Section 6.03(b). Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under Section 6.04 will be made as though Section 6.04 had been in effect since the Effective Date and prior to, but not during, the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will not reduce the amount available to be made as Restricted Payments under Section 6.04(a). No Default or Event of Default will be deemed to have occurred on the Reversion Date as a result of any actions taken by the Borrower or its Restricted Subsidiaries during the Suspension Period. Within 30 days of such Reversion Date, the Borrower must comply with the terms of Section 6.09.

(d)                                 For purposes of Section 6.06 on the Reversion Date, the unutilized Excess Proceeds amount will be reset to zero.

SECTION 6.12.                                                       Existence; Business and Properties. The Borrower shall, and shall cause each Restricted Subsidiary to:

(a)                             Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence except (i) in the case of the Borrower, as otherwise permitted by Article V, and (ii) in the case of any Restricted Subsidiary, except as otherwise permitted by Article V or Article VI.

(b)                            Except as could not reasonably be expected to have a Material Adverse Effect, (i) do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, Intellectual Property, licenses and rights with respect thereto necessary to the normal conduct of its business and (ii) at all times maintain and preserve all material property necessary to the normal conduct of its business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times (in each case except as permitted by this Agreement).

SECTION 6.13.                                                       Maintenance of Insurance.

(a)                             The Borrower shall, and shall cause its Restricted Subsidiaries to, maintain, with financially sound and reputable insurance companies, insurance (subject to customary deductibles and retentions) in such amounts and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations and cause the Borrower and the Subsidiary Guarantors to be listed as insured and the Collateral Agent to be listed as co-loss payee on property and property casualty policies and as an additional insured on liability policies. Notwithstanding the foregoing, the Borrower and its Restricted Subsidiaries may self-insure with respect to such risks with respect to which companies of established reputation in the same general line of business in the same general area usually self-insure.

(b)                                 If any improvements located on any Mortgaged Property are at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a Special Flood Hazard Area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then the Borrower shall, or shall cause the applicable Credit Party to (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent.

(c)                                  In connection with the covenants set forth in this Section 6.13, it is understood and agreed that:

(i)                                     none of the Administrative Agent, the Lenders and their respective agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 6.13, it being understood that (A) the Credit Parties shall look solely to their insurance companies or any other parties other than the aforesaid parties for the recovery of such loss or damage and (B) such insurance companies shall have no rights of subrogation against the Administrative Agent, the Lenders or their agents or employees. If, however, the insurance policies, as a matter of the internal policy of such insurer, do not provide waiver of subrogation rights against such parties, as required above, then the Borrower, on behalf of itself and on behalf of each of its Subsidiaries, hereby agrees, to the extent permitted by law, to waive, and further agrees to cause each of its Subsidiaries to waive, its right of recovery, if any, against the Administrative Agent, the Lenders and their agents and employees; and

(ii)                                  the designation of any form, type or amount of insurance coverage by the Administrative Agent under this Section 6.13 shall in no event be deemed a representation, warranty or advice by the Administrative Agent or the Lenders that such insurance is adequate for the purposes of the business of the Borrower and the Restricted Subsidiaries or the protection of their properties.

SECTION 6.14.                                                                 Payment of Taxes, etc. The Borrower shall, and shall cause each Restricted Subsidiary to, pay its obligations in respect of all Tax liabilities, assessments and governmental charges, before the same shall become delinquent or in default, except where (i) the amount or validity thereof is being contested in good faith by appropriate proceedings and the Borrower or a Subsidiary thereof has set aside on its books adequate reserves therefor in accordance with GAAP or (ii) the failure to make payment could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

SECTION 6.15.                                                                 Compliance with Laws. The Borrower shall, and shall cause each Restricted Subsidiary to, comply with all laws, rules, regulations and judgments, writs, injunctions, decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, applicable to it or its property (including without limitation the USA Patriot Act), except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect; provided that this Section 6.15 shall not apply to laws related to Taxes, which are the subject of Section 6.14.

SECTION 6.16.                                                                 After-Acquired Property.

(a)                        Upon the acquisition by the Borrower or any Subsidiary Guarantor of any First-Priority After-Acquired Property, or upon any additional Restricted Subsidiary becoming a Subsidiary Guarantor that has First-Priority After-Acquired Property, the Borrower or such Subsidiary Guarantor shall execute and deliver such mortgages, deeds of trust, security instruments, financing statements and other Security Documents as shall be reasonably necessary to vest in the Collateral Agent a perfected second-priority security interest, subject only to Permitted Liens and Liens permitted under Section 6.10, in such First-Priority After-Acquired Property and to have such First-Priority After-Acquired Property (but subject to the limitations described in Article IX, the Security Documents, the Intercreditor Agreements and limitations under applicable local law) added to the Collateral, and thereupon all provisions of this Agreement relating to the Collateral shall be deemed to relate to such First-Priority After-Acquired Property to the same extent and with the same force and effect.

(b)                       Upon the acquisition by the Borrower or any Subsidiary Guarantor of any Term/Notes Priority After-Acquired Property, or upon any additional Restricted Subsidiary becoming a Subsidiary Guarantor that has Term/Notes Priority After-Acquired Property, the Borrower or such Subsidiary Guarantor shall, as promptly as practicable, execute and deliver such security instruments, financing statements and other Security Documents as shall be reasonably necessary to vest in the Collateral Agent a perfected first-priority security interest, subject only to Permitted Liens and Liens permitted under Section 6.10, in such Term/Notes Priority After-Acquired Property and to have such Term/Notes Priority After-Acquired Property (but subject to the limitations described in Article IX, the Security Documents, the Intercreditor Agreements and limitations under applicable local law) added to the Collateral, and thereupon all provisions of this Agreement relating to the Collateral shall be deemed to relate to such Term/Notes Priority After-Acquired Property to the same extent and with the same force and effect.

Notwithstanding the foregoing, if granting a security interest in any property pursuant to the foregoing clause (a) or (b) requires the consent of a third party, the Borrower will use commercially reasonable efforts to obtain such consent with respect to such security interest for the benefit of the Collateral Agent on behalf of the Secured Parties. If such third party does not consent to the granting of such security interest after the use of such commercially reasonable efforts, the applicable entity will not be required to provide such security interest.

Notwithstanding the foregoing, the Borrower shall use commercially reasonable efforts to perfect all security interests in the Collateral in respect of the Acquired EP Business (other than Excluded Assets) on or prior to the Acquisition Date. In the event Mortgages in respect of owned real properties to be mortgaged as security for the Loans are not in place prior to the Acquisition Date or, with respect to any other Collateral in respect of the Loans, security interests have not been granted prior to the Acquisition Date, the Borrower will use commercially reasonable efforts to cause second-priority mortgages to be recorded with respect to the Mortgaged Properties and, where applicable, to obtain title insurance policies insuring the second-priority Mortgages on the properties, in each case, subject to local law limitation in granting of security to more than one secured party, and to cause the taking of additional actions required to perfect the security interest in the other Collateral required to be pledged under this Agreement and the Security Documents, in each case within 90 days following the Acquisition Date, or such later date as may be agreed by the RBL Agent, in the case of RBL Priority Collateral, or the Collateral Agent, in the case of Term/Notes Priority Collateral.

SECTION 6.17.                                                                 Further Instruments and Acts. Upon request of the Administrative Agent, the Borrower shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Agreement.

ARTICLE VII

Events of Default

SECTION 7.01.                                                                 Events of Default.

An “Event of Default” with respect to the Loans occurs if:

(a)                              the Borrower defaults in any payment of interest on the Loans when due and payable and such default continues for a period of 30 days,

(b)                             the Borrower defaults in the payment of principal or premium, if any, of the Loans when due at their Stated Maturity, upon optional prepayment, upon required prepayment, upon declaration or otherwise,

(c)                              the Borrower fails to comply for 120 days after receipt of written notice given by the Administrative Agent or Lenders holding at least 30% in principal amount of the outstanding Loans or Commitments (with a copy to the Administrative Agent) with any of its obligations, covenants or agreements under Section 6.02,

(d)                             the Borrower or any of the Restricted Subsidiaries fails to comply for 60 days after receipt of written notice given by the Administrative Agent or Lenders holding at least 30% in principal amount of the outstanding Loans or Commitments (with a copy to the Administrative Agent) with its other obligations, covenants or agreements contained in this Agreement (other than those referred to in (a), (b) or (c) above),

(e)                              the Borrower or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) fails to pay any Indebtedness (other than Indebtedness owing to the Borrower or a Restricted Subsidiary) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, in each case, if the total amount of such Indebtedness unpaid or accelerated exceeds $125 0 million or its foreign currency equivalent,

(f)                                the Borrower or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) pursuant to or within the meaning of any Bankruptcy Law:

(i)                           commences a voluntary case;

(ii)                        consents to the entry of an order for relief against it in an involuntary case;

(iii)                     consents to the appointment of a Custodian of it or for any substantial part of its property; or

(iv)                    makes a general assignment for the benefit of its creditors or takes any comparable action under any foreign laws relating to insolvency,

(g)                             a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i)                                                        is for relief against the Borrower or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) in an involuntary case;

(ii)                                                     appoints a Custodian of the Borrower or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) or for any substantial part of its property;

(iii)                                                  orders the winding up or liquidation of the Borrower or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary); or

(iv)                                                 any similar relief is granted under any foreign laws and the order or decree remains unstayed and in effect for 60 days,

(h)                             the Borrower or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) fails to pay final judgments aggregating in excess of $125 0 million or its foreign currency equivalent (net of any amounts which are covered by enforceable insurance policies issued by solvent carriers), which judgments are not discharged, waived or stayed for a period of 60 days following the entry thereof,

(i)                                 the Subsidiary Guarantee of a Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) with respect to the Loans ceases to be in full force and effect (except as contemplated by the terms thereof) or the Borrower, the Effective Date Guarantor or any Subsidiary Guarantor that qualifies as a Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant

Subsidiary) denies or disaffirms its obligations under this Agreement or any Subsidiary Guarantee with respect to the Loans and such Default continues for 10 days,

(j)                                     unless such Liens have been released in accordance with the provisions of Section 9.19, the Security Documents or the Intercreditor Agreements, the Liens in favor of the Lenders with respect to all or substantially all of the Collateral cease to be valid or enforceable and such Default continues for 30 days, or the Borrower or the Effective Date Guarantor shall assert or any Subsidiary Guarantor shall assert, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable and, in the case of any Subsidiary Guarantor, the Borrower fails to cause such Subsidiary Guarantor to rescind such assertions within 30 days after the Borrower has actual knowledge of such assertions; or

(k)                                  the failure by the Borrower or any Subsidiary Guarantor to comply for 60 days after notice with its other agreements contained in the Security Documents except for a failure that would not be material to the Lenders and would not materially affect the value of the Collateral taken as a whole.

The foregoing shall constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

The term “Bankruptcy Law” means Title 11, United States Code, or any similar Federal or state law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

A Default under clause (c), (d) or (k) of this Section 7.01 shall not constitute an Event of Default until the Administrative Agent or Lenders holding at least 30% in principal amount of the outstanding Loans or Commitments have notified the Borrower of the Default and the Borrower does not cure such Default within the time specified in clause (c), (d) or (k), as applicable, after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a “Notice of Default.”

SECTION 7.02.                                         Acceleration. (a) If an Event of Default (other than an Event of Default specified in Section 7.01(f) or (g) with respect to the Borrower) occurs and is continuing, the Administrative Agent or Lenders holding at least 30% in principal amount of the outstanding Loans or Commitments, by notice to the Borrower, may declare the principal of, premium, if any, and accrued but unpaid interest on all the Loans to be due and payable. Upon the Administrative Agent’s notification to the Borrower of such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default specified in Section 7.01(f) or (g) with respect to the Borrower occurs, the principal of, premium, if any, and interest on the entire principal amount of the outstanding Loans shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Administrative Agent or any Lender. The Lenders of a majority in principal amount of the Loans outstanding by notice to the Administrative Agent may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of acceleration. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

(c)                                  (b)                                 In the event of any Event of Default specified in Section 7.01(e), such Event of Default and all consequences thereof (excluding, however, any resulting payment default) shall be annulled, waived and rescinded, automatically and without any action by the Administrative Agent or the Lenders, if within 20 days after such Event of Default arose the Borrower delivers an Officers’ Certificate to the Administrative Agent stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged, (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the Loans as described above be annulled, waived or rescinded upon the happening of any such events.

SECTION 7.03.                                                                 Other Remedies. If an Event of Default occurs and is continuing, the Administrative Agent may pursue any available remedy at law or in equity to collect the payment of principal of or interest on the Loans or to enforce the performance of any provision of this Agreement or the other Loan Documents.

The Administrative Agent may maintain a proceeding even if it does not possess any notes evidencing the Loans or does not produce any of them in the proceeding. A delay or omission by the Administrative Agent or any Lender in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. To the extent required by law, all available remedies are cumulative.

SECTION 7.04.                                                                 Waiver of Past Defaults. Provided the Loans are not then due and payable by reason of a declaration of acceleration, the Required Lenders by written notice to the Administrative Agent may waive an existing Default and its consequences except (a) a Default in the payment of the principal of or interest on any Loan, (b) a Default arising from the failure to prepay any Loan when required pursuant to the terms of this Agreement or (c) a Default in respect of a provision that under Section 9.01 cannot be amended without the consent of each Lender affected. When a Default is waived, it is deemed cured and the Borrower, the Administrative Agent and the Lenders will be restored to their former positions and rights under this Agreement, but no such waiver shall extend to any subsequent or other Default or impair any consequent right.

SECTION 7.05.                                                                 Control by Majority. The Required Lenders may direct the time, method and place of conducting any proceeding for any remedy available to the Administrative Agent or of exercising any trust or power conferred on the Administrative Agent. However, the Administrative Agent may refuse to follow any direction that conflicts with law or this Agreement or, subject to Article VIII, that the Administrative Agent determines is unduly prejudicial to the rights of any other Lender or that would involve the Administrative Agent in personal liability or expenses for which it is not adequately indemnified; provided, however, that the Administrative Agent may take any other action deemed proper by the Administrative Agent that is not inconsistent with such direction.

SECTION 7.06.              Limitation on Suits. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Lender may pursue any remedy with respect to this Agreement, the other Loan Documents or the Loans unless:

(a)           such Lender has previously given the Administrative Agent notice that an Event of Default is continuing;

(b)           Lenders holding at least 30% in principal amount of the Loans outstanding have requested the Administrative Agent to pursue the remedy;

(c)           such Lender has offered the Administrative Agent security or indemnity satisfactory to it against any loss, liability or expense;

(d)           the Administrative Agent has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(e)           the Required Lenders have not given the Administrative Agent a direction inconsistent with such request within such 60-day period.

ARTICLE VIII

The Agents

SECTION 8.01.              Appointment.

(a)           Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents and irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein and in the other Loan Documents, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

(b)           The Administrative Agent and each Lender hereby irrevocably designate and appoint the Collateral Agent as the agent with respect to the Collateral, and each of the Administrative Agent and each Lender irrevocably authorizes the Collateral Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Collateral Agent shall not have any duties or responsibilities except those expressly set forth herein and in the other Loan Documents, or any fiduciary relationship with any of the Administrative Agent or the Lenders, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Collateral Agent.

SECTION 8.02.              Delegation of Duties. The Administrative Agent and the Collateral Agent may each execute any of its duties under this Agreement and the other Loan Documents by or through agents, sub-agents, employees or attorneys-in-fact (each, a “Subagent”) and shall be entitled to advice of counsel concerning all matters pertaining to such duties; provided, however, that no such Subagent shall be authorized to take any action with respect to any Collateral unless and except to the extent expressly authorized in writing by the Administrative Agent. If any Subagent, or successor thereto, shall die, become incapable of acting, resign or be removed, all rights, powers, privileges and duties of such Subagent, to the extent permitted by law, shall automatically vest in and be exercised by the Administrative Agent until the appointment of a new Subagent. Neither the Administrative Agent nor the Collateral Agent shall be responsible for the negligence or misconduct of any Subagents selected by it with reasonable care.

SECTION 8.03.              Exculpatory Provisions. No Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document (except for its or such Person’s own gross negligence or willful misconduct, as determined in the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein) or (b) responsible in any manner to any of the Lenders or any participant for any recitals, statements, representations or warranties made by any of the Borrower, any other Credit Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by such Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of the Borrower or any other Credit Party to perform its obligations hereunder or thereunder. No Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Credit Party or any Affiliate thereof. The Collateral Agent shall not be under any obligation to the Administrative Agent or any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Credit Party.

SECTION 8.04.              Reliance by Agents. The Administrative Agent and the Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or instruction believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent or the Collateral Agent. The Administrative Agent and the

Collateral Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent and the Collateral Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent and the Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans; provided that the Administrative Agent and Collateral Agent shall not be required to take any action that, in its opinion or in the opinion of its counsel, may expose it to liability or that is contrary to any Loan Document or applicable Requirements of Law.

SECTION 8.05.              Notice of Default. Neither the Administrative Agent nor the Collateral Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent or Collateral Agent, as applicable, has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, it shall give notice thereof to the Lenders and the Collateral Agent. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders except to the extent that this Agreement requires that such action be taken only with the approval of the Required Lenders or each individual Lender, as applicable.

SECTION 8.06.              Non-Reliance on Administrative Agent, Collateral Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor the Collateral Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent or Collateral Agent hereafter taken, including any review of the affairs of the Borrower or any other Credit Party, shall be deemed to constitute any representation or warranty by the Administrative Agent or Collateral Agent to any Lender. Each Lender represents to the Administrative Agent and the Collateral Agent that it has, independently and without reliance upon the Administrative Agent, Collateral Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and each other Credit Party and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent, Collateral Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower and any other Credit Party. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, neither the Administrative Agent nor the Collateral Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, assets, operations, properties, financial condition, prospects or creditworthiness of the Borrower or any other Credit Party that may come into the possession of the Administrative Agent or Collateral Agent or any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates.

SECTION 8.07.              Indemnification. The Lenders agree to indemnify the Administrative Agent and the Collateral Agent, each in its capacity as such (to the extent not reimbursed by the Credit Parties and without limiting the obligation of the Credit Parties to do so), ratably according to their respective portions of the Commitments or Loans, as applicable, outstanding in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their respective portions of the Loans in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including at any time following the payment of the Loans) occur, be imposed on, incurred by or asserted against the Administrative Agent or the Collateral Agent in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent or the Collateral Agent under or in connection with any of the foregoing; provided that no Lender shall be liable to the Administrative Agent or the Collateral Agent for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s, as applicable, gross negligence, bad faith or willful misconduct as determined by a final judgment of a court of competent jurisdiction; provided, further, that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence, bad faith or willful misconduct for purposes of this Section 8.07. In the case of any investigation, litigation or proceeding giving rise to any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time occur (including at any time following the payment of the Loans), this Section 8.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent and the Collateral Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including attorneys’ fees) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice rendered in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that such Agent is not reimbursed for such expenses by or on behalf of the Borrower; provided that such reimbursement by the Lenders shall not affect the Borrower’s continuing reimbursement obligations with respect thereto. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s pro rata portion thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement resulting from such Agent’s gross negligence, bad faith or willful misconduct, as determined in the final judgment of a court of competent jurisdiction. The agreements in this Section 8.07 shall survive the payment of the Loans and all other amounts payable hereunder.

SECTION 8.08.              Agents in Their Individual Capacity. Each Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower and any other Credit Party as though such Agent were not an Agent hereunder and under the other Loan Documents. With respect to the Loans made by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

SECTION 8.09.              Successor Agents. Each of the Administrative Agent and Collateral Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to the consent of the Borrower (not to be unreasonably withheld or delayed) so long as no Default under Section 7.01(a), (b), (f) or (g) is continuing, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If, in the case of a resignation of a retiring Agent, no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above; provided that if the retiring Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except in the case of the Collateral Agent holding collateral security on behalf of any Secured Parties, the retiring Collateral Agent shall continue to hold such collateral security as nominee until such time as a successor Collateral Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through such Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this Section 8.09. Upon the acceptance of a successor’s appointment as the Administrative Agent or Collateral Agent, as the case may be, hereunder, and upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Security Documents, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents

(if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower (following the effectiveness of such appointment) to such Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article VIII (including Section 8.07) and Section 9.05 shall continue in effect for the benefit of such retiring Agent, its Subagents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as an Agent.

SECTION 8.10.              Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the Collateral Agent or any Lender, or the Administrative Agent, the Collateral Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the Collateral Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Bankruptcy Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred and (b) each Lender severally agrees to pay to the Administrative Agent or the Collateral Agent, as applicable, upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent or the Collateral Agent, as applicable, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Loan Obligations and the termination of this Agreement.

SECTION 8.11.              Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Bankruptcy Law or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise, (i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Loan Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 9.05) allowed in such judicial proceeding and (ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 9.05. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Loan Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender or in any such proceeding.

SECTION 8.12.              Collateral Matters. The Lenders irrevocably authorize the Collateral Agent, at its option and in its discretion, to release any Lien on any property granted to or held by the Collateral Agent under any Loan Document (i) upon payment in full of all Loan Obligations (other than contingent indemnification obligations and expense reimbursement claims to the extent no claim therefor has been made), (ii) if approved, authorized or ratified in writing in accordance with Section 9.01, (iii) pursuant to the Intercreditor Agreements or the Security Documents or (iv) pursuant to Section 9.19. Upon request by the Collateral Agent at any time, the Required Lenders will confirm in writing the Collateral Agent’s authority to release its interest in particular types or items of property in accordance with this Section.

SECTION 8.13.              Intercreditor Agreements and Collateral Matters. The Lenders hereby agree to the terms of the Senior Lien Intercreditor Agreement and acknowledge that Citibank, N.A. (and any successor Collateral Agent under the Security Documents and the Senior Lien Intercreditor Agreement) will be serving as Collateral Agent for both the Secured Parties and the holders of Other Second-Lien Obligations under the Security Documents and the Senior Lien Intercreditor Agreement. Each Lender hereby consents to Citibank, N.A. and any successor serving in such capacity and agrees not to assert any claim (including as a result of any conflict of interest) against Citibank, N.A., or any such successor, arising from the role of the Collateral Agent under the Security Documents or the Senior Lien Intercreditor Agreement so long as the Collateral Agent is either acting in accordance with the express terms of such documents or otherwise has not engaged in gross negligence or willful misconduct. The Lenders hereby agree to the terms of the Pari Passu Intercreditor Agreement and acknowledge that Citibank, N.A. (and any successor Collateral Agent under the Security Documents and the Pari Passu Intercreditor Agreement) will be serving as Collateral Agent for both the Secured Parties and the holders of Other Second-Lien Obligations under the Security Documents and the Pari Passu Intercreditor Agreement. Each Lender hereby consents to Citibank, N.A. and any successor serving in such capacity and agrees not to assert any claim (including as a result of any conflict of interest) against Citibank, N.A., or any such successor, arising from the role of the Collateral Agent under the Security Documents or the Pari Passu Intercreditor Agreement so long as the Collateral Agent is either acting in accordance with the express terms of such documents or otherwise has not engaged in gross negligence or willful misconduct. The Borrower and each Lender hereby agree that the resignation provisions set forth in the Pari Passu Intercreditor Agreement with respect to the Collateral Agent shall supersede any provision of this Agreement to the contrary. In addition, the Administrative Agent and the Collateral Agent shall be authorized, without the consent of any Lender, to enter into or execute the Security Documents, the Pari Passu Intercreditor Agreement and the Senior Lien Intercreditor Agreement on or prior to the Acquisition Date, and, from time to time, to execute or to enter into amendments of, and amendments and restatements of, the Security Documents, the Senior Lien Intercreditor Agreement and the Pari Passu Intercreditor Agreement and any additional and replacement intercreditor agreements, in each case in order to effect the subordination of and to provide for certain additional rights, obligations and limitations in respect of, any Liens required by the terms of this Agreement to be Liens junior to, pari passu with or senior to the Loan Obligations, that are, in each case, incurred in accordance with Article VI of this Agreement, and to establish certain relative rights as between the holders of the Loan Obligations and the holders of the Indebtedness secured by such Liens junior to the Loan Obligations.

SECTION 8.14.              Withholding Tax. To the extent required by any applicable Requirement of Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by any applicable Credit Party and without limiting the obligation of any applicable Credit Party to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including penalties, additions to Tax and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this Section 8.14.

ARTICLE IX

Miscellaneous

SECTION 9.01.              Amendments and Waivers.

(a)           Without Consent of the Lenders.

The Borrower and the Administrative Agent may amend this Agreement and the other Loan Documents without notice to or consent of any Lender:

(i)            to cure any ambiguity, omission, mistake, defect or inconsistency;

(ii)           to provide for the assumption by a successor corporation, partnership or limited liability company of the obligations of the Borrower or any Subsidiary Guarantor under this Agreement or any other Loan Document (in each case so long as such successor corporation, partnership or limited liability company is designated in accordance with Article V);

(iii)          to comply with Article V;

(iv)          to add a Subsidiary Guarantor with respect to the Loans or Collateral to secure the Loans;

(v)           to release Collateral or a Subsidiary Guarantee as permitted by this Agreement, the Security Documents or the Intercreditor Agreements;

(vi)          to add additional secured creditors holding Other Second-Lien Obligations, First-Priority Lien Obligations or other Junior Lien Obligations so long as such obligations are not prohibited by this Agreement or the Security Documents;

(vii)         to add to the covenants of the Borrower or any Subsidiaries for the benefit of the Lenders or to surrender any right or power herein conferred upon the Borrower or any Subsidiary;

(viii)        to the extent necessary to integrate any Incremental Commitment or Extended Loans as contemplated pursuant to Section 2.23 and 2.24; and

(ix)           to make any change that does not adversely affect the rights of any Lender.

The Intercreditor Agreements may be amended without the consent of any Lender or Agent in connection with the permitted entry into the Intercreditor Agreements of any class of additional secured creditors holding Other Second-Lien Obligations, First-Priority Lien Obligations or Junior Lien Obligations to effectuate such entry into the Intercreditor Agreements and to make the lien of such class equal and ratable with, as applicable, the lien of the First-Priority Lien Obligations, the Other Second-Lien Obligations or the Junior Lien Obligations.

Each Lender hereunder (x) consents to the amendment of any Loan Document in the manner and for the purposes set forth in this Section 9.01(a), (y) agrees that it will be bound by and will take no actions contrary to the provisions of any amendment to any Loan Document pursuant to Section 9.01(a) and (z) authorizes and instructs the Administrative Agent to enter into any amendment to any Loan Document pursuant to this Section 9.01(a) on behalf of such Lender. After an amendment under this Section 9.01(a) becomes effective, the Borrower shall mail to the Administrative Agent, who shall promptly notify the Lenders, a notice briefly describing such amendment. The failure to give such notice to the Administrative Agent, or any defect therein, shall not impair or affect the validity of an amendment under this Section 9.01(a).

(b)           With Consent of the Lenders. The Borrower and the Administrative Agent may amend this Agreement and the other Loan Documents with the written consent of the Required Lenders, and any past default or noncompliance with any provisions may be waived with the consent of the Required Lenders. Notwithstanding the foregoing, without the consent of each Lender of an affected Loan, no amendment may:

(i)            reduce the principal amount of such Loans whose Lenders must consent to an amendment,

(ii)           reduce the rate of or extend the time for payment of interest on any Loan,

(iii)          reduce the principal of or change the Stated Maturity of any Loan,

(iv)          reduce the premium payable (if any) upon prepayment of any Loan or change the time at which any such premium must be paid,

(v)           make any Loan payable in money other than that stated in this Agreement,

(vi)          expressly subordinate the Loans or any related Subsidiary Guarantee to any other Indebtedness of the Borrower or any Subsidiary Guarantor,

(vii)         impair the right of any Lender to receive payment of principal of or premium, if any, and interest on such Lender’s Loans on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Lender’s Loans,

(viii)        make any change in Section 7.04 or the second sentence of this Section 9.01(b) or the definition of the term “Required Lenders,” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or under any other Loan Document or make any determination or grant any consent hereunder or under any other Loan Document, without the prior written consent of each Lender adversely affected thereby, or

(ix)           make any change in the provisions dealing with the application of proceeds of Collateral in the Intercreditor Agreements or this Agreement that would adversely affect the Lenders.

Except as expressly provided by this Agreement or the Security Documents, without the consent of Lenders holding at least 66.67% of the sum of all outstanding Loans and unused Commitments, no amendment may modify or release the Subsidiary Guarantee of any Significant Subsidiary in any manner adverse to the Lenders. Without the consent of Lenders holding at least 66.67% of the sum of all outstanding Loans and unused Commitments, no amendment or waiver may release all or substantially all of the Collateral from the Lien of the Security Documents with respect to the Loans.

It shall not be necessary for the consent of the Lenders under this Section 9.01(b) to approve the particular form of any proposed amendment, but it shall be sufficient if such consent approves the substance thereof. After an amendment under this Section 9.01(b) becomes effective, the Borrower shall notify the Administrative Agent of such amendment. The failure to give such notice to the Administrative Agent, or any defect therein, shall not impair or affect the validity of an amendment under this Section 9.01(b).

SECTION 9.02.              Notices. Except as otherwise set forth herein, all notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile or electronic mail), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three days after being deposited in the mail, postage prepaid, or, in the case of telecopy or electronic mail notice, when received, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth on Schedule 2.01 in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto:

The Borrower:	Everest Acquisition LLC
c/o EP Energy LLC
1001 Louisiana Street
Houston, TX 77002
Attention: Dane Whitehead and Marguerite
Woung-Chapman
Fax: (713) 420-6603

with copies to:

c/o Apollo Management, L.P.
9 West 57th Street, 43rd Floor
New York, NY 10019
Attention: Sam Oh and John Suydam
Fax: (646) 417-6651

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Attention: Gregory Ezring, Esq.
Fax: (212) 492-0458

The Administrative Agent:	Citibank, N.A.
Global Loans
Ops 111
1615 Brett Road
New Castle, DE 19720
Attention: Dan Boselli
Fax: (212) 994-0961
email: Daniel.john.boselli@citi.com

Any other Lender:	At the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to Section 2.03 shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including email and Internet or intranet websites) pursuant to procedures approved in writing by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent in writing that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by them, provided that approval of such procedures may be limited to particular notices or communications.

Documents required to be delivered pursuant to Section 6.02 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically (including as set forth in Section 9.18) and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet, or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that (A) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender, and (B) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.

SECTION 9.03.              No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent, the Collateral Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

SECTION 9.04.              Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

SECTION 9.05.              Payment of Expenses; Indemnification. The Borrower agrees (a) if the Acquisition Date occurs, to pay or reimburse the Agents for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation and execution and delivery of, and any amendment, waiver, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees, disbursements and other charges of Cahill Gordon & Reindel LLP, in their capacity as counsel to the Agents, and one counsel in each appropriate local jurisdiction (excluding any allocated costs of in-house counsel), (b) to pay or reimburse each Agent for all its reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the reasonable fees, disbursements and other charges of one counsel to the Administrative Agent and the Collateral Agent (unless there is an actual or perceived conflict of interest in which case each such Person may, with the Borrower’s consent (not to be unreasonably withheld or delayed), retain its own counsel), (c) to pay, indemnify, and hold harmless each Agent from, any and all recording and filing fees and (d) to pay, indemnify, and hold harmless each Lender and Agent and their respective Related Parties from and against any and all other liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, whether or not such proceedings are brought by the Borrower, any of its Related Parties or any other third Person, including reasonable and documented fees, disbursements and other charges of one primary counsel for all such Persons, taken as a whole, and, if necessary, by a single firm of local counsel in each appropriate jurisdiction for all such Persons, taken as a whole (unless there is an actual or perceived conflict of interest in which case each such Person may, with the consent of the Borrower (not to be unreasonably withheld or delayed), retain its own counsel), with respect to (i) the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents or (ii) if the Acquisition Date occurs, any Environmental Claims involving or attributable to the actions, omissions or current or former operations or properties of the Borrower, any of its Subsidiaries or any of the Oil and Gas Properties (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”); provided that the Borrower shall have no obligation hereunder to any Agent or any Lender or any of their respective Related Parties with respect to Indemnified Liabilities to the extent (1) found by a court of competent jurisdiction in a final non-appealable judgment to have resulted from (i) the gross negligence, bad faith or willful misconduct of the party to be indemnified or (ii) any material breach of any Loan Document by the party to be indemnified or (2) arising from disputes, claims, demands, actions, judgments or suits not arising from any act or omission by the Borrower or its Affiliates, brought by an indemnified Person against any other indemnified Person (other than disputes, claims, demands, actions, judgments or suits involving claims against any Agent in its capacity as such). No Person entitled to indemnification under clause (d) of this Section 9.05 shall be liable for any damages arising from the use by others of any information or other materials obtained through internet, electronic, telecommunications or other information transmission systems (including IntraLinks or SyndTrak Online) in connection with this Agreement or any other Loan Document, except to the extent that such damages have resulted from the gross negligence, bad faith or willful misconduct of the party to be indemnified or any of its Related Parties (as determined by a court of competent jurisdiction in a final and non-appealable decision), nor shall any such Person have any liability for any special, punitive, indirect or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Effective Date). The agreements in this Section 9.05 shall survive repayment of the Loans and all other amounts payable hereunder. This Section 9.05 shall not apply with respect to any Taxes other than Taxes that represent liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever resulting from a non-Tax claim, which shall be governed exclusively by Section 2.17 and, to the extent set forth therein, Section 2.10.

SECTION 9.06.              Successors and Assigns; Participations and Assignments.

(a)          The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender other than pursuant to Section 5.01 (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.06. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section 9.06), and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement or the other Loan Documents.

(b)           (i)            Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) by:

(A)            providing written notice to the Borrower; and

(B)            obtaining the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed); provided that no consent of the Administrative Agent shall be required for an assignment of any Loan to a Lender, an Affiliate of a Lender or an Approved Fund (as defined below).

(ii)           Assignments shall be subject to the following additional conditions:

(A)            except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than (x) $1.0 million (and shall be in an amount of an integral multiple thereof)), unless the Administrative Agent otherwise consents (which consent shall not be unreasonably withheld or delayed); provided that contemporaneous assignments to a single assignee made by Affiliates of Lenders and related Approved Funds shall be aggregated for purposes of meeting the minimum assignment amount requirements stated above;

(B)            each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C)            the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent); and

(D)            the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in a form approved by the Administrative Agent (the “Administrative Questionnaire”) and applicable tax forms (including those described in Sections 2.17(d), (e), (h) and (i), as applicable).

For the purposes of this Section 9.06(b), the term “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

On the first Business Day of each month, the Administrative Agent shall deliver to the Borrower a list of each assignment made during the immediately preceding month, which list shall include the applicable assignor, Assignee, the interest assigned and the date of each assignment. The delivery of such list shall satisfy the requirement set forth in Section 9.06(b)(i)(A).

(iii)         Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section 9.06, from and after the effective date specified in each Assignment and Acceptance, the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2.11, 2.17 and 9.05). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.06 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 9.06.

(iv)        The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Administrative Agent’s Lending Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal and interest amounts of the Loans (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, at any reasonable time and from time to time upon reasonable prior notice.

(v)         Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee, the Assignee’s completed Administrative Questionnaire (unless the Assignee shall already be a Lender hereunder), all applicable tax forms, the processing and recordation fee referred to in paragraph (b) of this Section 9.06 and any written consent to such assignment required by paragraph (b) of this Section 9.06, the Administrative Agent shall promptly accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment, whether or not evidenced by a promissory note, shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)           (i)            Any Lender may, without the consent of, or notice to, the Administrative Agent or the Borrower, sell participations to one or more banks or other entities (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it), provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents, provided that (x) such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (ii) or (iii) of the second sentence of Section 9.01(b) that directly affects such Participant and (y) no other agreement with respect to amendment, modification or waiver may exist between such Lender and such Participant. Subject to paragraph (c)(ii) of this Section 9.06, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10, 2.11 and 2.17 (subject to the limitations and requirements of those Sections and Sections 2.12 and 9.07) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.06.

(ii)          Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal and interest amounts of each Participant’s interest in the Loans held by it (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and each party hereto shall treat each person whose name is recorded in the Participant Register as the owner of the participation in question for all purposes of this Agreement and the other Loan Documents, notwithstanding notice to the contrary. Without limitation of the requirements of Section 9.06(g), no Lender shall have any obligation to disclose all or any portion of a Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or other Obligations under any Loan Document) except to the extent that such disclosure is necessary in connection with a Tax audit or other Tax proceeding to establish that such Commitment, Loan or other Obligation is in registered form for U.S. Federal income tax purposes.

(iii)         A Participant shall not be entitled to receive any greater payment under Section 2.10 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (which consent shall not be unreasonably withheld or delayed).

(d)           Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 9.06 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto. In order to facilitate such pledge or assignment, the Borrower hereby agrees that, upon request of any Lender at any time and from time to time, the Borrower shall provide to such Lender, at the Borrower’s own expense, a Note, substantially in the form of Exhibit B.

(e)           Notwithstanding anything to the contrary contained herein, any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Loans to an Affiliated Lender; provided that:

(1)           no Affiliated Lender shall have any right to (A) attend (including by telephone) any meeting or discussion (or portion thereof) among the Administrative Agent, the Collateral Agent or any Lender at which representatives of the Borrower are not then present, (B) receive any information or material prepared by the Administrative Agent, the Collateral Agent or any Lender or any communication by or among the Administrative Agent, the Collateral Agent and one or more Lenders, except to the extent such information or materials have been made available to the Borrower or its representatives (other than the right in any case to receive notices of prepayments and other administrative notices in respect of its Loans required to be delivered to Lenders pursuant to Article II), or (C) make or bring (or participate in, other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Lender, against the Administrative Agent, the Collateral Agent or any other Lender with respect to any duties or obligations or alleged duties or obligations of such Agent or any such other Lender under the Loan Documents;

(2)           except with respect to any amendment, modification, waiver, consent or other action described in clause (ii), (iii), (iv) or (v) of Section 9.01(b) or that releases all or substantially all of the value of the Subsidiary Guarantees or the Collateral or that alters an Affiliated Lender’s pro rata share of any payments given to all Lenders, the Loans held by an Affiliated Lender shall be disregarded in both the numerator and denominator in the calculation of any Lender vote (and shall be deemed to have been voted in the same percentage as all other Lenders that are not Affiliated Lenders voted if necessary to give legal effect to this paragraph) under any Loan Document;

(3)           the aggregate principal amount of Loans held at any one time by Affiliated Lenders may not exceed 30% of the aggregate principal amount of all Loans outstanding at such time under any facility under this Agreement; and

(4)           an Affiliated Lender shall represent and warrant to the assigning Lender as of the date of any assignment to such Affiliated Lender pursuant to this Section 9.06(e), that such Affiliated Lender does not have any MNPI with respect to the Borrower or its

Subsidiaries or their securities that has not been disclosed to the assigning Lender (other than because such assigning Lender does not wish to receive MNPI with respect to the Borrower or its Subsidiaries or securities) on or prior to such date; and

(5)          any such Loans acquired by an Affiliated Lender may, with the consent of the Borrower, be contributed to the Borrower and exchanged for debt or equity securities that are otherwise permitted to be issued at such time (and such contribution and/or exchange shall be permitted hereunder notwithstanding the non-pro rata reduction and repayment of such Lender’s Loans and Commitments hereunder as a result thereof).

For the avoidance of doubt, assignments to Affiliated Institutional Lenders will be permitted hereunder and the foregoing limitations in this clause (e) shall not be applicable to Affiliated Institutional Lenders.

(f)            (1)           Notwithstanding anything to the contrary in this Agreement, the Borrower may purchase by way of assignment from any Lender and become an assignee with respect to, and each Lender shall have the right to assign and transfer to the Borrower, at any time and from time to time, all or a portion of such Lender’s Loans (“Permitted Loan Purchases”); provided that (A) at the time of the effectiveness thereof, no Default or Event of Default has occurred and is continuing or would result from such Permitted Loan Purchase and (B) the Borrower and such assignor Lender shall execute and deliver to the Administrative Agent a Permitted Loan Purchase Assignment and Acceptance (and, for the avoidance of doubt, shall not be required to execute and deliver an Assignment and Acceptance pursuant to Section 9.06(b)(ii)(C)).

(2)             With respect to each Permitted Loan Purchase, the Borrower shall represent and warrant to the assigning Lender that, as of the date of effectiveness of each such Permitted Loan Purchase that the Borrower does not have any MNPI that has not been disclosed to such Lender (other than because such assigning Lender does not wish to receive Non-Public Information) on or prior to such date.

(3)             Upon the effectiveness of any Permitted Loan Purchase, the Loans subject thereto shall, without further action by any Person, be deemed cancelled and no longer outstanding for all purposes of this Agreement and the other Loan Documents, including with respect to (1) the making of, or the application of, any payments to the Lenders under this Agreement or any other Loan Document, (2) the making of any request, demand, authorization, direction, notice, consent or waiver under this Agreement or any other Loan Document or (3) the determination of Required Lenders, or for any similar or related purpose, under this Agreement or any other Loan Document. The Administrative Agent is authorized to make appropriate entries in the Register to reflect any cancellation of the Loans. Permitted Loan Purchases pursuant to this Section 9.06(f) shall not constitute voluntary prepayments for purposes of Section 2.14. In connection with any Permitted Loan Purchase, the assignor Lender shall, to the extent that its Loans shall have been repurchased and assigned to the Borrower pursuant to such Permitted Loan Purchase, be released from its obligations under this Agreement (and, in the case of a Permitted Loan Purchase covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 9.05 (subject to the limitations and requirements of such Section)), but the

Borrower shall not obtain any of the rights or obligations of a Lender under this Agreement and the provisions set forth in Section 9.06(b)(ii)  shall not apply thereto.

(g)        Notwithstanding anything to the contrary herein, no assignment may be made or, to the extent the list of Ineligible Institutions has been provided to all Lenders, participation sold to an Ineligible Institution.

SECTION 9.07.              Replacements of Lenders Under Certain Circumstances.

(a)        If any Lender is a Defaulting Lender prior to the Funding Date, then the Borrower shall, upon five (5) days’ notice to the Administrative Agent and the relevant Lender, have the right to replace such Lender by deeming such Lender to have assigned its Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent; provided that (1) such replacement does not conflict with any Requirement of Law, (2) all Loan Obligations of the Borrower owing to such Defaulting Lender being replaced shall be paid in full to such Defaulting Lender concurrently with such assignment and the Borrower shall pay any premium that would have been due if the Loans were prepaid, and (3) the replacement Lender shall purchase the foregoing by paying to such Defaulting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon. No action by or consent of the Defaulting Lender shall be necessary in connection with such assignment, which shall be immediately and automatically effective upon payment of such purchase price. In connection with any such assignment, the Borrower, the Administrative Agent, such Defaulting Lender and the replacement Lender shall otherwise comply with Section 9.06 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein). Nothing in this Section 9.07(a) shall be deemed to prejudice any rights that the Borrower may have against any Lender that is a Defaulting Lender.

(b)           If any Lender (i) requests reimbursement for amounts owing pursuant to Section 2.10, 2.11 or 2.17 (other than Section 2.17(b)) or (ii) is affected in the manner described in Section 2.10(a)(iii) and as a result thereof of the action described in Section 2.10(b) is required to be taken, then provided no Event of Default then exists, the Borrower shall, upon five (5) days’ notice to the Administrative Agent and the relevant Lender, have the right to replace such Lender by deeming such Lender to have assigned its Loans and its Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent; provided that (1) such replacement does not conflict with any Requirement of Law, (2) all Loan Obligations (other than any disputed amounts pursuant to Section 2.10, 2.11, 2.13 or 2.17, as the case may be) owing to such Lender being replaced shall be paid in full to such Lender concurrently with such assignment and the Borrower shall pay any premium that would have been due if the Loans were prepaid, and (3) the replacement Lender shall purchase the foregoing by paying to such Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon. No action by or consent of the replaced Lender shall be necessary in connection with such assignment, which shall be immediately and automatically effective upon payment of such purchase price. In connection with any such assignment, the Borrower, the Administrative Agent, such replaced Lender and the replacement Lender shall otherwise comply with Section 9.06 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein). Any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

(c)           If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 9.01(b) requires the consent of all of the Lenders affected and with respect to which the Required Lenders shall have granted their consent, then provided no Event of Default (other than an Event of Default relating to the proposed amendment, waiver, discharge or termination) then exists, the Borrower shall, upon five (5) days’ notice to the Administrative Agent and the relevant Lender, have the right (unless such Non-Consenting Lender grants such consent) to replace such Non-Consenting Lender by deeming such Non-Consenting Lender to have assigned its Loans and its Commitments hereunder to one or more assignees, reasonably acceptable to the Administrative Agent; provided that: (1) such replacement does not conflict with any Requirement of Law, (2) all Loan Obligations of the Borrower owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment and the Borrower shall pay any premium that would have been due if the Loans were prepaid, and (3) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon. No action by or consent of the Non-Consenting Lender shall be necessary in connection with such assignment, which shall be immediately and automatically effective upon payment of such purchase price. In connection with any such assignment, the Borrower, the Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 9.06 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein).

SECTION 9.08.              Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

SECTION 9.09.              Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 9.10.              GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 9.11.              Submission to Jurisdiction; Consent to Service; Waivers.

(a)        The Borrower hereby irrevocably and unconditionally:

(i)           submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the County and State of New York, the courts of the United

States of America for the Southern District of New York and appellate courts from any thereof;

(ii)          consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(iii)         agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its respective address set forth in Section 9.02 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(iv)        agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(v)         waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 9.11 any special, exemplary, punitive or consequential damages.

(b)        The Borrower, to the extent that it has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from setoff or any legal process (whether service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property or assets, hereby waives and agrees not to plead or claim such immunity in respect of its obligations under this Agreement and the other Loan Documents (it being understood that the waivers contained in this paragraph (c) shall have the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976, as amended, and are intended to be irrevocable and not subject to withdrawal for the purposes of such Act).

SECTION 9.12.              Acknowledgments. The Borrower hereby acknowledges that:

(a)        it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)        none of the Administrative Agent, the Collateral Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent, the Collateral Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)        no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

SECTION 9.13.              WAIVERS OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

SECTION 9.14.              Confidentiality. The Administrative Agent and each Lender shall hold all information relating to the Borrower or any Subsidiary furnished by or on behalf of the Borrower in connection with such Lender’s evaluation of whether to become a Lender hereunder or obtained by such Lender or the Administrative Agent pursuant to the requirements of this Agreement (other than information that (a) has become available to the public other than as a result of a disclosure by such party in breach of this Section 9.14, (b) has been independently developed by such Lender or such Agent without violating this Section 9.14 or (c) was or becomes available to such Lender or such Agent from a third party which, to such person’s knowledge, had not breached an obligation of confidentiality to the Borrower or any other Credit Party) (“Confidential Information”), confidential in accordance with its customary procedure for handling confidential information of this nature and in any event may make disclosure (a) as required or requested by any governmental agency or representative thereof or any securities exchange on which securities of the disclosing party or any Affiliate of the disclosing party are listed or traded or pursuant to legal process or to such Lender’s or the Administrative Agent’s attorneys, professional advisors or independent auditors or Affiliates, (b) as part of normal reporting or review procedures to, or examinations by, Governmental Authorities or self-regulatory authorities, including the National Association of Insurance Commissioners or the National Association of Securities Dealers, Inc., (c) in order to enforce its rights under any Loan Document in a legal proceeding, (d) to any pledgee under Section 9.06 or any other prospective assignee of, or prospective Participant in, any of its rights under this Agreement (so long as such person shall agree to keep the same confidential in accordance with this Section 9.14 or terms substantially similar to this Section 9.14) and (e) to any direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 9.14 or terms substantially similar to this Section 9.14); provided that in no event shall any Lender or the Administrative Agent be obligated or required to return any materials furnished by the Borrower or any Subsidiary of the Borrower.

SECTION 9.15.              No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Borrower acknowledges and agrees, and acknowledge its Affiliates’ understanding, that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower, and its Affiliates, on the one hand, and the Administrative Agent and the other Agents, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent and each other Agent each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower, or any of its Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the

Administrative Agent nor any other Agent has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent or any other Agent has advised or is currently advising the Borrower or any of their respective Affiliates on other matters) and neither the Administrative Agent nor any other Agent has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent and the other Agents and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor any other Agent has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agent and the other Agents have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. The Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent and the other Agents with respect to any breach or alleged breach of agency or fiduciary duty.

SECTION 9.16.              USA PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Credit Parties, which information includes the name and address of the Credit Parties and other information that will allow such Lender to identify the Credit Parties in accordance with the USA Patriot Act.

SECTION 9.17.              Conversion of Currencies.

(a)        If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b)        The obligations of the Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrower contained in this

Section 9.17 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

SECTION 9.18.              Platform; Borrower Materials. The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Co-Lead Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”), and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Material that may be distributed to the Public Lenders and that (i) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, means that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Co-Lead Arrangers and the Lenders to treat such Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws, (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor” and (iv) the Administrative Agent and the Co-Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

SECTION 9.19.              Release of Liens.

(a)        Notwithstanding anything to the contrary in the Security Documents, Collateral may be released from the Lien and security interest created by the Security Documents to secure the Loans and obligations under this Agreement at any time or from time to time in accordance with the provisions of the Intercreditor Agreements or as provided hereby. The applicable property and assets included in the Collateral shall be automatically released from the Liens securing the Loans, and the applicable Subsidiary Guarantor shall be automatically released from its obligations under this Agreement and the Security Documents, under any one or more of the following circumstances or any applicable circumstance as provided in the Intercreditor Agreements or the Security Documents:

(1)           with respect to RBL Priority Collateral, upon the Discharge of First-Priority Lien Obligations and concurrent release of all other Liens on such property or assets (except cash collateral in respect of any letters of credit) securing First-Priority Lien Obligations (including all commitments and letters of credit thereunder); provided, however, that if the Borrower or any Subsidiary Guarantor subsequently incurs First-Priority Lien Obligations that are secured by Liens on property or assets of the Borrower or any Subsidiary Guarantor of the type constituting the RBL Priority Collateral and the related Liens are incurred in reliance on clause (6)(B) or (6)(C) of the definition of Permitted Liens, then the Borrower and the Subsidiary Guarantors will be required to reinstitute the security arrangements with respect to the RBL Priority Collateral in favor of the Loans, which Liens securing the Loan Obligations will be second priority Liens on the RBL Priority Collateral securing such First-Priority Lien

Obligations to the same extent provided by the Security Documents and on the terms and conditions of the security documents relating to such First-Priority Lien Obligations, with the second priority Lien held by the Collateral Agent or other representative designated by the Borrower to hold the second priority Liens for the benefit of the Lenders and subject to the Senior Lien Intercreditor Agreement or an intercreditor agreement that provides the administrative agent or collateral agent substantially the same rights and obligations as afforded under the Senior Lien Intercreditor Agreement;

(2)           to enable the Borrower and its Subsidiaries to consummate the disposition of such property or assets to a Person that is not the Borrower or a Subsidiary Guarantor to the extent not prohibited under Section 6.06;

(3)           in respect of the property and assets of a Subsidiary Guarantor, (i) upon the designation of such Subsidiary Guarantor to be an Unrestricted Subsidiary in accordance with Section 6.04 and the definition of “Unrestricted Subsidiary”, and such Subsidiary Guarantor shall be automatically released from its obligations hereunder and under the Security Documents or (ii) upon the release of such Subsidiary Guarantee pursuant to Section 9.20;

(4)           in respect of the property and assets of a Subsidiary Guarantor, upon the release or discharge of the guarantee by such Subsidiary Guarantor of the Obligations under the Credit Agreement or any other Indebtedness which resulted in the obligation to become a Subsidiary Guarantor;

(5)           in respect of any assets or property constituting RBL Priority Collateral, upon the release of the security interests in such assets or property securing any First-Priority Lien Obligations, other than in connection with a Discharge of First-Priority Lien Obligations; and

(6)           as provided in Section 9.01.

(b)      Notwithstanding the foregoing, if an Event of Default exists on the date of Discharge of First-Priority Lien Obligations, the second priority Liens on the RBL Priority Collateral securing the Loans will not be released, except to the extent the RBL Priority Collateral or any portion thereof was disposed of in order to repay the First-Priority Lien Obligations secured by the RBL Priority Collateral, and thereafter the Collateral Agent (or another designated representative appointed pursuant to the terms of the Pari Passu Intercreditor Agreement) will have the right to foreclose or direct the RBL Agent to foreclose upon the RBL Priority Collateral (but in such event, the Liens on the RBL Priority Collateral securing the Loan Obligations will be released when such Event of Default and all other Events of Default cease to exist).

(c)       In connection with any termination or release pursuant to this Section 9.19 or a release of a Subsidiary Guarantee pursuant to Section 9.20, the Collateral Agent shall execute and deliver to any Credit Party, at such Credit Party’s expense, all documents that such Credit Party shall reasonably request to evidence such termination or release (including, without limitation, UCC termination statements), and will duly assign and transfer to such Credit Party, such of the Pledged Collateral (as defined in the Collateral Agreement) that may be in the possession of the Collateral Agent and has not theretofore been sold or otherwise applied or released pursuant to this Agreement or the Security Documents. Any execution and delivery of documents pursuant to this Section 9.19 shall be without recourse to or warranty by the Collateral Agent. In connection with any release pursuant to this Section 9.19 or 9.20, the Credit Party shall be permitted to take any action in connection therewith consistent with such release including, without limitation, the filing of UCC termination statements. Upon the receipt of any necessary or proper instruments of termination, satisfaction or release prepared by the Borrower, the Collateral Agent shall execute, deliver or acknowledge such instruments or releases to evidence the release of any Collateral permitted to be released pursuant to this Agreement or the Security Documents or the Senior Lien Intercreditor Agreement.

The security interests in all Collateral securing the Loans also will be released upon payment in full of the principal of, together with accrued and unpaid interest on, the Loans and all other Obligations under this Agreement and the Security Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest, are paid.

SECTION 9.20.            Release of Subsidiary Guarantee. Each Subsidiary’s Subsidiary Guarantee shall be automatically released upon:

(1)           the sale, disposition, exchange or other transfer (including through merger, consolidation, amalgamation or otherwise) of the Capital Stock (including any sale, disposition or other transfer following which the applicable Subsidiary Guarantor is no longer a Restricted Subsidiary), of the applicable Subsidiary Guarantor if such sale, disposition, exchange or other transfer is made in a manner not in violation of this Agreement;

(2)           the designation of such Subsidiary Guarantor as an Unrestricted Subsidiary in accordance with Section 6.04 and the definition of “Unrestricted Subsidiary”;

(3)           the release or discharge of the guarantee by such Subsidiary Guarantor of the Obligations under the Credit Agreement or other Indebtedness or the guarantee of any other Indebtedness which resulted in the obligation to guarantee the Loans;

(4)           discharge of the Loan Obligations in accordance with the terms hereof;

(5)           such Restricted Subsidiary ceasing to be a Subsidiary as a result of any foreclosure of any pledge or security interest in favor of First-Priority Lien Obligations, subject to, in each case, the application of the proceeds of such foreclosure in the manner described in Section 9.19;

(6)           the occurrence of a Covenant Suspension Event and

(7)           as provided in Section 9.01.

A Restricted Subsidiary’s Subsidiary Guarantee shall also be automatically released upon the applicable Subsidiary ceasing to be a Subsidiary as a result of any foreclosure of any pledge or security interest securing Bank Indebtedness or other exercise of remedies in respect thereof.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

EVEREST ACQUISITION LLC

By:	/s/ Laurie D. Medley
Name: Laurie D. Medley
Title: Vice President & Assistant Secretary

[Second Lien Credit Agreement Signature Page]

CITIBANK, N.A.
as Administrative Agent, Collateral Agent and a
Lender

By:	/s/ Mohammed Baabde
Name:	Mohammed Baabde
Title:	Vice President

[Term Loan Agreement]

EXHIBIT A TO

TERM LOAN AGREEMENT

[FORM OF]
ASSIGNMENT AND ACCEPTANCE(1)

This Assignment and Acceptance (this “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). It is understood that the rights and obligations of the Assignor and the Assignee hereunder are several and not joint. Capitalized terms used but not defined herein shall have the meanings given to them in the Term Loan Agreement identified below (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Term Loan Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full. The benefit of each Security Document shall be maintained in favor of the Assignee (without prejudice to Section 8.06 of the Term Loan Agreement).

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Term Loan Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Term Loan Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender under the Term Loan Agreement) against any person, whether known or unknown, arising under or in connection with the Term Loan Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

3.	Is Assignee a Lender/an Affiliate of a Lender/an Approved Fund? Yes: ☐ No: ☐
Specify if “Yes”: .

4.	Is Assignee an “Affiliated Lender”: Yes: ☐ No: ☐

(1)   To be used in the case of any sale, assignment or transfer by or to a Lender that is not the Borrower.

A-2-1

Specify if “Yes”: .

5.	Is Assignee an Ineligible Institution? Yes: ☐ No: ☐ If “Yes,” no assignment may be made without the prior written consent of the Borrower.

6.	Borrower: Everest Acquisition LLC, a Delaware limited liability company (the “Borrower”).

7.	Administrative Agent: Citibank, N.A., as the Administrative Agent, under the Term Loan Agreement.

8.	Term Loan Agreement: Term Loan Agreement, dated as of April [24], 2012 among the Borrower, the Lenders party thereto from time to time and Citibank, N.A., as Administrative Agent and Collateral Agent.

9.	Assigned Interest:

Loans	Aggregate Amount of Loans of all Lenders	Amount of Loans Assigned	Percentage Assigned of Loans of all Lenders(2)
Loans	$	$		%
[ ](3)	$	$		%

Effective Date:                       , 20     [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR].

10.	Notice and Wire Instructions:

[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE]

Notices:	Notices:

Attention:	Attention:
Facsimile:	Facsimile:

(2)	Set forth, to at least 9 decimals, as a percentage of the Loans of all Lenders thereunder.

(3)	In the event any new Class of Loans is established under Section 2.23 or 2.24 of the Term Loan Agreement, refer to the Class of Loans assigned.

A-2-2

with a copy to:	with a copy to:

Attention:	Attention:
Facsimile:	Facsimile:

Wire Instructions:	Wire Instructions:

A-2-3

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

Accepted [and Consented to]: (1)

CITIBANK, N.A., as Administrative Agent

By:
Name:
Title:

(1)	To be added only if the consent of the Administrative Agent is required by the terms of the Term Loan Agreement. See Section 9.06(b) of the Term Loan Agreement.

ANNEX 1 TO EXHIBIT A TO

TERM LOAN AGREEMENT

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

1.           Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Term Loan Agreement or any other Loan Document, other than as to the matters set forth in this Section 1, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or other Affiliates or any other person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or other Affiliates or any other person of any of their respective obligations under any Loan Document.

2.           Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Term Loan Agreement [(subject to the limitations set forth in Section 9.06(e) of the Term Loan Agreement)](1), (ii) it is not an Ineligible Institution and otherwise satisfies all other requirements, if any, specified in the Term Loan Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Term Loan Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Term Loan Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.02 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (vi) attached hereto is any documentation required to be delivered by it pursuant to the terms of the Term Loan Agreement (including pursuant to Section 2.17(d), (e), (h) and (i)), duly completed and executed by the Assignee, (vii) if it is a Non-U.S. Lender, attached to this Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Term Loan Agreement, duly completed and executed by the Assignee and (viii) [it is not an Affiliated Lender][if it is an Affiliated Lender, on the date hereof it does not have any MNPI with respect to the Borrower or its Subsidiaries or their securities that has not been disclosed to the Assignor (other than because the Assignor does not wish to receive MNPI with respect to the Borrower or its Subsidiaries or their securities) on or prior to the date

(1)	Insert if Assignee is an Affiliated Lender.

hereof](2); and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender and, based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

3.           Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

4.           General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by fax or other electronic delivery shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the State of New York.

[Remainder of page intentionally left blank]

(2)	Insert first option if Assignee is not an Affiliated Lender. Insert second option if Assignee is an Affiliated Lender.

2

EXHIBIT B TO

TERM LOAN AGREEMENT

[FORM OF] NOTE

$	, 20

FOR VALUE RECEIVED, the undersigned (the “Borrower”) hereby promises to pay to                             or registered assigns (the “Lender”), in accordance with the provisions of the Term Loan Agreement (as hereinafter defined), the principal amount of each Loan, in an aggregate amount not to exceed                     DOLLARS ($                     ), from time to time made by the Lender to the Borrower under that certain Term Loan Agreement, dated as of April [24], 2012 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Term Loan Agreement”), among the Borrower, the Lenders from time to time party thereto, and Citibank, N.A., as Administrative Agent and Collateral Agent. Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Term Loan Agreement.

The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Term Loan Agreement. All payments of principal and interest on the Loans shall be made to the Administrative Agent for the account of the Lender in U.S. Dollars in immediately available funds at the Administrative Agent’s Lending Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Term Loan Agreement.

This Note is one of the Notes referred to in the Term Loan Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Note is also entitled to the benefits of the Subsidiary Guarantee and is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Term Loan Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Term Loan Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

The Lender and any subsequent owner and holder of this Note shall, and is hereby authorized to, make a notation on Schedule A attached hereto of the date and the amount of each Loan and the date and the amount of the payment of principal thereon, which notation shall be conclusive in the absence of manifest error, and, prior to any transfer of this Note, the Lender shall endorse the outstanding principal amount of this Note on Schedule A attached hereto; provided, however, that failure to make such notation or any error in such notation shall not adversely affect the Lender’s rights with respect to the Loans.

[Signature page follows.]

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK AND IS EXECUTED AS OF THE DATE FIRST WRITTEN ABOVE.

EVEREST ACQUISITION LLC

By:
Name:
Title:

[Signature Page – Note]

Schedule A

LOANS AND PRINCIPAL PAYMENTS

Amount of Loan Made		Amount of Principal Repaid				Unpaid Principal Balance
Date	Amount	Interest Paid	Date	Amount	Date	Total	Notation made by:

EXHIBIT C TO

TERM LOAN AGREEMENT

[FORM OF]

ESCROW AND SECURITY AGREEMENT

This ESCROW AND SECURITY AGREEMENT (this “Escrow and Security Agreement”) is made and entered into as of April 24, 2012 among Everest Acquisition LLC, a Delaware limited liability company (the “Company” or the “Pledgor”), Citibank, N.A., as Administrative Agent and Collateral Agent under the Term Loan Agreement referred to below (in such capacity, the “Administrative Agent”), and Citibank, N.A., as securities intermediary and escrow agent (in such capacity, the “Escrow Agent”), in favor of the Administrative Agent and the lenders under the Term Loan Agreement referred to below.

W I T N E S S E T H

WHEREAS, the Pledgor, as borrower, the lenders from time to time party thereto (together, the “Lenders”), the Administrative Agent and certain other parties have entered into that certain Term Loan Agreement, dated April 24, 2012 (as in effect on the date hereof, the “Term Loan Agreement”);

WHEREAS, the Term Loan Agreement is being entered into in connection with the proposed acquisition (the “Acquisition”) of EP Energy L.L.C. (formerly known as EP Energy Corporation) and certain of its affiliates (the “Acquired Business”) pursuant to the Acquisition Agreement (as defined herein). In connection with the consummation of the Acquisition, EPE Acquisition, LLC, the indirect parent of the Pledgor (the “Parent”) will purchase (i) all of the issued and outstanding equity interests of EP Energy L.L.C., (ii) all of the issued and outstanding shares of El Paso E&P S. Alamein Cayman Company, (iii) all of the issued and outstanding quotas of UnoPaso Exploracao e Producao de Petroleo e Gas Ltda. and El Paso Oleo e Gas do Brasil Ltda. and (iv) all of the issued and outstanding shares of El Paso Brazil Holdings Company, in each case, pursuant to the Purchase and Sale Agreement (the “Acquisition Agreement”) dated as of February 24, 2012 by and among EP Energy Corporation, EP Energy Holding Company and El Paso Brazil, L.L.C., as sellers (the “Sellers”), and EPE Acquisition LLC, as purchaser;

WHEREAS, pursuant to the Term Loan Agreement, the Pledgor is required on the date hereof (the “Effective Date”) to deposit $791,666.67, which is the amount equal to the aggregate Commitment Fee (as defined herein) due to the Lenders on the Funding Date (as defined herein) assuming both that the Funding Date occurs on the Escrow Funding Deadline (as defined herein) and that the maximum possible amount of the Loans (as defined in the Term Loan Agreement) are borrowed on that date (the “Escrow Amount”);

WHEREAS, upon the earlier to occur of (i) the Funding Date (as defined herein), and (ii) the Commitment Expiration Date (as defined herein), the Pledgor shall be required to pay to each Lender, through the Administrative Agent, the Commitment Fee pursuant to Section 2.15 of the Term Loan Agreement (such earlier date, the “Commitment Fee Payment Date”); and

1

WHEREAS, to secure the obligations of the Pledgor under the Term Loan Agreement to pay the Commitment Fee on the Commitment Fee Payment Date pursuant to the terms of the Term Loan Agreement, the Pledgor has agreed to (i) pledge to the Administrative Agent for its benefit and the benefit of the Lenders, a first-priority security interest in and lien on the

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Escrowed Funds and the other Collateral (each as hereinafter defined) and (ii) execute and deliver this Escrow and Security Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the promises herein contained, and in order to induce the Lenders to enter into the Term Loan Agreement and to agree to make the Loans thereunder, the Pledgor, the Administrative Agent and the Escrow Agent hereby agree, for the benefit of the Administrative Agent and for the benefit of the Lenders, as follows:

SECTION 1. Definitions, Appointment; Deposit and Investment.

1.1           Definitions.

“Acquired Business” shall have the meaning set forth in the recitals hereto.

“Acquisition” shall have the meaning set forth in the recitals hereto.

“Acquisition Agreement” shall have the meaning set forth in the recitals hereto.

“Act” shall have the meaning set forth in Section 13.19 hereto.

“Administrative Agent” shall have the meaning set forth in the preamble hereto.

“Authorized Persons” shall have the meaning set forth in Section 13.17(a) hereto.

“Co-Issuer” means Everest Acquisition Finance Inc., a Delaware Corporation.

“Collateral” shall have the meaning set forth in Section 1.4 hereof.

“Commitment Expiration Date” means the earliest of (a) the Escrow Funding Deadline, (b) the date on which the Acquisition Agreement is terminated (without the closing of the Acquisition) in accordance with its terms, (c) the date, if any, on which the Acquisition is consummated (after giving effect thereto) and (d) the date, if any, on which the Pledgor voluntarily terminates the commitments to make Loans on the Funding Date under the Term Loan Agreement prior to funding.

“Commitment Fee” shall have the meaning set forth in the Term Loan Agreement.

“Commitment Fee Payment Date” shall have the meaning set forth in the recitals hereto.

“Company” shall have the meaning set forth in the preamble hereto.

“DDCA” shall have the meaning set forth in Section 4(e) hereto.

“Email Recipient” shall have the meaning set forth in Section 13.17(d) hereto.

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“Escrow Account” means an account established and maintained by the Escrow Agent in the name “EP Energy Effective Date Escrow Account,” which account shall at all times be under the control (within the meaning of Section 8-106 and/or 9-104 of the U.C.C. (as defined below)) of the Administrative Agent and subject to the terms and conditions of this Escrow and Security Agreement.

“Escrow Agent” shall have the meaning set forth in the preamble hereto.

“Escrow Amount” shall have the meaning set forth in the recitals hereto.

“Escrow and Security Agreement” shall have the meaning set forth in the preamble hereto.

“Escrow Funding Deadline” means June 1, 2012.

“Escrow Investments” means cash or the following investments:

(i)            direct obligations of the United States of America for which its full faith and credit is pledged, or

(ii)           obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America, unconditionally guaranteed as a full faith and credit obligation by the United States of America;

in each case, (i) maturing no later than May 31, 2012 and (ii) which are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such Escrow Investments or a specific payment of principal of or interest on any such Escrow Investments held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Escrow Investments or the specific payment of principal of or interest on the Escrow Investments evidenced by such depository receipt.

“Escrowed Funds” means the Escrow Amount and all investments thereof, plus all interest, dividends and other distributions and payments thereon received by the Escrow Agent.

“Event of Default” shall have the meaning set forth in the Term Loan Agreement.

“Funding Date” shall have the meaning set forth in the Term Loan Agreement.

“Lenders” shall have the meaning set forth in the recitals hereto.

“Liens” shall have the meaning set forth in the Term Loan Agreement.

“Loans” shall have the meaning set forth in the Term Loan Agreement.

“Losses” shall have the meaning set forth in Section 10 hereof.

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“Obligations” shall have the meaning set forth in the Term Loan Agreement.

“Offering Memorandum” means the final Offering Memorandum of the Pledgor and the Co-Issuer dated April 10, 2012 pursuant to which the Secured Notes were offered.

“Parent” shall have the meaning set forth in the recitals hereto.

“Person” shall have the meaning set forth in the Term Loan Agreement.

“Pledgor” shall have the meaning set forth in the preamble hereto.

“RBL Facility” means the credit facility to be entered into on or around the closing date of the Acquisition among the Company, the financial institutions named therein and J.P. Morgan Chase Bank, N.A., as administrative agent, as described under “Description of Other Indebtedness” of the Offering Memorandum.

“Secured Notes” means $750,000,000 aggregate principal amount of 6.875% Senior Secured Notes due 2019 of the Pledgor and the Co-Issuer.

“Sellers” shall have the meaning set forth in the recitals hereto.

“Senior Notes” means $2,000,000,000 aggregate principal amount of 9.375% Senior Notes due 2020 of the Pledgor and the Co-Issuer.

“Subsidiary Guarantors” shall have the meaning set forth in the Term Loan Agreement.

“Term Loan Agreement” shall have the meaning set forth in the recitals hereto.

“Transactions” means the transactions contemplated by the Acquisition Agreement and as described in the Offering Memorandum under the heading “Summary—The Transactions,” including the borrowings under the RBL Facility and the Term Loan Agreement and the issuance of the Secured Notes and the Senior Notes.

“Treasury Book-Entry Securities” means Treasury Securities maintained in book-entry form through the United States Federal Reserve Banks.

“Treasury Securities” means any investment in obligations issued or guaranteed by the United States government or any agency thereof, in each case, maturing no later than October 31, 2012.

“U.C.C.” shall have the meaning set forth in the last paragraph of this Section 1.1.

All capitalized terms used herein without definition shall have the respective meanings ascribed to them in the Term Loan Agreement. Unless otherwise defined herein or in the Term Loan Agreement, terms used in Articles 8 or 9 of the Uniform Commercial Code as in effect in the State of New York (the “U.C.C.”) are used herein as therein defined.

1.2           Appointment of the Escrow Agent. The Pledgor hereby appoints Citibank, N.A., as Escrow Agent in accordance with the terms and conditions set forth herein and Citibank,

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N.A., hereby accepts such appointment. Any and all Escrowed Funds shall be deposited with the Escrow Agent in the Escrow Account, in U.S. Dollars, by wire transfer as follows: Citibank, N.A., ABA# 0210-0008-9, Account Name: Escrow Concentration Account, Account #36855852, FFC to Account #798883 Reference: EP Energy Effective Date Escrow Account. The Escrow Agent shall not be required, or have any duty, to notify anyone of any payment or maturity under the terms of any instrument deposited hereunder, nor to take any legal action to enforce payment of any check, note or security deposited hereunder or to exercise any right or privilege which may be afforded to the holder of any such security.

1.3           Establish Account. The Escrow Agent shall establish and maintain the Escrow Account herein provided for in accordance with the terms of this Escrow and Security Agreement. The “Securities Intermediary’s Jurisdiction” (within the meaning of Section 8-110(e) of the U.C.C.) of the Escrow Agent shall be the State of New York.

1.4           Pledge and Grant of Security Interest. It is the intention of the parties hereto that this Escrow and Security Agreement create an escrow, and the Pledgor has no ownership of, or rights in, the Escrow Account or the Escrowed Funds other than the limited contractual right to receive the Escrowed Funds under the circumstances specified in Section 7(a), (b) or (f) hereof. If, notwithstanding the intention of the parties set forth in the foregoing sentence, the Pledgor is determined to have any interest in any of the Escrow Account or the Escrowed Funds, the Pledgor hereby pledges to the Administrative Agent for its benefit and for the ratable benefit of the Lenders, and hereby grants to the Administrative Agent for its benefit and for the ratable benefit of the Lenders, as applicable, a continuing first-priority security interest in and to all of the Pledgor’s right, title and interest in, to and under the following, whether characterized as investment property, certificated securities, uncertificated securities, general intangibles or otherwise: (a) the Escrow Account, all funds held therein and all certificates and instruments, if any, from time to time representing or evidencing the Escrow Account, (b) all Escrow Investments, all certificates and instruments, if any, representing or evidencing the Escrow Investments and all other property, including any financial assets (as defined in Section 9-102(a)(29) of the U.C.C.) credited to the Escrow Account and any and all security entitlements to the Escrow Investments and other property or financial assets credited to the Escrow Account, and any and all related securities accounts in which security entitlements to the Escrow Investments or other property or financial assets credited to the Escrow Account are carried, (c) all cash, notes, deposit accounts, checks and other instruments, if any, from time to time hereafter delivered to or otherwise possessed by the Escrow Agent, as Escrow Agent and securities intermediary of the Pledgor only and not in any other capacity, for or on behalf of the Pledgor in substitution for or in addition to any or all of the then existing Collateral (as hereinafter defined), and (d) all proceeds of and other distributions on or with respect to any and all of the foregoing Collateral (including, without limitation, all dividends, interest, principal payments, cash, options, warrants, rights, investments, subscriptions and other property or proceeds, including proceeds that constitute property of the types described in clauses (a) through (c) of this Section 1.4) (clauses (a) through (d) being hereinafter collectively referred to as the “Collateral”). The Escrow Agent (in its capacity as a securities intermediary) hereby agrees that it will comply with entitlement orders originated by the Administrative Agent (in its capacity as a secured party) without further consent by the Pledgor, it being acknowledged and agreed that the Escrow Agent shall honor written entitlement orders issued by the Pledgor in accordance with Sections 5 or 7 hereof. The Escrow Agent (in its capacity as a bank) hereby

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agrees that it will comply with written instructions originated by the Administrative Agent (in its capacity as a secured party) directing disposition of the funds in any such account without further consent by the Pledgor, it being acknowledged and agreed that the Escrow Agent shall honor instructions issued by the Pledgor in accordance with Sections 5 or 7 hereof. The Escrow Agent hereby acknowledges the Administrative Agent’s lien or security interest in the Collateral as set forth above.

1.5           Deposit of Escrowed Funds. On the Effective Date, the Pledgor shall deposit, or direct the deposit, of the Escrow Amount into the Escrow Account.

SECTION 2. Security for Obligations. The pledge and lien granted by Pledgor pursuant to Section 1.4 hereof secures the prompt and complete performance when due (whether at stated maturity, by acceleration or otherwise) of the Obligations (as defined in the Term Loan Agreement) of the Pledgor and Subsidiary Guarantors under the Term Loan Agreement.

SECTION 3. Delivery of Collateral. The Pledgor shall cause all certificates or instruments representing or evidencing the Collateral, including, without limitation, amounts invested as provided in Section 5 hereof, to be delivered to and held by the Escrow Agent pursuant to the terms hereof and to be in suitable form for transfer by delivery, or to be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance sufficient to convey a valid security interest in such Collateral to the Administrative Agent, or to be credited to the Escrow Account which shall be maintained as a securities account by the Escrow Agent.

SECTION 4. Maintaining the Escrow Account. Except as otherwise provided by the provisions of Section 7 and Section 11 hereof:

(a)           So long as any portion of the Commitment Fee has not been paid in accordance with Section 2.15 of the Term Loan Agreement, the Pledgor shall maintain the Escrow Account with the Escrow Agent.

(b)           Except as provided in Section 7 hereof, it shall be a term and condition of the Escrow Account, notwithstanding any term or condition to the contrary in any other agreement relating to the Escrow Account, that no amount (including interest on Escrow Investments) shall be paid or released to or for the account of, or withdrawn by or for the account of, the Pledgor or any other Person from the Escrow Account.

(c)           The Escrow Account shall be established and maintained as a securities account (as defined in Section 8-501 of the U.C.C.).

(d)           The Escrow Account shall be subject to such applicable laws, and such applicable regulations of the Board of Governors of the Federal Reserve System and of any other appropriate banking or governmental authority, as may now or hereafter be in effect.

(e)           Initially, until otherwise directed in writing by the Pledgor pursuant to Section 5, funds held in the Escrow Account will be deposited in the Escrow Agent’s Dollars on Deposit in Custody Account (“DDCA”). In such event, (i) the Escrow Agent

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will make the balances in the Escrow Account available to the Escrow Agent’s treasury division on a daily basis and (ii) the Escrow Account will earn compensation at a rate that will be determined daily based on the compensation rate paid by the Escrow Agent’s treasury division to the Escrow Agent’s trust and custody department. Should such calculation method no longer be available, the Escrow Agent will endeavor to notify the Pledgor and the Administrative Agent no less than 30 days prior. Absent other instructions, compensation will be paid monthly, on the second business day of the following month, by a credit to the Escrow Account. Monthly compensation will be reported on a Form 1099 INT if applicable.

SECTION 5. Investing of Amounts in the Escrow Account. The Escrow Agent shall either hold in cash or invest all amounts on deposit in the Escrow Account in the name of the Escrow Agent in cash or Escrow Investments, as directed in writing by a representative of the Pledgor. In no event shall the Escrow Agent be liable for any loss in the investment or reinvestment of amounts held in the Escrow Account.

If the Escrow Agent does not receive written direction to invest amounts on deposit in the Escrow Account, such amounts shall be treated in accordance with Section 4(e). With respect to any part of the Escrowed Funds received by the Escrow Agent after 10:00 a.m., New York City time, the Escrow Agent shall not be required to invest such funds or to effect any investment instruction until the next business day. The Escrow Agent is hereby authorized, in making or disposing of any investment permitted by this Escrow and Security Agreement, to deal with itself (in its individual capacity) or with any one or more of its affiliates, whether it or any such affiliate is acting as agent of the Escrow Agent or for any third person. The Pledgor and Administrative Agent acknowledge that the Escrow Agent is not providing investment supervision, recommendations, or advice. The Escrow Agent shall be under no duty to afford the Escrowed Funds any greater degree of care than it gives its own similar property.

SECTION 6. Delivery of Escrow Investments; Filing. (a) The Escrow Agent shall become the holder on behalf of the Administrative Agent of the Escrow Investments (or applicable security entitlements thereto) through the following delivery procedures: (i) in the case of Escrow Investments which are uncertificated securities, registration of one of the following as owner of such uncertificated securities: the Escrow Agent or a Person designated by the Escrow Agent, or Person other than a securities intermediary or financial intermediary, that becomes the registered owner of such uncertificated securities and acknowledges that it holds the same for the Escrow Agent; (ii) in the case of Escrow Investments in the form of Treasury Book-Entry Securities, the making by a securities intermediary (other than a clearing corporation) to whose account such Treasury Book-Entry Securities have been credited on the books of a Federal Reserve Bank (or on the books of another such securities intermediary (other than a clearing corporation)) of book entries indicating that such Treasury Book-Entry Securities have been credited to an account of the Escrow Agent, and the sending by such securities intermediary to the Escrow Agent of confirmation of such transfer to the Escrow Agent’s account; and (iii) in the case of cash, by deposit into the Escrow Account.

(b)           Prior to or concurrently with the execution and delivery hereof and prior to the transfer to the Escrow Agent of Escrow Investments (or acquisition by the Escrow Agent of any security entitlement thereto) the Escrow Agent shall establish the Escrow Account on its

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books and records as an account segregated from all other custodial or collateral accounts. All investments made from funds in the Escrow Account including Escrow Investments shall be credited to the Escrow Account and the Escrow Agent hereby agrees to treat all property credited to the Escrow Account (except cash) as a “financial asset” as defined in Section 8-102(a)(9) of the U.C.C. Subject to the other terms and conditions of this Escrow and Security Agreement, all Escrow Investments held by the Escrow Agent pursuant to this Escrow and Security Agreement shall be held in the Escrow Account subject (except as expressly provided in Section 7 hereof) to the control (within the meaning of Section 8-106 and/or 9-104 of the U.C.C.) of the Administrative Agent and exclusively for the benefit of the Administrative Agent and for the ratable benefit of the Lenders and segregated on its books and records from all other funds or other property otherwise held by the Escrow Agent.

(c)           All Collateral shall be retained in the Escrow Account pending disbursement pursuant to the terms hereof.

SECTION 7. Disbursements. The Escrow Agent shall hold the Escrowed Funds in the Escrow Account and release such Escrowed Funds only as follows:

(a)           If the Escrow Agent receives on any business day an Officers’ Certificate (as defined in the Term Loan Agreement) of the Pledgor regarding the occurrence of the Funding Date or the Commitment Expiration Date in the form attached hereto as Exhibit A (with a copy to the Administrative Agent), the Escrow Agent shall, if the Officers’ Certificate is received (i) on or prior to 12:00 noon (New York City time) and the Escrowed Funds are in cash, release the Escrowed Funds on the same business day in which such Officers’ Certificate is received, (ii) after 12:00 noon (New York City time) and the Escrowed Funds are in cash, use commercially reasonable efforts to release the Escrowed Funds on the same business day in which such Officers’ Certificate is received and (iii) otherwise release the Escrowed Funds promptly and in no event later than the business day following the date on which such Officer’s Certificate is received, which release in each case shall be by wire transfer in immediately available funds from the Escrow Account (x) first, to the Administrative Agent in accordance with the instructions set forth in Section 13.15 hereof for disbursement to the Lenders pursuant to the Term Loan Agreement to pay the Commitment Fee pursuant to Section 2.15 of the Term Loan Agreement, (y) second, to pay any amounts payable by the Pledgor to the Escrow Agent hereunder that have not been paid and (z) third, to, or at the written direction of, the Pledgor, the remainder of all Escrowed Funds held in the Escrow Account or otherwise (it being agreed and understood that such wire transfers may be sent simultaneously), in each case as stated in the Officers’ Certificate.

(b)           Notwithstanding the foregoing clause (a), if the Pledgor has not delivered the Officers’ Certificate contemplated by clause (a) on or prior to the Escrow Funding Deadline, then on the Escrow Funding Deadline (or, if such day is not a business day, on the next succeeding business day), the Escrow Agent shall release the Escrowed Funds, which release in each case shall be by wire transfer in immediately available funds from the Escrow Account (x) first, to the Administrative Agent in accordance with the instructions set forth in Section 13.15 hereof for disbursement to the Lenders pursuant to the Term Loan Agreement to pay the Commitment Fee pursuant to Section 2.15 of the Term Loan Agreement (such amount as notified to the Escrow Agent by the Pledgor on such date), (y) second, to pay any amounts

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payable by the Pledgor to the Escrow Agent hereunder that have not been paid, and (z) third, to, or at the written direction of, the Pledgor, the remainder of all Escrowed Funds held in the Escrow Account or otherwise (it being agreed and understood that such wire transfers may be sent simultaneously).

(c)           If for any reason the amount of Collateral to be released at any time is insufficient to pay the Commitment Fee then due as provided in the Term Loan Agreement, the Pledgor agrees to pay to the Administrative Agent, on or prior to the date on which the Commitment Fee is due, the amount of funds in cash necessary to pay the entire amount of the Commitment Fee in accordance with the provisions of the Term Loan Agreement.

(d)           Upon the release of any Collateral from the Escrow Account or otherwise in accordance with clause (a) or (b) of this Section 7, the security interest evidenced by this Escrow and Security Agreement in such released Collateral will automatically terminate and be of no further force and effect and, upon the release of all the Collateral, the Pledgor may file any appropriate U.C.C. termination statement.

(e)           The Pledgor shall direct the Escrow Agent in writing to liquidate any Escrow Investments other than cash at such times as necessary to ensure funds are available for distribution pursuant to clause (a), (b) or (f) of this Section 7.

(f)            Notwithstanding anything in this Escrow and Security Agreement to the contrary, the Escrow Agent shall disburse Escrowed Funds as directed pursuant to (i) a final judgment (without further right of appeal) or (ii) a written notice executed by the Administrative Agent.

(g)           Solely as between the Pledgor and the Administrative Agent, the Administrative Agent hereby acknowledges and agrees that it will not exercise its rights to issue unilateral instructions under this Escrow and Security Agreement unless an Event of Default (as defined in the Term Loan Agreement) has occurred and is continuing.

SECTION 8. Representations and Warranties. (a) The Pledgor hereby represents and warrants that this Escrow and Security Agreement has been duly authorized, executed and delivered by the Pledgor and, when duly executed and delivered in accordance with its terms by each of the other parties hereto, will constitute a valid and legally binding agreement of the Pledgor enforceable against the Pledgor in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by general equitable principles, regardless of whether considered in a proceeding in equity or at law.

(b)           The Escrow Agent hereby represents and warrants that:

(1)           The Escrow Agent has all power and authority to act as a securities intermediary, as defined in Section 8-102 of the U.C.C.

(2)           The execution, delivery and performance by the Escrow Agent of this Escrow and Security Agreement will not (x) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under any

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material agreement or material instrument actually known to the signer hereof to which the Escrow Agent is a party or by which the Escrow Agent is bound, (y) result in any violation of the provisions of the charter or by-laws or similar organizational documents of the Escrow Agent or (z) result in the violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority; no consent, approval, authorization or order of, or qualification with, any governmental body or agency is required for the performance by the Escrow Agent of its obligations and rights under this Escrow and Security Agreement.

(3)           This Escrow and Security Agreement has been duly authorized, executed and delivered by the Escrow Agent and, when duly executed and delivered in accordance with its terms by each of the other parties hereto, will constitute a valid and legally binding agreement of the Escrow Agent enforceable against the Escrow Agent in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by general equitable principles, regardless of whether considered in a proceeding in equity or at law.

(4)           There are, to the knowledge of the Escrow Agent, no legal or governmental proceedings pending or threatened to which the Escrow Agent or any of its respective subsidiaries is a party or to which any of the properties of the Escrow Agent or any such subsidiary is subject that would materially adversely affect the power or ability of the Escrow Agent to perform its respective obligations under this Escrow and Security Agreement or to consummate the transactions contemplated hereby.

(c)           The Administrative Agent hereby represents and warrants that:

(1)           The execution, delivery and performance by the Administrative Agent of this Escrow and Security Agreement will not (x) result in any violation of the provisions of the charter or by-laws or similar organizational documents of the Administrative Agent or (y) result in the violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority; no consent, approval, authorization or order of, or qualification with, any governmental body or agency is required for the performance by the Administrative Agent of its obligations and rights under this Escrow and Security Agreement.

(2)           This Escrow and Security Agreement has been duly authorized, executed and delivered by the Administrative Agent and, when duly executed and delivered in accordance with its terms by each of the other parties hereto, will constitute a valid and legally binding agreement of the Administrative Agent enforceable against the Administrative Agent in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by general

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equitable principles, regardless of whether considered in a proceeding in equity or at law.

(3)           There are, to the knowledge of the Administrative Agent, no legal or governmental proceedings pending or threatened to which the Administrative Agent or any of its respective subsidiaries is a party or to which any of the properties of the Administrative Agent or any such subsidiary is subject that would materially adversely affect the power or ability of the Administrative Agent to perform its respective obligations under this Escrow and Security Agreement or to consummate the transactions contemplated hereby.

SECTION 9. Escrow Agent Rights and Duties. (a) The duties, responsibilities and obligations of the Escrow Agent shall be limited to those expressly set forth herein and no duties, responsibilities or obligations shall be inferred or implied. The Escrow Agent shall not be subject to, nor required to comply with, any other agreement between or among any or all of the other parties hereto or to which any of them is a party, even though reference thereto may be made herein, or to comply with any direction or instruction (other than those contained herein or delivered in accordance with this Escrow and Security Agreement) from any such party or any entity acting on its behalf. Apart from receiving the notice referred to in Exhibit A, the Escrow Agent shall have no responsibility or requirement with respect to any notice to verify, inquire or otherwise confirm the truth, accuracy or validity of the contents of such notice in or to make the disbursements required in Section 7. The Escrow Agent shall not be required to, and shall not, expend or risk any of its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder.

(b)           If at any time the Escrow Agent is served with any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process which in any way affects Escrowed Funds (including but not limited to orders of attachment or garnishment or other forms of levies or injunctions or stays relating to the transfer of Escrowed Funds), the Escrow Agent is authorized to comply therewith in any manner as it or its legal counsel of its own choosing deems appropriate; and if the Escrow Agent complies with any such judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process, the Escrow Agent shall not be liable to any of the parties hereto or to any other Person even though such order, judgment, decree, writ or process may be subsequently modified or vacated or otherwise determined to have been without legal force or effect.

(c)           The Escrow Agent shall not be liable for any action taken or omitted or for any loss or injury resulting from its actions or its performance or lack of performance of its duties hereunder in the absence of willful misconduct or gross negligence on its part, as determined pursuant to a final non-appealable order of a court of competent jurisdiction. In no event shall the Escrow Agent be liable (i) for acting in accordance with or relying upon any instruction, notice, demand, certificate or document from the Pledgor or the Administrative Agent or any Person acting on behalf of such parties so long as such action is taken in accordance with the provisions of this Escrow and Security Agreement, (ii) for the acts or omissions of its nominees, correspondents, designees, subagents or subcustodians, or (iii) for an amount in excess of the value of the Escrowed Funds, valued as of the date that the Escrow Agent’s liability shall be determined, plus any interest, dividends and other distributions and

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payments received thereon. Anything in this Escrow and Security Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for punitive, special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

(d)           The Escrow Agent may consult with legal counsel of its own selection (with the expense to be reimbursed in accordance with the terms of Section 11 hereof) as to any matter relating to this Escrow and Security Agreement, and the Escrow Agent shall not incur any liability in acting in good faith in accordance with any advice from such counsel.

(e)           The Escrow Agent shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Escrow Agent (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God, war, terrorism or other catastrophe, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility).

(f)            The Pledgor, with the written consent of the Administrative Agent, may remove the Escrow Agent at any time by giving to the Escrow Agent thirty (30) calendar days’ prior notice in writing signed by the Pledgor and Administrative Agent. The Escrow Agent may resign at any time by giving to the Pledgor and Administrative Agent thirty (30) calendar days’ prior written notice thereof.

(i)            Within five (5) calendar days after giving the foregoing notice of removal to Escrow Agent or receiving the foregoing notice of resignation from Escrow Agent, the Pledgor and the Administrative Agent shall reasonably agree on and appoint a successor Escrow Agent, which shall assume all obligations of the Escrow Agent under this Escrow and Security Agreement. If a successor Escrow Agent has not accepted such appointment by the end of such five-day period, the Escrow Agent may, in its sole discretion, apply to a court of competent jurisdiction for the appointment of a successor Escrow Agent or for other appropriate relief. The costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Escrow Agent in connection with such proceeding shall be paid by, and be deemed an obligation of, the Pledgor.

(ii)           Upon receipt of the identity of the successor Escrow Agent, the Escrow Agent shall deliver the Escrowed Funds then held hereunder to the successor Escrow Agent.

(iii)          Upon delivery of the Escrowed Funds to such successor Escrow Agent, the Escrow Agent shall have no further duties, responsibilities or obligations hereunder.

(g)           Any corporation or other company into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any corporation or other company resulting from any merger, conversion or consolidation to which the Escrow Agent shall be a

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party, or any corporation or other company succeeding to all or substantially all of the corporate trust business of the Escrow Agent, shall be the successor of the Escrow Agent hereunder without the execution or filing of any paper or any further action on the part of any of the parties hereto.

(h)           The Escrow Agent shall upon the written request of the Pledgor from time to time, provide a statement identifying transactions, transfers or holdings of Escrowed Funds and each such statement shall be deemed to be correct and final upon receipt thereof by the other parties hereto unless the Escrow Agent is notified in writing to the contrary within thirty (30) business days of the date of such statement.

(i)            The Escrow Agent shall not be responsible in any respect for the form, execution, validity, value or genuineness of documents or securities deposited hereunder, or for any description therein, or for the identity, authority or rights of Persons executing or delivering or purporting to execute or deliver any such document, security or endorsement.

(j)            In the event of any ambiguity or uncertainty hereunder or in any notice, instruction or other communication received by the Escrow Agent hereunder, the Escrow Agent may, in its sole discretion, refrain from taking any action other than retain possession of the Escrowed Funds, unless the Escrow Agent receives joint written instructions, signed by the Pledgor and the Administrative Agent, which eliminates such ambiguity or uncertainty.

(k)           In the event of any dispute between or conflicting claims, demands or instructions by or among the other parties to this Escrow and Security Agreement and/or any other Person with respect to any Escrowed Funds, the Escrow Agent shall be entitled, in its sole discretion, to refuse to comply with any and all claims, demands or instructions with respect to such Escrowed Funds so long as such dispute or conflict shall continue, and the Escrow Agent shall not be or become liable in any way for failure or refusal to comply with such conflicting claims, demands or instructions. The Escrow Agent shall be entitled to refuse to act until, in its sole discretion, either (i) such conflicting or adverse claims or demands shall have been determined by a final order, judgment or decree of a court of competent jurisdiction, which order, judgment or decree is not subject to appeal, or settled by agreement between the conflicting parties as evidenced in a writing satisfactory to the Escrow Agent or (ii) the Escrow Agent shall have received security or an indemnity satisfactory to it sufficient to hold it harmless from and against any and all Losses (as defined below) which it may incur by reason of so acting. The Escrow Agent may, in addition, elect, in its sole discretion, to commence an interpleader action or seek other judicial relief or orders as it may deem, in its sole discretion, necessary. The costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such proceeding shall be paid by, and shall be deemed an obligation of, the Pledgor.

(l)            The rights and remedies conferred upon the Escrow Agent and the Pledgor hereto shall be cumulative, and the exercise or waiver of any such right or remedy shall not preclude or inhibit the exercise of any additional rights or remedies. The waiver of any right or remedy hereunder shall not preclude the subsequent exercise of such right or remedy.

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(m)          The Escrow Agent does not have any interest in the Escrowed Funds hereunder but is serving as escrow holder only and having only possession thereof. The Pledgor shall pay or reimburse the Escrow Agent upon request for any transfer taxes or other taxes relating to the Escrowed Funds incurred in connection herewith and shall indemnify and hold harmless the Escrow Agent any amounts that it is obligated to pay in the way of such taxes. Upon the execution of this Escrow and Security Agreement, the parties hereto shall provide the Escrow Agent with a fully executed W-9, W-8BEN or other appropriate forms. The parties hereto agree that (i) for tax reporting purposes, and for any tax year, all interest or other income earned under the Escrow and Security Agreement shall be allocable to the Pledgor and (ii) to the extent permitted by applicable law, the Pledgor will include all amounts earned under the Escrow and Security Agreement in its gross income for federal, state and local income tax (collectively, “income tax”) purposes and pay any income tax resulting therefrom, and the Escrow Agent shall allocate all such earnings for tax reporting purposes to the Pledgor. Any payments of income from the account established hereunder may be subject to withholding regulations then in force with respect to United States taxes, and if required, the parties hereto will promptly provide the Escrow Agent with completed and executed W-9, W-8BEN or other appropriate forms. It is understood that the Escrow Agent shall be responsible for income reporting only with respect to any income which may be earned on investment of funds which are a part of the Escrowed Funds and is not responsible for any other reporting. The Pledgor understands that, in the event valid U.S. tax forms, or other relevant forms are not provided to the Escrow Agent, U.S. tax laws may require withholding of tax on disbursements and on a portion of any interest or other income earned on the investment of the Escrowed Funds.

(n)           Should the Escrow Agent become liable for the payment of taxes, including withholding taxes relating to any funds, including interest and penalties thereon, held by it pursuant to this Escrow and Security Agreement or any payment made hereunder, the Escrow Agent shall be entitled to deduct such taxes, interest and penalties from the Escrowed Funds in accordance with Section 11 hereof.

(o)           Citigroup, Inc., its affiliates, and its employees are not in the business of providing tax or legal advice to any taxpayer outside of Citigroup, Inc. and its affiliates. This Escrow and Security Agreement and any amendments or attachments are not intended or written to be used, and cannot be used or relied upon, by any such taxpayer or for the purpose of avoiding tax penalties. Any such taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.

SECTION 10. Indemnity. The Pledgor shall indemnify, hold harmless and defend the Escrow Agent and its directors, officers, agents and employees, from and against any and all claims, actions, obligations, liabilities, damages, costs and expenses (including, but not limited to, reasonable fees and expenses of counsel, including the costs and expenses of defending against any claims of liability, regardless of who asserts such claim) (“Losses”) directly or indirectly arising out of, relating to or in connection with its acceptance of its appointment hereunder or its performance as Escrow Agent, provided that such Losses do not arise from the Escrow Agent’s willful misconduct or gross negligence, as determined pursuant to a final non-appealable order of a court of competent jurisdiction.

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SECTION 11. Compensation; Expenses. The Escrow Agent shall be entitled to receive an administrative fee from the Pledgor upon execution of this Escrow and Security Agreement, in accordance with the Escrow Agent’s fee schedule attached hereto as Exhibit B. The Pledgor will, upon demand, pay to the Escrow Agent the amount of any and all reasonable documented and/or invoiced expenses, including, without limitation, the reasonable fees, expenses and disbursements of its counsel, experts and agents retained by the Escrow Agent, that the Escrow Agent may incur in connection with (a) the review, negotiation and administration of this Escrow and Security Agreement, (b) the custody or preservation of, or the sale of, collection from, or other realization upon, any of the Collateral or (c) the failure by the Pledgor to perform or observe any of the provisions hereof.

SECTION 12. Security Interest Absolute. All rights of the Administrative Agent, the Escrow Agent and the Lenders of the Loans and security interests hereunder, and all obligations of the Pledgor hereunder, shall be absolute and unconditional irrespective of:

(a)           any lack of validity or enforceability of the Term Loan Agreement or any other agreement or instrument relating thereto;

(b)           any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations (as defined in the Term Loan Agreement), or any other amendment or waiver of or any consent to any departure from the Term Loan Agreement; or

(c)           any exchange, surrender, release or non-perfection of any Liens on any other collateral for all or any of the Obligations.

SECTION 13. Miscellaneous Provisions.

13.1         Notices. Any notice or communication shall be sufficiently given if in writing and delivered in person or mailed by first class mail, commercial courier service or electronic communication (with oral confirmation of receipt given in the case of any electronic communication), addressed as follows:

If to the Pledgor:

Everest Acquisition LLC

c/o Apollo Management, L.P.

9 West 57th Street

New York, New York 10019

Attention: Sam Oh and Chief Legal Officer

Fax: (646) 417-6651

With a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Attention: Gregory A. Ezring & Monica K. Thurmond

Fax: (212) 492-0459 & (212) 492-0055

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Email: gezring@paulweiss.com & mthurmond@paulweiss.com

If to the Escrow Agent:

Citibank, N.A.

388 Greenwich Street, 14th Floor

New York, NY 10013

Attention: Barbara E. Bennett

Phone: (212) 816-5621

Fax: (212) 657-2762

Email: Barbara.e.bennett@citi.com

If to the Administrative Agent:

Citibank, N.A.

Global Loans

Ops III

1615 Brett Road

New Castle, DE 19720

Attention: Dan Boselli

Fax: (212) 994-0961

E-mail: Daniel.john.boselli@citi.com

Whenever under the terms hereof (including, for the avoidance of doubt, Section 7 hereof) the time for giving a notice or performing an act falls upon a Saturday, Sunday, or banking holiday, such time shall be extended to the next day on which Escrow Agent is open for business.

13.2         No Adverse Interpretation of Other Agreements. This Escrow and Security Agreement may not be used to interpret another pledge, security or debt agreement of the Pledgor or any subsidiary thereof. No such pledge, security or debt agreement (other than the Term Loan Agreement) may be used to interpret this Escrow and Security Agreement.

13.3         Severability. The provisions of this Escrow and Security Agreement are severable, and if any clause or provision shall be held invalid, illegal or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect in that jurisdiction only such clause or provision, or part thereof, and shall not in any manner affect such clause or provision in any other jurisdiction or any other clause or provision of this Escrow and Security Agreement in any jurisdiction.

13.4         Headings. The headings in this Escrow and Security Agreement have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

13.5         Counterpart Originals. This Escrow and Security Agreement may be signed in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same agreement.

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13.6         Benefits of Escrow and Security Agreement. Nothing in this Escrow and Security Agreement, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder, and the Lenders, who shall have the rights set forth under Sections 7(a), 7(b), 7(c) and 13.15, any benefit or any legal or equitable right, remedy or claim under this Escrow and Security Agreement.

13.7         Amendments, Waivers and Consents. Any amendment or waiver of any provision of this Escrow and Security Agreement and any consent to any departure by the Pledgor from any provision of this Escrow and Security Agreement shall be effective only if made or duly given in compliance with all of the terms and provisions of the Term Loan Agreement and, in addition, with the written consent of the Escrow Agent and Administrative Agent, provided, however, that any amendment to, or waiver of, Sections 7(a), 7(b) or 13.16 hereof shall require the prior written consent of the Administrative Agent, and none of the Escrow Agent, the Administrative Agent or any Lender shall be deemed, by any act, delay, indulgence, omission or otherwise, to have waived any right or remedy hereunder or to have acquiesced in any default or Event of Default or in any breach of any of the terms and conditions hereof. Failure of the Escrow Agent, the Administrative Agent or any Lender to exercise, or delay in exercising, any right, power or privilege hereunder shall not preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Escrow Agent, Administrative Agent or any Lender of any right or remedy hereunder as set forth above on any one occasion shall not be construed as a bar to any right or remedy that the Escrow Agent, Administrative Agent or such Lender would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights or remedies provided by law.

13.8         Interpretation of Agreement. To the extent a term or provision of this Escrow and Security Agreement (other than Sections 9, 10 and 12 hereof) conflicts with the Term Loan Agreement, the Term Loan Agreement shall control with respect to the subject matter of such term or provision. Acceptance of or acquiescence in a course of performance rendered under this Escrow and Security Agreement shall not be relevant to determine the meaning of this Escrow and Security Agreement even though the accepting or acquiescing party had knowledge of the nature of the performance and opportunity for objection.

13.9         Continuing Security Interest; Termination. (a) This Escrow and Security Agreement shall create a continuing security interest in and to the Collateral and shall, unless otherwise provided in the Term Loan Agreement or in this Escrow and Security Agreement, remain in full force and effect until the payment in full in cash of the Obligations or the release of the Collateral in accordance with the terms of this Escrow and Security Agreement, at which time any and all security interests in the Collateral shall immediately and automatically be released. This Escrow and Security Agreement shall be binding upon the Pledgor, its transferees, successors and assigns, and shall inure, together with the rights and remedies of the Escrow Agent hereunder, to the benefit of the Escrow Agent, the Administrative Agent, the Lenders and their respective successors, transferees and assigns.

(b)           This Escrow and Security Agreement shall terminate upon the payment in full in cash of the Obligations under the Term Loan Agreement or release of all Collateral in accordance with the terms of this Escrow and Security Agreement. At such time, the Escrow

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Agent shall reassign and redeliver to the Pledgor all of the Collateral hereunder that has not been sold, disposed of, retained or applied by the Escrow Agent in accordance with the terms of this Escrow and Security Agreement and shall take any actions required or reasonably represented by the Pledgor to release any liens on the Collateral. Such reassignment and redelivery shall be without warranty by or recourse to the Escrow Agent in its capacity as such, except as to the absence of any Liens on the Collateral created by or arising through the Escrow Agent, and shall be at the reasonable expense of the Pledgor.

(c)           This Escrow and Security Agreement shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or the Escrow Agent upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Pledgor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or Administrative Agent or similar officer for, the Pledgor or any substantial part of its property, or otherwise, all as though such payments had not been made.

13.10       Survival Provisions. All representations, warranties and covenants of the Pledgor contained herein shall survive the execution and delivery of this Escrow and Security Agreement, and shall terminate only upon the termination of this Escrow and Security Agreement. The obligations of the Pledgor under Sections 10 and 11 hereof shall survive the termination of this Escrow and Security Agreement and the resignation or removal of the Escrow Agent.

13.11       Waivers. The Pledgor waives presentment and demand for payment of the Commitment Fee, protest and notice of dishonor or default with respect to the Commitment Fee, and all other notices to which the Pledgor might otherwise be entitled, except as otherwise expressly provided herein or in the Term Loan Agreement.

13.12       Disclaimer of the Escrow Agent. The Escrow Agent shall not be responsible for the validity, effectiveness or sufficiency hereof or of any document or security furnished pursuant hereto.

13.13       Final Expression. This Escrow and Security Agreement, together with the terms of the Term Loan Agreement expressly referred to herein, is intended by the parties as a final expression of this Escrow and Security Agreement and is intended as a complete and exclusive statement of the terms and conditions thereof.

13.14       GOVERNING LAW; SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL. THIS ESCROW AND SECURITY AGREEMENT AND THE ESCROW ACCOUNT (AND ANY SECURITIES ENTITLEMENTS RELATED THERETO) WILL BE INTERPRETED, CONSTRUED, ENFORCED AND ADMINISTERED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. NOTWITHSTANDING ANY OTHER AGREEMENT, THE “SECURITIES INTERMEDIARY’S JURISDICTION” (WITHIN THE MEANING OF SECTION 8-110(e) OF THE NEW YORK UNIFORM COMMERCIAL CODE) OF THE ESCROW AGENT IS THE STATE OF NEW YORK. THE PLEDGOR HEREBY SUBMITS TO THE PERSONAL JURISDICTION OF, AND AGREES THAT ALL PROCEEDINGS RELATING HERETO WILL BE BROUGHT EXCLUSIVELY IN COURTS

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LOCATED WITHIN, THE CITY, COUNTY AND STATE OF NEW YORK. THE PLEDGOR HEREBY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY SUCH PROCEEDINGS. THE PLEDGOR WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO SERVICE OF PROCESS BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO IT AT THE ADDRESS LAST SPECIFIED FOR NOTICES HEREUNDER, AND SUCH SERVICE WILL BE DEEMED COMPLETED TEN (10) CALENDAR DAYS AFTER THE SAME IS SO MAILED.

13.15       Payments to the Lenders. The Escrow Agent shall make all payments owing to the Lenders hereunder to the Administrative Agent as per the following wire payment instructions, unless it shall have received different wire payment instructions in writing from Administrative Agent at least one Business Day prior to the date of such payment, in which case such payments shall be made in accordance with the wire payment instructions so provided:

Bank Name: Citibank, N.A.

ABA #: 021-000-089

Account Name: CBNA Loan Syndication

Account #: 30732122

FFC #: 798883

REF: EP Energy Effective Escrow

Attention: Miryam Brands-Koursaros

13.16       Security Procedures. In the event funds transfer instructions are given, whether in writing, by telecopier or otherwise, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to such representative of the Pledgor or the Administrative Agent, as applicable, and the Escrow Agent may rely upon the confirmation of anyone purporting to be such representative of the Pledgor or the Administrative Agent, as applicable. To ensure the accuracy of the instructions it receives, the Escrow Agent may record such call backs. If the Escrow Agent is unable to verify the instruction, or is not satisfied in its sole discretion with the verification it receives, it will not execute the instruction until all issues have been resolved to its satisfaction. The Pledgor and the Administrative Agent acknowledge that these security procedures for funds transfers are commercially reasonable.

13.17       Instructions, Verification, Communications. (a)  All instructions required under this Escrow and Security Agreement shall be delivered to the Escrow Agent in writing, in English, in facsimile form and, if so requested by the Escrow Agent, an original, executed by an Authorized Person (as hereinafter defined) of either the Pledgor or the Administrative Agent, as applicable, or an entity acting on its behalf. The identity of such Authorized Persons, as well as their specimen signatures, title, telephone number and e-mail address, shall be delivered to the Escrow Agent in the list of authorized signers forms as set forth on Exhibit C-1 and Exhibit C-2 and shall remain in effect until the Pledgor or the Administrative Agent, as applicable, or an entity acting on its behalf, notifies the Escrow Agent of any change thereto (the person(s) so designated from time to time, the “Authorized Persons”). The Escrow Agent, the Pledgor and the Administrative Agent agree that the above constitutes a commercially reasonable security procedure and the Escrow Agent further agrees not to comply with any direction or instruction (other than those contained herein or delivered in accordance with this Escrow and Security Agreement) from the Pledgor or the Administrative Agent.

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(b)           In the event funds transfer instructions are given (other than in writing at the time of execution of this Escrow and Security Agreement), whether in writing, by telecopier, .pdf, e-mail, or otherwise, such funds transfer instructions should contain a selected test word also evidenced on Exhibit C-1 and Exhibit C-2. Test Words must contain at least 8 alphanumeric characters, established at document execution and changed each time Exhibit C-1 and Exhibit C-2 is updated in accordance with clause (a) above. In addition or in lieu of test words, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call back to the applicable person(s) specified to the Escrow Agent from time to time by an Authorized Person, and the Escrow Agent may rely upon the confirmations of anyone purporting to be the person(s) so designated. To ensure the accuracy of the instructions it receives, the Escrow Agent may record such call backs. If the Escrow Agent is unable to verify the instruction, or is not satisfied in its sole discretion with the verification it receives, it will not execute the instruction until all issues have been resolved to its satisfaction. The persons and telephone numbers for call backs may be changed only in writing, signed by an Authorized Person, actually received and acknowledged by the Escrow Agent. The parties to this Escrow and Security Agreement acknowledge that these security procedures for funds transfers are commercially reasonable.

(c)           To help the U.S. government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account. When an account is opened, the Escrow Agent will ask for information that will allow the Escrow Agent to identify relevant parties. The Pledgor and Administrative Agent hereby acknowledge such information disclosure requirements and agree to comply with all such information disclosure requests from time to time from the Escrow Agent.

(d)           Notwithstanding anything to the contrary herein, any and all email communications (both text and attachments) by or from the Escrow Agent that the Escrow Agent deems to contain confidential, proprietary, and/or sensitive information shall be encrypted. The recipient (the “Email Recipient”) of the encrypted email communication will be required to complete a registration process. Instructions on how to register and/or retrieve an encrypted message will be included in the first secure email sent by the Escrow Agent to the Email Recipient. Additional information and assistance on using the encryption technology can be found at Citibank’s Secure Email website at www.citigroup.com/citigroup/citizen/privacy/email.htm or by calling (866) 535-2504 (in the U.S.) or (904) 954-6181.

13.18       Use of Name.  No printed or other material in any language, including prospectuses, notices, reports, and promotional material which mentions “Citibank”, or “Citigroup” or “Citi” by name or the rights, powers, or duties of the Escrow Agent under this Escrow and Security Agreement shall be issued by any parties hereto, or on such party’s behalf, without the prior written consent of the Escrow Agent.

13.19       Unlawful Internet Gambling Act.  In accordance with the Unlawful Internet Gambling Act (the “Act”), neither the Pledgor nor the Administrative Agent may use the Escrow Account or other Citibank, N.A. facilities in the United States to process ‘restricted transactions’ as such term is defined in 31 CRF Section 132.2(y). Therefore, none of the Pledgor,

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Administrative Agent or any person who has an ownership interest in or control over the Escrow Account may use it to process or facilitate payments for prohibited internet gambling transactions. For more information about the Act, including the types of transactions that are prohibited, please refer to the following link: http://www.federalreserve.gov/NEWSEVENTS/PRESS/BCREG/20081112B.HTM.

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IN WITNESS WHEREOF, the Pledgor, the Administrative Agent and the Escrow Agent have each caused this Escrow and Security Agreement to be duly executed and delivered as of the date first above written.

EVEREST ACQUISITION LLC

By:
Name:
Title:

CITIBANK, N.A.,

as Escrow Agent and as Securities Intermediary

By:
Name:
Title:

CITIBANK, N.A., as Administrative Agent

By:
Name:
Title:

S-1

EXHIBIT A

[FORM OF CERTIFICATE TO BE DELIVERED PRIOR TO DISBURSEMENT PURSUANT TO SECTION 7(a)]

OFFICERS’ CERTIFICATE

OF

EVEREST ACQUISITION LLC

[                   ], 2012

This certificate is being delivered pursuant to Section 7(a) of the Escrow and Security Agreement dated as of April 24, 2012 (the “Escrow and Security Agreement”) among Everest Acquisition LLC, a Delaware limited liability company (the “Company” or the “Pledgor”), Citibank, N.A., as Administrative Agent and Collateral Agent under the Term Loan Agreement referred to below (in such capacity, the “Administrative Agent”), and Citibank, N.A., as securities intermediary and escrow agent (in such capacity, the “Escrow Agent”). Unless otherwise indicated, capitalized terms used but not defined herein have the respective meanings specified in the Escrow and Security Agreement or the Term Loan Agreement dated as of April 24, 2012 (as in effect on the date hereof, the “Term Loan Agreement”) among the Pledgor, the lenders from time to time party thereto and the Administrative Agent.

[The undersigned, on behalf of the Pledgor and not in a personal capacity, hereby certifies to the Escrow Agent that, prior to or concurrently with the release of the Escrowed Funds, the Funding Date has occurred and the conditions in Section [4.02][4.03] of the Term Loan Agreement have been satisfied.]

[The undersigned, on behalf of the Pledgor and not in a personal capacity, hereby certifies to the Escrow Agent that, prior to or concurrently with the release of the Escrowed Funds, the Commitment Expiration Date has occurred under clause ([ ]) of the definition thereof.]

Disbursement Instructions:

The Escrow Agent is hereby instructed to release on the date hereof the Commitment Fee of $[          ] to the Administrative Agent by wire transfer of immediately available funds to Citibank, N.A. at:

Bank Name: Citibank N.A.

ABA # 021-000-089

Account Name: [            ]

Account# [            ]

Account Name: [            ]

FFC: [            ]

REF: [            ]

Attention: [            ]

The amount of the Commitment Fee set forth above has been calculated in accordance with Section 2.15 of the Term Loan Agreement. [1.00% x [number of days since Effective Date (including the Effective Date) to but excluding the [Funding Date] [Commitment Expiration Date]]/360) x $750,000,000].

After the foregoing payments, the Escrow Agent is hereby instructed to release on the date hereof $[          ], representing any amounts payable by the Pledgor to the Escrow Agent under the Escrow and Security Agreement that have not been paid by wire transfer of immediately available funds to the Escrow Agent at:

Bank Name: Citibank N.A.

ABA # 021-000-089

Account Name: [            ]

Account# [            ]

Account Name: [            ]

FFC: [            ]

REF: [            ]

Attention: [            ]

After the foregoing payments, the Escrow Agent is hereby instructed to release on the date hereof the remainder of all available Escrowed Funds to the Pledgor by wire transfer of immediately available funds at:

[            ]

[Signature Page Follows]

A-2

IN WITNESS WHEREOF, the Pledgor, through the undersigned officers, has signed this Officers’ Certificate as of the date first above written.

EVEREST ACQUISITION LLC

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT B

FEE SCHEDULE

Fee for Service as Escrow Agent: The Pledgor agrees to pay to the Escrow Agent, for its services under the Escrow and Security Agreement the fee set forth in the Engagement Letter, dated April 20, 2012, signed by the Parent on behalf of the Pledgor. In addition, the Pledgor shall also compensate and reimburse all expenses incurred by the Escrow Agent in accordance with the terms and conditions of the Escrow and Security Agreement.

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EXHIBIT D

TO THE TERM LOAN AGREEMENT

[FORM OF]

ESCROW AND SECURITY AGREEMENT

This ESCROW AND SECURITY AGREEMENT (this “Escrow and Security Agreement”) is made and entered into as of [         ], 2012 among Everest Acquisition LLC, a Delaware limited liability company (the “Company” or the “Pledgor”), Citibank, N.A., as Administrative Agent and Collateral Agent under the Term Loan Agreement referred to below (in such capacity, the “Administrative Agent”), and Citibank, N.A., as securities intermediary and escrow agent (in such capacity, the “Escrow Agent”), in favor of the Administrative Agent and the lenders under the Term Loan Agreement.

W I T N E S S E T H

WHEREAS, the Pledgor, as borrower, the lenders from time to time party thereto (together, the “Lenders”), the Administrative Agent and certain other parties have entered into that certain Term Loan Agreement, dated April 24, 2012 (as in effect on such date, the “Term Loan Agreement”);

WHEREAS, the Term Loan Agreement was entered into in connection with the proposed acquisition (the “Acquisition”) of EP Energy L.L.C. (formerly known as EP Energy Corporation) and certain of its affiliates (the “Acquired Business”) pursuant to the Acquisition Agreement (as defined herein). In connection with the consummation of the Acquisition, EPE Acquisition, LLC, the indirect parent of the Pledgor (the “Parent”) will purchase (i) all of the issued and outstanding equity interests of EP Energy L.L.C., (ii) all of the issued and outstanding shares of El Paso E&P S. Alamein Cayman Company, (iii) all of the issued and outstanding quotas of UnoPaso Exploracao e Producao de Petroleo e Gas Ltda. and El Paso Oleo e Gas do Brasil Ltda. and (iv) all of the issued and outstanding shares of El Paso Brazil Holdings Company, in each case, pursuant to the Purchase and Sale Agreement (the “Acquisition Agreement”) dated as of February 24, 2012 by and among EP Energy Corporation, EP Energy Holding Company and El Paso Brazil, L.L.C., as sellers, and EPE Acquisition LLC, as purchaser;

WHEREAS, pursuant to the Term Loan Agreement, on the date hereof (the “Funding Date”) (i) the Administrative Agent, on behalf of the Lenders, is required to deposit $[      ], which is the amount equal to the aggregate amount of the Loans (as defined in the Term Loan Agreement) required to be funded by the Lenders on the Funding Date pursuant to Section 2.01(a) of the Term Loan Agreement (the “Proceeds”) and (ii) the Pledgor is required to deposit or cause to be deposited an additional $[      ] (the “Additional Escrow Amount” and, together with the Proceeds, the “Escrow Amount”), which in the aggregate shall be an amount sufficient, together with the Proceeds, to repay the gross proceeds of the Loans(1), plus accrued and unpaid interest (including accreted discount and assuming that interest is calculated in accordance with

(1) Citi will fund gross proceeds, less OID (1%).

1

the terms of the Term Loan Agreement) from the Funding Date up to, but not including, the fifth Business Day after October 31, 2012 (the “Outside Date”), with the Escrow Agent in the Escrow Account (as defined herein) to be held by the Escrow Agent for the benefit of the Administrative Agent and the Lenders;

WHEREAS, upon satisfaction of the Escrow Release Conditions on or prior to the Outside Date, the Escrow Agent will be required to release funds from the Escrow Account for the purpose of consummating the Acquisition;

WHEREAS, upon the earlier, if any, of (i) the date prior to the Outside Date on which the Pledgor determines in its sole discretion that the Escrow Release Conditions (as defined herein) cannot be satisfied on or prior to the Outside Date and (ii) October 31, 2012, if the Escrow Agent shall not have received the Officers’ Certificate on the terms and at such times as described in Section 7(a), the Pledgor shall be required to repay the gross proceeds of the Loans, plus accrued and unpaid interest (including accreted discount) from the Funding Date to the date of repayment (the “Repayment Date”) pursuant to the terms of the Term Loan Agreement;

WHEREAS, on each Interest Payment Date (as defined in the Term Loan Agreement), if any, between the Funding Date and the Acquisition Date (as defined in the Term Loan Agreement), the Administrative Agent shall direct the Escrow Agent to release funds from the Escrow Account in an amount equal to the amount of interest due and payable on such Interest Payment Date and shall pay, or direct the Escrow Agent to pay, such interest to the Lenders in accordance with the Term Loan Agreement; and

WHEREAS, to secure the obligations of the Pledgor under the Term Loan Agreement to repay the Loans on any Repayment Date pursuant to the terms of the Term Loan Agreement and to make payments on any Interest Payment Date, the Pledgor has agreed to (i) pledge to the Administrative Agent for its benefit and the benefit of the Lenders, a first-priority security interest in and lien on the Escrowed Funds and the other Collateral (each as hereinafter defined) and (ii) execute and deliver this Escrow and Security Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the promises herein contained, and in order to induce the Lenders to make the Loans under the Term Loan Agreement, the Pledgor, the Administrative Agent and the Escrow Agent hereby agree, for the benefit of the Administrative Agent and for the benefit of the Lenders, as follows:

SECTION 1.  Definitions, Appointment; Deposit and Investment.

1.1          Definitions.

“Acquired Business” shall have the meaning set forth in the recitals hereto.

“Acquisition” shall have the meaning set forth in the recitals hereto.

“Acquisition Agreement” shall have the meaning set forth in the recitals hereto.

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“Act” shall have the meaning set forth in Section 13.19 hereto.

“Additional Escrow Amount” shall have the meaning set forth in the recitals hereto.

“Administrative Agent” shall have the meaning set forth in the preamble hereto.

“Arrangement Fee” means $[      ], the amount payable to the Arrangers from the Escrowed Funds pursuant to the Fee Letter and Section 7(a) hereto.

“Arrangers” means Citigroup Global Markets Inc. and J.P. Morgan Securities LLC.

“Authorized Persons” shall have the meaning set forth in Section 13.17(a) hereto.

“Collateral” shall have the meaning set forth in Section 1.4 hereto.

“Company” shall have the meaning set forth in the recitals hereto.

“DDCA” shall have the meaning set forth in Section 4(e) hereto.

“Email Recipient” shall have the meaning set forth in Section 13.17(d) hereto.

“Escrow Account” means an account established and maintained by the Escrow Agent in the name “EP Energy Funding Date Escrow Account,” which account shall at all times be under the control (within the meaning of Section 8-106 and/or 9-104 of the U.C.C. (as defined below)) of the Administrative Agent and subject to the terms and conditions of this Escrow and Security Agreement.

“Escrow Agent” shall have the meaning set forth in the preamble hereto.

“Escrow Amount” shall have the meaning set forth in the recitals hereto.

“Escrow and Security Agreement” shall have the meaning set forth in the preamble hereto.

“Escrow Investments” means cash or the following investments:

(i)            direct obligations of the United States of America for which its full faith and credit is pledged, or

(ii)           obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America, unconditionally guaranteed as a full faith and credit obligation by the United States of America;

in each case, (i) maturing, initially, no later than June 30, 2012, and thereafter, in one-month increments and (ii) which are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such Escrow Investments or a specific payment of principal of or interest on any such Escrow Investments held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law)

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such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Escrow Investments or the specific payment of principal of or interest on the Escrow Investments evidenced by such depository receipt.

“Escrow Release Conditions” means the delivery by the Pledgor of an Officers’ Certificate in the form attached as Exhibit A-1 hereto.

“Escrowed Funds” means the Escrow Amount and all investments thereof, plus all interest, dividends and other distributions and payments thereon received by the Escrow Agent.

“Event of Default” shall have the meaning set forth in the Term Loan Agreement.

“Fee Letter” means that certain Fee Letter, dated February 24, 2012, among the Arrangers, EPE Acquisition, LLC and the other parties thereto.

“Funding Date” shall have the meaning set forth in the recitals hereto.

“Lenders” shall have the meaning set forth in the recitals hereto.

“Liens” shall have the meaning set forth in the Term Loan Agreement.

“Loans” shall have the meaning set forth in the Term Loan Agreement.

“Losses” shall have the meaning set forth in Section 10 hereof.

“Mandatory Repayment Event” shall have the meaning set forth in Section 7(b) hereof.

“Obligations” shall have the meaning set forth in the Term Loan Agreement.

“Outside Date” shall have the meaning set forth in the recitals hereto.

“Parent” shall have the meaning set forth in the recitals hereto.

“Person” shall have the meaning set forth in the Term Loan Agreement.

“Pledgor” shall have the meaning set forth in the preamble hereto.

“Proceeds” shall have the meaning set forth in the recitals hereto.

“Repayment Amount” shall have the meaning set forth in Section 7(b) hereof.

“Repayment Date” shall have the meaning set forth in the recitals hereto.

“Subsidiary Guarantors” shall have the meaning set forth in the Term Loan Agreement.

“Term Loan Agreement” shall have the meaning set forth in the recitals hereto.

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“Treasury Book-Entry Securities” means Treasury Securities maintained in book-entry form through the United States Federal Reserve Banks.

“Treasury Securities” means any investment in obligations issued or guaranteed by the United States government or any agency thereof, in each case, maturing no later than October 31, 2012.

“U.C.C.” shall have the meaning set forth in the last paragraph of this Section 1.1.

All capitalized terms used herein without definition shall have the respective meanings ascribed to them in the Term Loan Agreement. Unless otherwise defined herein or in the Term Loan Agreement, terms used in Articles 8 or 9 of the Uniform Commercial Code as in effect in the State of New York (the “U.C.C.”) are used herein as therein defined.

1.2           Appointment of the Escrow Agent. The Pledgor hereby appoints Citibank, N.A., as Escrow Agent in accordance with the terms and conditions set forth herein and Citibank, N.A., hereby accepts such appointment. Any and all Escrowed Funds shall be deposited with the Escrow Agent in the Escrow Account, in U.S. Dollars, by wire transfer as follows: Citibank, N.A., ABA# 021-000-089, Account Name: Escrow Concentration Account, Account # [          ], FFC to Account #[          ], Reference: EP Energy Funding Date Escrow Account, Attention: [          ]. The Escrow Agent shall not be required, or have any duty, to notify anyone of any payment or maturity under the terms of any instrument deposited hereunder, nor to take any legal action to enforce payment of any check, note or security deposited hereunder or to exercise any right or privilege which may be afforded to the holder of any such security.

1.3           Establish Account. The Escrow Agent shall establish and maintain the Escrow Account herein provided for in accordance with the terms of this Escrow and Security Agreement. The “Securities Intermediary’s Jurisdiction” (within the meaning of Section 8-110(e) of the U.C.C.) of the Escrow Agent shall be the State of New York.

1.4           Pledge and Grant of Security Interest. It is the intention of the parties hereto that this Escrow and Security Agreement create an escrow, and the Pledgor has no ownership of, or rights in, the Escrow Account or the Escrowed Funds other than the limited contractual right to receive the Escrowed Funds under the circumstances specified in Section 7(a), (b) or (f) hereof. If, notwithstanding the intention of the parties set forth in the foregoing sentence, the Pledgor is determined to have any interest in any of the Escrow Account or the Escrowed Funds, the Pledgor hereby pledges to the Administrative Agent for its benefit and for the ratable benefit of the Lenders, and hereby grants to the Administrative Agent for its benefit and for the ratable benefit of the Lenders, as applicable, a continuing first-priority security interest in and to all of the Pledgor’s right, title and interest in, to and under the following, whether characterized as investment property, certificated securities, uncertificated securities, general intangibles or otherwise: (a) the Escrow Account, all funds held therein and all certificates and instruments, if any, from time to time representing or evidencing the Escrow Account, (b) all Escrow Investments, all certificates and instruments, if any, representing or evidencing the Escrow Investments and all other property, including any financial assets (as defined in Section 9102(a)(29) of the U.C.C.) credited to the Escrow Account and any and all security entitlements to the Escrow Investments and other property or financial assets credited to the Escrow Account,

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and any and all related securities accounts in which security entitlements to the Escrow Investments or other property or financial assets credited to the Escrow Account are carried, (c) all cash, notes, deposit accounts, checks and other instruments, if any, from time to time hereafter delivered to or otherwise possessed by the Escrow Agent, as Escrow Agent and securities intermediary of the Pledgor only and not in any other capacity, for or on behalf of the Pledgor in substitution for or in addition to any or all of the then existing Collateral (as hereinafter defined), and (d) all proceeds of and other distributions on or with respect to any and all of the foregoing Collateral (including, without limitation, all dividends, interest, principal payments, cash, options, warrants, rights, investments, subscriptions and other property or proceeds, including proceeds that constitute property of the types described in clauses (a) through (c) of this Section 1.4) (clauses (a) through (d) being hereinafter collectively referred to as the “Collateral”). The Escrow Agent (in its capacity as a securities intermediary) hereby agrees that it will comply with entitlement orders originated by the Administrative Agent (in its capacity as a secured party) without further consent by the Pledgor, it being acknowledged and agreed that the Escrow Agent shall honor written entitlement orders issued by the Pledgor in accordance with Sections 5 or 7 hereof. The Escrow Agent (in its capacity as a bank) hereby agrees that it will comply with written instructions originated by the Administrative Agent (in its capacity as a secured party) directing disposition of the funds in any such account without further consent by the Pledgor, it being acknowledged and agreed that the Escrow Agent shall honor instructions issued by the Pledgor in accordance with Sections 5 or 7 hereof. The Escrow Agent hereby acknowledges the Administrative Agent’s lien or security interest in the Collateral as set forth above.

1.5          Deposit of Escrowed Funds. On the Funding Date, (a) the Administrative Agent shall deposit the Proceeds and (b) the Pledgor shall deposit, or direct the deposit of, the Additional Escrow Amount into the Escrow Account.

SECTION 2.  Security for Obligations.  The pledge and lien granted by Pledgor pursuant to Section 1.4 hereof secures the prompt and complete performance when due (whether at stated maturity, by acceleration or otherwise) of the Obligations of the Pledgor and Subsidiary Guarantors under the Term Loan Agreement.

SECTION 3.  Delivery of Collateral.  The Pledgor shall cause all certificates or instruments representing or evidencing the Collateral, including, without limitation, amounts invested as provided in Section 5 hereof, to be delivered to and held by the Escrow Agent pursuant to the terms hereof and to be in suitable form for transfer by delivery, or to be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance sufficient to convey a valid security interest in such Collateral to the Administrative Agent, or to be credited to the Escrow Account which shall be maintained as a securities account by the Escrow Agent.

SECTION 4.  Maintaining the Escrow Account.  Except as otherwise provided by the provisions of Section 7 and Section 11 hereof:

(a)           So long as any portion of the Escrow Amount has not been disbursed in accordance with Section 7 hereof, the Pledgor shall maintain the Escrow Account with the Escrow Agent.

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(b)           Except as provided in Section 7 hereof, it shall be a term and condition of the Escrow Account, notwithstanding any term or condition to the contrary in any other agreement relating to the Escrow Account, that no amount (including interest on Escrow Investments) shall be paid or released to or for the account of, or withdrawn by or for the account of, the Pledgor or any other Person from the Escrow Account.

(c)           The Escrow Account shall be established and maintained as a securities account (as defined in Section 8-501 of the U.C.C.).

(d)           The Escrow Account shall be subject to such applicable laws, and such applicable regulations of the Board of Governors of the Federal Reserve System and of any other appropriate banking or governmental authority, as may now or hereafter be in effect.

(e)           Initially, until otherwise directed in writing by the Pledgor pursuant to Section 5, funds held in the Escrow Account will be deposited in the Escrow Agent’s Dollars on Deposit in Custody Account (“DDCA”). In such event, (i) the Escrow Agent will make the balances in the Escrow Account available to the Escrow Agent’s treasury division on a daily basis and (ii) the Escrow Account will earn compensation at a rate that will be determined daily based on the compensation rate paid by the Escrow Agent’s treasury division to the Escrow Agent’s trust and custody department. Should such calculation method no longer be available, the Escrow Agent will endeavor to notify the Pledgor and the Administrative Agent no less than 30 days prior. Absent other instructions, compensation will be paid monthly, on the second business day of the following month, by a credit to the Escrow Account. Monthly compensation will be reported on a Form 1099 INT if applicable.

SECTION 5.  Investing of Amounts in the Escrow Account.  The Escrow Agent shall either hold in cash or invest all amounts on deposit in the Escrow Account in the name of the Escrow Agent in cash or Escrow Investments, as directed in writing by a representative of the Pledgor. In no event shall the Escrow Agent be liable for any loss in the investment or reinvestment of amounts held in the Escrow Account.

If the Escrow Agent does not receive written direction to invest amounts on deposit in the Escrow Account, such amounts shall be treated in accordance with Section 4(e). With respect to any part of the Escrowed Funds received by the Escrow Agent after 10:00 a.m., New York City time, the Escrow Agent shall not be required to invest such funds or to effect any investment instruction until the next business day. The Escrow Agent is hereby authorized, in making or disposing of any investment permitted by this Escrow and Security Agreement, to deal with itself (in its individual capacity) or with any one or more of its affiliates, whether it or any such affiliate is acting as agent of the Escrow Agent or for any third person. The Pledgor and Administrative Agent acknowledge that the Escrow Agent is not providing investment supervision, recommendations, or advice. The Escrow Agent shall be under no duty to afford the Escrowed Funds any greater degree of care than it gives its own similar property.

SECTION 6.  Delivery of Escrow Investments; Filing.  (a) The Escrow Agent shall become the holder on behalf of the Administrative Agent of the Escrow Investments (or

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applicable security entitlements thereto) through the following delivery procedures: (i) in the case of Escrow Investments which are uncertificated securities, registration of one of the following as owner of such uncertificated securities: the Escrow Agent or a Person designated by the Escrow Agent, or Person other than a securities intermediary or financial intermediary, that becomes the registered owner of such uncertificated securities and acknowledges that it holds the same for the Escrow Agent; (ii) in the case of Escrow Investments in the form of Treasury Book-Entry Securities, the making by a securities intermediary (other than a clearing corporation) to whose account such Treasury Book-Entry Securities have been credited on the books of a Federal Reserve Bank (or on the books of another such securities intermediary (other than a clearing corporation)) of book entries indicating that such Treasury Book-Entry Securities have been credited to an account of the Escrow Agent, and the sending by such securities intermediary to the Escrow Agent of confirmation of such transfer to the Escrow Agent’s account; and (iii) in the case of cash, by deposit into the Escrow Account.

(b)           Prior to or concurrently with the execution and delivery hereof and prior to the transfer to the Escrow Agent of Escrow Investments (or acquisition by the Escrow Agent of any security entitlement thereto) the Escrow Agent shall establish the Escrow Account on its books and records as an account segregated from all other custodial or collateral accounts. All investments made from funds in the Escrow Account including Escrow Investments shall be credited to the Escrow Account and the Escrow Agent hereby agrees to treat all property credited to the Escrow Account (except cash) as a “financial asset” as defined in Section 8-102(a)(9) of the U.C.C. Subject to the other terms and conditions of this Escrow and Security Agreement, all Escrow Investments held by the Escrow Agent pursuant to this Escrow and Security Agreement shall be held in the Escrow Account subject (except as expressly provided in Section 7 hereof) to the control (within the meaning of Section 8-106 and/or 9-104 of the U.C.C.) of the Administrative Agent and exclusively for the benefit of the Administrative Agent and for the ratable benefit of the Lenders and segregated on its books and records from all other funds or other property otherwise held by the Escrow Agent.

(c)           All Collateral shall be retained in the Escrow Account pending disbursement pursuant to the terms hereof.

SECTION 7.  Disbursements.  The Escrow Agent shall hold the Escrowed Funds in the Escrow Account and release such Escrowed Funds only as follows:

(a)           If the Escrow Agent receives on any business day an Officers’ Certificate (as defined in the Term Loan Agreement) of the Pledgor regarding the occurrence of the Acquisition Date in the form attached hereto as Exhibit A-1 (with a copy to the Administrative Agent), the Escrow Agent shall, if the Officers’ Certificate is received (i) on or prior to 12:00 noon (New York City time) and the Escrowed Funds are in cash, release the Escrowed Funds on the same business day in which such Officers’ Certificate is received, (ii) after 12:00 noon (New York City time) and the Escrowed Funds are in cash, use commercially reasonable efforts to release the Escrowed Funds on the same business day in which such Officers’ Certificate is received and (iii) otherwise release the Escrowed Funds promptly and in no event later than the business day following the date on which such Officer’s Certificate is received, which release in each case shall be by wire transfer in immediately available funds from the Escrow Account (x) first, to pay the Arrangement Fee in accordance with the instructions set forth in Section 13.15

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hereto, (y) second, to pay any amounts payable by the Pledgor to the Escrow Agent hereunder that have not been paid and (z) third, to, or at the written direction of, the Pledgor, the remainder of all Escrowed Funds held in the Escrow Account or otherwise (it being agreed and understood that such wire transfers may be sent simultaneously), in each case as stated in the Officers’ Certificate.

(b)           Notwithstanding the foregoing clause (a), if (i) the Escrow Agent has not received the Officers’ Certificate with respect to the satisfaction of the Escrow Release Conditions prior to 11:00 a.m. (New York City time) on October 31, 2012, or (ii) at any time prior to October 31, 2012, the Pledgor notifies the Escrow Agent and the Administrative Agent in the form attached as Exhibit A-2 hereto that the Pledgor has determined in its sole discretion that the Escrow Release Conditions cannot be satisfied on or prior to October 31, 2012 (any such event in clauses (i) or (ii), a “Mandatory Repayment Event”), the Pledgor shall (x) promptly (in no event later than October 31, 2012) notify the Escrow Agent and the Administrative Agent in writing of the occurrence of such Mandatory Repayment Event and (y) deliver a repayment notice to the Administrative Agent for distribution to each Lender (with a copy to the Escrow Agent) in accordance with the provisions of the Term Loan Agreement that the gross proceeds of the Loans, plus accrued and unpaid interest (including accreted discount) (together, the “Repayment Amount”) shall be repaid to the Lenders on the Repayment Date (which shall be no later than five (5) Business Days after the Mandatory Repayment Event). Prior to 11:00 a.m. (New York City time) on the Repayment Date, the Escrow Agent shall release cash in an amount equal to the Repayment Amount (or, if less, the funds on deposit in the Escrow Account) to the Administrative Agent for payment to the Lenders. The Loans shall be repaid as specified in Section 2.04(e) of the Term Loan Agreement. The balance of any Escrowed Funds remaining in the Escrow Account and not required by the Administrative Agent to fund the Repayment Amount shall be disbursed (A) first, to pay any amounts payable by the Pledgor to the Escrow Agent hereunder that have not been paid, and (B) second to, or at the written direction of, the Pledgor in an amount equal to the remainder of all Escrowed Funds held in the Escrow Account or otherwise.

(c)           If on any business day between the Funding Date and the Acquisition Date the Escrow Agent receives written notification from the Administrative Agent of any Interest Payment Date, the Escrow Agent shall release funds from the Escrow Account to the Administrative Agent in an amount equal to the amount of interest due and payable on such Interest Payment Date set forth in such notice and shall, if such notice is received (i) on or prior to 12:00 noon (New York City time) and the Escrowed Funds are in cash, pay such interest on the same business day in which such notice is received, (ii) after 12:00 noon (New York City time) and the Escrowed Funds are in cash, use commercially reasonable efforts to pay such interest on the same business day in which such notice is received and (iii) otherwise pay such interest promptly and in no event later than the business day following the date on which such notice is received, which payment in each case shall be by wire transfer in immediately available funds from the Escrow Account to, or at the direction of, the Administrative Agent.

(d)           Notwithstanding anything in this Escrow and Security Agreement to the contrary, if the Escrow Agent receives a written notice and instruction from the Administrative Agent that the aggregate principal amount of, and accrued and unpaid interest on, the Loans has become immediately due and payable pursuant to Article VII of the Term Loan Agreement, then

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the Escrow Agent shall, within one Business Day after receipt of such written notice and instruction from the Administrative Agent, cause the liquidation of all Escrow Investments then held in the Escrow Account and cause the release of all of the Escrowed Funds as follows: (A) first, to pay any amounts payable by the Pledgor to the Escrow Agent hereunder that have not been paid, (B) second, to the Administrative Agent for payment to the Lenders, an amount sufficient to pay such accelerated principal amount and accrued and unpaid interest, if any, thereon; and (C) third, to, or at the written direction of, the Pledgor, the remainder of all Escrowed Funds held in the Escrow Account or otherwise.

(e)           If the Pledgor is required to repay the Loans as contemplated by subclause (b) or (d) above and for any reason the amount of Collateral to be released is insufficient to repay the Loans as provided in the Term Loan Agreement, the Pledgor agrees to pay to the Administrative Agent, on or prior to the date on which the Loans are due, the amount of funds in cash necessary to repay the entire amount of the Loans in accordance with the provisions of the Term Loan Agreement.

(f)            Upon the release of any Collateral from the Escrow Account or otherwise in accordance with clauses (a), (b), (c) or (d) of this Section 7, the security interest evidenced by this Escrow and Security Agreement in such released Collateral will automatically terminate and be of no further force and effect and, upon the release of all the Collateral, the Pledgor may file any appropriate U.C.C. termination statement.

(g)           The Pledgor shall direct the Escrow Agent in writing to liquidate any Escrow Investments other than cash at such times as necessary to ensure funds are available for distribution pursuant to clause (a), (b), (c), or (d) of this Section 7.

(h)           Notwithstanding anything in this Escrow and Security Agreement to the contrary, the Escrow Agent shall disburse Escrowed Funds as directed pursuant to (i) a final judgment (without further right of appeal) or (ii) a written notice executed by the Administrative Agent.

(i)            Solely as between the Pledgor and the Administrative Agent, the Administrative Agent hereby acknowledges and agrees that it will not exercise its rights to issue unilateral instructions under this Escrow and Security Agreement (other than in accordance with Section 7(c)) unless an Event of Default (as defined in the Term Loan Agreement) has occurred and is continuing.

SECTION 8.  Representations and Warranties.  (a) The Pledgor hereby represents and warrants that this Escrow and Security Agreement has been duly authorized, executed and delivered by the Pledgor and, when duly executed and delivered in accordance with its terms by each of the other parties hereto, will constitute a valid and legally binding agreement of the Pledgor enforceable against the Pledgor in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by general equitable principles, regardless of whether considered in a proceeding in equity or at law.

(b)           The Escrow Agent hereby represents and warrants that:

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(1)             The Escrow Agent has all power and authority to act as a securities intermediary, as defined in Section 8-102 of the U.C.C.

(2)             The execution, delivery and performance by the Escrow Agent of this Escrow and Security Agreement will not (x) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under any material agreement or material instrument actually known to the signer hereof to which the Escrow Agent is a party or by which the Escrow Agent is bound, (y) result in any violation of the provisions of the charter or by-laws or similar organizational documents of the Escrow Agent or (z) result in the violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority; no consent, approval, authorization or order of, or qualification with, any governmental body or agency is required for the performance by the Escrow Agent of its obligations and rights under this Escrow and Security Agreement.

(3)             This Escrow and Security Agreement has been duly authorized, executed and delivered by the Escrow Agent and, when duly executed and delivered in accordance with its terms by each of the other parties hereto, will constitute a valid and legally binding agreement of the Escrow Agent enforceable against the Escrow Agent in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by general equitable principles, regardless of whether considered in a proceeding in equity or at law.

(4)             There are, to the knowledge of the Escrow Agent, no legal or governmental proceedings pending or threatened to which the Escrow Agent or any of its respective subsidiaries is a party or to which any of the properties of the Escrow Agent or any such subsidiary is subject that would materially adversely affect the power or ability of the Escrow Agent to perform its respective obligations under this Escrow and Security Agreement or to consummate the transactions contemplated hereby.

(c)             The Administrative Agent hereby represents and warrants that:

(1)             The execution, delivery and performance by the Administrative Agent of this Escrow and Security Agreement will not (x) result in any violation of the provisions of the charter or by-laws or similar organizational documents of the Administrative Agent or (y) result in the violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority; no consent, approval, authorization or order of, or qualification with, any governmental body or agency is required for the performance by the Administrative Agent of its obligations and rights under this Escrow and Security Agreement.

(2)             This Escrow and Security Agreement has been duly authorized, executed and delivered by the Administrative Agent and, when duly executed and

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delivered in accordance with its terms by each of the other parties hereto, will constitute a valid and legally binding agreement of the Administrative Agent enforceable against the Administrative Agent in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by general equitable principles, regardless of whether considered in a proceeding in equity or at law.

(3)           There are, to the knowledge of the Administrative Agent, no legal or governmental proceedings pending or threatened to which the Administrative Agent or any of its respective subsidiaries is a party or to which any of the properties of the Administrative Agent or any such subsidiary is subject that would materially adversely affect the power or ability of the Administrative Agent to perform its respective obligations under this Escrow and Security Agreement or to consummate the transactions contemplated hereby.

SECTION 9.  Escrow Agent Rights and Duties.  (a) The duties, responsibilities and obligations of the Escrow Agent shall be limited to those expressly set forth herein and no duties, responsibilities or obligations shall be inferred or implied. The Escrow Agent shall not be subject to, nor required to comply with, any other agreement between or among any or all of the other parties hereto or to which any of them is a party, even though reference thereto may be made herein, or to comply with any direction or instruction (other than those contained herein or delivered in accordance with this Escrow and Security Agreement) from any such party or any entity acting on its behalf. Apart from receiving the notices referred to in Exhibits A-1 and A-2, the Escrow Agent shall have no responsibility or requirement with respect to any notice to verify, inquire or otherwise confirm the truth, accuracy or validity of the contents of such notice in or to make the disbursements required in Section 7. The Escrow Agent shall not be required to, and shall not, expend or risk any of its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder.

(b)           If at any time the Escrow Agent is served with any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process which in any way affects Escrowed Funds (including but not limited to orders of attachment or garnishment or other forms of levies or injunctions or stays relating to the transfer of Escrowed Funds), the Escrow Agent is authorized to comply therewith in any manner as it or its legal counsel of its own choosing deems appropriate; and if the Escrow Agent complies with any such judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process, the Escrow Agent shall not be liable to any of the parties hereto or to any other Person even though such order, judgment, decree, writ or process may be subsequently modified or vacated or otherwise determined to have been without legal force or effect.

(c)           The Escrow Agent shall not be liable for any action taken or omitted or for any loss or injury resulting from its actions or its performance or lack of performance of its duties hereunder in the absence of willful misconduct or gross negligence on its part, as determined pursuant to a final non-appealable order of a court of competent jurisdiction. In no event shall the Escrow Agent be liable (i) for acting in accordance with or relying upon any instruction, notice, demand, certificate or document from the Pledgor or the Administrative

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Agent or any Person acting on behalf of such parties so long as such action is taken in accordance with the provisions of this Escrow and Security Agreement, (ii) for the acts or omissions of its nominees, correspondents, designees, subagents or subcustodians, or (iii) for an amount in excess of the value of the Escrowed Funds, valued as of the date that the Escrow Agent’s liability shall be determined, plus any interest, dividends and other distributions and payments received thereon. Anything in this Escrow and Security Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for punitive, special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

(d)           The Escrow Agent may consult with legal counsel of its own selection (with the expense to be reimbursed in accordance with the terms of Section 11 hereof) as to any matter relating to this Escrow and Security Agreement, and the Escrow Agent shall not incur any liability in acting in good faith in accordance with any advice from such counsel.

(e)           The Escrow Agent shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Escrow Agent (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God, war, terrorism or other catastrophe, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility).

(f)            The Pledgor, with the written consent of the Administrative Agent, may remove the Escrow Agent at any time by giving to the Escrow Agent thirty (30) calendar days’ prior notice in writing signed by the Pledgor and Administrative Agent. The Escrow Agent may resign at any time by giving to the Pledgor and Administrative Agent thirty (30) calendar days’ prior written notice thereof.

(i)                   Within five (5) calendar days after giving the foregoing notice of removal to Escrow Agent or receiving the foregoing notice of resignation from Escrow Agent, the Pledgor and the Administrative Agent shall reasonably agree on and appoint a successor Escrow Agent, which shall assume all obligations of the Escrow Agent under this Escrow and Security Agreement. If a successor Escrow Agent has not accepted such appointment by the end of such five-day period, the Escrow Agent may, in its sole discretion, apply to a court of competent jurisdiction for the appointment of a successor Escrow Agent or for other appropriate relief. The costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Escrow Agent in connection with such proceeding shall be paid by, and be deemed an obligation of, the Pledgor.

(ii)                  Upon receipt of the identity of the successor Escrow Agent, the Escrow Agent shall deliver the Escrowed Funds then held hereunder to the successor Escrow Agent.

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(iii)                                                       Upon delivery of the Escrowed Funds to such successor Escrow Agent, the Escrow Agent shall have no further duties, responsibilities or obligations hereunder.

(g)                                           Any corporation or other company into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any corporation or other company resulting from any merger, conversion or consolidation to which the Escrow Agent shall be a party, or any corporation or other company succeeding to all or substantially all of the corporate trust business of the Escrow Agent, shall be the successor of the Escrow Agent hereunder without the execution or filing of any paper or any further action on the part of any of the parties hereto.

(h)                                           The Escrow Agent shall upon the written request of the Pledgor from time to time, provide a statement identifying transactions, transfers or holdings of Escrowed Funds and each such statement shall be deemed to be correct and final upon receipt thereof by the other parties hereto unless the Escrow Agent is notified in writing to the contrary within thirty (30) business days of the date of such statement.

(i)                                               The Escrow Agent shall not be responsible in any respect for the form, execution, validity, value or genuineness of documents or securities deposited hereunder, or for any description therein, or for the identity, authority or rights of Persons executing or delivering or purporting to execute or deliver any such document, security or endorsement.

(j)                                               In the event of any ambiguity or uncertainty hereunder or in any notice, instruction or other communication received by the Escrow Agent hereunder, the Escrow Agent may, in its sole discretion, refrain from taking any action other than retain possession of the Escrowed Funds, unless the Escrow Agent receives joint written instructions, signed by the Pledgor and the Administrative Agent, which eliminates such ambiguity or uncertainty.

(k)                                            In the event of any dispute between or conflicting claims, demands or instructions by or among the other parties to this Escrow and Security Agreement and/or any other Person with respect to any Escrowed Funds, the Escrow Agent shall be entitled, in its sole discretion, to refuse to comply with any and all claims, demands or instructions with respect to such Escrowed Funds so long as such dispute or conflict shall continue, and the Escrow Agent shall not be or become liable in any way for failure or refusal to comply with such conflicting claims, demands or instructions. The Escrow Agent shall be entitled to refuse to act until, in its sole discretion, either (i) such conflicting or adverse claims or demands shall have been determined by a final order, judgment or decree of a court of competent jurisdiction, which order, judgment or decree is not subject to appeal, or settled by agreement between the conflicting parties as evidenced in a writing satisfactory to the Escrow Agent or (ii) the Escrow Agent shall have received security or an indemnity satisfactory to it sufficient to hold it harmless from and against any and all Losses (as defined below) which it may incur by reason of so acting. The Escrow Agent may, in addition, elect, in its sole discretion, to commence an interpleader action or seek other judicial relief or orders as it may deem, in its sole discretion, necessary. The costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such proceeding shall be paid by, and shall be deemed an obligation of, the Pledgor.

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(l)                                               The rights and remedies conferred upon the Escrow Agent and the Pledgor hereto shall be cumulative, and the exercise or waiver of any such right or remedy shall not preclude or inhibit the exercise of any additional rights or remedies. The waiver of any right or remedy hereunder shall not preclude the subsequent exercise of such right or remedy.

(m)                                         The Escrow Agent does not have any interest in the Escrowed Funds hereunder but is serving as escrow holder only and having only possession thereof. The Pledgor shall pay or reimburse the Escrow Agent upon request for any transfer taxes or other taxes relating to the Escrowed Funds incurred in connection herewith and shall indemnify and hold harmless the Escrow Agent any amounts that it is obligated to pay in the way of such taxes. Upon the execution of this Escrow and Security Agreement, the parties hereto shall provide the Escrow Agent with a fully executed W-9, W-8BEN or other appropriate forms. The parties hereto agree that (i) for tax reporting purposes, and for any tax year, all interest or other income earned under the Escrow and Security Agreement shall be allocable to the Pledgor and (ii) to the extent permitted by applicable law, the Pledgor will include all amounts earned under the Escrow and Security Agreement in its gross income for federal, state and local income tax (collectively, “income tax”) purposes and pay any income tax resulting therefrom, and the Escrow Agent shall allocate all such earnings for tax reporting purposes to the Pledgor. Any payments of income from the account established hereunder may be subject to withholding regulations then in force with respect to United States taxes, and if required, the parties hereto will promptly provide the Escrow Agent with completed and executed W-9, W-8BEN or other appropriate forms. It is understood that the Escrow Agent shall be responsible for income reporting only with respect to any income which may be earned on investment of funds which are a part of the Escrowed Funds and is not responsible for any other reporting. The Pledgor understands that, in the event valid U.S. tax forms, or other relevant forms are not provided to the Escrow Agent, U.S. tax laws may require withholding of tax on disbursements and on a portion of any interest or other income earned on the investment of the Escrowed Funds.

(n)                                           Should the Escrow Agent become liable for the payment of taxes, including withholding taxes relating to any funds, including interest and penalties thereon, held by it pursuant to this Escrow and Security Agreement or any payment made hereunder, the Escrow Agent shall be entitled to deduct such taxes, interest and penalties from the Escrowed Funds in accordance with Section 11 hereof.

(o)                                           Citigroup, Inc., its affiliates, and its employees are not in the business of providing tax or legal advice to any taxpayer outside of Citigroup, Inc. and its affiliates. This Escrow and Security Agreement and any amendments or attachments are not intended or written to be used, and cannot be used or relied upon, by any such taxpayer or for the purpose of avoiding tax penalties. Any such taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.

SECTION 10.                    Indemnity. The Pledgor shall indemnify, hold harmless and defend the Escrow Agent and its directors, officers, agents and employees, from and against any and all claims, actions, obligations, liabilities, damages, costs and expenses (including, but not limited to, reasonable fees and expenses of counsel, including the costs and expenses of defending against any claims of liability, regardless of who asserts such claim) (“Losses”) directly or indirectly arising out of, relating to or in connection with its acceptance of its

15

appointment hereunder or its performance as Escrow Agent, provided that such Losses do not arise from the Escrow Agent’s willful misconduct or gross negligence, as determined pursuant to a final non-appealable order of a court of competent jurisdiction.

SECTION 11.                    Compensation; Expenses. The Escrow Agent shall be entitled to receive an administrative fee from the Pledgor upon execution of this Escrow and Security Agreement, in accordance with the Escrow Agent’s fee schedule attached hereto as Exhibit B. The Pledgor will, upon demand, pay to the Escrow Agent the amount of any and all reasonable documented and/or invoiced expenses, including, without limitation, the reasonable fees, expenses and disbursements of its counsel, experts and agents retained by the Escrow Agent, that the Escrow Agent may incur in connection with (a) the review, negotiation and administration of this Escrow and Security Agreement, (b) the custody or preservation of, or the sale of, collection from, or other realization upon, any of the Collateral or (c) the failure by the Pledgor to perform or observe any of the provisions hereof.

SECTION 12.                    Security Interest Absolute. All rights of the Administrative Agent, the Escrow Agent and the Lenders of the Loans and security interests hereunder, and all obligations of the Pledgor hereunder, shall be absolute and unconditional irrespective of:

(a)                                       any lack of validity or enforceability of the Term Loan Agreement or any other agreement or instrument relating thereto;

(b)                                      any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the Term Loan Agreement; or

(c)                                       any exchange, surrender, release or non-perfection of any Liens on any other collateral for all or any of the Obligations.

SECTION 13.                    Miscellaneous Provisions.

13.1                           Notices. Any notice or communication shall be sufficiently given if in writing and delivered in person or mailed by first class mail, commercial courier service or electronic communication (with oral confirmation of receipt given in the case of any electronic communication), addressed as follows:

If to the Pledgor:

Everest Acquisition LLC

c/o Apollo Management, L.P.

9 West 57th Street

New York, New York 10019

Attention: Sam Oh and Chief Legal Officer

Fax: (646) 417-6651

With a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

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1285 Avenue of the Americas

New York, NY 10019-6064

Attention: Gregory A. Ezring & Monica K. Thurmond

Fax: (212) 492-0459 & (212) 492-0055

Email: gezring@paulweiss.com & mthurmond@paulweiss.com

If to the Escrow Agent:

Citibank, N.A.

388 Greenwich Street, 14th Floor

New York, NY 10013

Attention: Barbara E. Bennett

Phone: (212) 816-5621

Fax: (212) 657-2762

Email: Barbara.e.bennett@citi.com

If to the Administrative Agent:

Citibank, N.A.

Global Loans

Ops III

1615 Brett Road

New Castle, DE 19720

Attention: Dan Boselli

Fax: (212) 994-0961

E-mail: Daniel.john.boselli@citi.com

Whenever under the terms hereof (including, for the avoidance of doubt, Section 7 hereof) the time for giving a notice or performing an act falls upon a Saturday, Sunday, or banking holiday, such time shall be extended to the next day on which Escrow Agent is open for business.

13.2                           No Adverse Interpretation of Other Agreements. This Escrow and Security Agreement may not be used to interpret another pledge, security or debt agreement of the Pledgor or any subsidiary thereof. No such pledge, security or debt agreement (other than the Term Loan Agreement) may be used to interpret this Escrow and Security Agreement.

13.3                           Severability. The provisions of this Escrow and Security Agreement are severable, and if any clause or provision shall be held invalid, illegal or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect in that jurisdiction only such clause or provision, or part thereof, and shall not in any manner affect such clause or provision in any other jurisdiction or any other clause or provision of this Escrow and Security Agreement in any jurisdiction.

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13.4                           Headings. The headings in this Escrow and Security Agreement have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

13.5                           Counterpart Originals. This Escrow and Security Agreement may be signed in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same agreement.

13.6                           Benefits of Escrow and Security Agreement. Nothing in this Escrow and Security Agreement, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder, and the Lenders, who shall have the rights set forth under Sections 7(a), 7(b), 7(c), 7(d) and 13.15, any benefit or any legal or equitable right, remedy or claim under this Escrow and Security Agreement.

13.7                           Amendments, Waivers and Consents. Any amendment or waiver of any provision of this Escrow and Security Agreement and any consent to any departure by the Pledgor from any provision of this Escrow and Security Agreement shall be effective only if made or duly given in compliance with all of the terms and provisions of the Term Loan Agreement and, in addition, with the written consent of the Escrow Agent and Administrative Agent, provided, however, that any amendment to, or waiver of, Sections 7(a), 7(b), 7(c), 7(d) or 13.16 hereof shall require the prior written consent of the Administrative Agent, and none of the Escrow Agent, the Administrative Agent or any Lender shall be deemed, by any act, delay, indulgence, omission or otherwise, to have waived any right or remedy hereunder or to have acquiesced in any default or Event of Default or in any breach of any of the terms and conditions hereof. Failure of the Escrow Agent, the Administrative Agent or any Lender to exercise, or delay in exercising, any right, power or privilege hereunder shall not preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Escrow Agent, Administrative Agent or any Lender of any right or remedy hereunder as set forth above on any one occasion shall not be construed as a bar to any right or remedy that the Escrow Agent, Administrative Agent or such Lender would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights or remedies provided by law.

13.8                           Interpretation of Agreement. To the extent a term or provision of this Escrow and Security Agreement (other than Sections 9, 10 and 12 hereof) conflicts with the Term Loan Agreement, the Term Loan Agreement shall control with respect to the subject matter of such term or provision. Acceptance of or acquiescence in a course of performance rendered under this Escrow and Security Agreement shall not be relevant to determine the meaning of this Escrow and Security Agreement even though the accepting or acquiescing party had knowledge of the nature of the performance and opportunity for objection.

13.9                           Continuing Security Interest; Termination. (a) This Escrow and Security Agreement shall create a continuing security interest in and to the Collateral and shall, unless otherwise provided in the Term Loan Agreement or in this Escrow and Security Agreement, remain in full force and effect until the payment in full in cash of the Obligations or the release of the Collateral in accordance with the terms of this Escrow and Security Agreement, at which time any and all security interests in the Collateral shall immediately and automatically be

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released. This Escrow and Security Agreement shall be binding upon the Pledgor, its transferees, successors and assigns, and shall inure, together with the rights and remedies of the Escrow Agent hereunder, to the benefit of the Escrow Agent, the Administrative Agent, the Lenders and their respective successors, transferees and assigns.

(b)                                      This Escrow and Security Agreement shall terminate upon the payment in full in cash of the Obligations under the Term Loan Agreement or release of all Collateral in accordance with the terms of this Escrow and Security Agreement. At such time, the Escrow Agent shall reassign and redeliver to the Pledgor all of the Collateral hereunder that has not been sold, disposed of, retained or applied by the Escrow Agent in accordance with the terms of this Escrow and Security Agreement and shall take any actions required or reasonably represented by the Pledgor to release any liens on the Collateral. Such reassignment and redelivery shall be without warranty by or recourse to the Escrow Agent in its capacity as such, except as to the absence of any Liens on the Collateral created by or arising through the Escrow Agent, and shall be at the reasonable expense of the Pledgor.

(c)                                       This Escrow and Security Agreement shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or the Escrow Agent upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Pledgor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or Administrative Agent or similar officer for, the Pledgor or any substantial part of its property, or otherwise, all as though such payments had not been made.

13.10                     Survival Provisions. All representations, warranties and covenants of the Pledgor contained herein shall survive the execution and delivery of this Escrow and Security Agreement, and shall terminate only upon the termination of this Escrow and Security Agreement. The obligations of the Pledgor under Sections 10 and 11 hereof shall survive the termination of this Escrow and Security Agreement and the resignation or removal of the Escrow Agent.

13.11                     Waivers. The Pledgor waives presentment and demand for payment of the Loans, protest and notice of dishonor or default with respect to the Loans, and all other notices to which the Pledgor might otherwise be entitled, except as otherwise expressly provided herein or in the Term Loan Agreement.

13.12                     Disclaimer of the Escrow Agent. The Escrow Agent shall not be responsible for the validity, effectiveness or sufficiency hereof or of any document or security furnished pursuant hereto.

13.13                     Final Expression. This Escrow and Security Agreement, together with the terms of the Term Loan Agreement expressly referred to herein, is intended by the parties as a final expression of this Escrow and Security Agreement and is intended as a complete and exclusive statement of the terms and conditions thereof.

13.14                     GOVERNING LAW; SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL. THIS ESCROW AND SECURITY AGREEMENT AND THE ESCROW ACCOUNT

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(AND ANY SECURITIES ENTITLEMENTS RELATED THERETO) WILL BE INTERPRETED, CONSTRUED, ENFORCED AND ADMINISTERED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. NOTWITHSTANDING ANY OTHER AGREEMENT, THE “SECURITIES INTERMEDIARY’S JURISDICTION” (WITHIN THE MEANING OF SECTION 8-110(e) OF THE NEW YORK UNIFORM COMMERCIAL CODE) OF THE ESCROW AGENT IS THE STATE OF NEW YORK. THE PLEDGOR HEREBY SUBMITS TO THE PERSONAL JURISDICTION OF, AND AGREES THAT ALL PROCEEDINGS RELATING HERETO WILL BE BROUGHT EXCLUSIVELY IN COURTS LOCATED WITHIN, THE CITY, COUNTY AND STATE OF NEW YORK. THE PLEDGOR HEREBY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY SUCH PROCEEDINGS. THE PLEDGOR WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO SERVICE OF PROCESS BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO IT AT THE ADDRESS LAST SPECIFIED FOR NOTICES HEREUNDER, AND SUCH SERVICE WILL BE DEEMED COMPLETED TEN (10) CALENDAR DAYS AFTER THE SAME IS SO MAILED.

13.15                     Payments to the Lenders. The Escrow Agent shall make all payments owing to the Lenders hereunder to the Administrative Agent as per the following wire payment instructions, unless it shall have received different wire payment instructions in writing from Administrative Agent at least one Business Day prior to the date of such payment, in which case such payments shall be made in accordance with the wire payment instructions so provided:

Bank Name: Citibank, N.A.

ABA # 021-000-089

Account Name: Medium Term Finance

Account# 36852248

REF: EP Energy Funding Date Escrow Account

13.16                     Security Procedures. In the event funds transfer instructions are given, whether in writing, by telecopier or otherwise, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to such representative of the Pledgor or the Administrative Agent, as applicable, and the Escrow Agent may rely upon the confirmation of anyone purporting to be such representative of the Pledgor or the Administrative Agent, as applicable. To ensure the accuracy of the instructions it receives, the Escrow Agent may record such call backs. If the Escrow Agent is unable to verify the instruction, or is not satisfied in its sole discretion with the verification it receives, it will not execute the instruction until all issues have been resolved to its satisfaction. The Pledgor and the Administrative Agent acknowledge that these security procedures for funds transfers are commercially reasonable.

13.17                     Instructions, Verification, Communications. (a) All instructions required under this Escrow and Security Agreement shall be delivered to the Escrow Agent in writing, in English, in facsimile form and, if so requested by the Escrow Agent, an original, executed by an Authorized Person (as hereinafter defined) of either the Pledgor or the Administrative Agent, as applicable, or an entity acting on its behalf. The identity of such Authorized Persons, as well as their specimen signatures, title, telephone number and e-mail address, shall be delivered to the Escrow Agent in the list of authorized signers forms as set forth on Exhibit C-1 and Exhibit C-2 and shall remain in effect until the Pledgor or the Administrative Agent, as applicable, or an

20

entity acting on its behalf, notifies the Escrow Agent of any change thereto (the person(s) so designated from time to time, the “Authorized Persons”). The Escrow Agent, the Pledgor and the Administrative Agent agree that the above constitutes a commercially reasonable security procedure and the Escrow Agent further agrees not to comply with any direction or instruction (other than those contained herein or delivered in accordance with this Escrow and Security Agreement) from the Pledgor or the Administrative Agent.

(b)                                      In the event funds transfer instructions are given (other than in writing at the time of execution of this Escrow and Security Agreement), whether in writing, by telecopier, .pdf, e-mail, or otherwise, such funds transfer instructions should contain a selected test word also evidenced on Exhibit C-1 and Exhibit C-2. Test Words must contain at least 8 alphanumeric characters, established at document execution and changed each time Exhibit C-1 and Exhibit C-2 is updated in accordance with clause (a) above. In addition or in lieu of test words, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call back to the applicable person(s) specified to the Escrow Agent from time to time by an Authorized Person, and the Escrow Agent may rely upon the confirmations of anyone purporting to be the person(s) so designated. To ensure the accuracy of the instructions it receives, the Escrow Agent may record such call backs. If the Escrow Agent is unable to verify the instruction, or is not satisfied in its sole discretion with the verification it receives, it will not execute the instruction until all issues have been resolved to its satisfaction. The persons and telephone numbers for call backs may be changed only in writing, signed by an Authorized Person, actually received and acknowledged by the Escrow Agent. The parties to this Escrow and Security Agreement acknowledge that these security procedures for funds transfers are commercially reasonable.

(c)                                       To help the U.S. government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account. When an account is opened, the Escrow Agent will ask for information that will allow the Escrow Agent to identify relevant parties. The Pledgor and Administrative Agent hereby acknowledge such information disclosure requirements and agree to comply with all such information disclosure requests from time to time from the Escrow Agent.

(d)                                      Notwithstanding anything to the contrary herein, any and all email communications (both text and attachments) by or from the Escrow Agent that the Escrow Agent deems to contain confidential, proprietary, and/or sensitive information shall be encrypted. The recipient (the “Email Recipient”) of the encrypted email communication will be required to complete a registration process. Instructions on how to register and/or retrieve an encrypted message will be included in the first secure email sent by the Escrow Agent to the Email Recipient. Additional information and assistance on using the encryption technology can be found at Citibank’s Secure Email website at www.citigroup.com/citigroup/citizen/privacy/email.htm or by calling (866) 535-2504 (in the U.S.) or (904) 954-6181.

13.18                     Use of Name. No printed or other material in any language, including prospectuses, notices, reports, and promotional material which mentions “Citibank”, or “Citigroup” or “Citi” by name or the rights, powers, or duties of the Escrow Agent under this

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Escrow and Security Agreement shall be issued by any parties hereto, or on such party’s behalf, without the prior written consent of the Escrow Agent.

13.19                     Unlawful Internet Gambling Act. In accordance with the Unlawful Internet Gambling Act (the “Act”), neither the Pledgor nor the Administrative Agent may use the Escrow Account or other Citibank, N.A. facilities in the United States to process ‘restricted transactions’ as such term is defined in 31 CRF Section 132.2(y). Therefore, none of the Pledgor, Administrative Agent or any person who has an ownership interest in or control over the Escrow Account may use it to process or facilitate payments for prohibited internet gambling transactions. For more information about the Act, including the types of transactions that are prohibited, please refer to the following link: http://www.federalreserve.gov/NEWSEVENTS/PRESS/BCREG/20081112B.HTM.

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IN WITNESS WHEREOF, the Pledgor, the Administrative Agent and the Escrow Agent have each caused this Escrow and Security Agreement to be duly executed and delivered as of the date first above written.

EVEREST ACQUISITION LLC

By:
Name:
Title:

CITIBANK, N.A.,

as Escrow Agent and as Securities Intermediary

By:
Name:
Title:

CITIBANK, N.A., as Administrative Agent

By:
Name:
Title:

1

EXHIBIT A-1

[FORM OF CERTIFICATE TO BE DELIVERED PRIOR TO DISBURSEMENT PURSUANT TO SECTION 7(a)]

OFFICERS’ CERTIFICATE

OF

EVEREST ACQUISITION LLC

[              ], 2012

This certificate is being delivered pursuant to Section 7(a) of the Escrow and Security Agreement dated as of [          ], 2012 (the “Escrow and Security Agreement”) among Everest Acquisition LLC, a Delaware limited liability company (the “Company” or the “Pledgor”), Citibank, N.A., as Administrative Agent and Collateral Agent under the Term Loan Agreement referred to below (in such capacity, the “Administrative Agent”), and Citibank, N.A., as securities intermediary and escrow agent (in such capacity, the “Escrow Agent”). Unless otherwise indicated, capitalized terms used but not defined herein have the respective meanings specified in the Escrow and Security Agreement or the Term Loan Agreement dated as of April 24, 2012 (as in effect on the date thereof, the “Term Loan Agreement”) among the Pledgor, the lenders from time to time party thereto, the Administrative Agent and the other parties thereto.

The undersigned, on behalf of the Pledgor and not in a personal capacity, hereby certify to the Escrow Agent that, prior to or concurrently with the release of the Escrowed Funds, the Acquisition has been consummated and the conditions in Section 4.04 of the Term Loan Agreement have been satisfied.

Disbursement Instructions:

“The Escrow Agent is hereby instructed to release on the date hereof $[              ] (the “Arrangement Fee”) to the Administrative Agent by wire transfer of immediately available funds to:

Bank Name: Citibank N.A.

ABA # 021-000-089

Account Name: [      ]

Account# [      ]

Account Name: [      ]

FFC: [      ]

REF: [      ]

Attention: [      ]

After the foregoing payments, the Escrow Agent is hereby instructed to release on the date hereof $[           ], representing any amounts payable by the Pledgor to the Escrow Agent under the Escrow and Security Agreement that have not been paid by wire transfer of immediately available funds to the Escrow Agent at:

Bank Name: Citibank N.A.

ABA # 021-000-089

Account Name: [      ]

Account# [      ]

Account Name: [      ]

FFC: [      ]

REF: [      ]

Attention: [      ]

After the foregoing payments, the Escrow Agent is hereby instructed to release on the date hereof the remainder of all available Escrowed Funds to the Pledgor by wire transfer of immediately available funds at:

[              ]

[Signature Page Follows]

2

IN WITNESS WHEREOF, the Pledgor, through the undersigned officers, has signed this Officers’ Certificate as of the date first above written.

EVEREST ACQUISITION LLC

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT A-2

[FORM OF NOTICE PURSUANT TO SECTION 7(b)]

MANDATORY REPAYMENT EVENT NOTICE

EVEREST ACQUISITION LLC

Reference is hereby made to the Escrow and Security Agreement dated as of [          ], 2012 (the “Escrow and Security Agreement”) among Everest Acquisition LLC, a Delaware limited liability company (the “Company” or the “Pledgor”), Citibank, N.A., as Administrative Agent and Collateral Agent under the Term Loan Agreement referred to below (in such capacity, the “Administrative Agent”), and Citibank, N.A., as securities intermediary and escrow agent (in such capacity, the “Escrow Agent”). Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Escrow and Security Agreement, including by reference to the Term Loan Agreement described therein.

Notice is hereby given by the Pledgor to the Escrow Agent and the Administrative Agent that, as of the date hereof, the Pledgor has determined in its sole discretion that the Escrow Release Conditions cannot be satisfied on or prior to October 31, 2012. Pursuant to the terms of the Term Loan Agreement, repayment of the Loans will be made on [     ], 2012 (the “Repayment Date”), in an amount equal to the aggregate gross proceeds of the Loans plus accrued and unpaid interest thereon (including accreted discount) from the Funding Date to the Repayment Date (the “Repayment Amount”).

Pursuant to the terms of the Escrow and Security Agreement, the Escrow Agent is hereby instructed, prior to 11:00 a.m. (New York City time) on the Repayment Date, to release:

i.              $[           ], representing the Repayment Amount, to the Administrative Agent by wire transfer of immediately available funds at:

Bank Name: Citibank, N.A.

ABA # 021-000-089

Account Name: [          ]

Account# [          ]

Account Name: [          ]

FFC: [          ]

REF: [          ]

Attention: [          ];

ii.             After the foregoing payments, the Escrow Agent is hereby instructed to release on the date hereof $[          ], representing any amounts payable by the Pledgor to the Escrow Agent under the Escrow and Security Agreement that have not been paid by wire transfer of immediately available funds to the Escrow Agent at:

Bank Name: Citibank N.A.

ABA # 021-000-089

Account Name: [          ]

Account# [          ]

Account Name: [          ]

FFC: [          ]

REF: [          ]

Attention: [          ]

iii.            After the foregoing payments, the remainder of all available Escrowed Funds to the Pledgor by wire transfer of immediately available funds at: [          ].

[Signature Page Follows]

2

IN WITNESS WHEREOF, the Pledgor has caused this Mandatory Repayment Event Notice to be duly executed and delivered as of this [    ] day of [        ], 2012.

EVEREST ACQUISITION LLC

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT B

FEE SCHEDULE

Fee for Service as Escrow Agent: The Pledgor agrees to pay to the Escrow Agent, for its services under the Escrow and Security Agreement the fee set forth in the Engagement Letter, dated April 20, 2012, signed by the Parent on behalf of the Pledgor. In addition, the Pledgor shall also compensate and reimburse all expenses incurred by the Escrow Agent in accordance with the terms and conditions of the Escrow and Security Agreement.

EXHIBIT E TO

TERM LOAN AGREEMENT

[FORM OF]

INTEREST PERIOD ELECTION REQUEST

Citibank, N.A.

[ADDRESS]

Attention: [              ]

[Date]

Ladies and Gentlemen:

Reference is made to the Term Loan Agreement dated as of April [24], 2012, among Everest Acquisition LLC, a Delaware limited liability company (the “Borrower”), the Lenders from time to time party thereto and Citibank, N.A., as administrative agent and collateral agent (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Term Loan Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Term Loan Agreement.

The Borrower hereby irrevocably notifies the Administrative Agent of its election (the “Election”) pursuant to Section 2.22 of the Term Loan Agreement to convert or continue a Borrowing, and in connection with the foregoing hereby provides the following information with respect thereto:

(i)	Borrowing to which Election applies:
Principal Amount:
Class of Borrowing: (1)
Type of Borrowing: (2)
Interest Period:(3)
(if LIBOR Borrowing)

(ii)	Effective Date of Election (which is a Business Day):

(iii)	Resulting Borrowings(s)
Resulting Borrowing (1)
Principal Amount (or % of Borrowing in (i)):
Type of Borrowing:(4)
Interest Period:(5)

(1)

Specify a Borrowing of Loans made pursuant to Section 2.01(a) of the Term Loan Agreement on the Funding Date or Loans of another Class established pursuant to Section 2.23 or 2.24 of the Term Loan Agreement.

(2)	Specify a LIBOR Borrowing or an ABR Borrowing.

(3)	The initial Interest Period applicable to a LIBOR Borrowing shall be subject to the definition of “Interest Period” in the Term Loan Agreement.

(4)	Specify a LIBOR Borrowing or an ABR Borrowing.

1

(if LIBOR Borrowing)

Resulting Borrowing (2)(6)
Principal Amount (or % of Borrowing in (i)):
Type of Borrowing: (7)
Interest Period:(8)
(if LIBOR Borrowing)

EVEREST ACQUISITION LLC

By:
Name:
Title:

(5)	The Interest Period applicable to a LIBOR Borrowing shall be subject to the definition of “Interest Period” in the Term Loan Agreement.

(6)	Add as many resulting Borrowings as applicable.

(7)	Specify a LIBOR Borrowing or an ABR Borrowing.

(8)	The Interest Period applicable to a LIBOR Borrowing shall be subject to the definition of “Interest Period” in the Term Loan Agreement.

2

EXHIBIT F-1

FORM OF NON-BANK TAX CERTIFICATE
(For Foreign Lenders That Are Not Treated As Partnerships For
U.S. Federal Income Tax Purposes)

Reference is made to the Term Loan Agreement dated as of April 24, 2012 (as amended, supplemented or otherwise modified from time to time) (the “Term Loan Agreement”), among Everest Acquisition LLC, a Delaware limited liability company (the “Borrower”), each lender from time to time party thereto (collectively, the “Lenders”), and Citibank, N.A., as Administrative Agent and Collateral Agent. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Term Loan Agreement.

Pursuant to the provisions of Section 2.17(e) of the Term Loan Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) no payments in connection with any Loan Document are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and (2) the undersigned shall furnish the Borrower and the Administrative Agent a properly completed and currently effective certificate in either the calendar year in which payment is to be made by the Borrower or the Administrative Agent to the undersigned, or in either of the two calendar years preceding each such payment.

[Signature Page Follows]

[Foreign Lender]

By:
Name:
Title:

[Address]

Dated:                                        , 20[    ]

EXHIBIT F-2

FORM OF NON-BANK TAX CERTIFICATE

(For Foreign Lenders That Are Treated As Partnerships For
U.S. Federal Income Tax Purposes)

Reference is made to the Term Loan Agreement dated as of April 24, 2012 (as amended, supplemented or otherwise modified from time to time) (the “Term Loan Agreement”), among Everest Acquisition LLC, a Delaware limited liability company (the “Borrower”), each lender from time to time party thereto (collectively, the “Lenders”), and Citibank, N.A., as Administrative Agent and Collateral Agent. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Term Loan Agreement.

Pursuant to the provisions of Section 2.17(e) of the Term Loan Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners (within the meaning of Treasury Regulations Section 1.1441-1(c)(6)) of payments on such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) neither the undersigned nor any of its direct or indirect partners/members is a bank within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) no payments in connection with any Loan Document are effectively connected with the undersigned’s or its direct or indirect partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.

[Signature Page Follows]

[Foreign Lender]

By:
Name:
Title:

[Address]

Dated:                                        , 20[    ]

EXHIBIT F-3

FORM OF NON-BANK TAX CERTIFICATE
(For Foreign Participants That Are Not Treated As Partnerships For
U.S. Federal Income Tax Purposes)

Reference is made to the Term Loan Agreement dated as of April 24, 2012 (as amended, supplemented or otherwise modified from time to time) (the “Term Loan Agreement”), among Everest Acquisition LLC, a Delaware limited liability company (the “Borrower”), each lender from time to time party thereto (collectively, the “Lenders”), and Citibank, N.A., as Administrative Agent and Collateral Agent. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Term Loan Agreement.

Pursuant to the provisions of Section 2.17(e) and Section 9.06(c) of the Term Loan Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) no payments in connection with any Loan Document are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.

[Signature Page Follows]

[Foreign Participant]

By:
Name:
Title:

[Address]

Dated:                               , 20[  ]

EXHIBIT F-4

FORM OF NON-BANK TAX CERTIFICATE
(For Foreign Participants That Are Treated As Partnerships For
U.S. Federal Income Tax Purposes)

Reference is made to the Term Loan Agreement dated as of April 24, 2012 (as amended, supplemented or otherwise modified from time to time) (the “Term Loan Agreement”), among Everest Acquisition LLC, a Delaware limited liability company (the “Borrower”), each lender from time to time party thereto (collectively, the “Lenders”), and Citibank, N.A., as Administrative Agent and Collateral Agent. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Term Loan Agreement.

Pursuant to the provisions of Section 2.17(e) and Section 9.06(c) of the Term Loan Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners (within the meaning of Treasury Regulations Section 1.1441-1(c)(6)) of payments on such participation, (iii) neither the undersigned nor any of its direct or indirect partners/members is a bank within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) no payments in connection with any Loan Document are effectively connected with the undersigned’s or its direct or indirect partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.

[Signature Page Follows]

[Foreign Participant]

By:
Name:
Title:

[Address]

Dated:                               , 20[    ]

EXHIBIT G TO

TERM LOAN AGREEMENT

[FORM OF]
PERMITTED LOAN PURCHASE ASSIGNMENT AND ACCEPTANCE

This Permitted Loan Purchase Assignment and Acceptance (this “Permitted Loan Purchase Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and Everest Acquisition LLC, a Delaware limited liability company (the “Borrower”). It is understood that the rights and obligations of the Assignor and the Borrower hereunder are several and not joint. Capitalized terms used but not defined herein shall have the meanings given to them in the Term Loan Agreement identified below (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Term Loan Agreement”). The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Permitted Loan Purchase Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Borrower, and the Borrower hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the terms of the Standard Terms and Conditions and the Term Loan Agreement (including Section 9.06(f) thereof), as of the Effective Date inserted by the Administrative Agent as contemplated below, all of the Assignor’s rights and obligations in its capacity as a Lender under the Term Loan Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (the rights and obligations sold and assigned pursuant to the above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Permitted Loan Purchase Assignment and Acceptance, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee: Everest Acquisition LLC, a Delaware limited liability company

3.	Borrower: Everest Acquisition LLC, a Delaware limited liability company

4.	Administrative Agent: Citibank, N.A., as the Administrative Agent under the Term Loan Agreement

5.

Term Loan Agreement: Term Loan Agreement, dated as of April [24], 2012, among the Borrower, the Lenders from time to time party thereto and Citibank, N.A., as Administrative Agent and Collateral Agent.

6.	Assigned Interest:

Loans	Aggregate Amount of Loans of all Lenders	Amount of Loans Assigned	Percentage Assigned of Loans of all Lenders(1)
Loans	$	$		%
[ ](2)	$	$		%

Effective Date:                                          , 20   [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR].

7.	Notice and Wire Instructions:

[NAME OF ASSIGNOR]	EVEREST ACQUISITION LLC

Notices:	Notices:

Attention:	Attention:
Facsimile:	Facsimile:

with a copy to:	with a copy to:

Attention:	Attention:
Facsimile:	Facsimile:

Wire Instructions:	Wire Instructions:

(1)          Set forth, to at least 9 decimals, as a percentage of the Loans of all Lenders thereunder.

(2)          In the event any new Class of Loans is established under Section 2.23 or 2.24 of the Term Loan Agreement, refer to the Class of Loans assigned.

The terms set forth in this Permitted Loan Purchase Assignment and Acceptance are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

BORROWER

EVEREST ACQUISITION LLC

By:
Name:
Title:

Accepted:

CITIBANK, N.A., as Administrative Agent

By:
Name:
Title:

ANNEX 1 OF EXHIBIT G TO

TERM LOAN AGREEMENT

STANDARD TERMS AND CONDITIONS FOR
PERMITTED LOAN PURCHASE ASSIGNMENT AND ACCEPTANCE

1.                                       Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Permitted Loan Purchase Assignment and Acceptance and to consummate the transactions contemplated and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Term Loan Agreement or any other Loan Document, other than as to the matters set forth in this Section 1, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other person of any of their respective obligations under any Loan Document.

2.                                       Assignee. The Borrower represents and warrants that (a) it has full power and authority, and has taken all action necessary, to execute and deliver this Permitted Loan Purchase Assignment and Acceptance and to consummate the transactions contemplated hereby, (b) as of the Effective Date, no Default or Event of Default has occurred and is continuing or would result from the Permitted Loan Purchase pursuant hereto and (c) on the date hereof, it does not have any MNPI that has not been disclosed to the Assignor (other than because the Assignor does not wish to receive Non-Public Information) on or prior to the date hereof.

3.                                       Cancelation. Upon the Effective Date, the Assigned Interest shall, without further action by any Person, be deemed cancelled and no longer outstanding for all purposes of the Term Loan Agreement and the other Loan Documents, including with respect to (i) the making of, or the application of, any payments to the Lenders under the Term Loan Agreement or any other Loan Document, (ii) the making of any request, demand, authorization, direction, notice, consent or waiver under the Term Loan Agreement or any other Loan Document or (iii) the determination of Required Lenders, or for any similarly related purpose, under the Term Loan Agreement or any other Loan Document.

4.                                       General Provisions. This Permitted Loan Purchase Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Permitted Loan Purchase Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Permitted Loan Purchase Assignment and Acceptance by fax or other electronic delivery shall be effective as delivery of a manually executed counterpart of this Permitted Loan Purchase Assignment and Acceptance. This Permitted Loan Purchase Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT H TO

TERM LOAN AGREEMENT

[FORM OF]
NOTICE OF BORROWING

Citibank, N.A.

[ADDRESS]

Attention: [         ]

[Date]

Ladies and Gentlemen:

Reference is made to the Term Loan Agreement, dated as of April [24], 2012, among Everest Acquisition LLC, a Delaware limited liability company (the “Borrower”), the Lenders from time to time party thereto and Citibank, N.A., as Administrative Agent and Collateral Agent (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Term Loan Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Term Loan Agreement.

The Borrower hereby gives you notice pursuant to Section 2.03 of the Term Loan Agreement that it requests a Borrowing under the Term Loan Agreement, and in that connection sets forth below the terms on which such Borrowing is requested to be made:

(A)	The Aggregate Principal Amount of Borrowing:

(B)	Date of Borrowing
(which is a Business Day):

(C)	Type of Borrowing(1):

(D)	Interest Period (if LIBOR Borrowing)(2):

(E)	The Location and Number of the Borrower’s Account to which Funds are to be Disbursed:

(1)          Specify a LIBOR Borrowing or an ABR Borrowing.

(2)          The Interest Period applicable to a LIBOR Borrowing shall be subject to the definition of “Interest Period” in the Term Loan Agreement.

EVEREST ACQUISITION LLC

By:
Name:
Title:

2

EXHIBIT I TO

TERM LOAN AGREEMENT

[FORM OF
COMPLIANCE CERTIFICATE]

EVEREST ACQUISITION LLC

OFFICER’S CERTIFICATE

                 ,

The undersigned hereby certify on behalf of Everest Acquisition LLC, a Delaware limited liability company (the “Borrower”), each in his capacity as an Authorized Officer of the Borrower (and not in his personal capacity), that:

(1)                                  We are, respectively, the duly elected [                 ](1) and [                ] of the Borrower;

(2)                                  Each of us has reviewed the terms of that certain Term Loan Agreement, dated as of April [24], 2012, among the Borrower, the Lenders party thereto and Citibank, N.A., as administrative agent and collateral agent (the “Term Loan Agreement”; capitalized terms used herein but not otherwise defined shall have the meanings ascribed thereto in the Term Loan Agreement), and in the course of the performance of our duties as Authorized Officers of the Borrower, we would normally have knowledge of any Default; and

(3)                                  Based upon the review and examination described in paragraph (2) above, [we do not know of any Default that occurred during the fiscal year of the Borrower ended [                       ]][the following Default(s) occurred during the fiscal year of the Borrower ended [                       ]]:

[If any Default has occurred, describe the Default, its status and what action the Borrower is taking or proposes to take with respect thereto.]

[Signature Page follows]

(1)          Must be the principal executive officer, principal financial officer, treasurer or principal accounting officer.

IN WITNESS WHEREOF, the undersigned has executed this Certificate on the date first written above.

EVEREST ACQUISITION LLC

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Officer’s Certificate]

EXHIBIT J

TO THE TERM LOAN AGREEMENT

[FORM OF]
COLLATERAL AGREEMENT

dated and effective as of

[   ], 2012,

among

EP ENERGY LLC
(f/k/a Everest Acquisition LLC),

each Subsidiary of EP Energy LLC identified herein,

and

CITIBANK, N.A.,
as Collateral Agent

THIS COLLATERAL AGREEMENT IS SUBJECT TO THE PROVISIONS OF (I) THE SENIOR LIEN INTERCREDITOR AGREEMENT (AS DEFINED HEREIN), AS SET FORTH MORE FULLY IN SECTION 5.15 HEREOF AND (II) THE PARI PASSU INTERCREDITOR AGREEMENT (AS DEFINED HEREIN).  NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE LIENS AND SECURITY INTEREST GRANTED TO THE COLLATERAL AGENT, FOR THE BENEFIT OF THE SECURED PARTIES, PURSUANT TO THIS AGREEMENT AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE COLLATERAL AGENT AND THE OTHER SECURED PARTIES HEREUNDER ARE SUBJECT TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENTS.

		Page

ARTICLE I.

DEFINITIONS

SECTION 1.01.	Term Loan Agreement	2
SECTION 1.02.	Other Defined Terms	2

ARTICLE II.

PLEDGE OF SECURITIES

SECTION 2.01.	Pledge	10
SECTION 2.02.	Delivery of the Pledged Collateral	11
SECTION 2.03.	Representations, Warranties and Covenants	12
SECTION 2.04.	Certification of Limited Liability Company and Limited Partnership Interests	13
SECTION 2.05.	Registration in Nominee Name; Denominations	14
SECTION 2.06.	Voting Rights; Dividends and Interest, etc.	14

ARTICLE III.

SECURITY INTERESTS IN PERSONAL PROPERTY

SECTION 3.01.	Security Interest
SECTION 3.02.	Representations and Warranties	16
SECTION 3.03.	Covenants	18
SECTION 3.04.	Other Actions	20
SECTION 3.05.	Covenants Regarding Patent, Trademark and Copyright Collateral	23
		23
ARTICLE IV.

REMEDIES

SECTION 4.01.	Remedies upon Default	25
SECTION 4.02.	Application of Proceeds	26
SECTION 4.03.	Grant of License to Use Intellectual Property	27
SECTION 4.04.	Securities Act, etc.	27

ARTICLE V.

MISCELLANEOUS

SECTION 5.01.	Notices	28
SECTION 5.02.	Security Interest Absolute	28

i

		Page

SECTION 5.03.	Limitation by Law	28
SECTION 5.04.	Binding Effect; Several Agreement	29
SECTION 5.05.	Successors and Assigns	29
SECTION 5.06.	Agent’s Fees and Expenses; Indemnification	29
SECTION 5.07.	Agent Appointed Attorney-in-Fact	30
SECTION 5.08.	GOVERNING LAW	31
SECTION 5.09.	Waivers; Amendment	31
SECTION 5.10.	Severability	32
SECTION 5.11.	Counterparts	32
SECTION 5.12.	Headings	32
SECTION 5.13.	Termination or Release	32
SECTION 5.14.	Additional Subsidiaries	34
SECTION 5.15.	Subject to Senior Lien Intercreditor Agreement	34
SECTION 5.16.	First-Priority Lien Obligations Documents	34
SECTION 5.17.	Other Second-Priority Lien Obligations	34
SECTION 5.18.	WAIVER OF JURY TRIAL	35
SECTION 5.19.	Jurisdiction; Consent to Service of Process	35

Schedules

Schedule I	Subsidiary Parties
Schedule II	Pledged Stock; Debt Securities
Schedule III	Intellectual Property

Exhibits

Exhibit I	Form of Supplement to the Collateral Agreement
Exhibit II	Form of Perfection Certificate

ii

This COLLATERAL AGREEMENT dated and effective as of [  ], 2012 (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), is among EP ENERGY LLC (f/k/a Everest Acquisition LLC), a Delaware limited liability company (the “Borrower”), each Subsidiary of the Borrower listed on Schedule I hereto and each Subsidiary of the Borrower that becomes a party hereto after the date hereof (each, a “Subsidiary Party”) and CITIBANK, N.A., as Collateral Agent (in such capacity, the “Agent” or the “Collateral Agent”) for the Secured Parties (as defined in Section 1.02 below).

WHEREAS, (1) pursuant to the Indenture, dated as of April 24, 2012 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Indenture”) among the Borrower and Everest Acquisition Finance Inc., as co-issuers (the “Co-Issuers”), each Subsidiary of the Borrower from time to time party thereto, and Wilmington Trust, National Association, as trustee (the “Trustee”), the Co-Issuers are issuing 6.875% Senior Secured Notes due 2019 (together with any and all exchange notes and/or additional notes issued pursuant to the Indenture, collectively the “Notes”) and (2) pursuant to the Term Loan Agreement, dated as of April 24, 2012 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Term Loan Agreement”), among the Borrower, the lenders and agents party thereto from time to time and Citibank, N.A., as administrative agent and collateral agent (in such capacity, the “Term Loan Agent”), the Borrower is incurring Loans (as defined therein, the “Term Loans”);

WHEREAS, the Notes, the Term Loans and any Other Second-Priority Lien Obligations are and will be secured on a second-priority, pari passu basis by the Collateral and, on the date hereof, the Agent, the Term Loan Agent and the Trustee are entering into the Pari Passu Intercreditor Agreement (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Pari Passu Intercreditor Agreement”), which sets forth the rights and remedies of the Secured Parties in the Collateral as amongst each other;

WHEREAS, (1) pursuant to the Credit Agreement, dated as of [  ], 2012 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among EPE Holdings LLC (“Holdings”), the Borrower, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, and the lenders from time to time parties thereto, the Borrower will from time to time incur loans and letter of credit obligations and (2) pursuant to the Collateral Agreement, dated as of [  ], 2012, among the Pledgors, Holdings and JPMorgan Chase Bank, N.A., the Pledgors have granted to JPMorgan Chase Bank, N.A., as the RBL Facility Agent, a first-priority lien and security interest in the Collateral to secure their obligations under the Credit Agreement and related documents;

WHEREAS, pursuant to the Senior Lien Intercreditor Agreement dated as of [  ], 2012 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Senior Lien Intercreditor Agreement”), among JPMorgan Chase Bank, N.A., as RBL Facility Agent and the Applicable First Lien Agent, Citibank, N.A., as the Term Facility Agent, the Senior Secured Notes Collateral Agent and the Applicable Second Lien Agent (as each such terms are defined in the Senior Lien Intercreditor Agreement), Wilmington Trust, National Association, as Trustee under the Indenture, EP Energy LLC, the Subsidiaries of EP Energy LLC named therein and the other parties thereto, the liens upon and security interest in the Collateral granted by this Agreement are and shall be subordinated in all respects to the liens upon and security interest

1

in the Collateral granted pursuant to, and subject to the terms and conditions of, the Credit Agreement and other First-Priority Lien Obligations Documents.

WHEREAS, each Pledgor is executing and delivering this Agreement pursuant to the terms of the Indenture, Term Loan Agreement and any applicable Other Second-Priority Lien Obligations Document to induce the Lenders to extend credit and to induce the holders of the Notes to purchase the Notes and the holders of any Other Second-Priority Lien Obligations to make their respective extensions of credit thereunder;

WHEREAS, the Subsidiary Parties are Subsidiaries of the Borrower, will derive substantial benefits from the extension of credit to the Borrower pursuant to the Indenture, Term Loan Agreement and any Other Second-Priority Lien Obligations Documents and are willing to execute and deliver this Agreement in order to induce the Lenders to extend credit and to induce the holders of the Notes to purchase the Notes and the holders of any Other Second-Priority Lien Obligations to make their respective extensions of credit thereunder.

Accordingly, the parties hereto agree as follows:

ARTICLE I.

Definitions

SECTION 1.01.                           Term Loan Agreement.

(a)                                       Capitalized terms used in this Agreement and not otherwise defined herein have the respective meanings assigned thereto in the Term Loan Agreement as in effect on the date hereof and without regard to any amendments, modifications, or supplements thereto from time to time. All capitalized terms referred to in Article III hereof that are defined in Article 9 of the New York UCC and not defined in this Agreement have the meanings specified in Article 9 of the New York UCC. The term “instrument” shall have the meaning specified in Article 9 of the New York UCC. If the First-Priority Lien Obligations Termination Date has occurred, a reference in this Agreement to the Applicable First Lien Agent shall, unless the context requires otherwise, be construed as a reference to the Agent and this Agreement shall be interpreted accordingly.

(b)                                      The rules of construction specified in Section 1.02 of the Term Loan Agreement also apply to this Agreement.

SECTION 1.02.                           Other Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Account Debtor” means any person who is or who may become obligated to any Pledgor under, with respect to or on account of an Account.

“Acquisition Date” has the meaning assigned to such term in the Indenture.

2

“Agent” means the party named as such in this Agreement until a successor replaces it in accordance with the Pari Passu Intercreditor Agreement and, thereafter, means such successor.

“Agreement” has the meaning assigned to such term in the recitals hereto.

“Applicable Agent” means the Applicable First Lien Agent (or, if the First-Priority Lien Obligations Termination Date has occurred, the Agent).

“Applicable First Lien Agent” has the meaning assigned to such term in the Senior Lien Intercreditor Agreement.

“Authorized Representative” has the meaning assigned to such term in the Pari Passu Intercreditor Agreement.

“Article 9 Collateral” has the meaning assigned to such term in Section 3.01.

“Borrower” has the meaning assigned to such term in the recitals of this Agreement.

“Collateral” means Article 9 Collateral and Pledged Collateral.

“Collateral Agent” means the party named as such in this Agreement until a successor replaces it in accordance with the Pari Passu Intercreditor Agreement and, thereafter, means such successor.

“Copyright License” means any written agreement, now or hereafter in effect, granting any right to any Pledgor under any Copyright now or hereafter owned by any third party, and all rights of any Pledgor under any such agreement (including any such rights that such Pledgor has the right to license).

“Copyrights” means all of the following now owned or hereafter acquired by any Pledgor (or, as required in the context of the definition of “Copyright License,” any third party licensor): (a) all copyright rights in any work subject to the copyright laws of the United States or any other country, whether as author, assignee, transferee or otherwise; and (b) all registrations and applications for registration of any such Copyright in the United States or any other country, including registrations, supplemental registrations and pending applications for registration in the United States Copyright Office, including those listed on Schedule III.

“Credit Agreement” has the meaning assigned to such term in the recitals of this Agreement.

“Credit Documents” means the Term Loan Documents, the Indenture Documents and the Other Second-Priority Lien Obligations Documents.

“Default” means a “Default” under and as defined in the Term Loan Agreement, the Indenture or any other Credit Document.

3

“Discharge” has the meaning assigned to such term in the Senior Lien Intercreditor Agreement.

“Event of Default” means an “Event of Default” under and as defined in the Term Loan Agreement, the Indenture or any other Credit Document.

“Excluded Assets” has the meaning assigned to such term in Section 3.01(a).

“Excluded Securities” means:

(a)               any Equity Interests or debt with respect to which, in the reasonable judgment of the Applicable Agent and the Borrower evidenced in writing, the cost or other consequences of pledging such Equity Interests or debt in favor of the Secured Parties under the Security Documents shall be excessive in view of the benefits to be obtained by the Secured Parties therefrom;

(b)              solely in the case of any pledge of Equity Interests of any FSHCO (in each case, that is owned directly by the Borrower or a Subsidiary Party) to secure the Obligations, any Equity Interest that is Voting Stock of such FSHCO in excess of 65% of the outstanding Equity Interests of such class (such percentages to be adjusted upon any change of law as may be required to avoid adverse U.S. federal income tax consequences to the Borrower or any Subsidiary);

(c)               any Equity Interests or debt to the extent the pledge thereof would be prohibited by any Requirement of Law;

(d)              any Equity Interests of any Subsidiary that is not a Wholly-Owned Subsidiary to the extent (A) that a pledge thereof to secure the Obligations is prohibited by any applicable organizational documents, joint venture agreement or shareholder agreement (other than customary non-assignment provisions which are ineffective under the Uniform Commercial Code or other applicable Requirements of Law), (B) any organizational documents, joint venture agreement or shareholder agreement prohibits such a pledge without the consent of any other party; provided that this clause (B) shall not apply if (1) such other party is a Credit Party or a Wholly-Owned Subsidiary or (2) consent has been obtained to consummate such pledge (it being understood that the foregoing shall not be deemed to obligate the Borrower or any Subsidiary to obtain any such consent)) and for so long as such organizational documents, joint venture agreement or shareholder agreement or replacement or renewal thereof is in effect, or (C) a pledge thereof to secure the Obligations would give any other party (other than a Credit Party or a Wholly-Owned Subsidiary) to any organizational documents, joint venture agreement or shareholder agreement governing such Equity Interests the right to terminate its obligations thereunder (other than customary non-assignment provisions that are ineffective under the Uniform Commercial Code or other applicable Requirement of Law);

(e)               any Equity Interests of (i) any Subsidiary that is not a Material Subsidiary and (ii) any Unrestricted Subsidiary;

(f)                 any Equity Interests of any Subsidiary of a Foreign Subsidiary;

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(g)              any Equity Interests of any Subsidiary to the extent that the pledge of such Equity Interests would result in material adverse tax consequences to the Borrower or any Subsidiary as reasonably determined by the Borrower in writing delivered to the Agent;

(h)              any Equity Interests or debt at any time that is not then subject to a Lien securing the First-Priority Lien Obligations at such time;

(i)             any of the issued and outstanding Equity Interests of any Foreign Subsidiary (the pledge of which is governed by the Pledge Agreement);

(j)                  any “Margin Stock”, as defined in Regulation U of the Board of Governors of the Federal Reserve System of the United States of America; and

(k)               any Equity Interests or securities of a Subsidiary to the extent excluded by the last paragraph of Section 2.01.

“Federal Securities Laws” has the meaning assigned to such term in Section 4.04.

“First-Priority Lien Obligations” has the meaning assigned to such term in the Senior Lien Intercreditor Agreement.

“First-Priority Lien Obligations Documents” has the meaning assigned to such term in the Senior Lien Intercreditor Agreement.

“First-Priority Lien Obligations Termination Date” means, subject to the Senior Lien Intercreditor Agreement, the date on which the Discharge of First-Priority Lien Obligations occurs; provided that if, at any time after the First-Priority Lien Obligations Termination Date, the Discharge of First-Priority Lien Obligations is deemed not to have occurred under the Senior Lien Intercreditor Agreement, the First-Priority Lien Obligations Termination Date shall automatically be deemed not to have occurred for all purposes of this Agreement (other than with respect to any actions taken prior to the date of incurrence and designation of any new First-Priority Lien Obligations as a result of the occurrence of such first Discharge of First-Priority Lien Obligations).

“Foreign Corporate Subsidiary” shall mean a Foreign Subsidiary that is treated as a corporation for U.S. federal income tax purposes.

“FSHCO” shall mean any direct or indirect Subsidiary that owns (directly or through Subsidiaries) no material assets other than the Equity Interests of one or more direct or indirect Foreign Corporate Subsidiaries.

“General Intangibles” means all “general intangibles” as defined in the New York UCC, including all choses in action and causes of action and all other intangible personal property of any Pledgor of every kind and nature (other than Accounts) now owned or hereafter acquired by any Pledgor, including corporate or other business records, indemnification claims, contract rights (including rights under leases, whether entered into as lessor or lessee, swap agreements and other agreements), Intellectual Property, goodwill, registrations, franchises and tax refund claims.

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“Holdings” has the meaning assigned to such term in the recitals hereto.

“Indemnitee” has the meaning assigned to such term in Section 5.06.

“Indenture” has the meaning assigned to such term in the recitals of this Agreement.

“Indenture Documents” means (a) the Indenture, the Notes, the Security Documents and this Agreement and (b) any other related documents or instruments executed and delivered pursuant to the Indenture or any Security Document, in each case, as such agreements, documents or instruments may be amended, restated, supplemented or otherwise modified from time to time.

“Indenture Obligations” means (a) the due and punctual payment by the Borrower of (i) the unpaid principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Notes, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (ii) all other monetary obligations of the Borrower to any of the Secured Parties under the Indenture and each of the other Indenture Documents, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual performance of all other obligations of the Borrower under or pursuant to the Indenture and each of the other Indenture Documents and (c) the due and punctual payment and performance of all the obligations of each other Pledgor under or pursuant to this Agreement and each of the other Indenture Documents; provided that Indenture Obligations shall not include fees or indemnifications in favor of third parties other than the Trustee and the holders of the Notes.

“Intellectual Property” means all intellectual and similar property of every kind and nature now owned or hereafter acquired by any Pledgor, including inventions, designs, Patents, Copyrights, Trademarks, Patent Licenses, Copyright Licenses, Trademark Licenses, trade secrets, domain names, confidential or proprietary technical and business information, know-how, show-how or other data or information and all related documentation.

“Material Subsidiary” means, at any date of determination, each Restricted Subsidiary of the Borrower that is not an Excluded Subsidiary pursuant to clause (f) of the definition of “Excluded Subsidiary” in the Term Loan Agreement.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Notes” has the meaning assigned to such term in the recitals of this Agreement.

“Obligations” means (a) the Indenture Obligations, (b) the Term Loan Obligations and (c) if any Other Second-Priority Lien Obligations are incurred, (1) the due and punctual payment by the Borrower of (i) the unpaid principal of and interest (including interest accruing

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during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) owing to any holder of Other Second-Priority Lien Obligations under any Other Second Priority Lien Obligations Documents, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (ii) all other monetary obligations of the Borrower to any holder of Other Second-Priority Lien Obligations under the Other Second Priority Lien Obligations Documents, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (2) the due and punctual performance of all other obligations of the Borrower under or pursuant to the Other Second Priority Lien Obligations Documents and (3) the due and punctual payment and performance of all the obligations of each other Pledgor under or pursuant to this Agreement and the Other Second Priority Lien Obligations Documents.

“Other Second-Priority Lien Obligations” means other Indebtedness of the Borrower and its Restricted Subsidiaries that is equally and ratably secured with the Term Loans and Notes as permitted by the Indenture Documents, the Term Loan Documents and any Other Second Priority Lien Obligations Documents in effect at the time such Indebtedness is incurred and is designated by the Borrower as an Other Second-Priority Lien Obligation in accordance with Section 5.17 hereof and the Pari Passu Intercreditor Agreement.

“Other Second-Priority Lien Obligations Documents” means any document or instrument executed and delivered with respect to any Other Second-Priority Lien Obligations, including the Security Documents and this Agreement, in each case, as such agreements, documents or instruments may be amended, restated, supplemented or otherwise modified from time to time.

“Other Second-Priority Lien Obligations Secured Party Joinder Agreement” means a Joinder Agreement (as defined in the Pari Passu Intercreditor Agreement) executed by the Authorized Representative of any holders of Other Second-Priority Lien Obligations pursuant to Section 5.17 and the Pari Passu Intercreditor Agreement.

“Pari Passu Intercreditor Agreement” has the meaning assigned to such term in the recitals of this Agreement.

“Patent License” means any written agreement, now or hereafter in effect, granting to any Pledgor any right to make, use or sell any invention covered by a Patent, now or hereafter owned by any third party (including any such rights that such Pledgor has the right to license).

“Patents” means all of the following now owned or hereafter acquired by any Pledgor (or, as required in the context of the definition of “Patent License,” any third party licensor): (a) all letters patent of the United States or the equivalent thereof in any other country, and all applications for letters patent of the United States or the equivalent thereof in any other country, including those listed on Schedule III, and (b) all reissues, continuations, divisions,

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continuations-in-part or extensions thereof, and the inventions disclosed or claimed therein, including the right to make, use and/or sell the inventions disclosed or claimed therein.

“Perfection Certificate” means a certificate substantially in the form of Exhibit II or another form reasonably acceptable to the Agent, completed and supplemented with the schedules and attachments contemplated thereby, and duly executed by an officer of the Borrower.

“Permitted Liens” means Liens that are not prohibited by the Term Loan Agreement, the Indenture or any Other Second-Priority Lien Obligations Document.

“Pledge Agreement” means the Pledge Agreement, dated [  ], 2012, by and among the Borrower, each Subsidiary of the Borrower identified therein and the Agent, as amended, restated, supplemented or otherwise modified from time to time.

“Pledged Collateral” has the meaning assigned to such term in Section 2.01.

“Pledged Debt Securities” has the meaning assigned to such term in Section 2.01.

“Pledged Securities” means any promissory notes, stock certificates or other certificated securities now or hereafter included in the Pledged Collateral, including all certificates, instruments or other documents representing or evidencing any Pledged Collateral.

“Pledged Stock” has the meaning assigned to such term in Section 2.01.

“Pledgor” shall mean the Borrower and each Subsidiary Party.

“RBL Facility Agent” has the meaning assigned to such term in the Senior Lien Intercreditor Agreement.

“RBL Priority Collateral” has the meaning assigned to such term in the Senior Lien Intercreditor Agreement.

“Secured Parties” means (a) the Collateral Agent, (b) each holder of a Note, (c) each Lender, (d) the beneficiaries of each indemnification obligation undertaken by any Pledgor under any Credit Documents, (e) the Trustee, (f) the Term Loan Agent, (g) the holders of any Other Second-Priority Lien Obligations and their Authorized Representative, provided that such Authorized Representative executes an Other Second-Priority Lien Obligations Secured Party Joinder Agreement, and (h) the successors and permitted assigns of each of the foregoing. When used in the phrase “the Applicable Agent, for the benefit of the Secured Parties” at any time when the Applicable First Lien Agent is the Applicable Agent, the term “Secured Parties” includes holders of the First-Priority Lien Obligations as well as the Persons described in first sentence of this definition.

“Security Documents” means this Agreement, the Pledge Agreement, any agreement pursuant to which assets are added to the Collateral or otherwise pledged or mortgaged to secure the Obligations and any other instruments or documents entered into and delivered in

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connection with any of the foregoing, as such agreements, instruments or documents may from time to time be amended, restated, supplemented or otherwise modified from time to time.

“Security Interest” has the meaning assigned to such term in Section 3.01.

“Senior Lien Intercreditor Agreement” has the meaning assigned to such term in the recitals of this Agreement.

“Subsidiary Party” has the meaning assigned to such term in the preliminary statement of this Agreement.

“Term Loan” has the meaning assigned to such term in the recitals of this Agreement.

“Term Loan Agent” has the meaning assigned to such term in the recitals of this Agreement.

“Term Loan Agreement” has the meaning assigned to such term in the recitals of this Agreement.

“Term Loan Documents” means (a) the Term Loan Agreement, the Notes (as defined in the Term Loan Agreement), the Security Documents and this Agreement and (b) any other related documents or instruments executed and delivered pursuant to the Term Loan Agreement or any Security Document, in each case, as such agreements, documents or instruments may be amended, restated, supplemented or otherwise modified from time to time.

“Term Loan Obligations” means (a) the due and punctual payment by the Borrower of (i) the unpaid principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Term Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (ii) all other monetary obligations of the Borrower to any of the Secured Parties under the Term Loan Agreement and each of the other Term Loan Documents, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual performance of all other obligations of the Borrower under or pursuant to the Term Loan Agreement and each of the other Term Loan Documents and (c) the due and punctual payment and performance of all the obligations of each other Pledgor under or pursuant to this Agreement and each of the other Term Loan Documents.

“Trademark License” means any written agreement, now or hereafter in effect, granting to any Pledgor any right to use any Trademark now or hereafter owned by any third party (including any such rights that such Pledgor has the right to license).

“Trademarks” means all of the following now owned or hereafter acquired by any Pledgor (or, as required in the context of the definition of “Trademark License,” any third party

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licensor): (a) all trademarks, service marks, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations thereof (if any), and all registration and recording applications filed in connection therewith, including registrations and registration applications in the United States Patent and Trademark Office or any similar offices in any State of the United States or any other country or any political subdivision thereof, and all renewals thereof, including those listed on Schedule III and (b) all goodwill associated therewith or symbolized thereby.

“Trustee” has the meaning assigned to such term in the recitals of this Agreement.

ARTICLE II.

Pledge of Securities

SECTION 2.01.                           Pledge. As security for the payment or performance, as the case may be, in full of the Obligations, each Pledgor hereby assigns and pledges to the Agent, its successors and permitted assigns, for the benefit of the Secured Parties, and hereby grants to the Agent, its successors and permitted assigns, for the benefit of the Secured Parties, a security interest in all of such Pledgor’s right, title and interest in, to and under (a) the Equity Interests in each Material Subsidiary that is a Domestic Subsidiary directly owned by it (which such Equity Interests constituting Pledged Stock as of the date hereof shall be listed on Schedule II) and any other Equity Interests in a Material Subsidiary that is a Domestic Subsidiary obtained in the future by such Pledgor and any certificates representing all such Equity Interests (collectively, the “Pledged Stock”); provided that the Pledged Stock shall not include any Excluded Securities; (b)(i) the debt securities currently issued to any Pledgor (which such debt securities constituting Pledged Debt Securities as of the date hereof shall be listed on Schedule II), (ii) any debt securities in the future issued to such Pledgor and (iii) the promissory notes and any other instruments, if any, evidencing such debt securities (collectively, the “Pledged Debt Securities”); provided that the Pledged Debt Securities shall not include any Excluded Securities; (c) subject to Section 2.06, all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other proceeds received in respect of, the securities referred to in clauses (a) and (b) above; (d) subject to Section 2.06, all rights and privileges of such Pledgor with respect to the securities and other property referred to in clauses (a), (b) and (c) above; and (e) all Proceeds of any of the foregoing (the items referred to in clauses (a) through (e) above being collectively referred to as the “Pledged Collateral”).

TO HAVE AND TO HOLD the Pledged Collateral, together with all right, title, interest, powers, privileges and preferences pertaining or incidental thereto, unto the Agent, its successors and permitted assigns, for the benefit of the Secured Parties, forever; subject, however, to the terms, covenants and conditions hereinafter set forth.

Notwithstanding the foregoing, in the event that Rule 3-10 or Rule 3-16 of Regulation S-X under the Securities Act of 1933, as amended (“Rule 3-10” or “Rule 3-16”, as applicable) requires or is amended, modified or interpreted by the Securities Exchange Commission (“SEC”) to require (or is replaced with another rule or regulation, or any other law, rule or regulation

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is adopted, which would require) the filing with the SEC (or any other Governmental Authority) of separate financial statements of any Subsidiary of the Borrower due to the fact that such Subsidiary’s Equity Interests or other securities secure Obligations, then the Equity Interests or other securities of such Subsidiary will automatically be deemed not to be part of the Collateral securing any of the Obligations (whether or not affected thereby) but only to the extent necessary to not be subject to such requirement and only for so long as required to not be subject to such requirement. In such event, this Agreement may be amended or modified, without the consent of any Secured Party, to the extent necessary to release the Lien in favor of the Agent on the Equity Interests or other securities that are so deemed to no longer constitute part of the Collateral for the Obligations. In the event that Rule 3-10 or Rule 3-16 is amended, modified or interpreted by the SEC to permit (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would permit) such Subsidiary’s Equity Interests or other securities to secure the Obligations in excess of the amount then pledged without the filing with the SEC (or any other Governmental Authority) of separate financial statements of such Subsidiary, then the Equity Interests or other securities of such Subsidiary will automatically be deemed to be a part of the Collateral for the Obligations (but only to the extent that will not result in such Subsidiary being subject to any such financial statement requirement). In such event, this Agreement may be amended or modified, without the consent of any Secured Party, to the extent necessary to subject to the Lien in favor of the Agent such additional Equity Interests or other securities, on the terms contemplated herein.

SECTION 2.02.                           Delivery of the Pledged Collateral.

(a)                                       Each Pledgor agrees promptly (and in any event within 45 days after the acquisition (or such longer time as the Applicable Agent shall permit in its reasonable discretion)) to deliver or cause to be delivered to the Applicable Agent, for the benefit of the Secured Parties, any and all Pledged Securities to the extent such Pledged Securities, in the case of promissory notes or other instruments evidencing Indebtedness, are required to be delivered pursuant to paragraph (b) of this Section 2.02.

(b)                                      Each Pledgor will cause any Indebtedness (other than Excluded Securities) (i) having an aggregate principal amount in excess of $15,000,000 or (ii) payable by the Borrower or any Subsidiary (other than intercompany Indebtedness having a term not exceeding 364 days and made in the ordinary course of business) to be evidenced by a duly executed promissory note that is pledged and delivered to the Applicable Agent, for the benefit of the Secured Parties, pursuant to the terms hereof. To the extent any such promissory note is a demand note, each Pledgor party thereto agrees, if requested by the Applicable Agent, to immediately demand payment thereunder upon an Event of Default specified under Section 7.01(a), (b), (f) or (g) of the Term Loan Agreement or under any equivalent provision of any other Credit Document.

(c)                                       Upon delivery to the Applicable Agent, (i) any Pledged Securities required to be delivered pursuant to the foregoing paragraphs (a) and (b) of this Section 2.02 shall be accompanied by stock powers or note powers, as applicable, duly executed in blank or other instruments of transfer reasonably satisfactory to the Applicable Agent and by such other instruments and documents as the Applicable Agent may reasonably request and (ii) all other property comprising part of the Pledged Collateral delivered pursuant to the terms of this Agreement shall be accompanied to the extent necessary to perfect the security interest in or allow realization on

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the Pledged Collateral by proper instruments of assignment duly executed by the applicable Pledgor and such other instruments or documents as the Applicable Agent may reasonably request. Each delivery of Pledged Securities shall be accompanied by a schedule describing the securities, which schedule shall be attached hereto as Schedule II (or a supplement to Schedule II, as applicable) and made a part hereof; provided that failure to attach any such schedule hereto shall not affect the validity of such pledge of such Pledged Securities. Each schedule so delivered shall supplement any prior schedules so delivered.

SECTION 2.03.                           Representations, Warranties and Covenants. Each Pledgor represents and warrants to, and covenants with, the Agent, for the benefit of the Secured Parties, that:

(a)                                       Schedule II correctly sets forth the percentage of the issued and outstanding shares of each class of the Equity Interests of the issuer thereof represented by such Pledged Stock and includes all debt securities and promissory notes or instruments evidencing Indebtedness required to be delivered pursuant to Section 2.02(b);

(b)                                      the Pledged Stock, to the best of each Pledgor’s knowledge, have been duly and validly authorized and issued by the issuers thereof and are fully paid and nonassessable;

(c)                                       except for the security interests granted hereunder (and those securing First-Priority Lien Obligations), each Pledgor (i) is and, subject to any transfers made in compliance with the Term Loan Agreement and each other Credit Document, will continue to be the direct owner, beneficially and of record, of the Pledged Securities indicated on Schedule II as owned by such Pledgor, (ii) holds the same free and clear of all Liens, other than Permitted Liens, (iii) will make no assignment, pledge, hypothecation or transfer of, or create or permit to exist any security interest in or other Lien on, the Pledged Collateral, other than pursuant to a transaction not prohibited by any Credit Document and other than Permitted Liens, and (iv) subject to the rights of such Pledgor under the Credit Documents to dispose of Pledged Collateral, will use commercially reasonable efforts to defend its title or interest thereto or therein against any and all Liens (other than Permitted Liens), however arising, of all persons;

(d)                                      other than as set forth in the Term Loan Agreement or the schedules thereto, in the other Credit Documents or in the First-Priority Lien Obligations Documents and except for restrictions and limitations imposed by the Credit Documents, the First-Priority Lien Obligations Documents or securities laws generally, the Pledged Collateral is and will continue to be freely transferable and assignable, and none of the Pledged Collateral is or will be subject to any option, right of first refusal, shareholders agreement, charter, by-law, memorandum of association or articles of association provisions or contractual restriction of any nature that might prohibit, impair, delay or otherwise affect the pledge of such Pledged Collateral hereunder, the sale or disposition thereof pursuant hereto or the exercise by the Agent of rights and remedies hereunder other than under applicable Requirements of Law;

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(e)                                       each Pledgor has the power and authority to pledge the Pledged Collateral pledged by it hereunder in the manner hereby done or contemplated;

(f)                                         other than as set forth in the Term Loan Agreement or the schedules thereto, in the other Credit Documents or in the First-Priority Lien Obligations Documents, no consent or approval of any Governmental Authority, any securities exchange or any other person was or is necessary to the validity of the pledge effected hereby (other than such as have been obtained and are in full force and effect);

(g)                                      by virtue of the execution and delivery by the Pledgors of this Agreement and the Senior Lien Intercreditor Agreement, when any Pledged Securities are delivered to the Applicable Agent, for the benefit of the Secured Parties, in accordance with this Agreement and the Senior Lien Intercreditor Agreement, and a financing statement in respect of the Pledged Securities is filed in the appropriate filing office, the Agent will obtain, for the benefit of the Secured Parties, a legal, valid and perfected (except for any Equity Interests with respect to which, in the reasonable judgment of the Applicable Agent and the Borrower evidenced in writing delivered to the Agent, the costs or other consequences of perfecting such a security interest are excessive in view of the benefits to be obtained by the Secured Parties therefrom) lien upon and security interest in such Pledged Securities, subject only to Permitted Liens, as security for the payment and performance of the Obligations; and

(h)                                      the pledge effected hereby is effective to vest in the Agent, for the benefit of the Secured Parties, the rights of the Agent in the Pledged Collateral as set forth herein.

SECTION 2.04.                           Certification of Limited Liability Company and Limited Partnership Interests.

(a)                                       Each interest in any limited liability company or limited partnership controlled by any Pledgor, pledged hereunder and represented by a certificate, shall be a “security” within the meaning of Article 8 of the New York UCC and shall be governed by Article 8 of the New York UCC, and each such interest shall at all times hereafter be represented by a certificate unless and until such interest is no longer such a “security” and the Pledgor complies with Section 2.04(b).

(b)                                      Each interest in any limited liability company or limited partnership controlled by a Pledgor, pledged hereunder and not represented by a certificate shall not be a “security” within the meaning of Article 8 of the New York UCC and shall not be governed by Article 8 of the New York UCC (or other applicable Uniform Commercial Code in effect in another jurisdiction), and the Pledgors shall at no time elect to treat any such interest as a “security” within the meaning of Article 8 of the New York UCC or issue any certificate representing such interest, unless promptly thereafter (and in any event within 30 days) the applicable Pledgor provides notification to the Applicable Agent of such election and delivers, as applicable, any such certificate to the Applicable Agent pursuant to the terms hereof.

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SECTION 2.05.                           Registration in Nominee Name; Denominations. If an Event of Default shall have occurred and be continuing, (a) the Applicable Agent, on behalf of the Secured Parties, shall have the right (in its sole and absolute discretion) to hold the Pledged Securities in its own name as pledgee or the name of its nominee (as pledgee or as sub-agent), or the name of the applicable Pledgor, endorsed or assigned in blank in favor of the Applicable Agent, and (b) each Pledgor will promptly give to the Applicable Agent copies of any notices or other communications received by it with respect to Pledged Securities registered in the name of such Pledgor. If an Event of Default shall have occurred and be continuing, the Applicable Agent shall have the right to exchange the certificates representing Pledged Securities for certificates of smaller or larger denominations for any purpose consistent with this Agreement. Each Pledgor shall use its commercially reasonable efforts to cause any Subsidiary that is not a party to this Agreement to comply with a request by the Applicable Agent, pursuant to this Section 2.05, to exchange certificates representing Pledged Securities of such Subsidiary for certificates of smaller or larger denominations.

SECTION 2.06.                           Voting Rights; Dividends and Interest, etc.

(a)                                      Unless and until an Event of Default shall have occurred and be continuing and the Applicable Agent shall have given notice to the relevant Pledgors of the Applicable Agent’s intention to exercise its rights hereunder:

(i)                                Each Pledgor shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged Collateral or any part thereof for any purpose consistent with the terms of this Agreement, the Term Loan Agreement and the other Credit Documents; provided that such rights and powers shall not be exercised in any manner that could be reasonably likely to materially and adversely affect the rights and remedies of any of the Agent or the other Secured Parties under this Agreement, the Term Loan Agreement or any other Credit Document or the ability of the Secured Parties to exercise the same.

(ii)                             The Agent shall promptly execute and deliver to each Pledgor, or cause to be executed and delivered to such Pledgor, all such proxies, powers of attorney and other instruments as such Pledgor may reasonably request for the purpose of enabling such Pledgor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to subparagraph (i) above.

(iii)                          Each Pledgor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Collateral to the extent and only to the extent that such dividends, interest, principal and other distributions are not prohibited by, and otherwise paid or distributed in accordance with, the terms and conditions of the Term Loan Agreement, the other Credit Documents, and applicable laws; provided that any noncash dividends, interest, principal or other distributions that would constitute Pledged Securities, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Securities or received in exchange for Pledged Securities or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become

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part of the Pledged Collateral, and, if received by any Pledgor, shall be promptly (and in any event within 45 days of their receipt (or such longer time as the Applicable Agent shall permit in its reasonable discretion)) delivered to the Applicable Agent, for the benefit of the Secured Parties, in the same form as so received (endorsed in a manner reasonably satisfactory to the Applicable Agent).

(b)                                 After the occurrence and during the continuance of an Event of Default and upon notice by the Applicable Agent to the relevant Pledgors of the Applicable Agent’s intention to exercise its rights hereunder, all rights of any Pledgor to dividends, interest, principal or other distributions that such Pledgor is authorized to receive pursuant to paragraph (a)(iii) of this Section 2.06 shall cease, and all such rights shall thereupon become vested, for the benefit of the Secured Parties, in the Applicable Agent, which shall have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions; provided that the Applicable Agent shall have the right from time to time following and during the continuance of an Event of Default to permit the Pledgors to receive and retain such amounts. All dividends, interest, principal or other distributions received by any Pledgor contrary to the provisions of this Section 2.06 shall not be commingled by such Pledgor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Applicable Agent, for the benefit of the Secured Parties, and shall be forthwith delivered to the Applicable Agent, for the benefit of the Secured Parties, in the same form as so received (endorsed in a manner reasonably satisfactory to the Applicable Agent). Any and all money and other property paid over to or received by the Applicable Agent pursuant to the provisions of this paragraph (b) shall be retained by the Applicable Agent in an account to be established by the Applicable Agent upon receipt of such money or other property and shall be applied in accordance with the provisions of Section 4.02. After all Events of Default have been cured or waived and the Borrower has delivered to the Applicable Agent a certificate to that effect, the Applicable Agent shall promptly repay to each Pledgor (without interest) all dividends, interest, principal or other distributions that such Pledgor would otherwise be permitted to retain pursuant to the terms of paragraph (a)(iii) of this Section 2.06 and that remain in such account.

(c)                                  Upon the occurrence and during the continuance of an Event of Default and after notice by the Applicable Agent to the relevant Pledgors of the Applicable Agent’s intention to exercise its rights hereunder, subject to applicable Requirements of Law, all rights of any Pledgor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section 2.06, and the obligations of the Applicable Agent under paragraph (a)(ii) of this Section 2.06, shall cease, and all such rights shall thereupon become vested in the Applicable Agent, for the benefit of the Secured Parties, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers; provided that the Applicable Agent shall have the right from time to time following and during the continuance of an Event of Default to permit the Pledgors to exercise such rights. After all Events of Default have been cured or waived and the Borrower has delivered to the Applicable Agent a certificate to that effect, all rights of any Pledgor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section 2.06, and the obligations of the Applicable Agent under paragraph (a)(ii) of this Section 2.06, shall in each case be reinstated.

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(d)                                 Any notice given by the Applicable Agent to the Pledgors suspending their rights under paragraph (a) of this Section 2.06 (i) shall be in writing, (ii) may be given to one or more of the Pledgors at the same or different times and (iii) may suspend the rights of the Pledgors under paragraph (a)(i) or paragraph (a)(iii) in part without suspending all such rights (as specified by the Applicable Agent in its sole and absolute discretion) and without waiving or otherwise affecting the Applicable Agent’s rights to give additional notices from time to time suspending other rights so long as an Event of Default has occurred and is continuing.

ARTICLE III.

Security Interests in Personal Property

SECTION 3.01.                           Security Interest.

(a)                                  As security for the payment or performance, as the case may be, in full of the Obligations, each Pledgor hereby assigns and pledges to the Agent, its successors and assigns, for the benefit of the Secured Parties, and hereby grants to the Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest (the “Security Interest”) in all right, title and interest in or to any and all of the following assets and properties now owned or at any time hereafter acquired by such Pledgor or in which such Pledgor now has or at any time in the future may acquire any right, title or interest (collectively, the “Article 9 Collateral”):

(i)	all Accounts;

(ii)	all Chattel Paper;

(iii)	all cash and Deposit Accounts;

(iv)	all Documents;

(v)	all Equipment;

(vi)	all Fixtures;

(vii)	all General Intangibles;

(viii)	Goods;

(ix)	all Instruments;

(x)	all Intellectual Property;

(xi)	all Inventory;

(xii)	all Investment Property other than the Pledged Collateral;

(xiii)	all Letters of Credit and Letter of Credit Rights;

(xiv)	all minerals, oil, gas and As-Extracted Collateral;

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 (xv)                              all books and records pertaining to the Article 9 Collateral; and

(xvi)                              substitutions, replacements, accessions, products and proceeds (including insurance proceeds, licenses, royalties, income, payments, claims, damages and proceeds of suit) and to the extent not otherwise included, all proceeds, Supporting Obligations and products of any and all of the foregoing and all collateral security and guarantees given by any person with respect to any of the foregoing.

Notwithstanding anything to the contrary in any Credit Documents, this Agreement shall not constitute a grant of a security interest in (and the Article 9 Collateral shall not include) and the other provisions of the Credit Documents with respect to Collateral need not be satisfied with respect to (a) motor vehicles or other assets subject to certificates of title and commercial tort claims, (b) any assets over which the granting of security interests in such assets would be prohibited by an enforceable contractual obligation binding on the assets that existed at the time of the acquisition thereof and was not created or made binding on the assets in contemplation or in connection with the acquisition of such assets (except in the case of assets owned on the Acquisition Date or acquired after the Acquisition Date with Indebtedness of the type permitted pursuant to Section 6.03(b)(iv) of the Term Loan Agreement and any equivalent provision in the Indenture), applicable law or regulation (in each case, except to the extent such prohibition is unenforceable after giving effect to applicable provisions of the Uniform Commercial Code, other than proceeds thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibitions) or to the extent that such security interests would require obtaining the consent of any governmental authority or would result in materially adverse tax consequences as reasonably determined by the Borrower in writing delivered to the Collateral Agent, (c) those assets with respect to which, in the reasonable judgment of the Applicable Agent and the Borrower, evidenced in writing delivered to the Agent, the costs or other consequences of obtaining or perfecting such a security interest are excessive in view of the benefits to be obtained by the Secured Parties therefrom, (d) any Letter of Credit Rights (other than to the extent a Lien thereon can be perfected by filing a customary financing statement), (e) any Excluded Securities, (f) any Pledgor’s right, title or interest in any license, contract or agreement to which such Pledgor is a party or any of its right, title or interest thereunder to the extent, but only to the extent, that such a grant would violate the terms of applicable law or of such license, contract or agreement, or result in a breach of the terms of, or constitute a default under, any such license, contract or agreement to which such Pledgor is a party (other than to the extent that any such term would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the New York UCC or any other applicable law or regulation (including Title 11 of the United States Code) or principles of equity); provided that, immediately upon the ineffectiveness, lapse or termination of any such provision, the Collateral shall include, and such Pledgor shall be deemed to have granted a security interest in, all such rights and interests as if such provision had never been in effect, (g) any equipment or other asset owned by any Pledgor that is subject to a purchase money lien or a Capitalized Lease Obligation, in each case, as permitted under the Term Loan Agreement and the Indenture and not prohibited by any other Credit Document, if the contract or other agreement in which such Lien is granted (or the documentation providing for such Capitalized Lease Obligation) prohibits or requires the consent of any person other than the Pledgors as a condition to the creation of any other security interest on such equipment or asset and, in each case, such prohibition or requirement is permitted by under Term Loan Agreement and the Indenture and not prohibited by any other Credit Document, (h) any

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foreign collateral or credit support with respect to such foreign collateral (other than any such assets pledged pursuant to the Pledge Agreement), (i) any real property (owned or leased) or oil and gas properties (owned or leased) other than the Mortgaged Properties, and (j) any asset at any time that is not then subject to a Lien securing First-Priority Lien Obligations at such time (the foregoing clauses (a) through (j), the “Excluded Assets”)(1). With respect to the Collateral, no control agreements or control arrangements will be required with respect to any Deposit Accounts, Securities Accounts, Commodity Contracts or any other asset, the perfection of a security interest in which specifically requires a control arrangement or control agreement (other than the delivery of Pledged Securities to the Applicable Agent to the extent required by Article II).

(b)                                 Each Pledgor hereby irrevocably authorizes the Agent at any time and from time to time to file in any relevant jurisdiction any initial financing statements (including fixture filings) with respect to the Article 9 Collateral or any part thereof and amendments thereto that contain the information required by Article 9 of the Uniform Commercial Code of each applicable jurisdiction for the filing of any financing statement or amendment, including (i) whether such Pledgor is an organization, the type of organization and any organizational identification number issued to such Pledgor, (ii) in the case of a financing statement filed as a fixture filing, a sufficient description of the real property to which such Article 9 Collateral relates and (iii) a description of collateral that describes such property in any other manner as the Agent may reasonably determine is necessary or advisable to ensure the perfection of the security interest in the Article 9 Collateral granted under this Agreement, including describing such property as “all assets” or “all property” or words of similar effect. Each Pledgor agrees to provide such information to the Agent promptly upon request.

The Agent is further authorized to file with the United States Patent and Trademark Office or United States Copyright Office (or any successor office or any similar office in any other country) such documents as may be necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing or protecting the Security Interest granted by each Pledgor, without the signature of any Pledgor, and naming any Pledgor or the Pledgors as debtors and the Agent as secured party.

(c)                                  The Security Interest is granted as security only and shall not subject the Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Pledgor with respect to or arising out of the Article 9 Collateral.

SECTION 3.02.                           Representations and Warranties. The Pledgors jointly and severally represent and warrant to the Agent and the Secured Parties as of the Acquisition Date that:

(a)                                  Each Pledgor has good and valid rights in and title to the Article 9 Collateral with respect to which it has purported to grant a Security Interest hereunder and has full power and authority to grant to the Agent the Security Interest in such Article 9 Collateral

(1)  Note to Cahill: Former clause (k) only applies to Term/Notes Priority Collateral.

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pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other person other than any consent or approval that has been obtained and is in full force and effect or has otherwise been disclosed herein, in the Term Loan Agreement and the Schedules thereto or in the First-Priority Lien Obligations Documents.

(b)                                 The Perfection Certificate has been duly prepared, completed and executed and the information set forth therein, including the exact legal name of each Pledgor, is correct and complete, in all material respects, as of the Acquisition Date. Uniform Commercial Code financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations containing a description of the Article 9 Collateral have been prepared by the Agent based upon the information provided to the Agent in the Perfection Certificate for filing in each governmental, municipal or other office specified in Schedule 7 to the Perfection Certificate (or specified by notice from the Borrower to the Agent after the Acquisition Date in the case of filings, recordings or registrations required by Section 6.16 of the Term Loan Agreement or any equivalent provision of each other Credit Document), and constitute all the filings, recordings and registrations (other than filings required to be made in the United States Patent and Trademark Office and the United States Copyright Office in order to perfect the Security Interest in Article 9 Collateral consisting of United States Patents, United States registered Trademarks and United States registered Copyrights) that are necessary to publish notice of and protect the validity of and to establish a legal, valid and perfected security interest in favor of the Agent (for the benefit of the Secured Parties) in respect of all Article 9 Collateral in which the Security Interest may be perfected by filing, recording or registration in the United States (or any political subdivision thereof) and its territories and possessions, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary in any such jurisdiction, except as provided under applicable law with respect to the filing of continuation statements or amendments. Each Pledgor represents and warrants that a fully executed agreement in the form hereof (or a short form hereof which form shall be reasonably acceptable to the Agent) containing a description of all Article 9 Collateral consisting of Intellectual Property with respect to registered United States Patents (and Patents for which registration applications are pending), registered United States Trademarks (and Trademarks for which registration applications are pending) and registered United States Copyrights (and Copyrights for which registration applications are pending) has been delivered to the Agent for recording with the United States Patent and Trademark Office and the United States Copyright Office pursuant to 35 U.S.C. § 261, 15 U.S.C. § 1060 or 17 U.S.C. § 205 and the regulations thereunder, as applicable, to protect the validity of and to establish a legal, valid and perfected security interest in favor of the Agent, for the benefit of the Secured Parties, in respect of all Article 9 Collateral consisting of such Intellectual Property in which a security interest may be perfected by recording with the United States Patent and Trademark Office and the United States Copyright Office, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary (other than such actions as are necessary to perfect the Security Interest with respect to any Article 9 Collateral consisting of Patents, Trademarks and Copyrights (or registration or application for registration thereof) acquired or developed after the Acquisition Date).

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(c)           The Security Interest constitutes (i) a legal and valid security interest in all the Article 9 Collateral securing the payment and performance of the Obligations, (ii) subject to the filings described in Section 3.02(b), a perfected security interest in all Article 9 Collateral in which a security interest may be perfected by filing, recording or registering a financing statement or analogous document in the United States (or any political subdivision thereof) and its territories and possessions pursuant to the Uniform Commercial Code or other applicable law in such jurisdictions and (iii) subject to Section 3.02(b), a security interest that shall be perfected in all Article 9 Collateral in which a security interest may be perfected upon the receipt and recording of this Agreement (or a short form hereof) with the United States Patent and Trademark Office and the United States Copyright Office, as applicable. The Security Interest is and shall be a second priority security interest, prior to any other Lien on any of the Article 9 Collateral, other than Liens in respect of the First-Priority Lien Obligations and any other Permitted Liens.

(d)           The Article 9 Collateral is owned by the Pledgors free and clear of any Lien, other than Permitted Liens. None of the Pledgors has filed or consented to the filing of (i) any financing statement or analogous document under the Uniform Commercial Code or any other applicable laws covering any Article 9 Collateral, (ii) any assignment in which any Pledgor assigns any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with the United States Patent and Trademark Office or the United States Copyright Office or (iii) any assignment in which any Pledgor assigns any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with any foreign governmental, municipal or other office, which financing statement or analogous document, assignment, security agreement or similar instrument is still in effect, except, in each case, for Permitted Liens.

(e)           Except as set forth in the Perfection Certificate, as of the Acquisition Date, all Accounts owned by the Pledgors have been originated by the Pledgors and all Inventory owned by the Pledgors has been acquired by the Pledgors in the ordinary course of business.

SECTION 3.03.              Covenants.

(a)           Each Pledgor agrees promptly (and in any event within 10 days thereof, or such longer period of time as may be agreed by the Applicable Agent) to notify the Agent in writing of any change (i) in its legal name, (ii) in its identity or type of organization or corporate structure, (iii) in its Federal Taxpayer Identification Number or organizational identification number or (iv) in its jurisdiction of organization. Each Pledgor agrees promptly to provide the Agent with certified organizational documents reflecting any of the changes described in the immediately preceding sentence. Each Pledgor agrees that if it effects or permits any change referred to in the first sentence of this paragraph (a) it will ensure that all filings have been made, or will have been made within any applicable statutory period, under the Uniform Commercial Code or otherwise that are required in order for the Agent at all times following such change to have a valid, legal and perfected second priority security interest (subject to Permitted Liens) in all the Article 9 Collateral, for the benefit of the Secured Parties. Each Pledgor agrees promptly to notify the Agent if any material portion of the Article 9 Collateral owned or held by such Pledgor is damaged or destroyed.

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(b)           Subject to the rights of such Pledgor under the Credit Documents to dispose of Collateral, each Pledgor shall, at its own expense, use commercially reasonable efforts to defend title to the Article 9 Collateral against all persons and to defend the Security Interest of the Agent, for the benefit of the Secured Parties, in the Article 9 Collateral and the priority thereof against any Lien that is not a Permitted Lien.

(c)           Each Pledgor agrees, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions as may be necessary or as the Agent may from time to time reasonably request to better assure, preserve, protect and perfect the Security Interest and the rights and remedies created hereby, including the payment of any fees and taxes required in connection with the execution and delivery of this Agreement and the granting of the Security Interest and the filing of any financing statements (including fixture filings) or other documents in connection herewith or therewith.

Without limiting the generality of the foregoing, each Pledgor hereby authorizes the Agent, with prompt notice thereof to the Pledgors, to supplement this Agreement by supplementing Schedule III or adding additional schedules hereto to specifically identify any asset or item that may constitute Copyrights, Patents, Trademarks, Copyright Licenses, Patent Licenses or Trademark Licenses; provided that any Pledgor shall have the right, exercisable within 90 days after it has been notified by the Agent of the specific identification of such Collateral, to advise the Agent in writing of any inaccuracy of the representations and warranties made by such Pledgor hereunder with respect to such Article 9 Collateral. Each Pledgor agrees that it will use its commercially reasonable efforts to take such action as shall be necessary in order that all representations and warranties hereunder shall be true and correct with respect to such Article 9 Collateral within 90 days after the date it has been notified by the Agent of the specific identification of such Article 9 Collateral.

(d)           (i) Following the First-Priority Lien Obligations Termination Date, and subject to the Senior Lien Intercreditor Agreement, after the occurrence of an Event of Default and during the continuance thereof, the Agent shall have the right to verify under reasonable procedures the validity, amount, quality, quantity, value, condition and status of, or any other matter relating to, the Article 9 Collateral, including, in the case of Accounts or Article 9 Collateral in the possession of any third person, by contacting Account Debtors or the third person possessing such Article 9 Collateral for the purpose of making such a verification and each Pledgor shall furnish all such assistance and information as Agent may reasonably request in connection with any such verification. The Agent shall have the right to share any information it gains from such inspection or verification with any Secured Party.

(ii)           The Applicable Agent hereby authorizes each Pledgor to collect such Pledgor’s Accounts and the Applicable Agent may curtail or terminate said authority at any time after written notice is provided by the Applicable Agent to such Pledgor after the occurrence and during the continuance of an Event of Default.

(iii)          At the Applicable Agent’s written request at any time after the occurrence and during the continuance of an Event of Default, each Pledgor shall deliver to the Applicable Agent all original and other documents evidencing, and

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relating to, the agreements and transactions which gave rise to the Accounts, including all original orders, invoices and shipping receipts.

(e)           Following the First-Priority Lien Obligations Termination Date, and subject to the Senior Lien Intercreditor Agreement, at its option, the Agent may discharge any past due taxes, assessments, charges, fees, Liens, security interests or other encumbrances at any time levied or placed on the Article 9 Collateral and that is not a Permitted Lien, and may pay for the maintenance and preservation of the Article 9 Collateral to the extent any Pledgor fails to do so as required by the Term Loan Agreement, this Agreement or any other Credit Document, and each Pledgor jointly and severally agrees to reimburse the Agent on demand for any reasonable payment made or any reasonable expense incurred by the Agent pursuant to the foregoing authorization; provided, however, that nothing in this Section 3.03(e) shall be interpreted as excusing any Pledgor from the performance of, or imposing any obligation on the Agent or any Secured Party to cure or perform, any covenants or other promises of any Pledgor with respect to taxes, assessments, charges, fees, Liens, security interests or other encumbrances and maintenance as set forth herein or in the other Credit Documents.

(f)            Each Pledgor (rather than the Agent or any Secured Party) shall remain liable for the observance and performance of all the conditions and obligations to be observed and performed by it under each contract, agreement or instrument relating to the Article 9 Collateral and each Pledgor jointly and severally agrees to indemnify and hold harmless the Agent and the Secured Parties from and against any and all liability for such performance.

(g)           None of the Pledgors shall make or permit to be made an assignment, pledge or hypothecation of the Article 9 Collateral or shall grant any other Lien in respect of the Article 9 Collateral, except as not prohibited by any Credit Document. None of the Pledgors shall make or permit to be made any transfer of the Article 9 Collateral, except as not prohibited by any Credit Document. Notwithstanding the foregoing, if the Applicable Agent shall have notified the Grantors that an Event of Default under Section 7.01(a), (b), (f) or (g) of the Term Loan Agreement or any equivalent provision of any other Credit Document shall have occurred and be continuing, and during the continuance thereof, the Pledgors shall not sell, convey, lease, assign, transfer or otherwise dispose of any Article 9 Collateral to the extent requested by the Applicable Agent (which notice may be given by telephone if promptly confirmed in writing).

(h)           None of the Pledgors will, without the Applicable Agent’s prior written consent (which consent shall not be unreasonably withheld), grant any extension of the time of payment of any Accounts included in the Article 9 Collateral, compromise, compound or settle the same for less than the full amount thereof, release, wholly or partly, any person liable for the payment thereof or allow any credit or discount whatsoever thereon, other than extensions, credits, discounts, compromises or settlements granted or made in the ordinary course of business and consistent with prudent business practices, except as not prohibited by the Credit Documents.

(i)            Each Pledgor irrevocably makes, constitutes and appoints the Applicable Agent (and all officers, employees or agents designated by the Applicable Agent) as such Pledgor’ s true and lawful agent (and attorney-in-fact) for the purpose, during the continuance of an Event of Default, of making, settling and adjusting claims in respect of Article 9 Collateral under

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policies of insurance, endorsing the name of such Pledgor on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto. In the event that any Pledgor at any time or times shall fail to obtain or maintain any of the policies of insurance required by the Credit Documents or to pay any premium in whole or part relating thereto, the Applicable Agent may, without waiving or releasing any obligation or liability of the Pledgors hereunder or any Event of Default, in its sole discretion, obtain and maintain such policies of insurance and pay such premium and take any other actions with respect thereto as the Applicable Agent reasonably deems advisable. All sums disbursed by the Applicable Agent in connection with this Section 3.03(i), including reasonable attorneys’ fees, court costs, expenses and other charges relating thereto, shall be payable, upon demand, by the Pledgors to the Applicable Agent and shall be additional Obligations secured hereby.

SECTION 3.04.              Other Actions.  In order to further ensure the attachment, perfection and priority of, and the ability of the Agent to enforce, for the benefit of the Secured Parties, the Agent’s security interest in the Article 9 Collateral, each Pledgor agrees, in each case at such Pledgor’s own expense, to take the following actions with respect to the following Article 9 Collateral:

(a)           Instruments and Tangible Chattel Paper.  If any Pledgor shall at any time own or acquire any Instruments or Tangible Chattel Paper evidencing an amount in excess of $15,000,000, such Pledgor shall promptly (and in any event within 30 days of its acquisition) notify the Applicable Agent and promptly endorse, assign and deliver the same to the Applicable Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Applicable Agent may from time to time reasonably request.

SECTION 3.05.              Covenants Regarding Patent, Trademark and Copyright Collateral. Except as not prohibited by any Credit Documents:

(a)           Each Pledgor agrees that it will not knowingly do any act or omit to do any act (and will exercise commercially reasonable efforts to prevent its licensees from doing any act or omitting to do any act) whereby any Patent material to the normal conduct of such Pledgor’s business may become prematurely invalidated or dedicated to the public, and agrees that it shall take commercially reasonable steps with respect to any material products covered by any such Patent as necessary and sufficient to establish and preserve its rights under applicable patent laws.

(b)           Each Pledgor will, and will use its commercially reasonable efforts to cause its licensees or its sublicensees to, for each Trademark material to the normal conduct of such Pledgor’s business, (i) maintain such Trademark in full force free from any adjudication of abandonment or invalidity for non-use, (ii) maintain the quality of products and services offered under such Trademark, (iii) display such Trademark with notice of federal or foreign registration or claim of trademark or service mark as required under applicable law and (iv) not knowingly use or knowingly permit its licensees’ use of such Trademark in violation of any third-party rights.

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(c)           Each Pledgor will, and will use its commercially reasonable efforts to cause its licensees or its sublicensees to, for each work covered by a material Copyright necessary to the normal conduct of such Pledgor’s business that it publishes, displays and distributes, use copyright notice as required under applicable copyright laws.

(d)           Each Pledgor shall notify the Applicable Agent promptly if it knows that any Patent, Trademark or Copyright material to the normal conduct of such Pledgor’s business may imminently become prematurely abandoned, lost or dedicated to the public, or of any materially adverse determination or development, excluding office actions and similar determinations or developments, in the United States Patent and Trademark Office, United States Copyright Office, any court or any similar office of any country, regarding such Pledgor’s ownership of any such material Patent, Trademark or Copyright or its right to register or to maintain the same.

(e)           Each Pledgor, either itself or through any agent, employee, licensee or designee, shall (i) inform the Agent on an annual basis on or about the time of delivery of financial statements for such year (commencing with the financial statements for the fiscal year ended December 31, 2012) of each application by itself, or through any agent, employee, licensee or designee, for any Patent with the United States Patent and Trademark Office and each registration of any Trademark or Copyright with the United States Patent and Trademark Office, the United States Copyright Office or any comparable office or agency in any other country filed during the preceding twelve-month period, and (ii) upon the reasonable request of the Agent, execute and deliver any and all agreements, instruments, documents and papers as the Agent may reasonably request to evidence the Agent’s security interest in such Patent, Trademark or Copyright.

(f)            Each Pledgor shall exercise its reasonable business judgment consistent with the practice in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office or any comparable office or agency in any other country with respect to maintaining and pursuing each material application relating to any Patent, Trademark and/or Copyright (and obtaining the relevant grant or registration) material to the normal conduct of such Pledgor’s business and to maintain (i) each issued Patent and (ii) the registrations of each Trademark and each Copyright that is material to the normal conduct of such Pledgor’s business, including, when applicable and necessary in such Pledgor’s reasonable business judgment, timely filings of applications for renewal, affidavits of use, affidavits of incontestability and payment of maintenance fees, and, if any Pledgor believes necessary in its reasonable business judgment, to initiate opposition, interference and cancellation proceedings against third parties.

(g)           In the event that any Pledgor knows or has reason to know that any Article 9 Collateral consisting of a Patent, Trademark or Copyright material to the normal conduct of its business has been materially infringed, misappropriated or diluted by a third party, such Pledgor shall promptly notify the Applicable Agent and shall, if such Pledgor deems it necessary in its reasonable business judgment, promptly sue and recover any and all damages, and take such other actions as are reasonably appropriate under the circumstances.

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(h)           Upon and during the continuance of an Event of Default, at the request of the Applicable Agent, each Pledgor shall use commercially reasonable efforts to obtain all requisite consents or approvals from the licensor under each Copyright License, Patent License or Trademark License to effect the assignment of all such Pledgor’s right, title and interest thereunder to (in the Applicable Agent’s sole discretion) the designee of the Applicable Agent or the Applicable Agent.

ARTICLE IV.

Remedies

SECTION 4.01.              Remedies upon Default.  Subject to the Senior Lien Intercreditor Agreement, the Pari Passu Intercreditor Agreement and applicable Requirements of Law, upon the occurrence and during the continuance of an Event of Default, each Pledgor agrees to deliver each item of Collateral to the Applicable Agent on demand, and it is agreed that the Applicable Agent shall have the right to take any of or all the following actions at the same or different times: (a) with respect to any Article 9 Collateral consisting of Intellectual Property, on demand, to cause the Security Interest to become an assignment, transfer and conveyance of any of or all such Article 9 Collateral by the applicable Pledgors to the Applicable Agent or to license or sub-license, whether general, special or otherwise, and whether on an exclusive or a nonexclusive basis, any such Article 9 Collateral throughout the world on such terms and conditions and in such manner as the Applicable Agent shall determine (other than in violation of any then-existing licensing arrangements to the extent that waivers thereunder cannot be obtained) and (b) with or without legal process and with or without prior notice or demand for performance, to take possession of the Article 9 Collateral and without liability for trespass to the applicable Pledgor to enter any premises where the Article 9 Collateral may be located for the purpose of taking possession of or removing the Article 9 Collateral and, generally, to exercise any and all rights afforded to a secured party under the applicable Uniform Commercial Code or other applicable law. Without limiting the generality of the foregoing, each Pledgor agrees that the Agent shall have the right, subject to the requirements of applicable law and subject to the terms and conditions of the Senior Lien Intercreditor Agreement and the Pari Passu Intercreditor Agreement, to sell or otherwise dispose of all or any part of the Collateral at a public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Agent shall deem appropriate. The Agent shall be authorized in connection with any sale of a security (if it deems it advisable to do so) pursuant to the foregoing to restrict the prospective bidders or purchasers to persons who represent and agree that they are purchasing such security for their own account, for investment, and not with a view to the distribution or sale thereof. Upon consummation of any such sale of Collateral pursuant to this Section 4.01, the Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each such purchaser at any such sale shall hold the property sold absolutely, free from any claim or right on the part of any Pledgor, and each Pledgor hereby waives and releases (to the extent permitted by law) all rights of redemption, stay, valuation and appraisal that such Pledgor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.

The Agent shall give the applicable Pledgors 10 days’ written notice (which each Pledgor agrees is reasonable notice within the meaning of Section 9-611 of the New York UCC

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or its equivalent in other jurisdictions) of the Agent’s intention to make any sale of Collateral. At any such sale, the Collateral, or the portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Agent may (in its sole and absolute discretion) determine.  The Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In the case of any sale of all or any part of the Collateral made on credit or for future delivery, the Collateral so sold may be retained by the Agent until the sale price is paid by the purchaser or purchasers thereof, but the Agent shall not incur any liability in the event that any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in the case of any such failure, such Collateral may be sold again upon notice given in accordance with provisions above. At any public (or, to the extent permitted by law, private) sale made pursuant to this Section 4.01, any Secured Party may bid for or purchase for cash, free (to the extent permitted by law) from any right of redemption, stay, valuation or appraisal on the part of any Pledgor (all such rights being also hereby waived and released to the extent permitted by law), the Collateral or any part thereof offered for sale and such Secured Party may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to any Pledgor therefor. For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Agent shall be free to carry out such sale pursuant to such agreement and no Pledgor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Obligations paid in full. As an alternative to exercising the power of sale herein conferred upon it, the Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver. To the extent provided in this Section 4.01, any sale that complies with such provisions shall be deemed to conform to the commercially reasonable standards as provided in Section 9-610(b) of the New York UCC or its equivalent in other jurisdictions.

SECTION 4.02.              Application of Proceeds.  Subject to the terms of the Senior Lien Intercreditor Agreement and Pari Passu Intercreditor Agreement, upon the occurrence and during the continuance of an Event of Default, the Agent shall promptly apply the proceeds, moneys or balances of any collection or sale of Collateral, as well as any Collateral consisting of cash, in accordance with Section 2.01 of the Pari Passu Intercreditor Agreement.

The Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement. Upon the request of the Agent prior to any distribution under this Section 4.02, each Authorized Representative shall provide to the Agent certificates, in form and substance reasonably satisfactory to the Agent, setting forth the respective amounts referred to in this Section 4.02, that each applicable Secured Party or their Authorized Representative believes it is entitled to receive, and the Agent shall be fully entitled to rely on such certificates. Upon any sale of Collateral by the Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the purchase money by the Agent or of the officer making the sale shall be a sufficient discharge to the

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purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Agent or such officer or be answerable in any way for the misapplication thereof.

SECTION 4.03.              Grant of License to Use Intellectual Property.  For the purpose of enabling the Agent to exercise rights and remedies under this Agreement at such time as the Agent shall be lawfully entitled to exercise such rights and remedies, each Pledgor grants (such grant effective solely after the occurrence and during the continuance of an Event of Default) to (in the Agent’s sole discretion) a designee of the Applicable Agent or the Agent, for the benefit of the Secured Parties, an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to any Pledgor) to use, license or sublicense any of the Article 9 Collateral consisting of Intellectual Property now owned or hereafter acquired by such Pledgor, wherever the same may be located, and including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof, the right to prosecute and maintain all Intellectual Property and the right to sue for past infringement of the Intellectual Property; provided, however, that nothing in this Section 4.03 shall require Pledgors to grant any license that is prohibited by any rule of law, statute or regulation, or is prohibited by, or constitutes a breach or default under or results in the termination of, any contract, license, instrument or other agreement with an unaffiliated third party, to the extent not prohibited by the Credit Documents, with respect to such Intellectual Property Collateral; and provided, further, that such licenses to be granted hereunder with respect to Trademarks shall be subject to the maintenance of quality standards with respect to the goods and services on which such Trademarks are used sufficient to preserve the validity of such Trademarks. For the avoidance of doubt, the use of such license by the Agent may be exercised, at the option of the Agent, only during the continuation of an Event of Default after the First-Priority Lien Obligations Termination Date. Furthermore, each Pledgor hereby grants to the Applicable Agent an absolute power of attorney to sign, upon the occurrence and during the continuance of any Event of Default, any document which may be required by the United States Copyright Office or the United States Patent and Trademark Office or any state office in order to effect an absolute assignment of all right, title and interest in each Patent, Trademark or Copyright, and to record the same.

SECTION 4.04.              Securities Act, etc.  In view of the position of the Pledgors in relation to the Pledged Collateral, or because of other current or future circumstances, a question may arise under the Securities Act of 1933, as now or hereafter in effect, or any similar federal statute hereafter enacted analogous in purpose or effect (such Act and any such similar statute as from time to time in effect being called the “Federal Securities Laws”) with respect to any disposition of the Pledged Collateral permitted hereunder. Each Pledgor understands that compliance with the Federal Securities Laws might very strictly limit the course of conduct of the Applicable Agent if the Applicable Agent were to attempt to dispose of all or any part of the Pledged Collateral, and might also limit the extent to which or the manner in which any subsequent transferee of any Pledged Collateral could dispose of the same. Similarly, there may be other legal restrictions or limitations affecting the Applicable Agent in any attempt to dispose of all or part of the Pledged Collateral under applicable Blue Sky or other state securities laws or similar laws analogous in purpose or effect. Each Pledgor acknowledges and agrees that in light of such restrictions and limitations, the Applicable Agent, in its sole and absolute discretion, (a) may proceed to make such a sale whether or not a registration statement for the purpose of registering

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such Pledged Collateral or part thereof shall have been filed under the Federal Securities Laws or, to the extent applicable, Blue Sky or other state securities laws and (b) may approach and negotiate with a single potential purchaser to effect such sale. Each Pledgor acknowledges and agrees that any such sale might result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions. In the event of any such sale, the Applicable Agent shall incur no responsibility or liability for selling all or any part of the Pledged Collateral at a price that the Applicable Agent, in its sole and absolute discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid or if more than a single purchaser were approached. The provisions of this Section 4.04 will apply notwithstanding the existence of a public or private market upon which the quotations or sales prices may exceed substantially the price at which the Applicable Agent sells.

ARTICLE V.

Miscellaneous

SECTION 5.01.              Notices.  All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 9.02 of the Term Loan Agreement (whether or not then in effect), as such address may be changed by written notice to the Agent and the Borrower. All communications and notices hereunder to any Pledgor shall be given to it in care of the Borrower, with such notice to be given as provided in Section 9.02 of the Term Loan Agreement (whether or not then in effect).

SECTION 5.02.              Security Interest Absolute.  All rights of the Agent hereunder, the Security Interest, the security interest in the Pledged Collateral and all obligations of each Pledgor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Term Loan Agreement, any other Credit Document, any agreement with respect to any of the Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the Term Loan Agreement, any other Credit Document, or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Obligations or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Pledgor in respect of the Obligations or this Agreement (other than a defense of payment or performance).

SECTION 5.03.              Limitation by Law.  All rights, remedies and powers provided in this Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable Requirements of Law, and all the provisions of this Agreement are intended to be subject to all applicable Requirements of Law that may be controlling and to be limited to the extent necessary so that they shall not render this Agreement invalid, unenforceable, in whole or in part, or not entitled to be recorded, registered or filed under the provisions of any applicable law or regulation.

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SECTION 5.04.              Binding Effect; Several Agreement.  This Agreement shall become effective as to any party to this Agreement when a counterpart hereof executed on behalf of such party shall have been delivered to the Agent and a counterpart hereof shall have been executed on behalf of the Agent, and thereafter shall be binding upon such party and the Agent and their respective permitted successors and assigns, and shall inure to the benefit of such party, the Agent and the other Secured Parties and their respective permitted successors and assigns, except that no party shall have the right to assign or transfer its rights or obligations hereunder or any interest herein or in the Collateral (and any such assignment or transfer shall be void) except as not prohibited by this Agreement, the Term Loan Agreement or any other Credit Document. This Agreement shall be construed as a separate agreement with respect to each party and may be amended, modified, supplemented, waived or released in accordance with Section 5.09.

SECTION 5.05.              Successors and Assigns.  Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Pledgor or the Agent that are contained in this Agreement shall bind and inure to the benefit of their respective permitted successors and assigns. The Agent hereunder shall at all times be the same person that is the “Second Lien Agent” under the Pan Passu Intercreditor Agreement. Written notice of resignation by the “Second Lien Agent” pursuant to the Pari Passu Intercreditor Agreement shall also constitute notice of resignation as the Agent under this Agreement. Upon the acceptance of any appointment as the “Second Lien Agent” under the Pari Passu Intercreditor Agreement by a successor “Second Lien Agent”, that successor “Second Lien Agent” shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent pursuant hereto.

SECTION 5.06.              Agent’s Fees and Expenses; Indemnification.

(a)           The parties hereto agree that the Agent shall be entitled to reimbursement of its expenses incurred hereunder as provided in Section 9.05 of the Term Loan Agreement, and any equivalent provision of any other Credit Document and the Pari Passu Intercreditor Agreement.

(b)           Without limitation of its indemnification obligations under the other Credit Documents, each Pledgor jointly and severally agrees to indemnify the Agent, the Term Loan Agent, the Trustee and each Affiliate of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements (limited to not more than one counsel, plus, if necessary, one local counsel per jurisdiction) (except the allocated costs of in-house counsels), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of, (i) the execution or delivery of this Agreement or any other Credit Document or any agreement or instrument contemplated hereby or thereby the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the transactions contemplated hereby (including in connection with the appointment of any successor Agent in accordance with the applicable Credit Documents and in connection with any filings, registrations or any other actions to be taken to reflect the security interest of such successor Agent), (ii) the use of proceeds of the Term Loans, the Notes or any Other Second-Priority Lien Obligations or (iii) any claim, litigation, investigation

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or proceeding relating to any of the foregoing, or to the Collateral, whether or not any Indemnitee is a party thereto and regardless of whether such matter is initiated by a third party or any Pledgor; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses have resulted from the gross negligence, bad faith or willful misconduct of the party to be indemnified or any of its Related Parties as determined by a final non-appealable judgment of a court of competent jurisdiction.

(c)           Any such amounts payable as provided hereunder shall be additional Obligations secured hereby and by the other Security Documents. The provisions of this Section 5.06 shall remain operative and in full force and effect regardless of the termination of this Agreement or any other Credit Document, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Credit Document, or any investigation made by or on behalf of the Agent or any other Secured Party. All amounts due under this Section 5.06 shall be payable within fifteen days of written demand therefor.

SECTION 5.07.              Agent Appointed Attorney-in-Fact.  Subject to the terms of the Senior Lien Intercreditor Agreement and Pari Passu Intercreditor Agreement, each Pledgor hereby appoints the Agent the attorney-in-fact of such Pledgor for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Agent may deem necessary or advisable to accomplish the purposes hereof, which appointment is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, subject to applicable Requirements of Law and the Senior Lien Intercreditor Agreement, the Agent shall have the right, upon the occurrence and during the continuance of an Event of Default, with full power of substitution either in the Agent’s name or in the name of such Pledgor, (a) to receive, endorse, assign or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof, (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral; (c) to ask for, demand, sue for, collect, receive and give acquittance for any and all moneys due or to become due under and by virtue of any Collateral; (d) to sign the name of any Pledgor on any invoice or bill of lading relating to any of the Collateral; (e) to send verifications of Accounts to any Account Debtor; (f) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral; (g) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral; (h) to notify, or to require any Pledgor to notify, Account Debtors to make payment directly to the Agent; and (i) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement, as fully and completely as though the Agent were the absolute owner of the Collateral for all purposes; provided that nothing herein contained shall be construed as requiring or obligating the Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby. The Agent and the other Secured Parties shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor their

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officers, directors, employees or agents shall be responsible to any Pledgor for any act or failure to act hereunder, except for their own or their Related Parties’ gross negligence or willful misconduct.

SECTION 5.08.              GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 5.09.              Waivers; Amendment.

(a)           No failure or delay by the Agent, any Lender or any other Secured Party in exercising any right, power or remedy hereunder or under any other Credit Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy, or any abandonment or discontinuance of steps to enforce such a right, power or remedy, preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The rights, powers and remedies of the Agent, the Lenders or any other Secured Party hereunder and under the other Credit Documents are cumulative and are not exclusive of any rights, powers or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Credit Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 5.09, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances.

(b)           Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Agent and the Credit Party or Credit Parties with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 9.01 of the Term Loan Agreement, Article IX of the Indenture and any equivalent provision in each applicable other Credit Document and except as otherwise provided in the Senior Lien Intercreditor Agreement and Pari Passu Intercreditor Agreement. The Agent may conclusively rely on a certificate of an officer of the Borrower as to whether any amendment contemplated by this Section 5.09(b) is permitted.

(c)           For the purpose of Section 5.09(b) above, the Agent shall be entitled to rely upon (i) written confirmation from the agent managing the solicitation of consents, provided by the Trustee, as to the receipt of valid consents from the Holders of at least a majority in aggregate principal amount of all outstanding Notes to amend this Agreement (or two-thirds in aggregate principal amount of all outstanding Notes if required by the Indenture), and (ii) any document believed by it to be genuine and to have been signed or presented by the proper person and the Agent need not investigate any fact or matter stated in the document. At any time that the Borrower desires that this Agreement be amended as provided in Section 5.09(b) above, the Borrower shall deliver to the Agent a certificate signed by an officer of the Borrower stating that the amendment of this Agreement is permitted pursuant to Section 5.09(b) above. If requested by the Agent (although the Agent shall have no obligation to make any such request), the Borrower shall furnish to the Agent copies of officers’ certificates and legal opinions delivered to the Trustee in connection with any amendment to the Indenture affecting the operation of this Section

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5.09. The Agent shall not be liable for any action it takes or omits to take in good faith in reliance on such certificates or opinions.

SECTION 5.10.              Severability.  In the event any one or more of the provisions contained in this Agreement or in any other Credit Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 5.11.              Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract, and shall become effective as provided in Section 5.04. Delivery of an executed counterpart to this Agreement by facsimile or electronic transmission shall be as effective as delivery of a manually signed original.

SECTION 5.12.              Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 5.13.              Termination or Release.

(a)           Subject to any applicable terms of the Pari Passu Intercreditor Agreement, this Agreement, the pledges made herein and all other security interests granted hereby, and all other Security Documents securing the Obligations, shall automatically terminate and/or be released all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the applicable Pledgors, upon the Discharge of First-Priority Lien Obligations and the concurrent release of all other Liens on the collateral (except cash collateral in respect of any letters of credit) or assets securing the First-Priority Lien Obligations (including all commitments and letters of credit thereunder); provided, however, that if any Pledgor subsequently incurs First-Priority Lien Obligations that are secured by Liens on property or assets of a Pledgor of the type constituting the RBL Priority Collateral and the related Liens are incurred in reliance on clause (6)(B) or (6)(C) of the definition of “Permitted Liens” in the Term Loan Agreement, the equivalent provisions in the Indenture and any equivalent provision in any other Credit Document, then the Pledgors will be required to reinstitute the security arrangements hereunder with respect to the RBL Priority Collateral, and then Liens securing the Obligations will be second priority Liens on the RBL Priority Collateral securing such First-Priority Lien Obligations to the same extent provided by the Senior Lien Intercreditor Agreement or an intercreditor agreement that provides the Agent, the Secured Parties and the holders of such new First-Priority Lien Obligations substantially the same rights and obligations as afforded under the Senior Lien Intercreditor Agreement. Notwithstanding the foregoing, if an Event of Default exists on the First-Priority Lien Obligations Termination Date, the second priority Liens on the RBL Priority Collateral granted hereunder will not be released, except to the extent the RBL Priority Collateral or any portion thereof was disposed of in order to repay the First-Priority Lien Obligations secured by the RBL Priority Collateral, and thereafter the Agent will have the right

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to foreclose or direct the Applicable First Lien Agent to foreclose upon the RBL Priority Collateral (but in such event, the Liens on the RBL Priority Collateral securing the Obligations will be released when such Event of Default and all other Events of Default cease to exist).

(b)           A Subsidiary Party shall automatically be released from its obligations hereunder and the security interests in the Collateral of such Subsidiary Party shall be automatically released upon the consummation of any transaction not prohibited by any Credit Document as a result of which such Subsidiary Party ceases to be a Restricted Subsidiary or such Subsidiary is released from its Subsidiary Guarantee and from its Subsidiary guarantees of all Credit Documents or otherwise ceases to be a Subsidiary Guarantor, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to such Subsidiary Party.

(c)           (i) Upon any sale or other transfer by any Pledgor of any Collateral that is not prohibited by any Credit Document to any person that is not a Pledgor (including in connection with a Casualty Event), or (ii) upon the effectiveness of any written consent to the release of the security interest granted hereby in any Collateral pursuant to Section 9.01 of the Term Loan Agreement and any equivalent provision of each applicable other Credit Document, the security interest in such Collateral shall be automatically released, all without delivery of any instrument or performance of any act by any party.

(d)           If any of the Collateral shall become subject to the release provision set forth in [Section 2.05(a)] of the Senior Lien Intercreditor Agreement, such Collateral shall be automatically released from the security interest in such Collateral to the extent provided therein.

(e)           This Agreement, the pledges made herein, the Security Interest and all other security interests granted hereby, and all other Security Documents securing the Obligations, shall automatically terminate and/or be released all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the applicable Pledgors, as of the date when all the Obligations (other than contingent or unliquidated obligations or liabilities not then due) have been paid in full in cash or immediately available funds.

(f)            The security interest securing Term Loan Obligations will be released as provided in Section 9.19 of the Term Loan Agreement, the security interest securing Indenture Obligations will be released as provided in Section 11.04 of the Indenture, and the security interest securing any Other Second-Priority Lien Obligations will be released as provided in the applicable Other Second-Priority Lien Documents.

(g)           In connection with any termination or release pursuant to paragraph (a), (b), (c), (d), (e) or (f) of this Section 5.13, the Agent shall execute and deliver to any Pledgor, at such Pledgor’s expense, all documents that such Pledgor shall reasonably request to evidence such termination or release (including, without limitation, UCC termination statements), and will duly assign and transfer to such Pledgor, such of the Pledged Collateral that may be in the possession of the Agent and has not theretofore been sold or otherwise applied or released pursuant to this Agreement. Any execution and delivery of documents pursuant to this Section 5.13 shall be without recourse to or warranty by the Agent. In connection with any release pursuant to paragraph (a), (b), (c), (d), (e) or (f) above, the Pledgors shall be permitted to take any action in

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connection therewith consistent with such release including, without limitation, the filing of UCC termination statements. Upon the receipt of any necessary or proper instruments of termination, satisfaction or release prepared by the Borrower, the Agent shall execute, deliver or acknowledge such instruments or releases to evidence the release of any Collateral permitted to be released pursuant to this Agreement or the Security Documents or the Senior Lien Intercreditor Agreement.

SECTION 5.14.              Additional Subsidiaries.  Upon execution and delivery by the Agent and any Subsidiary that is required to become a party hereto by Section 6.09 of the Term Loan Agreement, Section 4.11 of the Indenture or any equivalent provision of any other Credit Document of an instrument in the form of Exhibit I hereto, such Subsidiary shall become a Subsidiary Party hereunder with the same force and effect as if originally named as a Subsidiary Party herein. The execution and delivery of any such instrument shall not require the consent of any other party to this Agreement. The rights and obligations of each party to this Agreement shall remain in full force and effect notwithstanding the addition of any new party to this Agreement.

SECTION 5.15.              Subject to Senior Lien Intercreditor Agreement.

Notwithstanding anything herein to the contrary, (i) the liens and security interests granted to the Agent pursuant to this Agreement are expressly subject and subordinate to the liens and security interests granted to the RBL Facility Agent pursuant to the Collateral Agreement, dated as of [ ], 2012 (as amended, amended and restated, supplemented or otherwise modified from time to time), from the “Pledgors” and “Grantors” referred to therein, in favor of the RBL Facility Agent, as collateral agent for the secured parties referred to therein, and (ii) the exercise of any right or remedy by the Agent hereunder or the application of proceeds (including insurance proceeds and condemnation proceeds) of any Collateral are subject to the limitations and provisions of the Senior Lien Intercreditor Agreement. In the event of any conflict between the terms of the Senior Lien Intercreditor Agreement and the terms of this Agreement, the terms of the Senior Lien Intercreditor Agreement shall govern.

SECTION 5.16.              First-Priority Lien Obligations Documents.

The Agent acknowledges and agrees, on behalf of itself and any Secured Party, that any provision of this Agreement to the contrary notwithstanding, until the First-Priority Lien Obligations Termination Date, the Pledgors shall not be required to act or refrain from acting pursuant to the Security Documents or with respect to any Collateral on which the Applicable First Lien Agent has a Lien superior in priority to the Agent’s Lien thereon in any manner that would result in a default under the terms and provisions of the First-Priority Lien Obligations Documents.

SECTION 5.17.              Other Second-Priority Lien Obligations.  On or after the date hereof and so long as such obligations are not prohibited by any Credit Document then in effect, the Borrower may from time to time designate obligations in respect of Indebtedness to be secured on a pari passu basis with the Obligations as Other Second-Priority Lien Obligations hereunder and under the other Security Documents by delivering to the Agent and each Authorized Representative (a) a certificate signed by an Authorized Officer of the Borrower (i) identifying the obligations so designated and the initial aggregate principal amount or face amount thereof, (ii) stating that such obligations are designated as Other Second-Priority Lien Obligations for

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purposes hereof and of the other Security Documents, (iii) representing that such designation of such obligations as Other Second-Priority Lien Obligations complies with the terms of the Term Loan Agreement, the Indenture and any other Credit Document then in effect, (iv) specifying the name and address of the Authorized Representative for such obligations and (v) identifying the documents to be designated as the related Other Second-Priority Lien Obligations Documents and Other Second Lien Agreements (as defined in the Pari Passu Intercreditor Agreement) and (b) a fully executed Other Second-Priority Lien Obligations Secured Party Joinder Agreement. The Agent and each Authorized Representative agree that upon the satisfaction of all conditions set forth in the preceding sentence, the Agent shall act as agent under and subject to the terms of the Security Documents for the benefit of all Secured Parties, including without limitation, any Secured Parties that hold any such Other Second-Priority Lien Obligations, and the Agent and each Authorized Representative agree to the appointment, and acceptance of the appointment, of the Agent as agent for the holders of such Other Second-Priority Lien Obligations as set forth in each Other Second-Priority Lien Obligations Secured Party Joinder Agreement and agree, on behalf of itself and each Secured Party it represents, to be bound by this Agreement, the other Security Documents, the Senior Lien Intercreditor Agreement and the Pari Passu Intercreditor Agreement.

SECTION 5.18.              WAIVER OF JURY TRIAL.

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.18.

SECTION 5.19.              Jurisdiction; Consent to Service of Process.

(a)           Each party to this Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Credit Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Agent or any Secured Party may otherwise have to bring any action or proceeding relating to this Agreement or any other Credit Document against any Pledgor, or its properties, in the courts of any jurisdiction.

35

(b)           Each party to this Agreement hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Credit Document in any New York State or federal court of the United States of America sitting in New York County, and any appellate court from any thereof. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)           Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 5.01. Nothing in this Agreement or any other Credit Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

[Signature Pages Follow]

36

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

EP ENERGY LLC

By:
Name:
Title:

37

[NAMES OF SUBSIDIARY PARTIES]

By:
Name:
Title:

38

CITIBANK, N.A., as Collateral Agent

`	By:
Name:
Title:

39

Schedule I

to the Collateral Agreement

Subsidiary Parties

See attached.

Schedule II

to the Collateral Agreement

Pledged Stock; Debt Securities

See attached.

Schedule III

to the Collateral Agreement

Intellectual Property

See attached.

Exhibit I

to the Collateral Agreement

SUPPLEMENT NO.             dated as of           (this “Supplement”), to the Collateral Agreement dated as of [ ], 2012 (as heretofore amended and/or supplemented, the “Collateral Agreement”), among EP ENERGY LLC, a Delaware limited liability company (the “Borrower”), each Subsidiary Party party thereto and CITIBANK, N.A., as Collateral Agent (in such capacity, the “Agent”) for the Secured Parties.

A.          Reference is made to the Term Loan Agreement, dated as of April 24, 2012 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Term Loan Agreement”), among the Borrower, the lenders and agents party thereto from time to time and Citibank, N.A., as administrative agent and collateral agent.

B.           Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Term Loan Agreement and the Collateral Agreement referred to therein.

C.           The Pledgors have entered into the Collateral Agreement in order to induce the Secured Parties to make extensions of credit. Section 5.14 of the Collateral Agreement provides that additional Subsidiaries may become Subsidiary Parties under the Collateral Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the “New Subsidiary”) is executing this Supplement in accordance with the requirements of the Term Loan Agreement to become a Subsidiary Party under the Collateral Agreement in order to induce the Lenders to make additional Term Loans and to induce the holders of any other Second-Priority Lien Obligations to make their respective extensions of credit thereunder and as consideration for Term Loans previously made and other extensions of credit previously made.

Accordingly, the Agent and the New Subsidiary agree as follows:

SECTION 1.           In accordance with Section 5.14 of the Collateral Agreement, the New Subsidiary by its signature below becomes a Subsidiary Party and a Pledgor under the Collateral Agreement with the same force and effect as if originally named therein as a Subsidiary Party and a Pledgor, and the New Subsidiary hereby (a) agrees to all the terms and provisions of the Collateral Agreement applicable to it as a Subsidiary Party and Pledgor thereunder and (b) represents and warrants that the representations and warranties made by it as a Pledgor thereunder are true and correct in all material respects on and as of the date hereof. In furtherance of the foregoing, the New Subsidiary, as security for the payment and performance in full of the Obligations, does hereby create and grant to the Agent, its successors and assigns, for the benefit of the Secured Parties, their successors and assigns, a security interest in and Lien on all the New Subsidiary’s right, title and interest in and to the Collateral of the New Subsidiary. Each reference to a “Subsidiary Party” or a “Pledgor” in the Collateral Agreement shall be deemed to include the New Subsidiary. The Collateral Agreement is hereby incorporated herein by reference.

SECTION 2.           The New Subsidiary represents and warrants to the Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing.

SECTION 3.           This Supplement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract. This Supplement shall become effective when the Agent shall have received a counterpart of this Supplement that bears the signature of the New Subsidiary. Delivery of an executed signature page to this Supplement by facsimile or electronic transmission shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4.           The New Subsidiary hereby represents and warrants that (a) set forth on Schedule I attached hereto is a true and correct schedule of all the Pledged Stock and Pledged Debt Securities of the New Subsidiary as of the date hereof, (b) set forth on Schedule II attached hereto is a true and correct schedule of all Intellectual Property constituting United States registered Trademarks, Patents and Copyrights as of the date hereof and (c) set forth under its signature hereto, is the true and correct legal name of the New Subsidiary, its jurisdiction of formation and organizational ID number as of the date hereof.

SECTION 5.           Except as expressly supplemented hereby, the Collateral Agreement shall remain in full force and effect.

SECTION 6. THIS SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS SUPPLEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 7.           In the event any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Collateral Agreement shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8.           All communications and notices hereunder shall be in writing and given as provided in Section 5.01 of the Collateral Agreement.

SECTION 9.           The New Subsidiary agrees to reimburse the Agent for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, disbursements and other charges of counsel for the Agent.

2

IN WITNESS WHEREOF, the New Subsidiary has duly executed this Supplement to the Collateral Agreement as of the day and year first above written.

[Name of New Subsidiary]

By:
Name:
Title:

3

Schedule I

to Supplement No.    to the

Collateral Agreement

Pledged Collateral of the New Subsidiary

EQUITY INTERESTS

Number of Issuer		Number and Class of	Percentage of
Certificate	Registered Owner	Equity Interests	Equity Interests

DEBT SECURITIES

Issuer	Principal Amount	Date of Note	Maturity Date

Schedule II

to Supplement No.     to the

Collateral Agreement

Intellectual Property of the New Subsidiary

Exhibit II

to the Collateral Agreement

Form of Perfection Certificate

See Attached

EXHIBIT K

TO THE TERM LOAN AGREEMENT

[FORM OF]
PLEDGE AGREEMENT

dated and effective as of

[  ], 2012,

among

EP ENERGY LLC
(f/k/a Everest Acquisition LLC),

each Subsidiary of EP Energy LLC identified herein,

and

CITIBANK, N.A.,
as Collateral Agent

		Page

ARTICLE I.

DEFINITIONS

SECTION 1.01.	Term Loan Agreement	2
SECTION 1.02.	Other Defined Terms	2

ARTICLE II.

PLEDGE OF EQUITY INTERESTS

SECTION 2.01.	Pledge	7
SECTION 2.02.	Delivery of the Pledged Stock	8
SECTION 2.03.	Representations, Warranties and Covenants	9
SECTION 2.04.	Registration in Nominee Name; Denominations	10
SECTION 2.05.	Voting Rights; Dividends and Interest, etc.	10

ARTICLE III.

[RESERVED.]

ARTICLE IV.

REMEDIES

SECTION 4.01.	Remedies upon Default	12
SECTION 4.02.	Application of Proceeds	13
SECTION 4.03.	Securities Act, etc.	14

ARTICLE V.

MISCELLANEOUS

SECTION 5.01.	Notices	14
SECTION 5.02.	Security Interest Absolute	15
SECTION 5.03.	Limitation by Law	15
SECTION 5.04.	Binding Effect; Several Agreement	15
SECTION 5.05.	Successors and Assigns	15
SECTION 5.06.	Agent’s Fees and Expenses; Indemnification	16
SECTION 5.07.	Agent Appointed Attorney-in-Fact	16
SECTION 5.08.	GOVERNING LAW	17
SECTION 5.09.	Waivers; Amendment	17
SECTION 5.10.	Severability	18
SECTION 5.11.	Counterparts	18

i

		Page

SECTION 5.12.	Headings	18
SECTION 5.13.	Termination or Release	18
SECTION 5.14.	Additional Subsidiaries	19
SECTION 5.15.	Subject to Senior Lien Intercreditor Agreement and Pari Passu Intercreditor Agreement	19
SECTION 5.16.	Other Second-Priority Lien Obligations	20
SECTION 5.17.	WAIVER OF JURY TRIAL	20
SECTION 5.18.	Jurisdiction; Consent to Service of Process	20

Schedules

Schedule I Subsidiary Parties
Schedule II Pledged Stock

Exhibits

Exhibit I Form of Supplement to the Pledge Agreement

ii

This PLEDGE AGREEMENT dated and effective as of [ ], 2012 (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), is among EP ENERGY LLC (f/k/a Everest Acquisition LLC), a Delaware limited liability company (the “Borrower”), each Subsidiary of the Borrower listed on Schedule I hereto and each Subsidiary of the Borrower that becomes a party hereto after the date hereof (each, a “Subsidiary Party”) and CITIBANK, N.A., as Collateral Agent (in such capacity, the “Agent” or the “Collateral Agent”) for the Secured Parties (as defined in Section 1.02 below).

WHEREAS, (1) pursuant to the Indenture, dated as of April 24, 2012 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Indenture”) among the Borrower and Everest Acquisition Finance Inc., as co-issuers (the “Co-Issuers”), each Subsidiary of the Borrower from time to time party thereto, and Wilmington Trust, National Association, as trustee (the “Trustee”), the Co-Issuers are issuing 6.875% Senior Secured Notes due 2019 (together with any and all exchange notes and/or additional notes issued pursuant to the Indenture, collectively the “Notes”) and (2) pursuant to the Term Loan Agreement, dated as of April 24, 2012 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Term Loan Agreement”), among the Borrower, the lenders and agents party thereto from time to time and Citibank, N.A., as administrative agent and collateral agent (in such capacity, the “Term Loan Agent”), the Borrower is incurring Loans (as defined therein, the “Term Loans”);

WHEREAS, the Notes, the Term Loans and any Other Second-Priority Lien Obligations are and will be secured on a first-priority, pari passu basis by the Collateral and, on the date hereof, the Agent, the Term Loan Agent and the Trustee are entering into the Pari Passu Intercreditor Agreement (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Pari Passu Intercreditor Agreement”), which sets forth the rights and remedies of the Secured Parties in the Collateral as amongst each other;

WHEREAS, (1) pursuant to the Credit Agreement, dated as of [ ], 2012 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among EPE Holdings LLC (“Holdings”), the Borrower, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, and the lenders from time to time parties thereto, the Borrower will from time to time incur loans and letter of credit obligations and (2) pursuant to the Pledge Agreement, dated as of [ ], 2012, among the Pledgors and JPMorgan Chase Bank, N.A., the Pledgors have granted to JPMorgan Chase Bank, N.A., as the RBL Facility Agent, a second-priority lien and security interest in the Collateral to secure their obligations under the Credit Agreement and related documents;

WHEREAS, pursuant to the Senior Lien Intercreditor Agreement dated as of [ ], 2012 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Senior Lien Intercreditor Agreement”), among JPMorgan Chase Bank, N.A., as RBL Facility Agent and the Applicable First Lien Agent, Citibank, N.A., as the Term Facility Agent, the Senior Secured Notes Collateral Agent and the Applicable Second Lien Agent (as each such terms are defined in the Senior Lien Intercreditor Agreement), Wilmington Trust, National Association, as Trustee under the Indenture, EP Energy LLC, the Subsidiaries of EP Energy LLC named therein and the other parties thereto, the liens upon and security interest in the Collateral granted by this Agreement are and shall be prior in all respects to the liens upon and security interest in

1

the Collateral granted pursuant to, and subject to the terms and conditions of, the Credit Agreement and other First-Priority Lien Obligations Documents.

WHEREAS, each Pledgor is executing and delivering this Agreement pursuant to the terms of the Indenture, Term Loan Agreement and any applicable Other Second-Priority Lien Obligations Document to induce the Lenders to extend credit and to induce the holders of the Notes to purchase the Notes and the holders of any Other Second-Priority Lien Obligations to make their respective extensions of credit thereunder;

WHEREAS, the Subsidiary Parties are Subsidiaries of the Borrower, will derive substantial benefits from the extension of credit to the Borrower pursuant to the Indenture, Term Loan Agreement and any Other Second-Priority Lien Obligations Documents and are willing to execute and deliver this Agreement in order to induce the Lenders to extend credit and to induce the holders of the Notes to purchase the Notes and the holders of any Other Second-Priority Lien Obligations to make their respective extensions of credit thereunder.

Accordingly, the parties hereto agree as follows:

ARTICLE I.

Definitions

SECTION 1.01. Term Loan Agreement.

(a)             Capitalized terms used in this Agreement and not otherwise defined herein have the respective meanings assigned thereto in the Term Loan Agreement. All capitalized terms referred to herein that are defined in Article 9 of the New York UCC and not defined in this Agreement have the meanings specified in Article 9 of the New York UCC. The term “instrument” shall have the meaning specified in Article 9 of the New York UCC.

(b)             The rules of construction specified in Section 1.02 of the Term Loan Agreement also apply to this Agreement.

SECTION 1.02. Other Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Agent” means the party named as such in this Agreement until a successor replaces it in accordance with the Pari Passu Intercreditor Agreement and, thereafter, means such successor.

“Authorized Representative” has the meaning assigned to such term in the Pari Passu Intercreditor Agreement.

“Agreement” has the meaning assigned to such term in the recitals hereto.

“Borrower” has the meaning assigned to such term in the recitals of this Agreement.

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“Collateral” means the Pledged Stock.

“Collateral Agent” means the party named as such in this Agreement until a successor replaces it in accordance with the Pari Passu Intercreditor Agreement and, thereafter, means such successor.

“Collateral Agreement” means the Collateral Agreement, dated [ ], 2012, by and among the Borrower, each Subsidiary of the Borrower identified therein and the Agent, as amended, restated, supplemented or otherwise modified from time to time.

“Credit Agreement” has the meaning assigned to such term in the recitals of this Agreement.

“Credit Documents” means the Term Loan Documents, the Indenture Documents and the Other Second-Priority Lien Obligations Documents.

“Default” means a “Default” under and as defined in the Term Loan Agreement, the Indenture or any other Credit Document.

“Event of Default” means an “Event of Default” under and as defined in the Term Loan Agreement, the Indenture or any other Credit Document.

“Excluded Securities” means:

(a)     any Equity Interests with respect to which, in the reasonable judgment of the Agent and the Borrower evidenced in writing, the cost or other consequences of pledging such Equity Interests in favor of the Secured Parties under the Security Documents shall be excessive in view of the benefits to be obtained by the Secured Parties therefrom;

(b)     solely in the case of any pledge of Equity Interests of any Foreign Corporate Subsidiary (in each case, that is owned directly by the Borrower or a Subsidiary Party) to secure the Obligations, any Equity Interest that is Voting Stock of such Foreign Corporate Subsidiary in excess of 65% of the outstanding Equity Interests of such class (such percentages to be adjusted upon any change of law as may be required to avoid adverse U.S. federal income tax consequences to the Borrower or any Subsidiary);

(c)     any Equity Interests to the extent the pledge thereof would be prohibited by any Requirement of Law;

(d)     any Equity Interests of any Subsidiary that is not a Wholly-Owned Subsidiary to the extent (A) that a pledge thereof to secure the Obligations is prohibited by any applicable organizational documents, joint venture agreement or shareholder agreement (other than customary non-assignment provisions which are ineffective under the Uniform Commercial Code or other applicable Requirements of Law), (B) any organizational documents, joint venture agreement or shareholder agreement prohibits such a pledge without the consent of any other party; provided that this clause (B) shall not apply if (1) such other party is a Credit Party or a Wholly-Owned Subsidiary or (2) consent has been obtained to consummate such pledge (it being understood that the foregoing shall not be deemed to obligate the Borrower or any Subsidiary to obtain

3

any such consent)) and for so long as such organizational documents, joint venture agreement or shareholder agreement or replacement or renewal thereof is in effect, or (C) a pledge thereof to secure the Obligations would give any other party (other than a Credit Party or a Wholly-Owned Subsidiary) to any organizational documents, joint venture agreement or shareholder agreement governing such Equity Interests the right to terminate its obligations thereunder (other than customary non-assignment provisions that are ineffective under the Uniform Commercial Code or other applicable Requirement of Law);

(e)   any Equity Interests of (i) any Subsidiary that is not a Material Subsidiary and (ii) any Unrestricted Subsidiary;

(f)    any Equity Interests of any Subsidiary of a Foreign Subsidiary;

(g)   any Equity Interests of any Subsidiary to the extent that the pledge of such Equity Interests would result in material adverse tax consequences to the Borrower or any Subsidiary as reasonably determined by the Borrower in writing delivered to the Agent;

(h)   any Equity Interests which have been identified on or prior to the Closing Date in writing to the Agent by an Authorized Officer of the Borrower and agreed to by the Agent;

(i)   with respect to the Indenture Obligations and any applicable Other Second-Priority Lien Obligations, any Equity Interests at any time that are not then subject to a Lien securing Term Loan Obligations at such time, except for the release of all or substantially all of the Collateral or in connection with the repayment in full of the Term Loan Obligations;

(j)   any “Margin Stock”, as defined in Regulation U of the Board of Governors of the Federal Reserve System of the United States of America; and

(k)   any Equity Interests of a Subsidiary to the extent excluded by the last paragraph of Section 2.01.

“Federal Securities Laws” has the meaning assigned to such term in Section 4.03.

“First-Priority Lien Obligations Documents” has the meaning assigned to such term in the Senior Lien Intercreditor Agreement.

“Foreign Corporate Subsidiary” shall mean a Foreign Subsidiary that is treated as a corporation for U.S. federal income tax purposes.

“Holdings” has the meaning assigned to such term in the recitals hereto.

“Indemnitee” has the meaning assigned to such term in Section 5.06.

“Indenture” has the meaning assigned to such term in the recitals of this Agreement.

“Indenture Documents” means (a) the Indenture, the Notes, the Security Documents and this Agreement and (b) any other related documents or instruments executed and

4

delivered pursuant to the Indenture or any Security Document, in each case, as such agreements, documents or instruments may be amended, restated, supplemented or otherwise modified from time to time.

“Indenture Obligations” means (a) the due and punctual payment by the Borrower of (i) the unpaid principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Notes, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (ii) all other monetary obligations of the Borrower to any of the Secured Parties under the Indenture and each of the other Indenture Documents, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual performance of all other obligations of the Borrower under or pursuant to the Indenture and each of the other Indenture Documents and (c) the due and punctual payment and performance of all the obligations of each other Pledgor under or pursuant to this Agreement and each of the other Indenture Documents; provided that Indenture Obligations shall not include fees or indemnifications in favor of third parties other than the Trustee and the holders of the Notes.

“Material Subsidiary” means, at any date of determination, each Restricted Subsidiary of the Borrower that is not an Excluded Subsidiary pursuant to clause (f) of the definition of “Excluded Subsidiary” in the Term Loan Agreement.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Notes” has the meaning assigned to such term in the recitals of this Agreement.

“Obligations” means (a) the Indenture Obligations, (b) the Term Loan Obligations and (c) if any Other Second-Priority Lien Obligations are incurred, (1) the due and punctual payment by the Borrower of (i) the unpaid principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) owing to any holder of Other Second-Priority Lien Obligations under any Other Second Priority Lien Obligations Documents, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (ii) all other monetary obligations of the Borrower to any holder of Other Second-Priority Lien Obligations under the Other Second Priority Lien Obligations Documents, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (2) the due and punctual performance of all other obligations of the Borrower under or pursuant to the Other Second Priority Lien Obligations Documents and (3) the due and punctual payment and performance of all the obligations of each other Pledgor under or pursuant to this Agreement and the Other Second Priority Lien Obligations Documents.

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“Other Second-Priority Lien Obligations” means other Indebtedness of the Borrower and its Restricted Subsidiaries that is equally and ratably secured with the Term Loans and Notes as permitted by the Indenture Documents, the Term Loan Documents and any Other Second Priority Lien Obligations Documents in effect at the time such Indebtedness is incurred and is designated by the Borrower as an Other Second-Priority Lien Obligation in accordance with Section 5.16 hereof and the Pari Passu Intercreditor Agreement.

“Other Second-Priority Lien Obligations Documents” means any document or instrument executed and delivered with respect to any Other Second-Priority Lien Obligations, including the Security Documents and this Agreement, in each case, as such agreements, documents or instruments may be amended, restated, supplemented or otherwise modified from time to time.

“Other Second-Priority Lien Obligations Secured Party Joinder Agreement” means a Joinder Agreement (as defined in the Pari Passu Intercreditor Agreement) executed by the Authorized Representative of any holders of Other Second-Priority Lien Obligations pursuant to Section 5.16 and the Pari Passu Intercreditor Agreement.

“Pari Passu Intercreditor Agreement” has the meaning assigned to such term in the recitals of this Agreement.

“Permitted Liens” means Liens that are not prohibited by the Term Loan Agreement, the Indenture or any Other Second-Priority Lien Obligations Document.

“Pledged Securities” means any stock certificates or other certificated securities now or hereafter included in the Pledged Stock, including all certificates, instruments or other documents representing or evidencing any Pledged Stock.

“Pledged Stock” has the meaning assigned to such term in Section 2.01.

“Pledgor” shall mean the Borrower and each Subsidiary Party.

“RBL Facility Agent” has the meaning assigned to such term in the Senior Lien Intercreditor Agreement.

“Secured Parties” means (a) the Collateral Agent, (b) each holder of a Note, (c) each Lender, (d) the beneficiaries of each indemnification obligation undertaken by any Pledgor under any Credit Documents, (e) the Trustee, (f) the Term Loan Agent, (g) the holders of any Other Second-Priority Lien Obligations and their Authorized Representative, provided that such Authorized Representative executes an Other Second-Priority Lien Obligations Secured Party Joinder Agreement, and (h) the successors and permitted assigns of each of the foregoing.

“Security Documents” means this Agreement, the Collateral Agreement, any agreement pursuant to which assets are added to the Collateral or otherwise pledged or mortgaged to secure the Obligations and any other instruments or documents entered into and delivered in connection with any of the foregoing, as such agreements, instruments or documents may from time to time be amended, restated, supplemented or otherwise modified from time to time.

6

“Senior Lien Intercreditor Agreement” has the meaning assigned to such term in the recitals of this Agreement.

“Subsidiary Party” has the meaning assigned to such term in the preliminary statement of this Agreement.

“Term Loan” has the meaning assigned to such term in the recitals of this Agreement.

“Term Loan Agent” has the meaning assigned to such term in the recitals of this Agreement.

“Term Loan Agreement” has the meaning assigned to such term in the recitals of this Agreement.

“Term Loan Documents” means (a) the Term Loan Agreement, the Notes (as defined in the Term Loan Agreement), the Security Documents and this Agreement and (b) any other related documents or instruments executed and delivered pursuant to the Term Loan Agreement or any Security Document, in each case, as such agreements, documents or instruments may be amended, restated, supplemented or otherwise modified from time to time.

“Term Loan Obligations” means (a) the due and punctual payment by the Borrower of (i) the unpaid principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Term Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (ii) all other monetary obligations of the Borrower to any of the Secured Parties under the Term Loan Agreement and each of the other Term Loan Documents, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual performance of all other obligations of the Borrower under or pursuant to the Term Loan Agreement and each of the other Term Loan Documents and (c) the due and punctual payment and performance of all the obligations of each other Pledgor under or pursuant to this Agreement and each of the other Term Loan Documents.

“Trustee” has the meaning assigned to such term in the recitals of this Agreement.

ARTICLE II.

Pledge of Equity Interests

SECTION 2.01. Pledge. As security for the payment or performance, as the case may be, in full of the Obligations, each Pledgor hereby assigns and pledges to the Agent, its successors and permitted assigns, for the benefit of the Secured Parties, and hereby grants to the Agent, its successors and permitted assigns, for the benefit of the Secured Parties, a security interest in all of such Pledgor’s right, title and interest in, to and under (a) the Equity Interests in

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each first-tier Foreign Subsidiary directly owned by it (which such Equity Interests constituting Pledged Stock as of the date hereof shall be listed on Schedule II) and any other Equity Interests in a first-tier Foreign Subsidiary obtained in the future by such Pledgor and any certificates representing all such Equity Interests; provided that the pledged Equity Interests shall not include any Excluded Securities; (b) subject to Section 2.05, all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other proceeds received in respect of, the securities referred to in clause (a) above; (c) subject to Section 2.05, all rights and privileges of such Pledgor with respect to the securities and other property referred to in clauses (a) and (b) above; and (d) all Proceeds of any of the foregoing (the items referred to in clauses (a) through (d) above being collectively referred to as the “Pledged Stock”).

TO HAVE AND TO HOLD the Pledged Stock, together with all right, title, interest, powers, privileges and preferences pertaining or incidental thereto, unto the Agent, its successors and permitted assigns, for the benefit of the Secured Parties, forever; subject, however, to the terms, covenants and conditions hereinafter set forth.

Notwithstanding the foregoing, in the event that Rule 3-10 or Rule 3-16 of Regulation S-X under the Securities Act of 1933, as amended (“Rule 3-10” or “Rule 3-16”, as applicable) requires or is amended, modified or interpreted by the Securities Exchange Commission (“SEC”) to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the SEC (or any other Governmental Authority) of separate financial statements of any Subsidiary of the Borrower due to the fact that such Subsidiary’s Equity Interests secure Obligations, then the Equity Interests of such Subsidiary will automatically be deemed not to be part of the Collateral securing any of the Obligations (whether or not affected thereby) but only to the extent necessary to not be subject to such requirement and only for so long as required to not be subject to such requirement. In such event, this Agreement may be amended or modified, without the consent of any Secured Party, to the extent necessary to release the Lien in favor of the Agent on the Equity Interests that are so deemed to no longer constitute part of the Collateral for the Obligations. In the event that Rule 3-10 or Rule 3-16 is amended, modified or interpreted by the SEC to permit (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would permit) such Subsidiary’s Equity Interests to secure the Obligations in excess of the amount then pledged without the filing with the SEC (or any other Governmental Authority) of separate financial statements of such Subsidiary, then the Equity Interests of such Subsidiary will automatically be deemed to be a part of the Collateral for the Obligations (but only to the extent that will not result in such Subsidiary being subject to any such financial statement requirement). In such event, this Agreement may be amended or modified, without the consent of any Secured Party, to the extent necessary to subject to the Lien in favor of the Agent such additional Equity Interests, on the terms contemplated herein.

SECTION 2.02.   Delivery of the Pledged Stock.

(a)           Each Pledgor agrees promptly (and in any event within 45 days after the acquisition (or such longer time as the Agent shall permit in its reasonable discretion)) to deliver or cause to be delivered to the Agent, for the benefit of the Secured Parties, any and all Pledged Securities.

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(b)           Upon delivery to the Agent, any Pledged Securities required to be delivered pursuant to the foregoing paragraph (a) of this Section 2.02 shall be accompanied by stock powers, duly executed in blank or other instruments of transfer reasonably satisfactory to the Agent and by such other instruments and documents as the Agent may reasonably request. Each delivery of Pledged Securities shall be accompanied by a schedule describing the securities, which schedule shall be attached hereto as Schedule II (or a supplement to Schedule II, as applicable) and made a part hereof; provided that failure to attach any such schedule hereto shall not affect the validity of such pledge of such Pledged Securities. Each schedule so delivered shall supplement any prior schedules so delivered.

SECTION 2.03.   Representations, Warranties and Covenants. Each Pledgor represents and warrants to, and covenants with, the Agent, for the benefit of the Secured Parties, that:

(a)           Schedule II correctly sets forth the percentage of the issued and outstanding shares of each class of the Equity Interests of the issuer thereof represented by such Pledged Stock and includes all Equity Interests of each Foreign Subsidiary directly owned by each Pledgor on the date hereof, other than the Excluded Securities;

(b)           the Pledged Stock, to the best of each Pledgor’s knowledge, have been duly and validly authorized and issued by the issuers thereof and are fully paid and nonassessable;

(c)           except for the security interests granted hereunder, each Pledgor (i) is and, subject to any transfers made in compliance with the Term Loan Agreement and each other Credit Document, will continue to be the direct owner, beneficially and of record, of the Pledged Securities indicated on Schedule II as owned by such Pledgor, (ii) holds the same free and clear of all Liens, other than Permitted Liens, (iii) will make no assignment, pledge, hypothecation or transfer of, or create or permit to exist any security interest in or other Lien on, the Pledged Stock, other than pursuant to a transaction not prohibited by any Credit Document and other than Permitted Liens, and (iv) subject to the rights of such Pledgor under the Credit Documents to dispose of Pledged Stock, will use commercially reasonable efforts to defend its title or interest thereto or therein against any and all Liens (other than Permitted Liens), however arising, of all persons;

(d)           other than as set forth in the Term Loan Agreement or the schedules thereto or in the other Credit Documents and except for restrictions and limitations imposed by the Credit Documents or securities laws generally, the Pledged Stock is and will continue to be freely transferable and assignable, and none of the Pledged Stock is or will be subject to any option, right of first refusal, shareholders agreement, charter, by-law, memorandum of association or articles of association provisions or contractual restriction of any nature that might prohibit, impair, delay or otherwise affect the pledge of such Pledged Stock hereunder, the sale or disposition thereof pursuant hereto or the exercise by the Agent of rights and remedies hereunder other than under applicable Requirements of Law;

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(e)           each Pledgor has the power and authority to pledge the Pledged Stock pledged by it hereunder in the manner hereby done or contemplated;

(f)            other than as set forth in the Term Loan Agreement or the schedules thereto or in the other Credit Documents, no consent or approval of any Governmental Authority, any securities exchange or any other person was or is necessary to the validity of the pledge effected hereby (other than such as have been obtained and are in full force and effect);

(g)           by virtue of the execution and delivery by the Pledgors of this Agreement, when any Pledged Stock is delivered to the Agent, for the benefit of the Secured Parties, in accordance with this Agreement, and a financing statement in respect of the Pledged Stock is filed in the appropriate filing office, the Agent will obtain, for the benefit of the Secured Parties, a legal, valid and perfected (except for any Equity Interests with respect to which, in the reasonable judgment of the Agent and the Borrower evidenced in writing delivered to the Agent, the costs or other consequences of perfecting such a security interest are excessive in view of the benefits to be obtained by the Secured Parties therefrom) lien upon and security interest in such Pledged Stock, subject only to Permitted Liens, as security for the payment and performance of the Obligations; and

(h)           the pledge effected hereby is effective to vest in the Agent, for the benefit of the Secured Parties, the rights of the Agent in the Pledged Stock as set forth herein.

SECTION 2.04.   Registration in Nominee Name; Denominations. If an Event of Default shall have occurred and be continuing, (a) the Agent, on behalf of the Secured Parties, shall have the right (in its sole and absolute discretion) to hold the Pledged Securities in its own name as pledgee or the name of its nominee (as pledgee or as sub-agent), or the name of the applicable Pledgor, endorsed or assigned in blank in favor of the Agent, and (b) each Pledgor will promptly give to the Agent copies of any notices or other communications received by it with respect to Pledged Securities registered in the name of such Pledgor. If an Event of Default shall have occurred and be continuing, the Agent shall have the right to exchange the certificates representing Pledged Securities for certificates of smaller or larger denominations for any purpose consistent with this Agreement. Each Pledgor shall use its commercially reasonable efforts to cause any Subsidiary that is not a party to this Agreement to comply with a request by the Agent, pursuant to this Section 2.04, to exchange certificates representing Pledged Securities of such Subsidiary for certificates of smaller or larger denominations.

SECTION 2.05.   Voting Rights; Dividends and Interest, etc.

(a)           Unless and until an Event of Default shall have occurred and be continuing and the Agent shall have given notice to the relevant Pledgors of the Agent’s intention to exercise its rights hereunder:

(i)            Each Pledgor shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged Stock or any part thereof for any purpose consistent with the terms of this Agreement, the Term Loan Agreement and the other Credit Documents; provided that such rights and powers shall not be

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exercised in any manner that could be reasonably likely to materially and adversely affect the rights and remedies of any of the Agent or the other Secured Parties under this Agreement, the Term Loan Agreement or any other Credit Document or the ability of the Secured Parties to exercise the same.

(ii)           The Agent shall promptly execute and deliver to each Pledgor, or cause to be executed and delivered to such Pledgor, all such proxies, powers of attorney and other instruments as such Pledgor may reasonably request for the purpose of enabling such Pledgor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to subparagraph (i) above.

(iii)          Each Pledgor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Stock to the extent and only to the extent that such dividends, interest, principal and other distributions are not prohibited by, and otherwise paid or distributed in accordance with, the terms and conditions of the Term Loan Agreement, the other Credit Documents, and applicable laws; provided that any noncash dividends, interest, principal or other distributions that would constitute Pledged Stock, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Stock or received in exchange for Pledged Stock or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Pledged Stock, and, if received by any Pledgor, shall be promptly (and in any event within 45 days of their receipt (or such longer time as the Agent shall permit in its reasonable discretion)) delivered to the Agent, for the benefit of the Secured Parties, in the same form as so received (endorsed in a manner reasonably satisfactory to the Agent).

(b)           After the occurrence and during the continuance of an Event of Default and upon notice by the Agent to the relevant Pledgors of the Agent’s intention to exercise its rights hereunder, all rights of any Pledgor to dividends, interest, principal or other distributions that such Pledgor is authorized to receive pursuant to paragraph (a)(iii) of this Section 2.05 shall cease, and all such rights shall thereupon become vested, for the benefit of the Secured Parties, in the Agent, which shall have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions; provided that the Agent shall have the right from time to time following and during the continuance of an Event of Default to permit the Pledgors to receive and retain such amounts. All dividends, interest, principal or other distributions received by any Pledgor contrary to the provisions of this Section 2.05 shall not be commingled by such Pledgor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Agent, for the benefit of the Secured Parties, and shall be forthwith delivered to the Agent, for the benefit of the Secured Parties, in the same form as so received (endorsed in a manner reasonably satisfactory to the Agent). Any and all money and other property paid over to or received by the Agent pursuant to the provisions of this paragraph (b) shall be retained by the Agent in an account to be established by the Agent upon receipt of such money or other property and shall be applied in accordance with the provisions of Section 4.02. After all Events of Default have been cured or waived and the Borrower has delivered to the Agent a certificate to that effect, the Agent shall promptly repay to each Pledgor (without interest) all dividends, interest, principal or other distributions that such

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Pledgor would otherwise be permitted to retain pursuant to the terms of paragraph (a)(iii) of this Section 2.05 and that remain in such account.

(c)           Upon the occurrence and during the continuance of an Event of Default and after notice by the Agent to the relevant Pledgors of the Agent’s intention to exercise its rights hereunder, subject to applicable Requirements of Law, all rights of any Pledgor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section 2.05, and the obligations of the Agent under paragraph (a)(ii) of this Section 2.05, shall cease, and all such rights shall thereupon become vested in the Agent, for the benefit of the Secured Parties, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers; provided that the Agent shall have the right from time to time following and during the continuance of an Event of Default to permit the Pledgors to exercise such rights. After all Events of Default have been cured or waived and the Borrower has delivered to the Agent a certificate to that effect, all rights of any Pledgor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section 2.05, and the obligations of the Agent under paragraph (a)(ii) of this Section 2.05, shall in each case be reinstated.

(d)           Any notice given by the Agent to the Pledgors suspending their rights under paragraph (a) of this Section 2.05 (i) shall be in writing, (ii) may be given to one or more of the Pledgors at the same or different times and (iii) may suspend the rights of the Pledgors under paragraph (a)(i) or paragraph (a)(iii) in part without suspending all such rights (as specified by the Agent in its sole and absolute discretion) and without waiving or otherwise affecting the Agent’s rights to give additional notices from time to time suspending other rights so long as an Event of Default has occurred and is continuing.

ARTICLE III.

[Reserved.]

ARTICLE IV.

Remedies

SECTION 4.01.   Remedies upon Default. Subject to the Pari Passu Intercreditor Agreement and applicable Requirements of Law, upon the occurrence and during the continuance of an Event of Default, each Pledgor agrees to deliver each item of Collateral to the Agent on demand and it is agreed that the Agent shall have the right generally to exercise any and all rights afforded to a secured party under the applicable Uniform Commercial Code or other applicable law. Without limiting the generality of the foregoing, each Pledgor agrees that the Agent shall have the right, subject to the requirements of applicable law and subject to the terms and conditions of the Pari Passu Intercreditor Agreement, to sell or otherwise dispose of all or any part of the Collateral at a public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Agent shall deem appropriate. The Agent shall be authorized in connection with any sale of a security (if it deems it advisable to do so) pursuant to the foregoing to restrict the prospective bidders or purchasers to persons who represent and agree that they are purchasing such security for their own account, for investment, and

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not with a view to the distribution or sale thereof. Upon consummation of any such sale of Collateral pursuant to this Section 4.01, the Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each such purchaser at any such sale shall hold the property sold absolutely, free from any claim or right on the part of any Pledgor, and each Pledgor hereby waives and releases (to the extent permitted by law) all rights of redemption, stay, valuation and appraisal that such Pledgor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.

The Agent shall give the applicable Pledgors 10 days’ written notice (which each Pledgor agrees is reasonable notice within the meaning of Section 9-611 of the New York UCC or its equivalent in other jurisdictions) of the Agent’s intention to make any sale of Collateral. At any such sale, the Collateral, or the portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Agent may (in its sole and absolute discretion) determine. The Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In the case of any sale of all or any part of the Collateral made on credit or for future delivery, the Collateral so sold may be retained by the Agent until the sale price is paid by the purchaser or purchasers thereof, but the Agent shall not incur any liability in the event that any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in the case of any such failure, such Collateral may be sold again upon notice given in accordance with provisions above. At any public (or, to the extent permitted by law, private) sale made pursuant to this Section 4.01, any Secured Party may bid for or purchase for cash, free (to the extent permitted by law) from any right of redemption, stay, valuation or appraisal on the part of any Pledgor (all such rights being also hereby waived and released to the extent permitted by law), the Collateral or any part thereof offered for sale and such Secured Party may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to any Pledgor therefor. For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Agent shall be free to carry out such sale pursuant to such agreement and no Pledgor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Obligations paid in full. As an alternative to exercising the power of sale herein conferred upon it, the Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver. To the extent provided in this Section 4.01, any sale that complies with such provisions shall be deemed to conform to the commercially reasonable standards as provided in Section 9-610(b) of the New York UCC or its equivalent in other jurisdictions.

SECTION 4.02.   Application of Proceeds. Subject to the terms of the Pari Passu Intercreditor Agreement, upon the occurrence and during the continuance of an Event of Default, the Agent shall promptly apply the proceeds, moneys or balances of any collection or sale of Collateral, as well as any Collateral consisting of cash in accordance with Section 2.01 of the Pari Passu Intercreditor Agreement:

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The Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement. Upon the request of the Agent prior to any distribution under this Section 4.02, each Authorized Representative shall provide to the Agent certificates, in form and substance reasonably satisfactory to the Agent, setting forth the respective amounts referred to in this Section 4.02, that each applicable Secured Party or their Authorized Representative believes it is entitled to receive, and the Agent shall be fully entitled to rely on such certificates. Upon any sale of Collateral by the Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the purchase money by the Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Agent or such officer or be answerable in any way for the misapplication thereof.

SECTION 4.03.   Securities Act, etc. In view of the position of the Pledgors in relation to the Pledged Stock, or because of other current or future circumstances, a question may arise under the Securities Act of 1933, as now or hereafter in effect, or any similar federal statute hereafter enacted analogous in purpose or effect (such Act and any such similar statute as from time to time in effect being called the “Federal Securities Laws”) with respect to any disposition of the Pledged Stock permitted hereunder. Each Pledgor understands that compliance with the Federal Securities Laws might very strictly limit the course of conduct of the Agent if the Agent were to attempt to dispose of all or any part of the Pledged Stock, and might also limit the extent to which or the manner in which any subsequent transferee of any Pledged Stock could dispose of the same. Similarly, there may be other legal restrictions or limitations affecting the Agent in any attempt to dispose of all or part of the Pledged Stock under applicable Blue Sky or other state securities laws or similar laws analogous in purpose or effect. Each Pledgor acknowledges and agrees that in light of such restrictions and limitations, the Agent, in its sole and absolute discretion, (a) may proceed to make such a sale whether or not a registration statement for the purpose of registering such Pledged Stock or part thereof shall have been filed under the Federal Securities Laws or, to the extent applicable, Blue Sky or other state securities laws and (b) may approach and negotiate with a single potential purchaser to effect such sale. Each Pledgor acknowledges and agrees that any such sale might result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions. In the event of any such sale, the Agent shall incur no responsibility or liability for selling all or any part of the Pledged Stock at a price that the Agent, in its sole and absolute discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid or if more than a single purchaser were approached. The provisions of this Section 4.03 will apply notwithstanding the existence of a public or private market upon which the quotations or sales prices may exceed substantially the price at which the Agent sells.

ARTICLE V.

Miscellaneous

SECTION 5.01.   Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 9.02 of the Term Loan Agreement (whether or not then in effect), as such address may be changed by

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written notice to the Agent and the Borrower. All communications and notices hereunder to any Pledgor shall be given to it in care of the Borrower, with such notice to be given as provided in Section 9.02 of the Term Loan Agreement (whether or not then in effect).

SECTION 5.02.   Security Interest Absolute. All rights of the Agent hereunder, the security interest in the Pledged Stock and all obligations of each Pledgor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Term Loan Agreement, any other Credit Document, any agreement with respect to any of the Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the Term Loan Agreement, any other Credit Document, or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Obligations or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Pledgor in respect of the Obligations or this Agreement (other than a defense of payment or performance).

SECTION 5.03.   Limitation by Law. All rights, remedies and powers provided in this Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable Requirements of Law, and all the provisions of this Agreement are intended to be subject to all applicable Requirements of Law that may be controlling and to be limited to the extent necessary so that they shall not render this Agreement invalid, unenforceable, in whole or in part, or not entitled to be recorded, registered or filed under the provisions of any applicable law or regulation.

SECTION 5.04.   Binding Effect; Several Agreement. This Agreement shall become effective as to any party to this Agreement when a counterpart hereof executed on behalf of such party shall have been delivered to the Agent and a counterpart hereof shall have been executed on behalf of the Agent, and thereafter shall be binding upon such party and the Agent and their respective permitted successors and assigns, and shall inure to the benefit of such party, the Agent and the other Secured Parties and their respective permitted successors and assigns, except that no party shall have the right to assign or transfer its rights or obligations hereunder or any interest herein or in the Collateral (and any such assignment or transfer shall be void) except as not prohibited by this Agreement, the Term Loan Agreement or any other Credit Document. This Agreement shall be construed as a separate agreement with respect to each party and may be amended, modified, supplemented, waived or released in accordance with Section 5.09.

SECTION 5.05.   Successors and Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Pledgor or the Agent that are contained in this Agreement shall bind and inure to the benefit of their respective permitted successors and assigns. The Agent hereunder shall at all times be the same person that is the “Second Lien Agent” under the Pari Passu Intercreditor Agreement. Written notice of resignation by the “Second Lien Agent” pursuant to the Pari Passu Intercreditor Agreement shall also constitute notice of resignation as the Agent under this Agreement. Upon the acceptance of any appointment as the “Second Lien Agent” under the Pari Passu Intercreditor

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Agreement by a successor “Second Lien Agent”, that successor “Second Lien Agent” shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent pursuant hereto.

SECTION 5.06.   Agent’s Fees and Expenses; Indemnification.

(a)           The parties hereto agree that the Agent shall be entitled to reimbursement of its expenses incurred hereunder as provided in Section 9.05 of the Term Loan Agreement, and any equivalent provision of any other Credit Document and the Pari Passu Intercreditor Agreement.

(b)           Without limitation of its indemnification obligations under the other Credit Documents, each Pledgor jointly and severally agrees to indemnify the Agent, the Term Loan Agent, the Trustee and each Affiliate of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements (limited to not more than one counsel, plus, if necessary, one local counsel per jurisdiction) (except the allocated costs of in-house counsels), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of, (i) the execution or delivery of this Agreement or any other Credit Document or any agreement or instrument contemplated hereby or thereby the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the transactions contemplated hereby (including in connection with the appointment of any successor Agent in accordance with the applicable Credit Documents and in connection with any filings, registrations or any other actions to be taken to reflect the security interest of such successor Agent), (ii) the use of proceeds of the Term Loans, the Notes or any Other Second-Priority Lien Obligations or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, or to the Collateral, whether or not any Indemnitee is a party thereto and regardless of whether such matter is initiated by a third party or any Pledgor; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses have resulted from the gross negligence, bad faith or willful misconduct of the party to be indemnified or any of its Related Parties as determined by a final non-appealable judgment of a court of competent jurisdiction.

(c)           Any such amounts payable as provided hereunder shall be additional Obligations secured hereby and by the other Security Documents. The provisions of this Section 5.06 shall remain operative and in full force and effect regardless of the termination of this Agreement or any other Credit Document, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Credit Document, or any investigation made by or on behalf of the Agent or any other Secured Party. All amounts due under this Section 5.06 shall be payable within fifteen days of written demand therefor.

SECTION 5.07.   Agent Appointed Attorney-in-Fact. Subject to the terms of the Pari Passu Intercreditor Agreement, each Pledgor hereby appoints, which appointment is irrevocable and coupled with an interest, the Agent as such Pledgor’s attorney-in-fact, with full authority in the place and stead of such Pledgor and in the name of such Pledgor or otherwise, to take any action and to execute any instrument, in each case after the occurrence and during the

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continuance of an Event of Default and with notice to such Pledgor, that the Agent may deem reasonably necessary or advisable to accomplish the purposes of this Agreement, including to receive, indorse and collect all instruments made payable to such Pledgor representing any dividend or distribution payment in respect of the Collateral or any part thereof and to give full discharge for the same.

SECTION 5.08.   GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 5.09.   Waivers; Amendment.

(a)           No failure or delay by the Agent, any Lender or any other Secured Party in exercising any right, power or remedy hereunder or under any other Credit Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy, or any abandonment or discontinuance of steps to enforce such a right, power or remedy, preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The rights, powers and remedies of the Agent, the Lenders or any other Secured Party hereunder and under the other Credit Documents are cumulative and are not exclusive of any rights, powers or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Credit Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 5.09, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances.

(b)           Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Agent and the Credit Party or Credit Parties with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 9.01 of the Term Loan Agreement, Article IX of the Indenture and any equivalent provision in each applicable other Credit Document and except as otherwise provided in the Pari Passu Intercreditor Agreement. The Agent may conclusively rely on a certificate of an officer of the Borrower as to whether any amendment contemplated by this Section 5.09(b) is permitted.

(c)           For the purpose of Section 5.09(b) above, the Agent shall be entitled to rely upon (i) written confirmation from the agent managing the solicitation of consents, provided by the Trustee, as to the receipt of valid consents from the Holders of at least a majority in aggregate principal amount of all outstanding Notes to amend this Agreement (or two-thirds in aggregate principal amount of all outstanding Notes if required by the Indenture), and (ii) any document believed by it to be genuine and to have been signed or presented by the proper person and the Agent need not investigate any fact or matter stated in the document. At any time that the Borrower desires that this Agreement be amended as provided in Section 5.09(b) above, the Borrower shall deliver to the Agent a certificate signed by an officer of the Borrower stating that the amendment of this Agreement is permitted pursuant to Section 5.09(b) above. If requested by the Agent (although the Agent shall have no obligation to make any such request), the Borrower

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shall furnish to the Agent copies of officers’ certificates and legal opinions delivered to the Trustee in connection with any amendment to the Indenture affecting the operation of this Section 5.09. The Agent shall not be liable for any action it takes or omits to take in good faith in reliance on such certificates or opinions.

SECTION 5.10.            Severability.  In the event any one or more of the provisions contained in this Agreement or in any other Credit Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 5.11.            Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract, and shall become effective as provided in Section 5.04. Delivery of an executed counterpart to this Agreement by facsimile or electronic transmission shall be as effective as delivery of a manually signed original.

SECTION 5.12.            Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 5.13.            Termination or Release.

(a)           This Agreement, the pledges made herein and all other security interests granted hereby, and all other Security Documents securing the Obligations, shall automatically terminate and/or be released all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the applicable Pledgors, as of the date when all the Obligations (other than contingent or unliquidated obligations or liabilities not then due) have been paid in full in cash or immediately available funds.

(b)           A Subsidiary Party shall automatically be released from its obligations hereunder and the security interests in the Collateral of such Subsidiary Party shall be automatically released upon the consummation of any transaction not prohibited by any Credit Document as a result of which such Subsidiary Party ceases to be a Restricted Subsidiary or such Subsidiary is released from its Subsidiary Guarantee and from its Subsidiary guarantees of all Credit Documents or otherwise ceases to be a Subsidiary Guarantor, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to such Subsidiary Party.

(c)           (i) Upon any sale or other transfer by any Pledgor of any Collateral that is not prohibited by any Credit Document to any person that is not a Pledgor (including in connection with a Casualty Event), or (ii) upon the effectiveness of any written consent to the release of the security interest granted hereby in any Collateral pursuant to Section 9.01 of the Term Loan Agreement and any equivalent provision of each applicable other Credit Document, the security

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interest in such Collateral shall be automatically released, all without delivery of any instrument or performance of any act by any party.

(d)           The security interest securing Term Loan Obligations will be released as provided in Section 9.19 of the Term Loan Agreement, the security interest securing Indenture Obligations will be released as provided in Section 11.04 of the Indenture, and the security interest securing any Other Second-Priority Lien Obligations will be released as provided in the applicable Other Second-Priority Lien Documents.

(e)           In connection with any termination or release pursuant to paragraph (a), (b), (c) or (d) of this Section 5.13, the Agent shall execute and deliver to any Pledgor, at such Pledgor’s expense, all documents that such Pledgor shall reasonably request to evidence such termination or release (including, without limitation, UCC termination statements), and will duly assign and transfer to such Pledgor, such of the Pledged Stock that may be in the possession of the Agent and has not theretofore been sold or otherwise applied or released pursuant to this Agreement. Any execution and delivery of documents pursuant to this Section 5.13 shall be without recourse to or warranty by the Agent. In connection with any release pursuant to paragraph (a), (b), (c) or (d) above, the Pledgors shall be permitted to take any action in connection therewith consistent with such release including, without limitation, the filing of UCC termination statements. Upon the receipt of any necessary or proper instruments of termination, satisfaction or release prepared by the Borrower, the Agent shall execute, deliver or acknowledge such instruments or releases to evidence the release of any Collateral permitted to be released pursuant to this Agreement or the Security Documents.

SECTION 5.14.            Additional Subsidiaries.  Upon execution and delivery by the Agent and any Subsidiary that is required to become a party hereto by Section 6.09 of the Term Loan Agreement, Section 4.11 of the Indenture or any equivalent provision of any other Credit Document of an instrument in the form of Exhibit I hereto, such Subsidiary shall become a Subsidiary Party hereunder with the same force and effect as if originally named as a Subsidiary Party herein. The execution and delivery of any such instrument shall not require the consent of any other party to this Agreement. The rights and obligations of each party to this Agreement shall remain in full force and effect notwithstanding the addition of any new party to this Agreement.

SECTION 5.15.            Subject to Senior Lien Intercreditor Agreement and Pari Passu Intercreditor Agreement.

Notwithstanding anything herein to the contrary, (i) the liens and security interests granted to the Agent pursuant to this Agreement are expressly subject to the Senior Lien Intercreditor Agreement and Pari Passu Intercreditor Agreement and (ii) the exercise of any right or remedy by the Agent hereunder is subject to the limitations and provisions of the Senior Lien Intercreditor Agreement and Pari Passu Intercreditor Agreement. In the event of any conflict between the terms of the Senior Lien Intercreditor Agreement or Pari Passu Intercreditor Agreement and the terms of this Agreement, the terms of the Senior Lien Intercreditor Agreement or Pari Passu Intercreditor Agreement, as applicable, shall govern.

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SECTION 5.16.            Other Second-Priority Lien Obligations.

On or after the date hereof and so long as such obligations are not prohibited by any Credit Document then in effect, the Borrower may from time to time designate obligations in respect of Indebtedness to be secured on a pari passu basis with the Obligations as Other Second-Priority Lien Obligations hereunder and under the other Security Documents by delivering to the Agent and each Authorized Representative (a) a certificate signed by an Authorized Officer of the Borrower (i) identifying the obligations so designated and the initial aggregate principal amount or face amount thereof, (ii) stating that such obligations are designated as Other Second-Priority Lien Obligations for purposes hereof and of the other Security Documents, (iii) representing that such designation of such obligations as Other Second-Priority Lien Obligations complies with the terms of the Term Loan Agreement, the Indenture and any other Credit Document then in effect, (iv) specifying the name and address of the Authorized Representative for such obligations and (v) identifying the documents to be designated as the related Other Second-Priority Lien Obligations Documents and Other Second Lien Agreements (as defined in the Pari Passu Intercreditor Agreement) and (b) a fully executed Other Second-Priority Lien Obligations Secured Party Joinder Agreement. The Agent and each Authorized Representative agree that upon the satisfaction of all conditions set forth in the preceding sentence, the Agent shall act as agent under and subject to the terms of the Security Documents for the benefit of all Secured Parties, including without limitation, any Secured Parties that hold any such Other Second-Priority Lien Obligations, and the Agent and each Authorized Representative agree to the appointment, and acceptance of the appointment, of the Agent as agent for the holders of such Other Second-Priority Lien Obligations as set forth in each Other Second-Priority Lien Obligations Secured Party Joinder Agreement and agree, on behalf of itself and each Secured Party it represents, to be bound by this Agreement, the other Security Documents, the Senior Lien Intercreditor Agreement and the Pari Passu Intercreditor Agreement.

SECTION 5.17.            WAIVER OF JURY TRIAL.

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.17.

SECTION 5.18.            Jurisdiction; Consent to Service of Process.

(a)           Each party to this Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Credit Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any

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such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Agent or any Secured Party may otherwise have to bring any action or proceeding relating to this Agreement or any other Credit Document against any Pledgor, or its properties, in the courts of any jurisdiction.

(b)           Each party to this Agreement hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Credit Document in any New York State or federal court of the United States of America sitting in New York County, and any appellate court from any thereof. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)           Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 5.01. Nothing in this Agreement or any other Credit Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

EP ENERGY LLC

By:
Name:
Title:

22

[NAMES OF SUBSIDIARY PARTIES]

By:
Name:
Title:

23

CITIBANK, N.A., as Collateral Agent

By:
Name:
Title:

24

Schedule I

to the Pledge Agreement

Subsidiary Parties

See attached.

Schedule II

to the Pledge Agreement

Pledged Stock

See attached.

Exhibit I

to the Pledge Agreement

SUPPLEMENT NO.                    dated as of                         (this “Supplement”), to the Pledge Agreement dated as of [ ], 2012 (as heretofore amended and/or supplemented, the “Pledge Agreement”), among EP ENERGY LLC, a Delaware limited liability company (the “Borrower”), each Subsidiary Party party thereto and CITIBANK, N.A., as Collateral Agent (in such capacity, the “Agent”) for the Secured Parties.

A.            Reference is made to the Term Loan Agreement, dated as of April 24, 2012 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Term Loan Agreement”), among the Borrower, the lenders and agents party thereto from time to time and Citibank, N.A., as administrative agent and collateral agent.

B.            Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Term Loan Agreement and the Pledge Agreement referred to therein.

C.            The Pledgors have entered into the Pledge Agreement in order to induce the Secured Parties to make extensions of credit. Section 5.14 of the Pledge Agreement provides that additional Subsidiaries may become Subsidiary Parties under the Pledge Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the “New Subsidiary”) is executing this Supplement in accordance with the requirements of the Term Loan Agreement to become a Subsidiary Party under the Pledge Agreement in order to induce the Lenders to make additional Term Loans and to induce the holders of any other Second-Priority Lien Obligations to make their respective extensions of credit thereunder and as consideration for Term Loans previously made and other extensions of credit previously made.

Accordingly, the Agent and the New Subsidiary agree as follows:

SECTION 1.           In accordance with Section 5.14 of the Pledge Agreement, the New Subsidiary by its signature below becomes a Subsidiary Party and a Pledgor under the Pledge Agreement with the same force and effect as if originally named therein as a Subsidiary Party and a Pledgor, and the New Subsidiary hereby (a) agrees to all the terms and provisions of the Pledge Agreement applicable to it as a Subsidiary Party and Pledgor thereunder and (b) represents and warrants that the representations and warranties made by it as a Pledgor thereunder are true and correct in all material respects on and as of the date hereof. In furtherance of the foregoing, the New Subsidiary, as security for the payment and performance in full of the Obligations, does hereby create and grant to the Agent, its successors and assigns, for the benefit of the Secured Parties, their successors and assigns, a security interest in and Lien on all the New Subsidiary’s right, title and interest in and to the Collateral of the New Subsidiary. Each reference to a “Subsidiary Party” or a “Pledgor” in the Pledge Agreement shall be deemed to include the New Subsidiary. The Pledge Agreement is hereby incorporated herein by reference.

SECTION 2.           The New Subsidiary represents and warrants to the Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing.

SECTION 3.           This Supplement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract. This Supplement shall become effective when the Agent shall have received a counterpart of this Supplement that bears the signature of the New Subsidiary. Delivery of an executed signature page to this Supplement by facsimile or electronic transmission shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4.           The New Subsidiary hereby represents and warrants that (a) set forth on Schedule I attached hereto is a true and correct schedule of all the Pledged Stock of the New Subsidiary as of the date hereof and (b) set forth under its signature hereto, is the true and correct legal name of the New Subsidiary, its jurisdiction of formation and organizational ID number as of the date hereof.

SECTION 5.           Except as expressly supplemented hereby, the Pledge Agreement shall remain in full force and effect.

SECTION 6.         THIS SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS SUPPLEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 7.           In the event any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Pledge Agreement shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8.           All communications and notices hereunder shall be in writing and given as provided in Section 5.01 of the Pledge Agreement.

SECTION 9.           The New Subsidiary agrees to reimburse the Agent for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, disbursements and other charges of counsel for the Agent.

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IN WITNESS WHEREOF, the New Subsidiary has duly executed this Supplement to the Pledge Agreement as of the day and year first above written.

[Name of New Subsidiary]

By:
Name:
Title:

3

Schedule I
to Supplement No.    to the
Pledge Agreement

Pledged Stock of the New Subsidiary

EQUITY INTERESTS

Number of Issuer		Number and Class of	Percentage of
Certificate	Registered Owner	Equity Interests	Equity Interests

EXHIBIT L

TO THE TERM LOAN AGREEMENT

SENIOR LIEN INTERCREDITOR AGREEMENT

dated as of

[•], 2012

among

JPMORGAN CHASE BANK, N.A.,
as RBL Facility Agent and Applicable First Lien Agent,

CITIBANK, N.A.,
as Term Facility Agent, Senior Secured Notes Collateral Agent and
Applicable Second Lien Agent,

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Trustee under the Senior Secured Notes Indenture,

EP ENERGY LLC

and

THE SUBSIDIARIES OF EP ENERGY LLC NAMED HEREIN

i

EXHIBITS:

Exhibit A-1            Consent and Acknowledgment (Other First-Lien Secured Obligations)

Exhibit A-2            Consent and Acknowledgment (Other Second-Lien Secured Obligations)

ii

This SENIOR LIEN INTERCREDITOR AGREEMENT (this “Agreement”) is dated as of [•], 2012, among JPMORGAN CHASE BANK, N.A. (“JPM”), as the RBL Facility Agent and the Applicable First Lien Agent, CITIBANK N.A. (“Citi’), as the Term Facility Agent, the Senior Secured Notes Collateral Agent and the Applicable Second Lien Agent, EP Energy LLC (the “Company”), the Subsidiaries of the Company named herein, Wilmington Trust, National Association, as the Senior Secured Notes Trustee, each Other First-Priority Lien Obligations Agent and each Other Second-Priority Lien Obligations Agent from time to time party hereto. Capitalized terms used but not defined in the preamble and the recitals to this Agreement have the meanings set forth in Section 1.01(b) below.

On the date hereof, the Senior Secured Notes Trustee, the Term Facility Agent and the Senior Secured Notes Collateral Agent are also entering into the Pari Passu Second-Priority Intercreditor Agreement. This Agreement governs the relationship between the First-Priority Lien Obligations Secured Parties as a group, on the one hand, and the Second-Priority Lien Obligations Secured Parties as a group, on the other hand, with respect to the Common Collateral, while the Pari Passu Second-Priority Intercreditor Agreement governs the relationship of the Second-Priority Lien Obligations Secured Parties among themselves with respect to the Term/Notes Priority Collateral. In addition, it is understood and agreed that not all First-Priority Lien Obligations Secured Parties or Second-Priority Lien Obligations Secured Parties, as the case may be, may have security interests in all of the Collateral and nothing in this Agreement is intended to give rights to any Person in any Collateral in which such Person (or its Representative or Collateral Agent) does not otherwise have a security interest.

In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Applicable First Lien Agent (for itself and on behalf of the RBL Secured Parties and any Other First-Priority Lien Obligations Secured Party), the Applicable Second Lien Agent (for itself and on behalf of the Term Facility Secured Parties, the Senior Secured Notes Trustee, the Senior Secured Notes Secured Parties and any Other Second-Priority Lien Obligation Secured Party), the Company and the Subsidiaries of the Company party hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01.            Construction; Certain Defined Terms.

(a)           The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument, other document, statute or regulation herein shall be construed as referring to such agreement, instrument, other document, statute or regulation as from time to time amended, supplemented or otherwise modified, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, but shall not be deemed to include the Subsidiaries of such

Person unless express reference is made to such Subsidiaries, (iii) the words “herein”, “hereof and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections and Annexes shall be construed to refer to Articles, Sections and Annexes of this Agreement, (v) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vi) the term “or” is not exclusive.

(b)           As used in this Agreement, the following terms have the meanings specified below:

“Applicable Agent” means (a) with respect to the Term/Notes Priority Collateral, the Applicable Second Lien Agent and (b) with respect to the RBL Priority Collateral, the Applicable First Lien Agent.

“Applicable First Lien Agent” means the RBL Facility Agent until it shall have notified in writing the Applicable Second Lien Agent, the Term Facility Agent (if not acting as the Applicable Second Lien Agent), the Senior Secured Notes Collateral Agent, the Senior Secured Notes Trustee and any Other Second-Priority Lien Obligations Agent that another Representative has become the Applicable First Lien Agent for the First-Priority Lien Obligations Secured Parties, as appointed pursuant to a Pari Passu First-Priority Intercreditor Agreement or other First-Priority Lien Obligations Documents.

“Applicable Junior Agent” means (a) with respect to the Term/Notes Priority Collateral, the Applicable First Lien Agent, and (b) with respect to the RBL Priority Collateral, the Applicable Second Lien Agent.

“Applicable Possessory Collateral Agent” means (a) with respect to the RBL Priority Possessory Collateral, the Applicable First Lien Agent, and (b) with respect to the Term/Notes Priority Possessory Collateral, the Applicable Second Lien Agent.

“Applicable Second Lien Agent” means the Term Facility Agent until it shall have notified in writing the Applicable First Lien Agent, the RBL Facility Agent (if not acting as the Applicable First Lien Agent) and any Other First-Priority Lien Obligations Agent that another Representative has become the Applicable Authorized Representative (as defined in the Pari Passu Second-Priority Intercreditor Agreement) for the Second-Priority Lien Obligations Secured Parties, as appointed pursuant to the Pari Passu Second-Priority Intercreditor Agreement or other Second-Priority Lien Obligations Documents.

“Bankruptcy Code” means Title 11 of the United States Code.

“Business Day” means any day excluding Saturday, Sunday and any other day on which banking institutions in New York City or Houston, Texas are authorized by law or other governmental actions to close; provided that when used in connection a LIBOR Loan (as defined in the RBL Facility and/or the Senior Secured Term Facility), the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in Dollars in the London interbank Eurodollar market.

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“Capital Stock” means (a) in the case of a corporation, corporate stock; (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (c) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person; and (e) any warrants, options or other rights to acquire any of the foregoing; but excluding from all of the foregoing interests any debt securities which are convertible into or exchangeable for any of the foregoing equity interests, whether or not such debt securities include any right of participation with Capital Stock.

“Citi” has the meaning set forth in the preamble hereto.

“Class” has the meaning set forth in the definition of Senior Secured Obligations.

“Collateral” means all assets and properties subject to Liens in favor of any Secured Party created by any of the RBL Facility Security Documents, the Term Facility Security Documents, the Senior Secured Notes Security Documents, each Other First-Priority Lien Obligations Security Documents or each Other Second-Priority Lien Obligations Security Documents, as applicable, to secure the RBL Facility Obligations, the Term Facility Obligations, the Senior Secured Notes Obligations, any Series of Other First-Priority Lien Obligations or any Series of Other Second-Priority Lien Obligations, as applicable.

“Collateral Agent” means the Term Facility Agent, the RBL Facility Agent, the Senior Secured Notes Collateral Agent, each Other First-Priority Lien Obligations Agent, each Other Second-Priority Lien Obligations Agent, or all of the foregoing, as the context may require.

“Common Collateral” means the portion of the Collateral granted to secure one or more Series of the First-Priority Lien Obligations and one or more Series of the Second-Priority Lien Obligations.

“Company” has the meaning set forth in the preamble hereto.

“Comparable Junior Obligations Collateral Documents” means, in relation to any Common Collateral subject to any Lien created under any Senior Secured Obligations Collateral Document, those Junior Secured Obligations Documents that create a Lien on the same Common Collateral, granted by the same Grantor.

“Consent and Acknowledgment” means, as applicable, either (a) an instrument in form and substance substantially similar to Exhibit A-1 hereto, pursuant to which any Other First-Priority Lien Obligations Secured Party, through its First-Priority Lien Obligations Representative, acknowledges this Agreement and consents to be bound by the terms hereof in accordance with Section 5.14 or (b) an instrument in form and substance substantially similar to Exhibit A-2 hereto, pursuant to which any Other Second-Priority Lien Obligations Secured Party, through its Second-Priority Lien Obligations Representative, acknowledges this Agreement and consents to be bound by the terms hereof in accordance with Section 5.14, in case of each of clauses (a) and (b), acknowledged and confirmed by the Applicable First Lien

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Agent, the Applicable Second Lien Agent, the Company (on behalf of itself and its Subsidiaries party to this Agreement) for purposes of this Agreement.

“DIP Financing” has the meaning set forth in Section 2.06(b)(i).

“Discharge” means, with respect to any Obligations, except to the extent otherwise provided herein with respect to the reinstatement or continuation of any such Obligations, the payment in full in cash or immediately available funds (except for contingent indemnities and cost and reimbursement obligations to the extent no claim has been made) of all such Obligations then outstanding, if any, and, with respect to letters of credit or letter of credit guaranties outstanding under the agreements or instruments (the “Relevant Instruments”) governing such Obligations, delivery of cash collateral or backstop letters of credit in respect thereof in a manner reasonably satisfactory to the Applicable Agent and issuing lenders under such Relevant Instruments, in each case after or concurrently with the termination of all commitments to extend credit thereunder, and the termination of all commitments of “secured parties” under the Relevant Instruments; provided that (i) the Discharge of the RBL Facility Obligations shall not be deemed to have occurred if such payments are made in connection with the establishment of another RBL Facility, (ii) the Discharge of the First-Priority Lien Obligations shall not be deemed to have occurred if such payments are made with the proceeds of other First-Priority Lien Obligations that constitute an exchange or replacement for or a refinancing of such First-Priority Lien Obligations and (iii) the Discharge of the Second-Priority Lien Obligations shall not be deemed to have occurred if such payments are made with the proceeds of other Second-Priority Lien Obligations that constitute an exchange or replacement for or a refinancing of such Second-Priority Lien Obligations. In the event that any Obligations are modified and such Obligations are paid over time or otherwise modified under Section 1129 of the Bankruptcy Code pursuant to a confirmed and consummated Plan of Reorganization, such Obligations shall be deemed to be discharged when the final payment is made, in cash or immediately available funds or in the form of consideration otherwise provided for in such Plan of Reorganization, in respect of such Indebtedness and any obligations pursuant to such new Indebtedness shall have been satisfied. The term “Discharged” shall have a corresponding meaning.

“Domestic Subsidiary” shall mean each Subsidiary of the Company that is organized under the laws of the United States or any state thereof, or the District of Columbia.

“Event of Default” means an “Event of Default” under and as defined in the applicable Senior Secured Term Facility Documents, the applicable RBL Facility Documents, the Senior Secured Notes Indenture, any applicable Other First-Priority Lien Obligations Document and/or any applicable Other Second-Priority Lien Obligations Document, as the context may require.

“First-Priority Lien Obligations” means (i) the RBL Facility Obligations and (ii) the Other First-Priority Lien Obligations.

“First-Priority Lien Obligations Documents” means, collectively, the RBL Facility Documents and the Other First-Priority Lien Obligations Documents.

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“First-Priority Lien Obligations Representative” means each of the RBL Facility Agent and each Other First-Priority Lien Obligations Agent.

“First-Priority Lien Obligations Secured Parties” means, collectively, the RBL Facility Secured Parties and the Other First-Priority Lien Obligations Secured Parties.

“Foreign Subsidiary” means each Subsidiary of the Company that is not a Domestic Subsidiary.

“Grantor” means the Company and each Subsidiary of the Company that shall have granted any Lien in favor of any Collateral Agent on any of its assets or properties to secure any of the Obligations.

“Hedge Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, fixed-price physical delivery contracts, whether or not exchange traded, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement. Notwithstanding the foregoing, agreements or obligations to physically sell any commodity at any index-based price shall not be considered Hedge Agreements.

“Indebtedness” means and includes all obligations that constitute “Indebtedness”, “Debt” or other comparable terms as defined in the applicable RBL Facility Documents, the applicable Senior Secured Term Facility Documents, the Senior Secured Notes Indenture, any relevant Other First-Priority Lien Obligations Document or any relevant Other Second-Priority Lien Obligations Document.

“Insolvency or Liquidation Proceeding” shall mean (a) any voluntary or involuntary case or proceeding under the Bankruptcy Code with respect to any Grantor, (b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Grantor or with respect to any of its assets, (c) any liquidation, dissolution, reorganization or winding up of any Grantor whether voluntary or involuntary and whether or not involving insolvency or bankruptcy or (d) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of any Grantor.

“JPM” has the meaning set forth in the preamble hereto.

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“Junior Claims” means (a) with respect to the RBL Priority Collateral, the Term Facility Obligations, the Senior Secured Notes Obligations and each Series of Other Second-Priority Lien Obligations, in each case, secured by such Collateral, and (b) with respect to the Term/Notes Priority Collateral, the RBL Facility Obligations and each Series of Other First-Priority Lien Obligations, in each case, secured by such Collateral.

“Junior Representative” means (a) with respect to the Term/Notes Priority Collateral, each First-Priority Lien Obligations Representative, and (b) with respect to the RBL Priority Collateral, each Second-Priority Lien Obligations Representative.

“Junior Secured Obligations” means (a) with respect to the Term/Notes Priority Collateral, the RBL Facility Obligations and each Series of Other First-Priority Lien Obligations, and (b) with respect to the RBL Priority Collateral, the Term Facility Obligations, the Senior Secured Notes Obligations and each Series of Other Second-Priority Lien Obligations.

“Junior Secured Obligations Collateral” means, with respect to any Obligations, the Common Collateral in respect of which such Obligations constitute Junior Claims.

“Junior Secured Obligations Documents” means, (a) with respect to the Term/Notes Priority Collateral, the First-Priority Lien Obligations Documents and, (b) with respect to the RBL Priority Collateral, the Second-Priority Lien Obligations Documents.

“Junior Secured Obligations Secured Parties” means (a) with respect to the Term/Notes Priority Collateral, the RBL Facility Secured Parties and each Other First-Priority Lien Obligations Secured Parties, and (b) with respect to the RBL Priority Collateral, the Term Facility Secured Parties, the Senior Secured Notes Secured Parties and each Other Second-Priority Lien Obligations Secured Parties.

“Lien” has the meaning set forth in the Senior Secured Term Facility and/or the RBL Facility.

“Mortgages” means the RBL Mortgages, the Term/Notes Mortgages, any Other First-Priority Lien Obligations Mortgage and any Other Second-Priority Lien Obligations Mortgage.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“obligations” means any principal, interest (including interest accruing during the period of any bankruptcy, insolvency, receivership or other similar proceedings, regardless of whether allowed or allowable in any such proceeding), penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness.

“Obligations” means the First-Priority Lien Obligations and the Second-Priority Lien Obligations.

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“Other First-Priority Lien Obligations” means obligations of the Company and the other Grantors (other than the RBL Facility Obligations) that are equally and ratably secured with the RBL Facility Obligations and are designated by the Company as “Other First-Priority Lien Obligations”; provided that the requirements set forth in Section 5.14 shall have been satisfied.

“Other First-Priority Lien Obligations Agent” means, with respect to any Series of Other First-Priority Lien Obligations or any separate facility within such Series, the Person elected, designated or appointed as the administrative agent and/or collateral agent, trustee or similar representative of such Series or such separate facility within such Series by or on behalf of the holders of such Series of Other First-Priority Lien Obligations or such separate facility within such Series, and its respective successors in substantially the same capacity as may from time to time be appointed.

“Other First-Priority Lien Obligations Credit Document” means any (a) instruments, agreements or documents evidencing debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (b) debt securities, indentures and/or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances) or (c) instruments or agreements evidencing any other Indebtedness, in each case to the extent that (i) the obligations in respect thereof constitute Other First-Priority Lien Obligations and (ii) the Representative with respect thereto has duly executed and delivered the applicable Consent and Acknowledgment.

“Other First-Priority Lien Obligations Documents” means, collectively, the Other First-Priority Lien Obligations Credit Documents and the Other First-Priority Lien Obligations Security Documents related thereto.

“Other First-Priority Lien Obligations Mortgages” means all mortgages, trust deeds, deeds of trust, deeds to secure debt, assignments of leases and rents, and other security documents relating to any Real Estate Asset in favor of the Applicable First Lien Agent for the benefit of the Other First-Priority Lien Obligations Secured Parties.

“Other First-Priority Lien Obligations Secured Parties” means, collectively, the holders of any Other First-Priority Lien Obligations who have directly or indirectly through their respective Other First-Priority Lien Obligations Agents, become party to and bound by this Agreement pursuant to a Consent and Acknowledgment in accordance with the provisions of Section 5.14 hereof.

“Other First-Priority Lien Obligations Security Documents” means, collectively, the security agreements or any other documents now existing or entered into after the date hereof that create Liens on any assets or properties of any Grantor to secure any Other First-Priority Lien Obligations.

“Other Second-Priority Lien Obligations” means obligations of the Company and the other Grantors (other than the Senior Secured Notes Obligations and the Term Facility

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Obligations) that are equally and ratably secured with the Senior Secured Notes Obligations and the Term Facility Obligations and are designated by the Company as “Other Second-Priority Lien Obligations” (including any interest and fees accruing after the commencement of bankruptcy or insolvency proceedings whether or not allowed in such bankruptcy or insolvency proceeding); provided that the requirements set forth in Section 5.14 shall have been satisfied.

“Other Second-Priority Lien Obligations Agent” shall mean, with respect to any Series of Other Second-Priority Lien Obligations or any separate facility within such Series, the Person elected, designated or appointed as the administrative agent and/or collateral agent, trustee or similar representative of such Series or such separate facility within such Series by or on behalf of the holders of such Series of Other Second-Priority Lien Obligations or such separate facility within such Series, and its respective successors in substantially the same capacity as may from time to time be appointed.

“Other Second-Priority Lien Obligations Credit Document” means any (a) instruments, agreements or documents evidencing debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (b) debt securities, indentures and/or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances) or (c) instruments or agreements evidencing any other Indebtedness, in each case to the extent that (i) the obligations in respect thereof constitute Other Second-Priority Lien Obligations and (ii) the Representative with respect thereto has duly executed and delivered the applicable Consent and Acknowledgment.

“Other Second-Priority Lien Obligations Documents” means, collectively, the Other Second-Priority Lien Obligations Credit Documents and the Other Second-Priority Lien Obligations Security Documents related thereto.

“Other Second-Priority Lien Obligations Mortgages” means all mortgages, trust deeds, deeds of trust, deeds to secure debt, assignments of leases and rents, and other security documents relating to any Real Estate Asset in favor of the Applicable Second Lien Agent for the benefit of the Other Second-Priority Lien Obligations Secured Parties.

“Other Second-Priority Lien Obligations Secured Parties” means, collectively, the holders of any Other Second-Priority Lien Obligations who have directly or indirectly through their respective Other Second-Priority Lien Obligations Agents, become party to and bound by this Agreement pursuant to a Consent and Acknowledgment in accordance with the provisions of Section 5.14 hereof.

“Other Second-Priority Lien Obligations Security Documents” means, collectively, the security agreements or any other documents now existing or entered into after the date hereof that create Liens on any assets or properties of any Grantor to secure any Other Second-Priority Lien Obligations.

“Pari Passu First-Priority Intercreditor Agreement” means any intercreditor agreement entered into among the RBL Facility Agent and other First-Priority Lien Obligations

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Representatives to govern the relationship among the First-Priority Lien Obligations Secured Parties among themselves with respect to the RBL Priority Collateral and/or any other portion of the Common Collateral, as the case may be, as amended, supplemented, restated, replaced or otherwise modified from time to time in accordance with its terms.

“Pari Passu Second-Priority Intercreditor Agreement” means that certain Pari Passu Intercreditor Agreement of even date herewith by and among the Term Facility Agent, the Senior Secured Notes Collateral Agent, the Senior Secured Notes Trustee, any other Second-Priority Lien Obligations Representative, the Company and the Subsidiaries of the Company named therein, with respect to the Term/Notes Priority Collateral and/or any other portion of the Common Collateral, as the case may be, as amended, supplemented, restated or otherwise modified from time to time in accordance with its terms or any replacement thereof governing the rights and remedies of the Second-Priority Lien Obligations Secured Parties amongst themselves, in respect of the Term/Notes Priority Collateral and/or any other portion of the Common Collateral, as applicable.

“Permitted Remedies” means, with respect to any Junior Secured Obligations:

(i)    filing a claim or statement of interest with respect to such Obligations; provided that an Insolvency or Liquidation Proceeding has been commenced by or against any Grantor;

(ii)       taking any action (not adverse to the Liens securing any Senior Secured Obligations, the priority status thereof, or the rights of the Applicable Agent or any of the Senior Secured Obligations Secured Parties to exercise rights, powers and/or remedies in respect thereof) in order to create, perfect, preserve or protect (but not enforce) its Lien on any of the Collateral;

(iii)      filing any necessary or appropriate responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims or Liens of the Junior Secured Obligations Secured Parties, including any claims secured by the Junior Secured Obligations Collateral, in each case in accordance with the terms of this Agreement;

(iv)     filing any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Grantors arising under either any Insolvency or Liquidation Proceeding or applicable non-bankruptcy law, in each case not inconsistent with the terms of this Agreement or applicable law (including the Bankruptcy Laws of any applicable jurisdiction); and

(v)      voting on any Plan of Reorganization, filing any proof of claim, making other filings and making any arguments, obligations, and motions (including in support of or opposition to, as applicable, the confirmation or approval of any Plan of Reorganization) that are, in each case, in accordance with the terms of this Agreement.

“Person” means any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or government, individual or family trusts, or any agency or political subdivision thereof.

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“Plan of Reorganization” means any plan of reorganization, plan of liquidation, agreement for composition, or other type of plan of arrangement proposed in or in connection with any Insolvency or Liquidation Proceeding.

“Possessory Collateral” means the Common Collateral in the possession or control of any Collateral Agent (or its agents or bailees), to the extent that possession or control thereof perfects a Lien thereon under the Uniform Commercial Code of any jurisdiction.

“Possessory Collateral Agent” means, with respect to any Possessory Collateral, the Collateral Agent having possession or control (including through its agents or bailees) thereof.

“RBL Facility” means (i) the Credit Agreement of even date herewith, among the Company, EPE Holdings LLC, the lenders and agents party thereto from time to time and the RBL Facility Agent, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof (except to the extent any such refinancing, replacement or restructuring is designated by the Company to not be included in the definition of “RBL Facility”), and (ii) whether or not the facility referred to in clause (i) remains outstanding, if designated by the Company to be included in the definition of “RBL Facility” and subject to the satisfaction of the requirements set forth in Section 5.14, one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances) or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“RBL Facility Agent” means the administrative agent and the collateral agent for the RBL Facility Secured Parties, together with its successors or co-agents in substantially the same capacity as may from time to time be appointed. As of the date hereof, JPM shall be the RBL Facility Agent.

“RBL Facility Documents” means the documentation in respect of the RBL Facility, the RBL Facility Security Agreements and the other “Credit Documents” or comparable terms as defined in the RBL Facility.

“RBL Facility Obligations” means all “Obligations” (as such term is defined in the Credit Agreement referred to in clause (i) of the definition of the RBL Facility) of the Company and other obligors outstanding under, and all other obligations in respect of, the RBL Facility or any other RBL Facility Documents.

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“RBL Facility Secured Parties” means, at any time, the Persons holding any RBL Facility Obligations and the successors and permitted assigns thereof, including the RBL Collateral Agent and each other “Secured Party” as defined in any applicable RBL Facility Document, including each counterparty to any Hedge Agreement or any provider of cash management services, the obligations of which are “Obligations” under the RBL Facility Security Agreements.

“RBL Facility Security Agreements” means (a) the Collateral Agreement of even date herewith, among the Company, EPE Holdings LLC, each other grantor party thereto and the RBL Facility Agent, as amended, supplemented, restated or otherwise modified from time to time in accordance with its terms, (b) the Pledge Agreement of even date herewith, among the Company, each other pledgor party thereto and the RBL Facility Agent, as amended, supplemented or modified from time to time in accordance with its terms, and (c) such other security agreements and pledge agreements entered into from time to time in respect of any RBL Facility described in clause (ii) of the definition thereof, as amended, supplemented, restated or other modified from time to time in accordance with their respective terms.

“RBL Facility Security Documents” means the RBL Facility Security Agreements, the RBL Mortgages and any other documents now existing or entered into after the date hereof that create Liens on any assets or properties of any Grantor to secure any RBL Facility Obligations.

“RBL Mortgages” means all “Mortgages” as defined in the RBL Facility.

“RBL Priority Collateral” means all of the assets of each Grantor now owned or at any time hereafter acquired constituting Common Collateral, other than the Term/Notes Priority Collateral, to the extent a security interest therein has been or may hereafter be granted to the RBL Facility Agent under the RBL Facility Security Documents or any Other First-Priority Obligations Agent under the Other First-Priority Lien Obligations Security Documents.

“RBL Priority Possessory Collateral” means RBL Priority Collateral that is Possessory Collateral.

“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Grantor in any real property.

“Refinance” means to amend, restate, supplement, waive, replace (whether or not upon termination, and whether with the original parties or otherwise), restructure, repay, refund, refinance or otherwise modify from time to time (including by means of any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the obligations under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof). “Refinanced” and “Refinancing” shall have correlative meanings.

“Representative” means (a) in the case of any RBL Facility Obligations, the RBL Facility Agent, (b) in the case of any Term Facility Obligations, the Term Facility Agent, (c) in the case of any Senior Secured Notes Obligations, the Senior Secured Notes Trustee, (d) in the

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case of any Series of Other First-Priority Lien Obligations, each Other First-Priority Lien Obligations Agent of such Series and (e) in the case of any Series of Other Second-Priority Lien Obligations, each Other Second-Priority Lien Obligations Agent of such Series.

“SEC” means the United States Securities and Exchange Commission or any successor thereto.

“Second-Priority Lien Obligations” means the Term Facility Obligations, the Senior Secured Notes Obligations and the Other Second-Priority Lien Obligations.

“Second-Priority Lien Obligations Documents” means the Term Facility Documents, the Senior Secured Notes Documents and each Other Second-Priority Lien Obligations Documents.

“Second-Priority Lien Obligations Representative” means, collectively, each of the Term Facility Agent, the Senior Secured Notes Trustee and each Other Second-Priority Lien Obligations Agent.

“Second-Priority Lien Obligations Secured Parties” means each of the Term Facility Secured Parties, the Senior Secured Notes Secured Parties and each Other Second-Priority Lien Obligations Secured Party.

“Secured Parties” means, collectively, the First-Priority Lien Obligations Secured Parties and the Second-Priority Lien Obligations Secured Parties.

“Senior Claims” means, (a) with respect to the RBL Priority Collateral, each of the First-Priority Lien Obligations secured by such Collateral and, (b) with respect to the Term/Notes Priority Collateral, each of the Second-Priority Lien Obligations secured by such Collateral.

“Senior Representative” means, (a) with respect to the Term/Notes Priority Collateral, each Second-Priority Lien Obligations Representative and, (b) with respect to the RBL Priority Collateral, each First-Priority Lien Obligations Representative.

“Senior Secured Notes” means the 6.875% Senior Secured Notes due 2019 of the Company.

“Senior Secured Notes Collateral Agent” means Citibank N.A., as collateral agent for the holders of the Senior Secured Notes, together with its successors and co-agents in substantially the same capacity as may from time to time be appointed.

“Senior Secured Notes Documents” means the Senior Secured Notes Indenture, the Senior Secured Notes Security Documents, and any other related documents or instruments executed and delivered pursuant to the Senior Secured Notes Indenture or the Senior Secured Notes Security Documents evidencing or governing obligations thereunder.

“Senior Secured Notes Indenture” means (i) the Indenture dated as of April 24, 2012 in respect of the Senior Secured Notes, among the Company, the Subsidiaries of the

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Company party thereto, and the Senior Secured Notes Trustee, as trustee thereunder, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof (except to the extent any such refinancing, replacement or restructuring is designated by the Company to not be included in the definition of “Senior Secured Notes Indenture”), and (ii) whether or not the Senior Secured Notes Indenture referred to in clause (i) remains outstanding, if designated by the Company to be included in the definition of “Senior Secured Notes Indenture,” one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“Senior Secured Notes Obligations” means all “Indenture Obligations” (as such term is defined in the Term/Notes Collateral Agreement) of the Company and any other obligor under the Senior Secured Notes Indenture or any of the other Senior Secured Notes Documents, including all obligations to pay principal, premium, if any, and interest (including any interest and fees accruing after the commencement of bankruptcy or insolvency proceedings whether or not allowed in such bankruptcy or insolvency proceeding) when due and payable, and all other amounts due or to become due under or in connection with the Senior Secured Notes Documents and the performance of all other obligations of the Company and any other obligor to the Senior Secured Notes Trustee and the holders of the Senior Secured Notes under any Senior Secured Notes Document, according to the respective terms thereof.

“Senior Secured Notes Secured Parties” means, at any time, the Persons holding any Senior Secured Notes Obligations and the successors and permitted assigns thereof, including the Senior Secured Notes Collateral Agent and each other “Secured Party” as defined in any Senior Secured Notes Document.

“Senior Secured Notes Security Documents” means the Term/Notes Security Agreements, the Term/Notes Mortgages, and any other documents now existing or entered into after the date hereof that create Liens on any assets or properties of any Grantor to secure any Senior Secured Notes Obligations.

“Senior Secured Notes Trustee” means Wilmington Trust, National Association, as trustee for the holders of the Senior Secured Notes, together with its successors or co-agents or co-trustees in substantially the same capacity as may from time to time be appointed pursuant to the Senior Secured Notes Indenture.

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“Senior Secured Obligations” means, (a) with respect to the Term/Notes Priority Collateral, the Second-Priority Lien Obligations and, (b) with respect to the RBL Priority Collateral, the First-Priority Lien Obligations. The First-Priority Lien Obligations shall, collectively, constitute one “Class” of Senior Secured Obligations and the Second-Priority Lien Obligations shall, collectively, constitute a separate “Class” of Senior Secured Obligations.

“Senior Secured Obligations Collateral” means, with respect to any Obligations, the Common Collateral in respect of which such Obligations constitute Senior Claims.

“Senior Secured Obligations Collateral Documents” means each Senior Secured Obligations Document pursuant to which a Lien is now or hereafter granted securing any Senior Secured Obligations or under which rights or remedies with respect to such Liens are at any time governed.

“Senior Secured Obligations Documents” means, (a) with respect to the Term/Notes Priority Collateral, the Second-Priority Lien Obligations Documents and, (b) with respect to the RBL Priority Collateral, the First-Priority Lien Obligations Documents.

“Senior Secured Obligations Secured Parties” means, (a) with respect to the Term/Notes Priority Collateral, the Second-Priority Lien Obligations Secured Parties and, (b) with respect to the RBL Priority Collateral, the First-Priority Lien Obligations Secured Parties.

“Senior Secured Term Facility” means (i) the Term Loan Agreement, dated as of April 24, 2012, among the Company, each Subsidiary of the Company from time to time party thereto, the lenders and agents party thereto from time to time and the Term Facility Agent, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof (except to the extent any such refinancing, replacement or restructuring is designated by the Company to not be included in the definition of “Senior Secured Term Facility”), and (ii) whether or not the credit agreement referred to in clause (i) remains outstanding, if designated by the Company to be included in the definition of “Senior Secured Term Facility” and subject to the satisfaction of the requirements set forth in Section 5.14, one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“Series” means, as applicable,

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(a)                                  each of the RBL Facility Obligations and each series of Other First-Priority Lien Obligations, each of which shall constitute a separate Series of the Class of Senior Secured Obligations constituting First-Priority Lien Obligations except that, in the event any two or more series of such Other First-Priority Lien Obligations (i) are secured by identical Collateral held by a common collateral agent and (ii) the Company designates such other First-Priority Lien Obligations to constitute a single Series, such series of Other First-Priority Lien Obligations shall collectively constitute a single Series. The First-Priority Lien Obligations Secured Parties with respect to each Series of First-Priority Lien Obligations shall constitute a separate Series of First-Priority Lien Obligations Secured Parties; and

(b)                                 each of the Term Facility Obligations, the Senior Secured Notes Obligations and each series of Other Second-Priority Lien Obligations, each of which shall constitute a separate Series of the Class of Senior Secured Obligations constituting Second-Priority Lien Obligations, except that, in the event that any two or more series of such Other Second-Priority Lien Obligations (i) are secured by identical Collateral held by a common collateral agent and (ii) the Company designates such Other Second-Priority Lien Obligations to constitute a single Series, such series of Other Second-Priority Lien Obligations shall collectively constitute a single Series. The Second-Priority Lien Obligations Secured Parties with respect to each Series of Second-Priority Lien Obligations shall constitute a separate Series of Second-Priority Lien Obligations Secured Parties.

“Subsidiary” has the meaning set forth in the Senior Secured Term Facility and/or the RBL Facility.

“Term Facility Agent” means the administrative agent and collateral agent for the Term Facility Secured Parties, together with its successors in substantially the same capacity as may from time to time be appointed. As of the date hereof, the Term Facility Agent shall be Citi.

“Term Facility Documents” means the Senior Secured Term Facility, the Term Facility Security Documents and any other related documents or instruments executed and delivered pursuant to the Senior Secured Term Facility or the Term Facility Security Documents evidencing or governing the obligations thereunder.

“Term Facility Obligations” means all “Term Loan Obligations” (as such term is defined in the Term/Notes Collateral Agreement) of the Company and other obligors outstanding under, and all other obligations in respect of, the Senior Secured Term Facility or any of the other Term Facility Documents.

“Term Facility Secured Parties” means, at any time, the Persons holding any Term Facility Obligations and the successors and permitted assigns thereof, including the Term Facility Agent and each other “Secured Party” as defined in any applicable Term Facility Document.

“Term/Notes Collateral Agreement” shall mean the Collateral Agreement of even date herewith among the Company, each other grantor party thereto and the Term Facility Agent, as amended, supplemented or modified from time to time in accordance with its terms.

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“Term/Notes Mortgages” means all mortgages, trust deeds, deeds of trust, deeds to secure debt, assignments of leases and rents, and other security documents relating to any Real Estate Asset in favor of the Applicable Second Lien Agent for the benefit of the Term Facility Secured Parties, the Senior Secured Notes Secured Parties and any Other Second-Priority Lien Obligations Secured Parties, in each case, executed and recorded pursuant to the applicable Second-Priority Lien Obligations Documents.

“Term/Notes Priority Collateral” means all “Pledged Stock” (as such term is defined in each Pledge Agreement referred to in clause (b) of the definition of Term/Notes Security Agreements and the RBL Facility Security Agreements), or any assets within the scope of such definitions secured under any other replacement First-Priority Lien Obligations Document or Second-Priority Lien Obligation Document, in each case to the extent constituting Common Collateral.

“Term/Notes Priority Possessory Collateral” shall mean Term/Notes Priority Collateral that is Possessory Collateral.

“Term/Notes Security Agreements” means (a) the Term/Notes Collateral Agreement and (b) the Pledge Agreement of even date herewith, among the Company, each other pledgor party thereto and the Term Facility Agent, as amended, supplemented or modified from time to time in accordance with its terms.

“Term/Notes Security Documents” means the Term/Notes Security Agreements, the Term/Notes Mortgages and any other documents now existing or entered into after the date hereof that create Liens on any assets or properties of any Grantor to secure any Term Facility Obligations.

ARTICLE II

PRIORITIES AND AGREEMENTS WITH RESPECT TO COLLATERAL

SECTION 2.01.                                   Priority of Claims. (a) Anything contained herein or in any of the First-Priority Lien Obligations Documents or the Second-Priority Lien Obligations Documents to the contrary notwithstanding, if an Event of Default has occurred and is continuing, and any Collateral Agent is taking action to enforce rights in respect of any Collateral (whether in an Insolvency or Liquidation Proceeding or otherwise), or any distribution is made in respect of any Collateral in any Insolvency or Liquidation Proceeding with respect to any Grantor, the Proceeds (subject, in the case of any such distribution, to Section 2.06 hereof) (all proceeds of any sale, collection or other liquidation of any Collateral and all proceeds of any such distribution being collectively referred to as “Proceeds”) shall be applied as follows:

(i)                                     In the case of the Term/Notes Priority Collateral,

FIRST, to the Applicable Second Lien Agent for distribution in accordance with the Pari Passu Second-Priority Intercreditor Agreement or any other applicable Second-Priority Lien Obligations Documents until payment in full of all Second-Priority

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Lien Obligations, and

SECOND, to the Applicable First Lien Agent for distribution in accordance with any applicable First-Priority Lien Obligations Documents until payment in full of all First-Priority Lien Obligations.

(ii)                                  In the case of the RBL Priority Collateral,

FIRST, to the Applicable First Lien Agent for distribution in accordance with any applicable First-Priority Lien Obligations Documents until payment in full of all First-Priority Lien Obligations, and

SECOND, to the Applicable Second Lien Agent for distribution in accordance with the Pari Passu Second-Priority Intercreditor Agreement or any other applicable Second-Priority Lien Obligations Documents until payment in full of all Second-Priority Lien Obligations.

(b)                                 It is acknowledged that (i) the aggregate amount of any Senior Secured Obligations may, subject to the limitations set forth in the applicable RBL Facility Documents, Senior Secured Term Facility Documents, Senior Secured Notes Indenture, Other First-Priority Lien Obligations Documents and Other Second-Priority Lien Obligations Documents, as applicable, be Refinanced from time to time, all without affecting the priorities set forth in Section 2.01(a) or the provisions of this Agreement defining the relative rights of the First-Priority Lien Obligations Secured Parties vis-a-vis the Second-Priority Lien Obligations Secured Parties, and (ii) a portion of the Senior Secured Obligations consists or may consist of Indebtedness that is revolving in nature, and the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed. The priorities provided for herein shall not be altered or otherwise affected by any Refinancing of either the Junior Secured Obligations (or any part thereof) or the Senior Secured Obligations (or any part thereof), by the release of any Collateral or of any guarantees for any Senior Secured Obligations or any Junior Secured Obligations or by any action that any Representative or Secured Party may take or fail to take in respect of any Collateral.

(c)                                  Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing the First-Priority Lien Obligations granted on the Collateral or of any Liens securing the Second-Priority Lien Obligations granted on the Collateral and notwithstanding any provision of the Uniform Commercial Code of any jurisdiction, or any other applicable law or the Term Facility Documents, the RBL Facility Documents, the Senior Secured Notes Documents, any Other First-Priority Lien Obligations Document or any Other Second-Priority Lien Obligations Document, or any defect or deficiencies in, or failure to perfect, any such Liens or any other circumstance whatsoever:

(i)                                     (1) the Liens on the Term/Notes Priority Collateral securing the Second-Priority Lien Obligations will rank senior to any Liens on the Term/Notes

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Priority Collateral securing the First-Priority Lien Obligations, and (2) the Liens on the RBL Priority Collateral securing the First-Priority Lien Obligations will rank senior to any Liens on the RBL Priority Collateral securing the Second-Priority Lien Obligations;

(ii)                                  the Applicable First Lien Agent and each First-Priority Lien Obligations Representative, on behalf of themselves and the First-Priority Lien Obligations Secured Parties, hereby agree that the Liens securing the First-Priority Lien Obligations shall be of equal priority; provided, however, that the foregoing shall not be construed to alter the relative rights or priorities of the various Series of First-Priority Lien Obligations Secured Parties against each other Series of First-Priority Lien Obligations, which rights and priorities shall be governed by any Pari Passu First-Priority Intercreditor Agreement or other First-Priority Lien Obligations Documents, as applicable; and

(iii)                               the Applicable Second Lien Agent and each Second-Priority Lien Obligations Representative, on behalf of themselves and the Second-Priority Lien Obligations Secured Parties, hereby agree that the Liens securing the Second-Priority Lien Obligations shall be of equal priority; provided, however, that the foregoing shall not be construed to alter the relative rights or priorities of the various Series of Second-Priority Lien Obligations Secured Parties against each other Series of Second-Priority Lien Obligations, which rights and priorities shall be governed by the Pari Passu Second Priority Intercreditor Agreement or other Second-Priority Lien Obligations Documents, as applicable.

SECTION 2.02.                                   Actions With Respect to Collateral; Prohibition on Contesting Liens.

(a)                                  Each of the Applicable First Lien Agent and the Applicable Second Lien Agent, on behalf of itself, each relevant Representative and the relevant Secured Parties, acknowledges and agrees that, until the Discharge of all of the Senior Secured Obligations of a particular Class, (i) only the Applicable Agent shall act or refrain from acting with respect to the Senior Secured Obligations Collateral of such Class and then only on the instructions of the applicable Senior Representative (given in accordance with the Senior Secured Obligations Documents), (ii) no Collateral Agent shall follow any instructions with respect to such Senior Secured Obligations Collateral from any Junior Representative, any of the Junior Secured Obligations Secured Parties or any Applicable Junior Agent, (iii) none of the Applicable Junior Agent, any Junior Representative or any Junior Secured Obligations Secured Party shall, nor shall any of them instruct any Collateral Agent to, commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its interest in or realize upon, or take any other action available to it in respect of, any Senior Secured Obligations Collateral, whether under any RBL Facility Security Document, any Term Facility Security Document, any Senior Secured Notes Security Document, any Other First-Priority Lien

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Obligations Security Documents or any Other Second-Priority Lien Obligations Security Documents, as applicable, applicable law or otherwise, it being agreed that (A) only the Applicable Agent, acting in accordance with the RBL Facility Security Documents or the Other First-Priority Lien Obligations Security Documents, as applicable, shall be entitled to take any such actions or exercise any such remedies, or to cause any Collateral Agent to do so and (B) notwithstanding the foregoing, the Applicable Junior Agent and each Junior Representative may take Permitted Remedies, and (iv) the Applicable Junior Agent, on behalf of itself, each Junior Representative and the other Junior Secured Obligations Secured Parties, hereby waives any right of subrogation it or any of them may acquire as a result of any payment hereunder until the Discharge of the Senior Secured Obligations has occurred. The Applicable Agent and each Senior Representative may deal with the Senior Secured Obligations Collateral as if they had a senior Lien on such Collateral; provided that, (A) with respect to the First-Priority Lien Representatives, the provisions of any Pari Passu First-Priority Intercreditor Agreement or other First-Priority Lien Obligations Documents shall also be complied with and (B) with respect to the Second-Priority Lien Representatives, the provisions of the Pari Passu Second-Priority Intercreditor Agreement or other Second-Priority Lien Obligations Documents shall also be complied with. Furthermore, each of the Applicable First Lien Agent and the Applicable Second Lien Agent, on behalf of itself, each relevant Representative and the relevant Secured Parties, acknowledges and agrees that no Applicable Junior Agent, Junior Representative or any other Junior Secured Obligations Secured Party will contest, protest or object to any foreclosure proceeding or action brought by any Senior Representative or any other Senior Secured Obligations Secured Party or any other exercise by any Senior Representative or any other Senior Secured Obligations Secured Party of any rights and remedies relating to the Senior Secured Obligations Collateral.

(b)                                 (i)                                     The Applicable Second Lien Agent, each of the Term Facility Agent, the other Term Facility Secured Parties, the Senior Secured Notes Collateral Agent, the other Senior Secured Notes Secured Parties, the Other Second-Priority Lien Obligations Agents and the other Other Second-Priority Lien Obligations Secured Parties each agrees that it will not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the perfection, priority, validity or enforceability of a Lien held by or on behalf of any of the RBL Facility Secured Parties and any Other First-Priority Lien Obligations Secured Parties in all or any part of the Collateral, or the provisions of this Agreement.

(ii)                                  The Applicable First Lien Agent, each of the RBL Facility Agent, the other RBL Facility Secured Parties, the Other First-Priority Lien Obligations Agent and the other Other First-Priority Lien Obligations Secured Parties each agrees that it will not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the perfection, priority, validity or enforceability of a Lien held by or on behalf of any of the Second-Priority Lien Obligations Secured Parties in all or any part of the Collateral, or the provisions of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any of the Term Facility Agent, any Term Facility Secured Party, the RBL Facility Agent, any other RBL Facility Secured Party, the Senior Secured Notes Collateral Agent, any other Senior Secured Notes Secured Parties, any Other First-Priority Lien Obligations Agent, any other Other First-Priority Lien

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Obligations Secured Parties, any Other Second-Priority Lien Obligations Agent or any other Other Second-Priority Lien Obligations Secured Parties to enforce this Agreement.

(c)                                  The parties hereto agree to execute, acknowledge and deliver a memorandum of Intercreditor Agreement, together with such other documents in furtherance hereof or thereof, in each case, in proper form for recording in connection with any Mortgages and in form and substance reasonably satisfactory to each of the Collateral Agents, in those jurisdictions where such recording is reasonably recommended or requested by local real estate counsel and/or the title insurance company, or as otherwise deemed reasonably necessary or proper by the parties hereto.

SECTION 2.03.                                   No Duties of Senior Representatives; Provision of Notice.

(a)                                  Each of the Applicable Junior Agent, Junior Representatives and other Junior Secured Obligations Secured Parties acknowledges and agrees that: (i) none of the Applicable Agent, Senior Representatives or any other Senior Secured Obligations Secured Party shall have any duties or other obligations to the Applicable Junior Agent, the Junior Representatives or the Junior Secured Obligations Secured Parties with respect to any Senior Secured Obligations Collateral, other than to transfer to the Applicable Junior Agent any Proceeds of any such Collateral that constitutes Junior Secured Obligations Collateral remaining in its possession following any sale, transfer or other disposition of such Collateral (in each case, unless the Junior Secured Obligations have been Discharged prior to or concurrently with such sale, transfer, disposition, payment or satisfaction) and the Discharge of the Senior Secured Obligations secured thereby, or if any Senior Representative shall be in possession of all or any part of such Collateral after such payment and satisfaction in full and termination, such Collateral or any part thereof remaining, in each case without any representation or warranty on the part of such Senior Representative or any other Senior Secured Obligations Secured Party; (ii) in furtherance of the foregoing, until the Discharge of the Senior Secured Obligations shall have occurred, the Applicable Agent shall be entitled, for the benefit of the Senior Secured Obligations Secured Parties, to sell, transfer or otherwise dispose of or deal with such Collateral as provided herein and in the applicable Senior Secured Obligation Documents, without regard to any Junior Claims held by any Junior Secured Obligations Secured Party or any rights to which the Junior Secured Obligations Secured Parties would otherwise be entitled as a result of such Junior Claims; and (iii) without limiting the foregoing, none of the Applicable Agent, Senior Representatives or any other Senior Secured Obligations Secured Party shall have any duty or obligation first to marshal or realize upon any type of Senior Secured Obligations Collateral (or any other collateral securing the Senior Secured Obligations), or to sell, dispose of or otherwise liquidate all or any portion of such Collateral (or any other collateral securing the Senior Secured Obligations), in any manner that would maximize the return to the Junior Secured Obligations Secured Parties, notwithstanding that the order and timing of any such realization, sale, disposition or liquidation may affect the amount of proceeds actually received by the Junior Secured Obligations Secured Parties from such realization, sale, disposition or liquidation. Each of the Applicable Junior Agent, Junior Representatives and other Junior Secured Obligations Secured Parties waives any claim it or any other Junior Secured Obligations Secured Party may now or hereafter have against the Applicable Agent, any Senior Representative or any other Senior Secured Obligations Secured Party (or their representatives) arising out of (i) any actions

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which the Applicable Agent, such Senior Representative or any such other Senior Secured Obligations Secured Party takes or omits to take (including actions with respect to the creation, perfection or continuation of Liens on any Collateral, actions with respect to the foreclosure upon, sale, release or depreciation of, or failure to realize upon, any of the Collateral and actions with respect to the collection of any claim for all or any part of the Senior Secured Obligations from any account debtor, guarantor or any other party) in accordance with the relevant Senior Secured Obligations Documents or any other agreement related thereto or to the collection of the Senior Secured Obligations or the valuation, use, protection or release of any security for the Senior Secured Obligations, (ii) any election by the Applicable Agent, any Senior Representative or any other Senior Secured Obligations Secured Party, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b) of the Bankruptcy Code or (iii) subject to Section 2.06, any borrowing by, or grant of a security interest or administrative expense priority under Section 364 of the Bankruptcy Code by, the Company or any of its Subsidiaries, as debtor-in-possession.

(b)                                 The RBL Facility Agent shall, after obtaining actual knowledge that it no longer qualifies as the Applicable First Lien Agent, notify the Company, the other First-Priority Lien Obligations Representatives and the Second-Priority Lien Obligations Representatives of the same.

(c)                                  The Term Facility Agent shall, after obtaining actual knowledge that it no longer qualifies as the Applicable Second Lien Agent, notify the Company, the other Second-Priority Lien Obligations Representatives and the First-Priority Lien Obligations Representatives of the same.

SECTION 2.04.                                   No Interference; Payment Over; Reinstatement. (a) Each of the Applicable Junior Agent, Junior Representatives and other Junior Secured Obligations Secured Parties agrees that (i) it will not take or cause to be taken any action, the purpose or effect of which is, or could be, to make any Junior Claim pari passu with, or to give such Junior Secured Obligations Secured Party any preference or priority relative to, any Senior Claim with respect to the Collateral securing the Senior Claims or any part thereof, (ii) it will not challenge or question in any proceeding the validity or enforceability of any RBL Facility Security Document, Term Facility Security Document, Senior Secured Notes Security Document, Other First-Priority Lien Obligations Security Document or Other Second-Priority Lien Obligations Security Document or the validity, attachment, perfection or priority of any Lien under the RBL Facility Security Documents, the Term Facility Security Documents, the Senior Secured Notes Security Documents, Other First-Priority Lien Obligations Security Documents or Other Second-Priority Lien Obligations Security Documents, or the validity or enforceability of the priorities, rights or duties established by or other provisions of this Agreement, (iii) it will not take or cause to be taken any action the purpose or intent of which is, or could be, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of the Senior Secured Obligations Collateral by the Applicable Agent, any Senior Representative or any other Senior Secured Obligations Secured Party, (iv) it shall not have any right to (A) direct the Applicable Agent, any Senior Representative or any other Senior Secured Obligations Secured Party to exercise any right, remedy or power with respect to any Senior Secured Obligations Collateral or (B) consent to the exercise by the Applicable Agent, any Senior Representative or any other Senior Secured

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Obligations Secured Party of any right, remedy or power with respect to any Senior Secured Obligations Collateral, (v) it will not institute any suit or assert in any suit, bankruptcy, insolvency or other proceeding any claim against the Applicable Agent, any Senior Representative or any other Senior Secured Obligations Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to, and none of the Applicable Agent, any Senior Representative or any other Senior Secured Obligations Secured Party shall be liable for, any action taken or omitted to be taken by the Applicable Agent, any Collateral Agent, any Senior Representative or other Senior Secured Obligations Secured Party with respect to any Senior Secured Obligations Collateral, (vi) it will not seek, and hereby waives any right, to have any Senior Secured Obligations Collateral or any part thereof marshaled upon any foreclosure or other disposition of such Collateral and (vii) it will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any of the Term Facility Agent, any other Term Facility Secured Party, the RBL Facility Agent, any other RBL Facility Secured Party, the Senior Secured Notes Collateral Agent, any other Senior Secured Notes Secured Parties, any Other First-Priority Lien Obligations Agent, any other Other First-Priority Lien Obligations Secured Parties, any Other Second-Priority Lien Obligations Agent, or any other Other Second-Priority Lien Obligations Secured Parties to enforce this Agreement in accordance with its terms.

(b)                                 Each of the Applicable Junior Agent, Junior Representatives and other Junior Secured Obligations Secured Parties hereby agrees that if it shall obtain possession of any Senior Secured Obligations Collateral or shall realize any proceeds or payment in respect of any such Collateral, pursuant to any RBL Facility Security Document, Term Facility Security Document, Senior Secured Note Security Document, Other First-Priority Lien Obligations Security Document, Other Second-Priority Lien Obligations Security Document or by the exercise of any rights available to it or any of them under applicable law or in any Insolvency or Liquidating Proceeding or through any other exercise of remedies, at any time prior to the Discharge of the Senior Secured Obligations, then it shall hold such Collateral, proceeds or payment in trust for the Senior Secured Obligations Secured Parties and transfer such Collateral, proceeds or payment, as the case may be, to the Applicable Agent reasonably promptly after obtaining actual knowledge (or notice from the Applicable Agent) that it is in possession of such Collateral, proceeds or payment. Each of the Applicable Junior Agent, Junior Representatives and other Junior Secured Obligations Secured Parties agrees that, if at any time it receives notice or obtains actual knowledge that all or part of any payment with respect to any Senior Secured Obligations previously made shall be rescinded for any reason whatsoever, it shall promptly pay over to the Applicable Agent any payment received by it and then in its possession or under its control in respect of any Senior Secured Obligations Collateral and shall promptly turn over any Senior Secured Obligations Collateral then held by it over to the Applicable Agent, and the provisions set forth in this Agreement shall be reinstated as if such payment had not been made, until the Discharge of the Senior Secured Obligations has occurred.

SECTION 2.05.                                   Automatic Release of Junior Liens. (a) Each of the Applicable Second Lien Agent, Second-Priority Lien Obligations Representatives and other Second-Priority Lien Obligations Secured Parties agrees that in the event of a sale, transfer or other disposition of any RBL Priority Collateral in connection with the foreclosure upon or other exercise of rights and remedies with respect to such RBL Priority Collateral that results in the

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release by the Applicable First Lien Agent of the Lien held by the Applicable First Lien Agent on such RBL Priority Collateral (regardless of whether or not an Event of Default has occurred and is continuing under the Second-Priority Lien Obligations Documents at the time of such sale, transfer or other disposition), the Lien held by each Second-Lien Collateral Agent on such RBL Priority Collateral shall be automatically released; provided that, notwithstanding the foregoing, all Second-Priority Lien Obligations Secured Parties shall be entitled to any Proceeds of a sale, transfer or other disposition under this clause (a) that remain after Discharge of the First-Priority Lien Obligations, and the Liens on such remaining Proceeds securing the Second-Priority Lien Obligations shall not be automatically released pursuant to this Section 2.05(a).

(b)                                 Each of the Applicable First Lien Agent, First-Priority Lien Obligations Representatives and other First-Priority Lien Obligations Secured Parties agrees that in the event of a sale, transfer or other disposition of any Term/Notes Priority Collateral in connection with the foreclosure upon or other exercise of rights and remedies with respect to such Term/Notes Priority Collateral that results in the release by the Applicable Second Lien Agent of the Lien held by the Applicable Second Lien Agent on such Term/Notes Priority Collateral (regardless of whether or not an Event of Default has occurred and is continuing under the First-Priority Lien Obligations Documents at the time of such sale, transfer or other disposition), the Lien held by the Applicable First Lien Agent on such Term/Notes Priority Collateral shall be automatically released; provided that, notwithstanding the foregoing, all holders of the First-Priority Lien Obligations shall be entitled to any Proceeds of a sale, transfer or other disposition under this clause (b) that remain after Discharge of the Second-Priority Lien Obligations, and the Liens on such remaining Proceeds securing the First-Priority Lien Obligations shall not be automatically released pursuant to this Section 2.05(b).

(c)                                  Each of the Applicable Junior Agent, Junior Representatives and other Junior Secured Obligations Secured Parties agrees to execute and deliver (at the sole cost and expense of the Grantors) all such authorizations and other instruments as shall reasonably be requested by the Applicable Agent or any Senior Representative acting on behalf of the relevant Senior Secured Obligations Secured Parties to evidence and confirm any release of Junior Collateral provided for in this Section 2.05.

SECTION 2.06.                                   Certain Agreements With Respect to Bankruptcy or Insolvency Proceedings. (a) This Agreement shall continue in full force and effect notwithstanding the commencement of any proceeding under the Bankruptcy Code or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law by or against the Company or any of its Subsidiaries. Without limiting the generality of the foregoing, the provisions of this Agreement are intended to be and shall be enforceable as a “subordination agreement” under Section 510(a) of the Bankruptcy Code.

(b)                                 If the Company or any of its Subsidiaries shall become subject to a case (a “Bankruptcy Case”) under the Bankruptcy Code:

(i)                                     if the Applicable First Lien Agent desires to permit the use of cash collateral or to permit the Company and/or any of its Subsidiaries to obtain financing under Section 363 or Section 364 of the Bankruptcy Code or under any other similar law (“DIP Financing”) either secured by a Lien

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on, or constituting the proceeds of, the RBL Priority Collateral, then the Applicable Second Lien Agent and the Second-Priority Lien Obligations Secured Parties hereby agree: (A) not to object to such use of cash collateral or DIP Financing or to request adequate protection (except as otherwise expressly permitted by the terms of this Agreement) or any other relief in connection therewith so long as the Second-Priority Lien Obligations Secured Parties retain the benefit of their Liens on the RBL Priority Collateral, including Proceeds thereof arising after the commencement of such Bankruptcy Case (to the extent provided for under applicable law), with the same priority vis-à-vis the RBL Facility Secured Parties (other than with respect to any DIP Financing Liens granted thereto) as existed prior to the commencement of such Bankruptcy Case and (B) to the extent the Liens on the RBL Priority Collateral securing the First-Priority Lien Obligations are subordinated or pari passu with such DIP Financing, to subordinate its Liens on the RBL Priority Collateral to the Liens granted to the lenders providing such DIP Financing (and all obligations relating thereto, including any “carve-out” from the RBL Priority Collateral granting administrative priority status or Lien priority to secure the payment of fees and expenses of the United States Trustee or professionals retained by any debtor or creditors’ committee agreed to by the Applicable First Lien Agent or the First-Priority Lien Obligations Secured Parties) and to any adequate protection Liens granted to the Applicable First Lien Agent on the same basis as the Liens on such RBL Priority Collateral securing the First-Priority Lien Obligations are subordinated to such DIP Financing or to confirm the priorities with respect to such RBL Priority Collateral as set forth herein, as applicable; and

(ii)                                  if the Applicable Second Lien Agent desires to permit the Company and/or any of its Subsidiaries to obtain any DIP Financing secured by a Lien on Term/Notes Priority Collateral, then the Applicable First Lien Agent and the First-Priority Lien Obligations Secured Parties hereby agree: (A) not to object to such DIP Financing or to request adequate protection (except as otherwise expressly permitted by the terms of this Agreement) or any other relief in connection therewith so long as the First-Priority Lien Obligations Secured Parties retain the benefit of their Liens on the Term/Notes Priority Collateral, including Proceeds thereof arising after the commencement of such Bankruptcy Case (to the extent provided for under applicable law), with the same priority vis-à-vis the Second-Priority Lien Obligations Secured Parties (other than with respect to any DIP Financing Liens granted thereto) as existed prior to the commencement of such Bankruptcy Case and (B) to the extent the Liens on Term/Notes Priority Collateral securing the Second-Priority Lien Obligations are subordinated or pari passu with such DIP Financing, to subordinate its Liens on the Term/Notes Priority Collateral to the Liens granted to the lenders providing such DIP Financing (and all obligations relating thereto, including any “carve-out” from the Term/Notes Priority

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Collateral granting administrative priority status or Lien priority to secure the payment of fees and expenses of the United States Trustee or professionals retained by any debtor or creditors’ committee agreed to by the Applicable Second Lien Agent or the Second-Priority Lien Obligations Secured Parties) and to any adequate protection Liens granted to the Applicable Second Lien Agent on the same basis as the Liens on such Term/Notes Priority Collateral securing the Second-Priority Lien Obligations are subordinated to such DIP Financing or to confirm the priorities with respect to such Term/Notes Priority Collateral as set forth herein, as applicable.

(c)                                  Each of the Applicable Junior Agent, Junior Representatives and other Junior Secured Obligations Secured Parties agrees that it will not object to and will not otherwise contest: (i) any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement in respect of the Senior Secured Obligations made by the Applicable Agent, any Senior Representative or any other Senior Secured Obligations Secured Party; (ii) any lawful exercise by any holder of Senior Claims of the right to credit bid Senior Claims in any sale in foreclosure of Collateral that is Senior Secured Obligations Collateral with respect to such Senior Claims; (iii) any other request for judicial relief made in any court by the Applicable Agent, any Senior Representative or any other Senior Secured Obligations Secured Party relating to the lawful enforcement of any Lien on the Senior Secured Obligations Collateral; or (iv) any sale or other disposition of any Senior Secured Obligations Collateral (or any portion thereof) under Section 363 of the Bankruptcy Code or any other applicable provision of the Bankruptcy Code if the Senior Secured Obligations Secured Parties of any Series or the relevant Senior Representative acting on their behalf shall have consented to such sale or disposition of such Senior Secured Obligations Collateral and the applicable order approving such sale or disposition provides that, to the extent the sale is to be free and clear of Liens, the Liens securing the Senior Secured Obligations and the Junior Secured Obligations will attach to the Proceeds of the sale on the same basis of priority as the Liens securing such Obligations on the assets being sold, in accordance with this Agreement.

(d)                                 Each of the Applicable Junior Agent, Junior Representatives and other Junior Secured Obligations Secured Parties agree that it will not seek relief from the automatic stay or any other stay in any insolvency or liquidation proceeding with respect to Senior Secured Obligations Collateral without the prior consent of the Applicable Agent.

(e)                                  Each of the Applicable Junior Agent, Junior Representatives and other Junior Secured Obligations Secured Parties hereby agrees that it will not object to and will not otherwise contest (or support any other Person contesting): (i) any request by the Applicable Agent or any Senior Secured Obligations Secured Party (or any Senior Representative acting on its behalf) for adequate protection with respect to the applicable Senior Secured Obligations Collateral or (ii) any objection by the Applicable Agent or any Senior Secured Obligations Secured Party (or any Senior Representative acting on its behalf) to any motion, relief, action or proceeding based on the Applicable Agent or any Senior Secured Obligations Secured Party (or any Senior Representative acting on its behalf) claiming a lack of adequate protection with respect to the applicable Senior Secured Obligations Collateral. Notwithstanding the foregoing, in any Insolvency or Liquidation Proceeding, (I)(x) if the Senior Secured Obligations Secured

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Parties (or any subset thereof) are granted adequate protection in the form of a Lien on additional or replacement collateral, then the Applicable Junior Agent may seek or request adequate protection in the form of a Lien on such additional or replacement collateral, so long as, with respect to the Senior Secured Obligations Collateral, such Lien is subordinated to the adequate protection Lien granted to the holders of the applicable Senior Secured Obligations, on the same basis as the other Liens securing Junior Secured Obligations on the Senior Secured Obligations Collateral are subordinated to the Liens on Senior Secured Obligations Collateral securing the Senior Secured Obligations under this Agreement and (y) each of the Applicable Junior Agent, Junior Representatives and Junior Secured Obligations Secured Parties hereby agrees that in the event the Applicable Junior Agent seeks or requests adequate protection and such adequate protection is granted in the form of a Lien on additional or replacement collateral, then the Senior Secured Obligations Secured Parties (or the Applicable Agent or the relevant Senior Representative(s) acting on their behalf) shall also be granted a Lien on such additional or replacement collateral as adequate protection for the Senior Secured Obligations and that any adequate protection Lien on such additional or replacement collateral that constitutes Senior Secured Obligations Collateral securing the Junior Secured Obligations shall be subordinated to the adequate protection Liens on such collateral granted to the holders of the Senior Secured Obligations and any other Liens on Senior Secured Obligations Collateral granted to the holders of Senior Secured Obligations on the same basis as the Liens securing Junior Secured Obligations are so subordinated to the Liens securing the Senior Secured Obligations under this Agreement, and (II)(x) if the Senior Secured Obligations Secured Parties (or any subset thereof) are granted adequate protection in the form of a superpriority administrative claim, then the Applicable Junior Agent may seek or request adequate protection in the form of a superpriority administrative claim, so long as such claim is subordinated to the adequate protection superpriority claim granted to the holders of the applicable Senior Secured Obligations on the same basis as the other claims with respect to the Junior Secured Obligations are subordinated to the claims with respect to the Senior Secured Obligations under this Agreement and (y) each of the Applicable Junior Agent, Junior Representatives and Junior Secured Obligations Secured Parties hereby agrees that in the event the Applicable Junior Agent seeks or requests adequate protection and such adequate protection is granted in the form of a superpriority administrative claim, then the Senior Secured Obligations Secured Parties (or the Applicable Agent or the relevant Senior Representative(s) acting on their behalf) shall also be granted a superpriority administrative claim and that any claim granted with respect to the Junior Secured Obligations shall be subordinated to the superpriority administrative claim granted with respect to the Senior Secured Obligations as adequate protection on the same basis as the claims with respect to the Junior Secured Obligations are so subordinated to the claims with respect to the Senior Secured Obligations under this Agreement.

(f)                                    Each of the Applicable Junior Agent, Junior Representatives and other Junior Secured Obligations Secured Parties hereby agrees that (i) it will not oppose or seek to challenge any claim by the Applicable Agent, any Senior Representative or any other Senior Secured Obligations Secured Party for allowance of Senior Secured Obligations consisting of post-petition interest, fees or expenses to the extent of the value of the Applicable Agent’s Lien on the Senior Secured Obligations Collateral, without regard to the existence of the Lien of the Junior Secured Obligations Secured Parties on the Senior Secured Obligations Collateral; and (ii) until the Discharge of Senior Secured Obligations has occurred, the Applicable Junior Agent, on behalf of itself, the Junior Representatives and the Junior Secured Obligations Secured Parties,

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will not assert or enforce any claim under Section 506(c) of the Bankruptcy Code senior to or on a parity with the Liens on Senior Secured Obligations Collateral securing the Senior Secured Obligations for costs or expenses of preserving or disposing of any Collateral.

(g)                                 The Second Lien Agent, on behalf of itself, the Term Facility Agent, the Term Facility Secured Parties, the Senior Secured Notes Collateral Agent, the Senior Secured Notes Secured Parties, each Other Second-Priority Lien Obligations Agent, the Other Second-Priority Lien Obligations Secured Parties of the applicable Series, the RBL Facility Agent, the RBL Facility Secured Parties, each Other First-Priority Lien Obligations Agent and the Other First-Priority Lien Obligations Secured Parties of the applicable Series, acknowledges and intends that: the grants of Liens pursuant to the Second-Priority Lien Obligations Security Documents, on the one hand, and the First-Priority Lien Obligations Security Documents, on the other hand, constitute separate and distinct grants of Liens, and because of, among other things, their differing rights in the Collateral, the First-Priority Lien Obligations are fundamentally different from the Second-Priority Lien Obligations and must be separately classified in any Plan of Reorganization proposed or confirmed (or approved) in an Insolvency or Liquidation Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of the First-Priority Lien Obligations Secured Parties and the Second-Priority Lien Obligations Secured Parties in respect of any Collateral constitute claims in the same class (rather than separate classes of secured claims), then the First-Priority Lien Obligations Secured Parties and the Second-Priority Lien Obligations Secured Parties hereby acknowledge and agree that all distributions from the Common Collateral shall be made as if there were separate classes of First-Priority Lien Obligations and Second-Priority Lien Obligations against the Grantors (with the effect being that, to the extent that the aggregate value of the RBL Priority Collateral or the Term/Notes Priority Collateral is sufficient (for this purpose ignoring all claims held by the other Secured Parties for whom such Collateral is Junior Secured Obligations Collateral), the First-Priority Lien Obligations Secured Parties or the Second-Priority Lien Obligations Secured Parties, respectively, shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest, fees or expenses that are available from the Senior Secured Obligations Collateral for each of the First-Priority Lien Obligations Secured Parties and the Second-Priority Lien Obligations Secured Parties (regardless of whether any such claims may or may not be allowed or allowable in whole or in part as against the Company or any of the Grantors in the applicable Insolvency or Liquidation Proceeding(s) pursuant to Section 506(b) of the Bankruptcy Code or otherwise), respectively, before any distribution is made in respect of the Junior Claims from, or with respect to, such Collateral, with the holder of such Junior Claims hereby acknowledging and agreeing to turn over to the respective other Secured Parties amounts otherwise received or receivable by them from, or with respect to, such Collateral to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing their aggregate recoveries).

(h)                                 If, in any Insolvency or Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed pursuant to a plan of reorganization or similar dispositive restructuring plan, both on account of First-Priority Lien Obligations and on account of Second-Priority Lien Obligations, then, to the extent the debt obligations distributed on account of the First-Priority Lien Obligations and on account of the Second-Priority Lien Obligations are secured by Liens upon the Common

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Collateral, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the debt obligations so distributed, to the Liens securing such debt obligations and the distribution of proceeds thereof.

SECTION 2.07.                                   Reinstatement. In the event that any of the Senior Secured Obligations shall have been paid in full and such payment or any part thereof shall subsequently, for whatever reason (including an order or judgment for disgorgement of a preference under the Bankruptcy Code, or any similar law, or the settlement of any claim in respect thereof), be required to be returned or repaid, the terms and conditions of this Article II shall be fully applicable thereto until all such Senior Secured Obligations shall again have been paid in full in cash.

SECTION 2.08.                                   Insurance. As between the Applicable First Lien Agent, on the one hand, and the Applicable Second Agent, the Term Facility Agent, the Senior Secured Notes Trustee (or the Senior Secured Notes Collateral Agent acting on its behalf) and any Other Second-Priority Lien Obligations Agent, on the other hand, only the Applicable First Lien Agent will have the right (subject to the rights of the Grantors under the Term Facility Documents, the RBL Facility Documents, the Senior Secured Notes Documents, the Other First-Priority Lien Obligations Documents and the Other Second-Priority Lien Obligations Documents) to adjust or settle any insurance policy or claim covering or constituting the RBL Priority Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the RBL Priority Collateral.

SECTION 2.09.                                   Refinancings. The RBL Facility Obligations, the Term Facility Obligations, the Senior Secured Notes Obligations, any Series of Other First-Priority Lien Obligations, any Series of Other Second-Priority Lien Obligations and the agreements or indentures governing them may be Refinanced, in each case, without notice to, or the consent (except to the extent a consent is otherwise required to permit the refinancing transaction under any RBL Facility Document, any Term Facility Document, any Senior Secured Notes Document, any applicable Other First-Priority Lien Obligations Document or any applicable Other Second-Priority Lien Obligations Document) of any Term Facility Secured Party, any RBL Facility Secured Party, any Senior Secured Notes Secured Party, any Other First-Priority Lien Obligations Secured Party or any Other Second-Priority Lien Obligations Secured Party, all without affecting the priorities provided for herein or the other provisions hereof; provided, however, that the requirements set forth in Section 5.14 shall have been satisfied. In connection with any Refinancing contemplated by this Section 2.09, this Agreement may be amended at the request and sole expense of the Company, and without the consent of any Representative, (a) to add parties (or any authorized agent or trustee therefor) providing any such Refinancing, (b) to confirm that such Refinancing Indebtedness in respect of any First-Priority Lien Obligations shall have the same rights and priorities in respect of any RBL Priority Collateral as the Indebtedness being Refinanced and (c) to confirm that such Refinancing Indebtedness in respect of any Second-Priority Lien Obligations shall have the same rights and priorities in respect of any Term/Notes Priority Collateral as the Indebtedness being Refinanced, all on the terms provided for herein immediately prior to such Refinancing.

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SECTION 2.10.                                   Amendments to Security Documents.

(a)                                  Each of the Applicable Junior Agent and Junior Representatives agrees that each applicable Junior Secured Obligations Document executed as of the date hereof shall include the following language (or language to similar effect approved by the relevant Applicable Agent):

“Notwithstanding anything herein to the contrary, (i) the liens and security interests granted to [applicable Junior Representative] for the benefit of the [applicable Junior Secured Obligations Secured Parties] pursuant to this Agreement and (ii) the exercise of any right or remedy by [applicable Junior Representative] hereunder or the application of proceeds (including insurance proceeds and condemnation proceeds) of any Common Collateral, are subject to the provisions of the Senior Lien Intercreditor Agreement dated as of [•], 2012 (as amended, restated, supplemented, replaced or otherwise modified from time to time, the “Senior Lien Intercreditor Agreement”), among Citibank, N.A., as Term Facility Agent, Senior Secured Notes Collateral Agent and Applicable Second Lien Agent, JPMorgan Chase Bank, N.A., as RBL Facility Agent and Applicable First Lien Agent, Wilmington Trust, National Association, as Trustee under the Senior Secured Notes Indenture, EP Energy LLC, as a co-issuer of the Senior Secured Notes, and the Subsidiaries of EP Energy LLC party thereto. In the event of any conflict between the terms of the Senior Secured Intercreditor Agreement and the terms of this Agreement, the terms of the Senior Secured Intercreditor Agreement shall govern.”

(b)                                      In the event that any Applicable Agent, any Senior Representative or any Senior Secured Obligations Secured Party enters into any amendment, waiver or consent in respect of or replaces any Senior Secured Obligations Collateral Document for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any Senior Secured Obligations Collateral Document or changing in any manner the rights of such Applicable Agent, the applicable Senior Representative or the applicable Senior Secured Obligations Secured Parties, the Company or any other Grantor thereunder (including the release of any Liens on any Senior Secured Obligations Collateral), then such amendment, waiver or consent shall apply automatically to any comparable provision of each Comparable Junior Obligations Collateral Document without the consent of the Applicable Junior Agent, any Junior Representative or any Junior Secured Obligations Secured Party and without any action by any of the Applicable Junior Agent, Junior Representative or Junior Secured Obligations Secured Party; provided, that such amendment, waiver or consent does not materially adversely affect the rights of the Applicable Junior Agent, any Junior Representative or any Junior Secured Obligations Secured Party in the Senior Secured Obligations Collateral and not in the Senior Secured Obligations Secured Parties that have a security interest in the affected Collateral in a like or similar manner (without regard to the fact that the Liens of such Senior Secured Obligations Collateral Document is senior to the Liens of the Comparable Junior Obligations

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Collateral Document). The relevant Applicable Agent shall give written notice of such amendment, waiver or consent to the Applicable Junior Agent (which shall forward such notice upon receipt to each relevant Junior Representative); provided that the failure to give such notice shall not affect the effectiveness of such amendment, waiver or consent with respect to the provisions of any Junior Obligations Collateral Document as set forth in this Section 2.11(b).

SECTION 2.11.                                   Possessory Collateral Agent as Gratuitous Bailee for Perfection. (a) Each of the Applicable First Lien Agent and the Applicable Second Lien Agent, on behalf of itself and the relevant Secured Parties, hereby agrees that: (i) each Possessory Collateral Agent shall hold the Possessory Collateral that is in its possession or control (or in the possession or control of its agents or bailees) as gratuitous bailee for the benefit of each Secured Party and any assignee solely for the purpose of perfecting the security interest granted in such Possessory Collateral pursuant to the Term Facility Security Documents, the RBL Facility Security Documents, the Senior Secured Notes Security Documents, the Other First-Priority Lien Obligations Security Documents or the Other Second-Priority Lien Obligations Security Documents, subject to the terms and conditions of this Section 2.12; (ii) to the extent any Possessory Collateral is possessed by or is under the control of a Collateral Agent (either directly or through its agents or bailees) other than the Applicable Possessory Collateral Agent, such Collateral Agent shall deliver such Possessory Collateral to (or shall cause such Possessory Collateral to be delivered to) the Applicable Possessory Collateral Agent and shall take all actions reasonably requested in writing by the Applicable Possessory Collateral Agent to cause the Applicable Possessory Collateral Agent to have possession or control of same; and (iii) pending such delivery to the Applicable Possessory Collateral Agent, each other Collateral Agent shall hold any Possessory Collateral as gratuitous bailee for the benefit of each other Secured Party and any assignee, solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable RBL Facility Security Documents, Term Facility Security Documents, Senior Secured Notes Security Documents, Other First-Priority Lien Obligations Security Documents or Other Second-Priority Lien Obligations Security Documents, in each case, subject to the terms and conditions of this Section 2.12.

(b)                                 The duties or responsibilities of the Possessory Collateral Agent and each other Collateral Agent under this Section 2.12 shall be limited solely to holding the Possessory Collateral as gratuitous bailee for the benefit of each Secured Party for purposes of perfecting the security interest held by the Secured Parties therein.

(c)                                  Each of the Applicable Second Lien Agent and Second-Priority Lien Obligations Representatives hereby agrees that, upon the Discharge of all Second-Priority Lien Obligations, it shall deliver to the Applicable First Lien Agent, to the extent that it is legally permitted to do so, the remaining Possessory Collateral (if any) held by it, together with any necessary endorsements (or otherwise allow the Applicable First Lien Agent to obtain control of such Possessory Collateral) or as a court of competent jurisdiction may otherwise direct. The Company shall take such further action as is required to effectuate the transfer contemplated hereby and shall indemnify the Possessory Collateral Agent for loss or damage suffered by the Possessory Collateral Agent as a result of such transfer except for loss or damage suffered by the Possessory Collateral Agent as a result of its own willful misconduct, gross negligence or bad faith. None of the Term Facility Agent, the Senior Secured Notes Collateral Agent or any Other

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Second-Priority Lien Obligations Agent shall be obligated to follow instructions from the Applicable First Lien Agent in contravention of this Agreement.

(d)                                      Each of the Applicable First Lien Agent and First-Priority Lien Obligations Representatives hereby agrees that, upon the Discharge of all First-Priority Lien Obligations, it shall deliver to the Applicable Second Lien Agent, to the extent that it is legally permitted to do so, the remaining Possessory Collateral (if any) held by it, together with any necessary endorsements (or otherwise allow the Applicable Second Lien Agent to obtain control of such Possessory Collateral) or as a court of competent jurisdiction may otherwise direct. The Company shall take such further action as is required to effectuate the transfer contemplated hereby and shall indemnify the Possessory Collateral Agent for loss or damage suffered by the Possessory Collateral Agent as a result of such transfer except for loss or damage suffered by the Possessory Collateral Agent as a result of its own willful misconduct, gross negligence or bad faith. Neither the RBL Facility Agent nor any Other Second-Priority Lien Obligations Agent shall be obligated to follow instructions from the Applicable Second Lien Agent in contravention of this Agreement.

ARTICLE III

EXISTENCE AND AMOUNTS OF LIENS AND OBLIGATIONS

Whenever a Representative shall be required, in connection with the exercise of its rights or the performance of its obligations hereunder, to determine the existence or amount of any Senior Secured Obligations (or the existence of any commitment to extend credit that would constitute Senior Secured Obligations) or Junior Secured Obligations, or the Collateral subject to any such Lien, it may request that such information be furnished to it in writing by the other Representatives and shall be entitled to make such determination on the basis of the information so furnished; provided, however, that if a Representative shall fail or refuse reasonably promptly to provide the requested information, the requesting Representative shall be entitled to make any such determination by such method as it may, in the exercise of its good faith judgment, determine, including by reliance upon a certificate of the Company. Each Representative may rely conclusively, and shall be fully protected in so relying, on any determination made by it in accordance with the provisions of the preceding sentence (or as otherwise directed by a court of competent jurisdiction) and shall have no liability to the Company or any of its Subsidiaries, any Secured Party or any other Person as a result of such determination.

ARTICLE IV

CONSENT OF GRANTORS

Each Grantor hereby consents to the provisions of this Agreement and the intercreditor arrangements provided for herein and agrees that the obligations of the Grantors under the Term Facility Security Documents, the RBL Facility Security Documents, the Senior Secured Notes Security Documents, the Other First-Priority Lien Obligations Security Documents and the Other Second-Priority Lien Obligations Security Documents will in no way be diminished or otherwise affected by such provisions or arrangements (except as expressly provided herein or therein).

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ARTICLE V

MISCELLANEOUS

SECTION 5.01.                              Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, sent by facsimile, or sent to the e-mail address of the applicable recipient specified below (or the email address of a representative of the applicable recipient designated by such recipient from time to time to the parties hereto), as follows:

(a)                                  if to the Applicable Second Lien Agent as of the date hereof, the Term Facility Agent or the Senior Secured Notes Collateral Agent, to it at Citibank, N.A., [     ], New York, New York, 10010, Attn: [     ] (Telephone No. (212)      , Facsimile No. (212)     , Email:         );

(b)                                 if to the Applicable First Lien Agent as of the date hereof, the RBL Facility Agent, to it at JPMorgan Chase Bank, N.A.,     ], Attn: [     ] (Telephone No.         , Facsimile No. (212)      , Email:      );

(c)                                       if to the Senior Secured Notes Trustee as of the date hereof, to it at Wilmington Trust, National Association, Corporate Capital Markets, 50 South Sixth Street, Suite 1290, Minneapolis, MN 55402, Attn: EP Energy/Everest Administrator (Telephone No. (612) 217-5632, Facsimile No. (612) 217-5651, Email: jschweiger@wilmingtontrust.com);

(d)                                      if to the Company, to it at [       ], Attn: [•] (Telephone No. [•], Facsimile No.      , Email:             ); and

(e)                                       if to any other Grantor, to it in care of the Company as provided in clause (e) above.

Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto (and for this purpose a notice to the Company shall be deemed to be a notice to each Grantor). All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt (if a Business Day) and on the next Business Day thereafter (in all other cases) if delivered by hand or overnight courier service or sent by facsimile or e-mail or on the date that is five (5) Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 5.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 5.01.

SECTION 5.02.                                   Waivers; Amendment. (a) No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have.

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No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by clause (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b)                                 Subject to the last sentence of Section 2.10 and Section 5.14 hereof, neither this Agreement nor any provision hereof may be terminated, waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Applicable First Lien Agent (as directed by the Representative of each Series of the First-Priority Lien Obligations (with the consent of the relevant First-Priority Lien Obligations Secured Parties of such Series to the extent required by, and in accordance with, the terms of the applicable First-Priority Lien Obligations Documents), the Applicable Second Lien Agent (as directed by the Representative of each Series of Second-Priority Lien Obligations (with the consent of the relevant Second-Priority Lien Obligations Secured Parties of such Series to the extent required by, and in accordance with, the terms of the applicable Second-Priority Lien Obligations Documents) and, to the extent such amendment, waiver or modification adversely affects its rights and obligations, the Company.

SECTION 5.03.                                   Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, as well as the other RBL Facility Secured Parties, the other Term Facility Secured Parties, the other Senior Secured Note Secured Parties, the Other First-Priority Lien Obligations Secured Parties and the Other Second-Priority Lien Obligations Secured Parties, all of whom are intended to be bound by, and to be third party beneficiaries of, this Agreement.

SECTION 5.04.                                   Survival of Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

SECTION 5.05.                                   Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by electronic or facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 5.06.                                   Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

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SECTION 5.07.                                   Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

(b)                                      Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party hereto may otherwise have to bring any action or proceeding relating to this Agreement in the courts of any jurisdiction.

(c)                                       Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in clause (b) of this Section 5.07. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)                                      Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 5.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 5.08.                                   WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 5.09.                                   Headings. Article, Section and Annex headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 5.10.                                   Conflicts. In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of any of the Term Facility Documents, the RBL Facility Documents, the Senior Secured Notes Documents, any Other First-

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Priority Lien Obligations Documents and/or any Other Second-Priority Lien Obligations Documents, the provisions of this Agreement shall control.

SECTION 5.11.                                   Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the First-Priority Lien Obligations Secured Parties and the Second-Priority Lien Obligations Secured Parties in relation to one another. None of the Company, any other Grantor or any other creditor thereof shall have any rights or obligations hereunder, except as expressly provided in this Agreement (provided that nothing in this Agreement (other than Section 2.05, 2.06, 2.10, 2.11 or Article VI) is intended to or will amend, waive or otherwise modify the provisions of the Senior Secured Term Facility, the RBL Facility, the Senior Secured Notes Indenture, any Other First-Priority Lien Obligations Credit Documents or any Other Second-Priority Lien Obligations Credit Documents), and none of the Company, or any other Grantor may rely on the terms hereof (other than Sections 2.05, 2.06, 2.10, 2.11, Article V and Article VI). Nothing in this Agreement is intended to or shall impair the obligations of the Company or any other Grantor, which are absolute and unconditional, to pay the Obligations as and when the same shall become due and payable in accordance with their terms. Notwithstanding anything to the contrary herein or in any RBL Facility Document, any Term Facility Document, any Senior Secured Notes Document, any Other First-Priority Lien Obligations Document or any Other Second-Priority Lien Obligations Document, the Grantors shall not be required to act or refrain from acting (a) pursuant to this Agreement, any Term Facility Document, Senior Secured Notes Document or any Other Second-Priority Lien Obligations Document, as the case may be, with respect to any RBL Priority Collateral in any manner that would cause a default under any RBL Facility Document or any Other First-Priority Lien Obligations Document, or (b) pursuant to this Agreement, any RBL Facility Document or any Other First-Priority Lien Obligations Document, as the case may be, with respect to any Term/Notes Priority Collateral in any manner that would cause a default under any Term Facility Document, Senior Secured Notes Document or any other Other Second-Priority Lien Obligations Document.

SECTION 5.12.                                   Agent Capacities. Except as expressly set forth herein, none of the Term Facility Agent, the RBL Facility Agent, the Trustee, the Senior Secured Notes Collateral Agent, the Other First-Priority Lien Obligations Agents or the Other Second-Priority Lien Obligations Agents shall have any duties or obligations in respect of any of the Collateral, all of such duties and obligations, if any, being subject to and governed by the Term Facility Documents, the RBL Facility Documents, the Senior Secured Notes Documents, the applicable Other First-Priority Lien Obligations Documents or the applicable Other Second-Priority Lien Obligations Documents, as the case may be. It is understood and agreed that (i) JPM is entering into this Agreement in its capacity as administrative agent under the RBL Facility, and the provisions of Section 12 of the Credit Agreement referred to in clause (i) of the definition of the RBL Facility applicable to JPM as administrative agent and collateral agent thereunder shall also apply to JPM as the RBL Agent hereunder, (ii) Citi is entering into this Agreement in its capacity as administrative agent and collateral agent under the Credit Agreement referred to in clause (i) of the definition of Senior Secured Term Facility, collateral agent under the Term Facility Security Documents and collateral agent under the Senior Secured Notes Security Documents, and the provisions of Section [insert agency provision] of the Pari Passu Second-Priority Intercreditor Agreement applicable to the collateral agent thereunder shall also apply to Citi as Term Facility Agent and Senior Secured Notes Collateral Agent hereunder.

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SECTION 5.13.                                   Supplements. Upon the execution by any Subsidiary of the Company of a supplement hereto in form and substance satisfactory to the Applicable First Lien Agent and the Applicable Second Lien Agent, such Subsidiary shall be a party to this Agreement and shall be bound by the provisions hereof to the same extent as the Company and each Grantor are so bound.

SECTION 5.14.                                   Requirements For Consent and Acknowledgment. The Company may designate hereunder additional obligations as Other First-Priority Lien Obligations, Other Second-Priority Lien Obligations or as a Refinancing of the Senior Secured Obligations or Second-Priority Lien Obligations of any Series if the incurrence of such obligations is permitted under each of the First-Priority Lien Obligations Documents, the Second-Priority Lien Obligations Documents and this Agreement. If so permitted, the Company shall (i) notify the Applicable Agent in writing of such designation (and the Applicable Agent shall forward such notice to each Representative then existing) and (ii) cause any applicable agent in connection with such Refinancing and the (1) applicable Other First-Priority Lien Obligations Agent or (2) applicable Other Second-Priority Lien Obligations Agent, as applicable, to execute and deliver to each Representative then existing, a Consent and Acknowledgment substantially in the form of Exhibit A-1 or Exhibit A-2, as applicable, hereto.

SECTION 5.15.                                   Intercreditor Agreements.

Notwithstanding anything to the contrary contained in this Agreement, each party hereto agrees that the First-Priority Lien Obligations Secured Parties (as among themselves) and the Second-Priority Lien Obligations Secured Parties (as among themselves) may each enter into intercreditor agreements (or similar arrangements) with the Applicable First Lien Agent or the Applicable Second Lien Agent, respectively, governing the rights, benefits and privileges as among the First-Priority Lien Obligations Secured Parties or the Second-Priority Lien Obligations Secured Parties, as the case may be, in respect of the Common Collateral, this Agreement, the RBL Facility Security Documents, any Other First-Priority Lien Obligations Security Documents, the Term Facility Security Documents, the Senior Secured Notes Security Documents or any Other Second-Priority Lien Obligations Security Documents, as the case may be, including as to the application of Proceeds of the Common Collateral, voting rights, control of the Common Collateral and waivers with respect to the Common Collateral, in each case so long as the terms thereof do not violate or conflict with the provisions of this Agreement, any First-Priority Lien Obligations Documents or any Second-Priority Lien Obligations Documents, as the case may be. In any event, if a respective intercreditor agreement (or similar arrangement) exists, the provisions thereof shall not be (or be construed to be) an amendment, modification or other change to this Agreement, any First-Priority Lien Obligations Document or any Second-Priority Lien Obligations Document, and the provisions of this Agreement and the First-Priority Lien Obligations Documents and Second-Priority Lien Obligations Documents shall remain in full force and effect in accordance with the terms hereof and thereof (as such provisions may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, including to give effect to any such intercreditor agreement (or similar arrangement)).

SECTION 5.16.                                   Other Junior Intercreditor Agreements. In addition, in the event that the Company or any Subsidiary incurs any obligations secured by a lien on any Collateral that is junior to the First-Priority Lien Obligations or the Second-Priority Lien

36

Obligations, then the Applicable First Lien Agent and the Applicable Second Lien Agent may enter into an intercreditor agreement with the agent or trustee for the lenders with respect to such secured obligation to reflect the relative lien priorities of such parties with respect to the Collateral and governing the relative rights, benefits and privileges as among such parties in respect of the Collateral, including as to application of Proceeds of the Collateral, voting rights, control of the Collateral and waivers with respect to the Collateral, in each case so long as such secured obligations are permitted under, and the terms of such intercreditor agreement do not violate or conflict with, the provisions of this Agreement or any of the First-Priority Lien Obligations Documents or the Second-Priority Lien Obligations Documents, as the case may be. If any such intercreditor agreement (or similar arrangement) is entered into, the provisions thereof shall not be (or be construed to be) an amendment, modification or other change to this Agreement, any First-Priority Lien Obligations Documents or any Second-Priority Lien Obligations Documents, and the provisions of this Agreement, the First-Priority Lien Obligations Documents and the Second-Priority Lien Obligations Documents shall remain in full force and effect in accordance with the terms hereof and thereof (as such provisions may be amended, modified or otherwise supplemented from time to time in accordance with the respective terms thereof, including to give effect to any intercreditor agreement (or similar arrangement)).

SECTION 5.17.                                   Further Assurances.

Each of the Applicable First Lien Agent, on behalf of itself and each applicable First-Priority Lien Obligations Secured Party, and the Applicable Second Lien Agent, on behalf of itself, each Second-Priority Lien Obligations Representative and each other Second-Priority Lien Obligations Secured Party, agrees that it and each of them shall take such further action and shall execute and deliver to the other Applicable Agent and the Secured Parties of the other Class such additional documents and instruments (in recordable form, if requested) as such Applicable Agent or such Secured Parties may reasonably request to effectuate the terms of, and the Lien priorities contemplated by, this Agreement.

[Signature Pages Follow.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

JPMORGAN CHASE BANK, N.A., as RBL Agent and Applicable First Lien Agent

By:
Name:
Title:

CITIBANK, N.A., as Term Facility Agent, Senior Secured Notes Collateral Agent and Applicable Second Lien Agent

By:
Name:
Title:

Signature Page to Senior Lien Intercreditor Agreement

EP ENERGY LLC, as Borrower

[INSERT SUBSIDIARY GUARANTORS],

By:
Name:
Title:

Signature Page to Senior Lien Intercreditor Agreement

EXHIBIT A-1

CONSENT AND ACKNOWLEDGMENT(1)
(Other First-Priority Lien Obligations)

This CONSENT AND ACKNOWLEDGMENT (this “Consent”) dated as of [mm] [dd], [yyyy], is executed by [            ], as an Other First-Priority Lien Obligations Agent (the “New Agent”), and acknowledged by [JPMORGAN CHASE BANK, N.A.], as the Applicable First Lien Agent, [CITIBANK, N.A.], as the Applicable Second Lien Agent, and EP Energy LLC (on behalf of itself and certain of its Subsidiaries).

This Consent is with respect to that certain Senior Lien Intercreditor Agreement, dated as of [•], 2012 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), by and among the parties (other than the New Agent) referred to above. Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Intercreditor Agreement.

Reference is made to [describe new indebtedness] with respect to which [new agents] (the “New Agent”) is acting as [trustee/collateral agent/authorized representative].

The New Agent hereby (a) agrees to be bound by the terms of the Intercreditor Agreement as an Other First-Priority Lien Obligations Agent as if it were an Other First-Priority Lien Obligations Agent as of the date of the Intercreditor Agreement and (b) represents that it is acting in the capacity of Other First-Priority Lien Obligations Agent solely for the Secured Parties under [                   ].

This Consent shall be governed by, and construed in accordance with, the law of the State of New York.

[Signature Page Follows.]

(1) To be updated in the event of a Refinancing debt.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

[NEW AGENT]

By:
Title:
Name:

Acknowledged and Confirmed by, for purposes of the Intercreditor Agreement:

[                ], as Applicable First Lien Agent

By:
Title:
Name:

[ ], as Applicable Second Lien Agent

By:
Title:
Name:

EP ENERGY LLC, on behalf of itself and its Subsidiaries Party to the Intercreditor Agreement

By:
Title:
Name:

EXHIBIT A-2

CONSENT AND ACKNOWLEDGMENT(2)
(Other Second-Priority Lien Obligations)

This CONSENT AND ACKNOWLEDGMENT (this “Consent”) dated as of [mm] [dd], [yyyy], is executed by [            ], as an Other Second-Priority Lien Obligations Agent (the “New Agent”), and acknowledged by [JPMORGAN CHASE BANK, N.A.], as the Applicable First Lien Agent, [CITIBANK, N.A.], as the Applicable Second Lien Agent, and EP Energy LLC (on behalf of itself and certain of its Subsidiaries).

This Consent is with respect to that certain Senior Lien Intercreditor Agreement, dated as of [•], 2012 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), by and among the parties (other than the New Agent) referred to above. Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Intercreditor Agreement.

Reference is made to [describe new indebtedness] with respect to which [new agents] (the “New Agent”) is acting as [trustee/collateral agent/authorized representative].

The New Agent hereby (a) agrees to be bound by the terms of the Intercreditor Agreement as an Other Second-Priority Lien Obligations Agent as if it were an Other Second-Priority Lien Obligations Agent as of the date of the Intercreditor Agreement and (b) represents that it is acting in the capacity of Other Second-Priority Lien Obligations Agent solely for the Secured Parties under [         ].

This Consent shall be governed by, and construed in accordance with, the law of the State of New York.

[Signature Page Follows.]

(2) To be updated in the event of a Refinancing debt.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

[NEW AGENT]

By:
Title:
Name:

Acknowledged and Confirmed by, for purposes of the Intercreditor Agreement:

[                ], as Applicable Second Lien Agent

By:
Title:
Name:

[ ], as Applicable First Lien Agent

By:
Title:
Name:

EP ENERGY LLC, on behalf of itself and its Subsidiaries Party to the Intercreditor Agreement

By:
Title:
Name:

EXHIBIT M

TO THE TERM LOAN AGREEMENT

PARI PASSU INTERCREDITOR AGREEMENT

dated as of

[•], 2012

among

CITIBANK, N.A.,

as Second Lien Agent,

CITIBANK, N.A.,

as Authorized Representative for the Term Loan Agreement,

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as the Initial Other Authorized Representative,

and

each additional Authorized Representative from time to time party hereto,

relating to

EP ENERGY LLC (F/K/A EVEREST ACQUISITION LLC)

		Page

ARTICLE I

DEFINITIONS

SECTION 1.01	Construction; Certain Defined Terms	1

ARTICLE II

PRIORITIES AND AGREEMENTS WITH RESPECT TO SHARED COLLATERAL

SECTION 2.01	Priority of Claims	8
SECTION 2.02	Actions with Respect to Shared Collateral; Prohibition on Contesting Liens	9
SECTION 2.03	No Interference; Payment Over	10
SECTION 2.04	Automatic Release of Liens Upon Enforcement; Amendments to Second Lien Security Documents	11
SECTION 2.05	Certain Agreements with Respect to Bankruptcy or Insolvency Proceedings	12
SECTION 2.06	Reinstatement	13
SECTION 2.07	Insurance	13
SECTION 2.08	Refinancings	13
SECTION 2.09	Possessory Second Lien Agent as Gratuitous Bailee for Perfection	13

ARTICLE III

EXISTENCE AND AMOUNTS OF LIENS AND OBLIGATIONS

ARTICLE IV

THE SECOND LIEN AGENT

SECTION 4.01	Appointment and Authority	14
SECTION 4.02	Rights as a Second Lien Secured Party	15
SECTION 4.03	Exculpatory Provisions	16
SECTION 4.04	Reliance by Second Lien Agent	17
SECTION 4.05	Delegation of Duties	17
SECTION 4.06	Resignation of Second Lien Agent	18
SECTION 4.07	Non-Reliance on Second Lien Agent and Other Second Lien Secured Parties	19
SECTION 4.08	Collateral and Guaranty Matters	19

i

ii

This PARI PASSU INTERCREDITOR AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is dated as of [•], 2012, among CITIBANK, N.A. (“Citi”), as collateral agent for the Second Lien Secured Parties (in such capacity and together with its successors in such capacity, the “Second Lien Agent”), CITIBANK, N.A., as Authorized Representative for the Term Loan Secured Parties (in such capacity and together with its successors in such capacity, the “Administrative Agent”), WILMINGTON TRUST, NATIONAL ASSOCIATION, as Authorized Representative for the Initial Other Second Lien Secured Parties (in such capacity and together with its successors in such capacity, the “Initial Other Authorized Representative”), and each additional Authorized Representative from time to time party hereto for the Other Second Lien Secured Parties of the Series with respect to which it is acting in such capacity. Capitalized terms used but defined in the preamble have the meanings set forth in Section 1.01 below.

In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Second Lien Agent, the Administrative Agent (for itself and on behalf of the Term Loan Secured Parties), the Initial Other Authorized Representative (for itself and on behalf of the Initial Other Second Lien Secured Parties) and each additional Authorized Representative (for itself and on behalf of the Other Second Lien Secured Parties of the applicable Series) agree as follows:

ARTICLE I

Definitions

SECTION 1.01                    Construction; Certain Defined Terms.

(a)                             The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument, other document, statute or regulation herein shall be construed as referring to such agreement, instrument, other document, statute or regulation as from time to time amended, supplemented or otherwise modified, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, but shall not be deemed to include the Subsidiaries of such Person unless express reference is made to such Subsidiaries, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections and Annexes shall be construed to refer to Articles, Sections and Annexes of this Agreement, (v) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vi) the term “or” is not exclusive.

(b)                            It is the intention of the Second Lien Secured Parties of each Series that the holders of the Second Lien Obligations of such Series (and not the Second Lien Secured Parties of any other Series) bear the risk of (i) any determination by a court of competent jurisdiction that (x) any of the Second Lien Obligations of such Series are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of Second Lien Obligations), (y) any of the Second Lien Obligations of such Series does not have an enforceable security interest in any of the Collateral securing any other Series of Second Lien Obligations and/or (z) any intervening security interest exists securing any other obligations (other than another Series of Second Lien Obligations and, without limiting the foregoing, after taking into account the effect of any applicable intercreditor agreements) on a basis ranking prior to the security interest of such Series of Second Lien Obligations but junior to the security interest of any other Series of Second Lien Obligations or (ii) the existence of any Collateral for any other Series of Second Lien Obligations that is not Shared Collateral (any such condition referred to in the foregoing clauses (i) or (ii) with respect to any Series of Second Lien Obligations, an “Impairment” of such Series). In the event of any Impairment with respect to any Series of Second Lien Obligations, the results of such Impairment shall be borne solely by the holders of such Series of Second Lien Obligations, and the rights of the holders of such Series of Second Lien Obligations (including the right to receive distributions in respect of such Series of Second Lien Obligations pursuant to Section 2.01) set forth herein shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the holders of the Series of such Second Lien Obligations subject to such Impairment. Additionally, in the event the Second Lien Obligations of any Series are modified pursuant to applicable law (including pursuant to Section 1129 of the Bankruptcy Code), any reference to such Second Lien Obligations or the Secured Credit Documents governing such Second Lien Obligations shall refer to such obligations or such documents as so modified.

(c)                                  As used in this Agreement, the following terms have the meanings specified below:

“Administrative Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Agreement” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Applicable Authorized Representative” means, with respect to any Shared Collateral, (i) until the earlier of (x) the Discharge of Term Loan Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Administrative Agent and (ii) from and after the earlier of (x) the Discharge of Term Loan Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Major Non-Controlling Authorized Representative.

“Authorized Representative” means (i) in the case of any Term Loan Obligations or the Term Loan Secured Parties, the Administrative Agent, (ii) in the case of the Initial Other Second Lien Obligations or the Initial Other Second Lien Secured Parties, the Initial Other Authorized Representative and, (iii) in the case of any Series of Other Second Lien Obligations or Other Second Lien Secured Parties that become subject to this Agreement after the date hereof, the Authorized Representative named for such Series in the applicable Joinder Agreement.

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“Bankruptcy Case” has the meaning assigned to such term in Section 2.05(b).

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Capital Stock” means, (i) in the case of a corporation, corporate stock or shares; (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Citi” has the meaning set forth in the preamble hereto.

“Collateral” means all assets and properties subject to Liens created pursuant to any Second Lien Security Document to secure one or more Series of Second Lien Obligations.

“Collateral Agreement” means the Collateral Agreement, dated as of the date hereof, by and among the Grantors party thereto and the Second Lien Agent, as the same may be amended, restated, supplemented, replaced or otherwise modified from time to time in accordance with the terms hereof and the Senior Lien Intercreditor Agreement.

“Company” means EP Energy LLC, a Delaware limited liability company.

“Controlling Secured Parties” means, at any time with respect to any Shared Collateral, the Series of Second Lien Secured Parties whose Authorized Representative is the Applicable Authorized Representative for such Shared Collateral at such time.

“DIP Financing” has the meaning set forth in Section 2.05(b).

“DIP Financing Liens” has the meaning set forth in Section 2.05(b).

“DIP Lenders” has the meaning set forth in Section 2.05(b).

“Discharge” means, with respect to any Shared Collateral and any Series of Second Lien Obligations, the date on which such Series of Second Lien Obligations is no longer secured by such Shared Collateral. The term “Discharged” shall have a corresponding meaning.

“Discharge of Term Loan Obligations” means, with respect to any Shared Collateral, the Discharge of the Term Loan Obligations with respect to such Shared Collateral; provided that the Discharge of Term Loan Obligations shall not be deemed to have occurred in connection with a Refinancing of such Term Loan Obligations with additional Second Lien Obligations secured by such Shared Collateral under an Other Second Lien Agreement which has been designated in writing by the Administrative Agent (under the Term Loan Agreement so Refinanced) to the Second Lien Agent and each other Authorized Representative as the “Term Loan Agreement” for purposes of this Agreement.

“Event of Default” shall have the meaning set forth in the Collateral Agreement.

3

“Grantors” means the Company and each Subsidiary thereof that has granted a security interest pursuant to any Second Lien Security Document to secure any Series of Second Lien Obligations.

“Impairment” shall have the meaning assigned to such term in Section 1.01(b).

“Initial Other Authorized Representative” shall have the meaning assigned to such term in the introductory paragraph to this Agreement.

“Initial Other Second Lien Agreement” means that certain Indenture dated as of April 24, 2012, among the Company, the Subsidiaries identified therein and the Initial Other Authorized Representative, as amended, restated, supplemented or otherwise modified from time to time.

“Initial Other Second Lien Obligations” means the “Indenture Obligations” as defined in the Collateral Agreement.

“Initial Other Second Lien Secured Parties” means the holders of any Initial Other Second Lien Obligations and the Initial Other Authorized Representative.

“Insolvency or Liquidation Proceeding” means: (a) any voluntary or involuntary case or proceeding under the Bankruptcy Code with respect to any Grantor, (b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Grantor or with respect to any of its assets, (c) any liquidation, dissolution, reorganization or winding up of any Grantor whether voluntary or involuntary and whether or not involving insolvency or bankruptcy (other than any liquidation, dissolution, reorganization or winding up of any Subsidiary of the Borrower permitted by the Secured Credit Documents) or (d) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of any Grantor.

“Intervening Creditor” shall have the meaning assigned to such term in Section 2.01(a).

“Joinder Agreement” means each document, substantially in the form of Exhibit A hereto, in order to create an additional Series of Other Second Lien Obligations or a Refinancing of any existing Series of Second Lien Obligations to the extent constituting a new Series of Second Lien Obligations.

“Lien” means any mortgage, pledge, security interest, hypothecation, assignment, lien (statutory or other) or similar encumbrance (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof).

“Major Non-Controlling Authorized Representative” means, at any time with respect to any Shared Collateral, the Authorized Representative of the Series of Other Second Lien Obligations that constitutes the largest outstanding principal amount of any then outstanding Series

4

of Second Lien Obligations, other than the Term Loan Obligations, with respect to such Shared Collateral at such time.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Non-Controlling Authorized Representative” means, at any time with respect to any Shared Collateral, any Authorized Representative that is not the Applicable Authorized Representative at such time with respect to such Shared Collateral.

“Non-Controlling Authorized Representative Enforcement Date” means, with respect to any Non-Controlling Authorized Representative, the date which is 180 days (throughout which 180-day period such Non-Controlling Authorized Representative was the Major Non-Controlling Authorized Representative) after the occurrence of both (i) an Event of Default (under and as defined in the Other Second Lien Agreement under which such Non-Controlling Authorized Representative is the Authorized Representative) and (ii) the Second Lien Agent’s and each other Authorized Representative’s receipt of written notice from such Non-Controlling Authorized Representative certifying that (x) such Non-Controlling Authorized Representative is the Major Non-Controlling Authorized Representative and that an Event of Default (under and as defined in the Other Second Lien Agreement under which such Non-Controlling Authorized Representative is the Authorized Representative) has occurred and is continuing and (y) the Second Lien Obligations of the Series with respect to which such Non-Controlling Authorized Representative is the Authorized Representative are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the applicable Other Second Lien Agreement; provided that the Non-Controlling Authorized Representative Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred with respect to any Shared Collateral (1) at any time the Administrative Agent or the Second Lien Agent has commenced and is diligently pursuing any enforcement action with respect to such Shared Collateral or (2) at any time the Grantor that has granted a security interest in such Shared Collateral is then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding.

“Non-Controlling Secured Parties” means, at any time with respect to any Shared Collateral, the Second Lien Secured Parties which are not Controlling Secured Parties with respect to such Shared Collateral at such time.

“Obligations” has the meaning assigned to such term in the Collateral Agreement.

“Other Second Lien Agreement” means each of (i) the Initial Other Second Lien Agreement and (ii) with respect to any Series of Other Second Lien Obligations, the “Other Second Priority Lien Obligations Document” (as defined in the Collateral Agreement) that has been designated by the Borrower pursuant to Section 5.17 of the Collateral Agreement as the “Other Second Lien Agreement” for purposes of this Agreement.

“Other Second Lien Obligations” means (i) the Initial Other Second Lien Obligations and (ii) the “Other Second Priority Lien Obligations” (as defined in the Collateral Agreement).

5

“Other Second Lien Secured Party” means the holders of any Other Second Lien Obligations and any Authorized Representative with respect thereto and shall include the Initial Other Second Lien Secured Parties.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Pledgor” has the meaning assigned to such term in the Collateral Agreement.

“Possessory Collateral” means any Shared Collateral in the possession or control of the Second Lien Agent (or its agents or bailees) or any Authorized Representative, to the extent that possession or control thereof perfects a Lien thereon under the Uniform Commercial Code of any jurisdiction or otherwise. Possessory Collateral includes any Certificated Securities, Promissory Notes, Instruments, and Chattel Paper.

“Proceeds” has the meaning set forth in Section 2.01(a).

“Refinance” means, in respect of any indebtedness, to amend, restate, supplement, waive, replace (whether or not upon termination, and whether with the original parties or otherwise), restructure, repay, refund, refinance or otherwise modify from time to time (including by means of any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the obligations under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof). “Refinanced” and “Refinancing” shall have correlative meanings.

“Second Lien Agent” has the meaning set forth in the preamble to this Agreement. For the avoidance of doubt, for so long as the Senior Lien Intercreditor Agreement is in effect, the Second Lien Agent hereunder shall also be the “Applicable Second Lien Agent” under the Senior Lien Intercreditor Agreement.

“Second Lien Obligations” means, collectively, (i) the Term Loan Obligations and (ii) each Series of Other Second Lien Obligations.

“Second Lien Secured Parties” means (i) the Term Loan Secured Parties and (ii) the Other Second Lien Secured Parties with respect to each Series of Other Second Lien Obligations.

“Second Lien Security Documents” means, collectively, the Security Agreements and each other agreement entered into in favor of the Second Lien Agent for purposes of securing any Series of Second Lien Obligations.

“Secured Credit Documents” means (i) the Term Loan Agreement, (ii) the Initial Other Second Lien Agreement, (iii) each Other Second Lien Agreement and (iv) the Second Lien Security Documents.

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“Security Agreements” means, together, (i) the Collateral Agreement and (ii) the Pledge Agreement, dated as of the date hereof, by and among the Grantors party thereto and the Second Lien Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and the Senior Lien Intercreditor Agreement.

“Senior Lien Intercreditor Agreement” means the Senior Lien Intercreditor Agreement of even date herewith, among the Grantors party thereto, Citi, as the Applicable Authorized Representative for the Term Loan Secured Parties and Other Second Lien Secured Parties, JPMorgan Chase Bank, N.A., as the Applicable First Lien Agent (as defined therein), as amended, restated, supplemented, replaced or otherwise modified from time to time.

“Series” means (a) with respect to the Second Lien Secured Parties, each of (i) the Term Loan Secured Parties (in their capacities as such), (ii) the Initial Other Second Lien Secured Parties (in their capacity as such) and (iii) the Other Second Lien Secured Parties that become subject to this Agreement after the date hereof that are represented by a common Authorized Representative (in its capacity as such for such Other Second Lien Secured Parties) and (b) with respect to any Second Lien Obligations, each of (i) the Term Loan Obligations, (ii) the Initial Other Second Lien Obligations and (iii) the Other Second Lien Obligations incurred pursuant to any Other Second Lien Agreement, which pursuant to any Joinder Agreement, are to be represented hereunder by a common Authorized Representative (in its capacity as such for such Other Second Lien Obligations).

“Shared Collateral” means, at any time, Collateral in which the holders of two or more Series of Second Lien Obligations (or their respective Authorized Representatives or the Second Lien Agent on behalf of such holders) hold a valid and perfected security interest or Lien at such time. If more than two Series of Second Lien Obligations are outstanding at any time and the holders of less than all Series of Second Lien Obligations hold a valid and perfected security interest or Lien in any Collateral at such time, then such Collateral shall constitute Shared Collateral for those Series of Second Lien Obligations that hold a valid and perfected security interest or Lien in such Collateral at such time and shall not constitute Shared Collateral for any Series which does not have a valid and perfected security interest or Lien in such Collateral at such time.

“Subsidiary” means, with respect to any Person, (1) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, and (2) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

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“Term Loan Agreement” means that certain Term Loan Agreement, dated as of April 24, 2012, among the Company, the lending institutions from time to time parties thereto, the Administrative Agent and the other parties thereto, as amended, restated, supplemented or otherwise modified, refinanced or replaced from time to time.

“Term Loan Obligations” has the meaning assigned to such term in the Collateral Agreement.

“Term Loan Secured Parties” means the holders of any Term Loan Obligations and the Administrative Agent.

ARTICLE II

Priorities and Agreements with Respect to Shared Collateral

SECTION 2.01                    Priority of Claims.

(a)                                  Anything contained herein or in any of the Secured Credit Documents to the contrary notwithstanding (but subject to Section 1.01(b)), if an Event of Default has occurred and is continuing, and the Second Lien Agent is taking action to enforce rights in respect of any Shared Collateral, or any distribution is made in respect of any Shared Collateral in any Bankruptcy Case of any Grantor, or any Second Lien Secured Party receives any payment pursuant to the Senior Lien Intercreditor Agreement or any other intercreditor agreement (other than this Agreement) with respect to any Shared Collateral, the proceeds of any sale, collection or other liquidation of any such Shared Collateral by any Second Lien Secured Party (or received by the Second Lien Agent or any Second Lien Secured Party pursuant to any such intercreditor agreement with respect to such Shared Collateral) and proceeds of any such distribution (subject, in the case of any such distribution, to the sentence immediately following) to which the Second Lien Obligations are entitled under the Senior Lien Intercreditor Agreement or any other inter-creditor agreement (other than this Agreement) (all proceeds of any sale, collection or other liquidation of any Collateral and all proceeds of any such distribution being collectively referred to as “Proceeds”), shall be applied by the Second Lien Agent in the order specified below:

FIRST, to the payment of all reasonable costs and expenses and indemnification amounts incurred by the Second Lien Agent and any Authorized Representative and all fees owed to them in connection with such collection or sale or otherwise in connection with this Agreement, any Secured Credit Document or any of the Obligations, including all court costs and the reasonable fees and expenses of its agents and legal counsel, the repayment of all advances made by the Second Lien Agent or the relevant Authorized Representatives hereunder or under any other Secured Credit Document on behalf of any Pledgor and any other reasonable costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Secured Credit Document;

SECOND, to the payment in full of the Obligations (the amounts so applied to be distributed among the Second Lien Secured Parties pro rata in accordance with

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the respective amounts of the Obligations owed to them on the date of any such distribution); and

THIRD, to the Pledgors, their successors or assigns, or as a court of competent jurisdiction may otherwise direct.

Notwithstanding the foregoing, with respect to any Shared Collateral for which a third party (other than a Second Lien Secured Party and, without limiting the foregoing, after taking into account the effect of any applicable intercreditor agreements) has a lien or security interest that is junior in priority to the security interest of any Series of Second Lien Obligations but senior (as determined by appropriate legal proceedings in the case of any dispute) to the security interest of any other Series of Second Lien Obligations (such third party an “Intervening Creditor”), the value of any Shared Collateral or Proceeds which are allocated to such Intervening Creditor shall be deducted on a ratable basis solely from the Shared Collateral or Proceeds to be distributed in respect of the Series of Second Lien Obligations with respect to which such Impairment exists.

(b)                            It is acknowledged that the Second Lien Obligations of any Series may, subject to the limitations set forth in the then extant Secured Credit Documents, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, Refinanced or otherwise amended or modified from time to time, all without affecting the priorities set forth in Section 2.01(a) or the provisions of this Agreement defining the relative rights of the Second Lien Secured Parties of any Series.

(c)                             Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing any Series of Second Lien Obligations granted on the Shared Collateral and notwithstanding any provision of the Uniform Commercial Code of any jurisdiction, or any other applicable law or the Secured Credit Documents or any other circumstance whatsoever (but, in each case, subject to Section 1.01(b)), each Second Lien Secured Party hereby agrees that the Liens securing each Series of Second Lien Obligations on any Shared Collateral shall be of equal priority.

SECTION 2.02                    Actions with Respect to Shared Collateral; Prohibition on Contesting Liens.

(a)                                  With respect to any Shared Collateral, (i) notwithstanding Section 2.01, only the Second Lien Agent shall act or refrain from acting with respect to the Shared Collateral (including with respect to the Senior Lien Intercreditor Agreement and any other intercreditor agreement with respect to any Shared Collateral), and then only on the instructions of the Applicable Authorized Representative, (ii) the Second Lien Agent shall not follow any instructions with respect to such Shared Collateral (including with respect to the Senior Lien Intercreditor Agreement and any other intercreditor agreement with respect to any Shared Collateral) from any Non-Controlling Authorized Representative (or any other Second Lien Secured Party other than the Applicable Authorized Representative) and (iii) no Non-Controlling Authorized Representative or other Second Lien Secured Party (other than the Applicable Authorized Representative) shall, or shall instruct the Second Lien Agent to, commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy

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or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, any Shared Collateral (including with respect to the Senior Lien Intercreditor Agreement and any other intercreditor agreement with respect to any Shared Collateral), whether under any Second Lien Security Document, applicable law or otherwise, it being agreed that only the Second Lien Agent, acting on the instructions of the Applicable Authorized Representative and in accordance with the applicable Second Lien Security Documents, shall be entitled to take any such actions or exercise any such remedies with respect to Shared Collateral. Notwithstanding the equal priority of the Liens, the Second Lien Agent (acting on the instructions of the Applicable Authorized Representative) may deal with the Shared Collateral as if such Applicable Authorized Representative had a senior Lien on such Collateral. No Non-Controlling Authorized Representative or Non-Controlling Secured Party will contest, protest or object to any foreclosure proceeding or action brought by the Second Lien Agent, the Applicable Authorized Representative or the Controlling Secured Party or any other exercise by the Second Lien Agent, the Applicable Authorized Representative or the Controlling Secured Party of any rights and remedies relating to the Shared Collateral, or to cause the Second Lien Agent to do so. The foregoing shall not be construed to limit the rights and priorities of any Second Lien Secured Party, Second Lien Agent or any Authorized Representative with respect to any Collateral not constituting Shared Collateral.

(b)                                 Each of the Authorized Representatives agrees that it will not accept any Lien on any Collateral for the benefit of any Series of Second Lien Obligations (other than funds deposited for the discharge or defeasance of any Other Second Lien Agreement) other than pursuant to the Second Lien Security Documents, and by the Authorized Representatives executing this Agreement (or a Joinder Agreement), each Authorized Representative and the Series of Second Lien Secured Parties for which it is acting hereunder agree to be bound by the provisions of this Agreement and the other Second Lien Security Documents applicable to it.

SECTION 2.03                    No Interference; Payment Over.

(a)                                  Each Second Lien Secured Party agrees that (i) it will not (and hereby waives any right to) challenge or question in any proceeding the validity or enforceability of any Second Lien Obligations of any Series or any Second Lien Security Document or the validity, attachment, perfection or priority of any Lien under any Second Lien Security Document or the validity or enforceability of the priorities, rights or duties established by or other provisions of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any Second Lien Secured Party from challenging or questioning the validity or enforceability of any Second Lien Obligations constituting unmatured interest or the validity of any Lien relating thereto pursuant to Section 502(b)(2) of the Bankruptcy Code; (ii) it will not take or cause to be taken any action the purpose or intent of which is, or could be, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of the Shared Collateral by the Second Lien Agent, (iii) except as provided in Section 2.02, it shall have no right to (A) direct the Second Lien Agent or any other Second Lien Secured Party to exercise any right, remedy or power with respect to any Shared Collateral (including pursuant to any intercreditor agreement) or (B) consent to the exercise by the Second Lien Agent or any other Second Lien Secured Party of any right, remedy or power with respect to any Shared Collateral, (iv) it will not institute any suit or assert in any suit, bankruptcy, insolvency or other proceeding any claim against the Second Lien Agent or any other Second Lien Secured

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Party seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to any Shared Collateral, and none of the Second Lien Agent, any Applicable Authorized Representative or any other Second Lien Secured Party shall be liable for any action taken or omitted to be taken by the Second Lien Agent, such Applicable Authorized Representative or other Second Lien Secured Party with respect to any Shared Collateral in accordance with the provisions of this Agreement, (v) it will not seek, and hereby waives any right, to have any Shared Collateral or any part thereof marshaled upon any foreclosure or other disposition of such Collateral and (vi) it will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any of the Second Lien Agent or any other Second Lien Secured Party to enforce this Agreement.

(b)                                 Each Second Lien Secured Party hereby agrees that if it shall obtain possession of any Shared Collateral or shall realize any proceeds or payment in respect of any Shared Collateral, pursuant to any Second Lien Security Document or by the exercise of any rights available to it under applicable law or in any Insolvency or Liquidation Proceeding or through any other exercise of remedies (including pursuant to any intercreditor agreement), at any time prior to the Discharge of each of the Second Lien Obligations, then it shall hold such Shared Collateral, proceeds or payment in trust for the other Second Lien Secured Parties and promptly transfer such Shared Collateral, proceeds or payment, as the case may be, to the Second Lien Agent, to be distributed by the Second Lien Agent in accordance with the provisions of Section 2.01(a) hereof.

SECTION 2.04                    Automatic Release of Liens Upon Enforcement; Amendments to Second Lien Security Documents.

(a)                             If, at any time any Shared Collateral is transferred to a third party or otherwise disposed of, in each case, in connection with any enforcement by the Second Lien Agent in accordance with the provisions of this Agreement, then (whether or not any Insolvency or Liquidation Proceeding is pending at the time) the Liens in favor of the Second Lien Agent for the benefit of each Series of Second Lien Secured Parties upon such Shared Collateral will automatically be released and discharged upon final conclusion of foreclosure proceeding; provided that any proceeds of any Shared Collateral realized therefrom shall be applied pursuant to Section 2.01 hereof.

(b)                            Each Second Lien Secured Party agrees that the Second Lien Agent may enter into any amendment (and, upon request by the Second Lien Agent, each Authorized Representative shall sign a consent to such amendment) to any Second Lien Security Document (including to release Liens securing any Series of Second Lien Obligations) so long as such amendment, subject to clause (d) below, is permitted by the terms of each Secured Credit Document then in effect or is made pursuant to Section 2.10 of the Senior Intercreditor Agreement. Additionally, each Second Lien Secured Party agrees that the Second Lien Agent may enter into any amendment (and, upon request by the Second Lien Agent, each Authorized Representative shall sign a consent to such amendment) to any Second Lien Security Document solely as such Second Lien Security Document relates to a particular Series of Second Lien Obligations (including to release Liens securing such Series of Second Lien Obligations) so long as (x) such amendment is in accordance with the Secured Credit Document pursuant to which such Series of

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Second Lien Obligations was incurred and (y) such amendment does not adversely affect the Second Lien Secured Parties of any other Series.

(c)                             Each Authorized Representative agrees to execute and deliver (at the sole cost and expense of the Grantors) all such authorizations and other instruments as shall reasonably be requested by the Second Lien Agent to evidence and confirm any release of Shared Collateral or amendment to any Second Lien Security Document provided for in this Section.

(d)                            In determining whether an amendment to any Second Lien Security Document is permitted by this Section 2.04, the Second Lien Agent may conclusively rely on a certificate of an officer of the Company stating that such amendment is permitted by Section 2.04(b) above.

SECTION 2.05                    Certain Agreements with Respect to Bankruptcy or Insolvency Proceedings.

(a)                             This Agreement shall continue in full force and effect notwithstanding the commencement of any proceeding under the Bankruptcy Code or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law by or against the Company or any of its Subsidiaries.

(b)                            If any Grantor shall become subject to a case (a “Bankruptcy Case”) under the Bankruptcy Code and shall, as debtor(s)-in-possession, move for approval of financing (“DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) under Section 364 of the Bankruptcy Code or the use of cash collateral under Section 363 of the Bankruptcy Code, each Second Lien Secured Party (other than any Controlling Secured Party or any Authorized Representative of any Controlling Secured Party) agrees that it will raise no objection to any such financing or to the Liens on the Shared Collateral securing the same (“DIP Financing Liens”) or to any use of cash collateral that constitutes Shared Collateral, unless any Controlling Secured Party, or an Authorized Representative of any Controlling Secured Party, shall then oppose or object to such DIP Financing or such DIP Financing Liens or use of cash collateral (and (i) to the extent that such DIP Financing Liens are senior to the Liens on any such Shared Collateral for the benefit of the Controlling Secured Parties, each Non-Controlling Secured Party will subordinate its Liens with respect to such Shared Collateral on the same terms as the Liens of the Controlling Secured Parties (other than any Liens of any Second Lien Secured Parties constituting DIP Financing Liens) are subordinated thereto, and (ii) to the extent that such DIP Financing Liens rank pari passu with the Liens on any such Shared Collateral granted to secure the Second Lien Obligations of the Controlling Secured Parties, each Non-Controlling Secured Party will confirm the priorities with respect to such Shared Collateral as set forth herein), in each case so long as (A) the Second Lien Secured Parties of each Series retain the benefit of their Liens on all such Shared Collateral pledged to the DIP Lenders, including proceeds thereof arising after the commencement of such proceeding, with the same priority vis-a-vis all the other Second Lien Secured Parties (other than any Liens of the Second Lien Secured Parties constituting DIP Financing Liens) as existed prior to the commencement of the Bankruptcy Case, (B) the Second Lien Secured Parties of each Series are granted Liens on any additional collateral pledged to any Second Lien Secured Parties as adequate protection or otherwise in connection with such DIP Financing or use of cash collateral, with the same priority vis-a-vis the Second Lien Secured Parties

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as set forth in this Agreement, (C) if any amount of such DIP Financing or cash collateral is applied to repay any of the Second Lien Obligations, such amount is applied pursuant to Section 2.01(a) of this Agreement, and (D) if any Second Lien Secured Parties are granted adequate protection, including in the form of periodic payments, in connection with such DIP Financing or use of cash collateral, the proceeds of such adequate protection are applied pursuant to Section 2.01(a) of this Agreement; provided that the Second Lien Secured Parties of each Series shall have a right to object to the grant of a Lien to secure the DIP Financing over any Collateral subject to Liens in favor of the Second Lien Secured Parties of such Series or its Authorized Representative that shall not constitute Shared Collateral; and provided, further, that the Second Lien Secured Parties receiving adequate protection shall not object to any other Second Lien Secured Party receiving adequate protection comparable to any adequate protection granted to such Second Lien Secured Parties in connection with a DIP Financing or use of cash collateral.

SECTION 2.06                    Reinstatement. In the event that any of the Second Lien Obligations shall be paid in full and such payment or any part thereof shall subsequently, for whatever reason (including an order or judgment for disgorgement of a preference under Title 11 of the United Stated Code, or any similar law, or the settlement of any claim in respect thereof), be required to be returned or repaid, the terms and conditions of this Article II shall be fully applicable thereto until all such Second Lien Obligations shall again have been paid in full in cash.

SECTION 2.07                    Insurance. As between the Second Lien Secured Parties, the Second Lien Agent, acting at the direction of the Applicable Authorized Representative, shall have the right to adjust or settle any insurance policy or claim covering or constituting Shared Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the Shared Collateral.

SECTION 2.08                    Refinancings. The Second Lien Obligations of any Series may be Refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is otherwise required to permit the refinancing transaction under any Secured Credit Document) of any Second Lien Secured Party of any other Series, all without affecting the priorities provided for herein or the other provisions hereof; provided that the Authorized Representative of the holders of any such Refinancing indebtedness (if not already a party hereto in such capacity) shall have executed a Joinder Agreement on behalf of the holders of such Refinancing indebtedness.

SECTION 2.09                    Possessory Second Lien Agent as Gratuitous Bailee for Perfection.

(a)                                  The Second Lien Agent agrees to hold any Shared Collateral constituting Possessory Collateral in its possession or control (or in the possession or control of its agents or bailees) as gratuitous bailee for the benefit of each other Second Lien Secured Party and any assignee solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable Second Lien Security Documents, in each case, subject to the terms and conditions of this Section 2.09. Pending delivery to the Second Lien Agent, each other Authorized Representative agrees to hold any Shared Collateral constituting Possessory Collateral, from time to time in its possession or control, as gratuitous bailee for the benefit of each other Second Lien Secured Party and any assignee, solely for the purpose of perfecting the

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security interest granted in such Possessory Collateral, if any, pursuant to the applicable Second Lien Security Documents, in each case, subject to the terms and conditions of this Section 2.09.

(b)                                 The duties or responsibilities of the Second Lien Agent and each other Authorized Representative under this Section 2.09 shall be limited solely to holding any Shared Collateral constituting Possessory Collateral as gratuitous bailee for the benefit of each other Second Lien Secured Party for purposes of perfecting the Lien held by such Second Lien Secured Parties therein.

ARTICLE III

Existence and Amounts of Liens and Obligations

Whenever the Second Lien Agent or any Authorized Representative shall be required, in connection with the exercise of its rights or the performance of its obligations hereunder, to determine the existence or amount of any Second Lien Obligations of any Series, or the Shared Collateral subject to any Lien securing the Second Lien Obligations of any Series, it may request that such information be furnished to it in writing by each other Authorized Representative and shall be entitled to make such determination on the basis of the information so furnished; provided, however, that if an Authorized Representative shall fail or refuse reasonably promptly to provide the requested information, the requesting Second Lien Agent or Authorized Representative shall be entitled to make any such determination or not make any determination by such method as it may, in the exercise of its good faith judgment, determine, including by reliance upon a certificate of the Company. The Second Lien Agent and each Authorized Representative may rely conclusively, and shall be fully protected in so relying, on any determination made by it in accordance with the provisions of the preceding sentence (or as otherwise directed by a court of competent jurisdiction) and shall have no liability to any Grantor, any Second Lien Secured Party or any other person as a result of such determination.

ARTICLE IV

The Second Lien Agent

SECTION 4.01       Appointment and Authority.

(a)                                  Each of the Second Lien Secured Parties hereby irrevocably appoints Citi to act on its behalf as the Second Lien Agent hereunder and as Second Lien Agent or collateral agent under each of the other Second Lien Security Documents and as “Applicable Second Lien Agent” under the Senior Lien Intercreditor Agreement and authorizes the Second Lien Agent to take such actions on its behalf and to exercise such powers as are delegated to the Second Lien Agent by the terms hereof or thereof, including for purposes of acquiring, holding and enforcing any and all Liens on the Shared Collateral granted by any Grantor to secure any of the Second Lien Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Second Lien Agent and any co-agents, sub-agents and attorneys-in-fact appointed by the Second Lien Agent pursuant to Section 4.05 for purposes of holding or enforcing any Lien on the Shared Collateral (or any portion thereof) granted under any of the Second Lien Security Documents, or for exercising any rights and remedies thereunder at the direction of

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the Applicable Authorized Representative), shall be entitled to the benefits of all provisions of this Article IV and Article VIII of the Term Loan Agreement and the equivalent provision of any Other Second Lien Agreement (as though such co-agents, sub-agents and attorneys-in-fact were the “Second Lien Agent” or collateral agent or “Applicable Second Lien Agent” under the Second Lien Security Documents or the Senior Lien Intercreditor Agreement) as if set forth in full herein with respect thereto.

(b)                                 Each Non-Controlling Secured Party acknowledges and agrees that the Second Lien Agent shall be entitled, for the benefit of the Second Lien Secured Parties, to sell, transfer or otherwise dispose of or deal with any Shared Collateral as provided herein and in the Second Lien Security Documents, without regard to any rights to which the holders of the Non-Controlling Secured Obligations would otherwise be entitled as a result of such Non-Controlling Secured Obligations. Without limiting the foregoing, each Non-Controlling Secured Party agrees that none of the Second Lien Agent, the Applicable Authorized Representative or any other Second Lien Secured Party shall have any duty or obligation first to marshal or realize upon any type of Shared Collateral (or any other Collateral securing any of the Second Lien Obligations), or to sell, dispose of or otherwise liquidate all or any portion of such Shared Collateral (or any other Collateral securing any Second Lien Obligations), in any manner that would maximize the return to the Non-Controlling Secured Parties, notwithstanding that the order and timing of any such realization, sale, disposition or liquidation may affect the amount of proceeds actually received by the Non-Controlling Secured Parties from such realization, sale, disposition or liquidation. Each of the Second Lien Secured Parties waives any claim it may now or hereafter have against the Second Lien Agent or the Authorized Representative of any other Series of Second Lien Obligations or any other Second Lien Secured Party of any other Series arising out of (i) any actions which the Second Lien Agent, any Authorized Representative or any Second Lien Secured Party takes or omits to take (including, actions with respect to the creation, perfection or continuation of Liens on any Collateral, actions with respect to the foreclosure upon, sale, release or depreciation of, or failure to realize upon, any of the Collateral and actions with respect to the collection of any claim for all or any part of the Second Lien Obligations from any account debtor, guarantor or any other party) in accordance with the Second Lien Security Documents or any other agreement related thereto or to the collection of the Second Lien Obligations or the valuation, use, protection or release of any security for the Second Lien Obligations, (ii) any election by any Applicable Authorized Representative or any holders of Second Lien Obligations, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b) of the Bankruptcy Code or (iii) subject to Section 2.05, any borrowing by, or grant of a security interest or administrative expense priority under Section 364 of the Bankruptcy Code by, the Company or any of its Subsidiaries, as debtor-in-possession. Notwithstanding any other provision of this Agreement, the Second Lien Agent shall not accept any Shared Collateral in full or partial satisfaction of any Second Lien Obligations pursuant to Section 9-620 of the Uniform Commercial Code of any jurisdiction, without the consent of each Authorized Representative representing holders of Second Lien Obligations for whom such Collateral constitutes Shared Collateral.

SECTION 4.02                    Rights as a Second Lien Secured Party. The Person serving as the Second Lien Agent hereunder shall have the same rights and powers in its capacity as a Second Lien Secured Party under any Series of Second Lien Obligations that it holds as any other

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Second Lien Secured Party of such Series and may exercise the same as though it were not the Second Lien Agent and the term “Second Lien Secured Party” or “Second Lien Secured Parties” or (as applicable) “Term Loan Secured Party”, “Term Loan Secured Parties”, “Other Second Lien Secured Party” or “Other Second Lien Secured Parties” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Second Lien Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if such Person were not the Second Lien Agent hereunder and without any duty to account therefor to any other Second Lien Secured Party.

SECTION 4.03                    Exculpatory Provisions.

(a)                                  The Second Lien Agent shall not have any duties or obligations except those expressly set forth herein and in the Second Lien Security Documents and the Senior Lien Intercreditor Agreement. Without limiting the generality of the foregoing, the Second Lien Agent:

(i)                                     shall not be subject to any fiduciary or other implied duties of any kind or nature to any Person, regardless of whether an Event of Default has occurred and is continuing;

(ii)                                  shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Second Lien Security Documents that the Second Lien Agent is required to exercise as directed in writing by the Applicable Authorized Representative; provided that the Second Lien Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Second Lien Agent to liability or that is contrary to any Second Lien Security Document or applicable law;

(iii)                               shall not, except as expressly set forth herein and in the other Second Lien Security Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Affiliates that is communicated to or obtained by the Person serving as the Second Lien Agent or any of its Affiliates in any capacity;

(iv)                              shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Applicable Authorized Representative or (ii) in the absence of its own gross negligence or willful misconduct or (iii) in reliance on a certificate of an authorized officer of the Company stating that such action is permitted by the terms of this Agreement; and shall be deemed not to have knowledge of any Event of Default under any Series of Second Lien Obligations unless and until notice describing such Event Default is given to the Second Lien Agent by the Authorized Representative of such Second Lien Obligations or the Company;

(v)                                 shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement

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or any other Second Lien Security Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Second Lien Security Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Second Lien Security Documents, (v) the value or the sufficiency of any Collateral for any Series of Second Lien Obligations, or (v) the satisfaction of any condition set forth in any Secured Credit Document, other than to confirm receipt of items expressly required to be delivered to the Second Lien Agent;

(vi)                              shall not have any fiduciary duties or contractual obligations of any kind or nature under any Other Second Lien Agreement (but shall be entitled to all protections provided to the Second Lien Agent therein);

(vii)                           with respect to the Term Loan Agreement, any Other Second Lien Agreement or any Second Lien Security Document, may conclusively assume that the Grantors have complied with all of their obligations thereunder unless advised in writing by the Authorized Representative thereunder to the contrary specifically setting forth the alleged violation; and

(viii)                        may conclusively rely on any certificate of an officer of the Company provided pursuant to Section 2.04(d).

(b)                                 Each Secured Party acknowledges that, in addition to acting as the initial Second Lien Agent, Citi also serves as Administrative Agent under the Term Loan Agreement and each Second Lien Secured Party hereby waives any right to make any objection or claim against Citi (or any successor Second Lien Agent or any of their respective counsel) based on any alleged conflict of interest or breach of duties arising from the Second Lien Agent also serving as the Administrative Agent.

SECTION 4.04                    Reliance by Second Lien Agent. The Second Lien Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Second Lien Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. The Second Lien Agent may consult with legal counsel (who may include, but shall not be limited to, counsel for the Company or counsel for the Administrative Agent), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 4.05                    Delegation of Duties. The Second Lien Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Second Lien Security Document by or through any one or more sub-agents appointed by the Second

17

Lien Agent. The Second Lien Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Affiliates of the Second Lien Agent and any such sub-agent.

SECTION 4.06                    Resignation of Second Lien Agent. The Second Lien Agent may at any time give notice of its resignation as Second Lien Agent under this Agreement and the other Second Lien Security Documents to each Authorized Representative and the Company. Upon receipt of any such notice of resignation, the Applicable Authorized Representative shall have the right (subject, unless an Event of Default relating to the commencement of an Insolvency or Liquidation Proceeding has occurred and is continuing, to the consent of the Company (not to be unreasonably withheld or delayed)), to appoint a successor, which shall be a bank or trust company with an office in the United States, or an Affiliate of any such bank or trust company with an office in the United States. If no such successor shall have been so appointed by the Applicable Authorized Representative and shall have accepted such appointment within 30 days after the retiring Second Lien Agent gives notice of its resignation, then the retiring Second Lien Agent may, on behalf of the Second Lien Secured Parties, appoint a successor Second Lien Agent meeting the qualifications set forth above (but without the consent of any other Second Lien Secured Party or the Company); provided that if the Second Lien Agent shall notify the Company and each Authorized Representative that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Second Lien Agent shall be discharged from its duties and obligations hereunder and under the other Second Lien Security Documents (except that in the case of any collateral security held by the Second Lien Agent on behalf of the Second Lien Secured Parties under any of the Second Lien Security Documents, the retiring Second Lien Agent shall continue to hold such collateral security solely for purposes of maintaining the perfection of the security interests of the Second Lien Secured Parties therein until such time as a successor Second Lien Agent is appointed but with no obligation to take any further action at the request of the Applicable Authorized Representative, any other Second Lien Secured Parties or any Grantor) and (b) all payments, communications and determinations provided to be made by, to or through the Second Lien Agent shall instead be made by or to each Authorized Representative directly, until such time as the Applicable Authorized Representative appoints a successor Second Lien Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Second Lien Agent hereunder and under the Second Lien Security Documents, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Second Lien Agent, and the retiring Second Lien Agent shall be discharged from all of its duties and obligations hereunder or under the other Second Lien Security Documents (if not already discharged therefrom as provided above in this Section). After the retiring Second Lien Agent’s resignation hereunder and under the other Secured Credit Documents or Second Lien Security Documents, the provisions of this Article, Section 8.07 and Section 9.05 of the Term Loan Agreement and the equivalent provision of any Other Second Lien Agreement shall continue in effect for the benefit of such retiring Second Lien Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Second Lien Agent was acting as Second Lien Agent. Upon any notice of resignation of the Second Lien Agent hereunder and under the other Second Lien Security Documents, the Company agrees to use commercially reasonable efforts to transfer (and maintain the

18

validity and priority of) the Liens in favor of the retiring Second Lien Agent under the Second Lien Security Documents to the successor Second Lien Agent as promptly as practicable.

SECTION 4.07                    Non-Reliance on Second Lien Agent and Other Second Lien Secured Parties. Each Second Lien Secured Party (excluding any Authorized Representative acting in such capacity, including, for the avoidance of doubt, the Initial Other Authorized Representative) acknowledges that it has, independently and without reliance upon the Second Lien Agent, any Authorized Representative or any other Second Lien Secured Party or any of their Affiliates and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Secured Credit Documents. Each Second Lien Secured Party (excluding any Authorized Representative acting in such capacity, including, for the avoidance of doubt, the Initial Other Authorized Representative) also acknowledges that it will, independently and without reliance upon the Second Lien Agent, any Authorized Representative or any other Second Lien Secured Party or any of their Affiliates and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Secured Credit Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 4.08                    Collateral and Guaranty Matters. Each of the Second Lien Secured Parties irrevocably authorizes the Second Lien Agent, at its option and in its discretion,

(a)                                  to release any Lien on any property granted to or held by the Second Lien Agent under any Second Lien Security Document in accordance with Section 2.04 or upon receipt of a written request from the Company stating that the releases of such Lien is permitted by the terms of each then extant Secured Credit Document; and

(b)                                 to release any Grantor from its obligations under the Second Lien Security Documents upon receipt of a written request from the Company stating that such release is permitted by the terms of each then extant Secured Credit Document.

ARTICLE V

Miscellaneous

SECTION 5.01                    Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, sent by facsimile, or sent to the e-mail address of the applicable recipient specified below (or the email address of a representative of the applicable recipient designated by such recipient from time to time to the parties hereto), as follows:

(a)                                  if to the Second Lien Agent or the Administrative Agent, to it at:

Citibank, N.A.

[Address]

Attention:

Telephone:

19

Facsimile:

E-mail:

(b)                                 if to the Initial Other Authorized Representative, to it at:

Wilmington Trust, National Association

Corporate Capital Markets

50 South Sixth Street, Suite 1290

Minneapolis, MN 55402

Attention: EP Energy/Everest Administrator

Telephone: 612-217-5632

Facsimile: 612-217-5651

E-mail: jschweiger@wilmingtrust.com

(c)                                  if to any additional Other Authorized Representative, to it at the address set forth in the applicable Joinder Agreement.

Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt (if a Business Day) and on the next Business Day thereafter (in all other cases) if delivered by hand or overnight courier service or sent by facsimile or email or on the date that is five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 5.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 5.01.

SECTION 5.02                    Waivers; Amendment; Joinder Agreements.

(a)                                  No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b)                                 Neither this Agreement nor any provision hereof may be terminated, waived, amended or modified (other than pursuant to any Joinder Agreement) except pursuant to an agreement or agreements in writing entered into by each Authorized Representative and the Second Lien Agent (and, to the extent any Grantor’s rights are adversely affected, by the Company).

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(c)                                  Notwithstanding the foregoing, without the consent of any Second Lien Secured Party, any Authorized Representative may become a party hereto by execution and delivery of a Joinder Agreement and upon such execution and delivery, such Authorized Representative and the Other Second Lien Secured Parties and Other Second Lien Obligations of the Series for which such Authorized Representative is acting shall be subject to the terms hereof and the terms of the other Second Lien Security Documents applicable thereto.

SECTION 5.03                    Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, as well as the other Second Lien Secured Parties, all of whom are intended to be bound by, and to be third party beneficiaries of, this Agreement.

SECTION 5.04                    Survival of Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

SECTION 5.05                    Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 5.06                    Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 5.07                    Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York.

SECTION 5.08                    Submission to Jurisdiction; Waivers. The Second Lien Agent and each Authorized Representative, on behalf of itself and the Second Lien Secured Parties of the Series for whom it is acting, irrevocably and unconditionally:

(a)                                  submits for itself and its property in any legal action or proceeding relating to this Agreement and the Second Lien Security Documents, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the state and federal courts located in New York County and appellate courts from any thereof;

(b)                                 consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

21

(c)                                  agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person (or its Authorized Representative) at the address referred to in 5.01;

(d)                                 agrees that nothing herein shall affect the right of any other party hereto (or any Second Lien Secured Party) to effect service of process in any other manner permitted by law; and

(e)                                  waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 5.08 any special, exemplary, punitive or consequential damages.

SECTION 5.09                    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.09.

SECTION 5.10                    Headings. Article, Section and Annex headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 5.11                    Conflicts.

(a)                                  In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of any of the other Secured Credit Documents or Second Lien Security Documents, the provisions of this Agreement shall control.

(b)                                 Notwithstanding anything herein to the contrary, (i) the Liens and security interests granted to the Second Lien Agent pursuant to any Second Lien Security Documents and (ii) the exercise of any right or remedy by the Second Lien Agent hereunder or thereunder or the application of Proceeds (including insurance proceeds and condemnation proceeds) of any Shared Collateral, are subject to the provisions of the Senior Lien Intercreditor Agreement. In the event of any conflict between the terms of this Agreement and the terms of the Senior Lien Intercreditor Agreement, the terms of the Senior Intercreditor Agreement shall control.

SECTION 5.12                    Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the Second Lien Secured Parties in relation to one another. None of the Company, any other Grantor or any other creditor thereof shall have any rights or obligations hereunder, except as expressly

22

provided in this Agreement (provided that nothing in this Agreement (other than Section 2.01(a), 2.04, 2.05, 2.08, 2.09 or Article V) is intended to or will amend, waive or otherwise modify the provisions of the Term Loan Agreement or any Other Second Lien Agreements), and none of the Company or any other Grantor may rely on the terms hereof (other than Sections 2.01(a), 2.04, 2.05, 2.08, 2.09 and Article V). Nothing in this Agreement is intended to or shall impair the obligations of any Grantor, which are absolute and unconditional, to pay the Second Lien Obligations as and when the same shall become due and payable in accordance with their terms.

SECTION 5.13                    Integration.

This Agreement together with the other Secured Credit Documents and the Second Lien Security Documents represents the agreement of each of the Grantors and the Second Lien Secured Parties with respect to the subject matter hereof and there are no promises, undertakings, representations or warranties by any Grantor, the Collateral Agent, any or any other Second Lien Secured Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other Secured Credit Documents or the Second Lien Security Documents.

[Remainder of this page intentionally left blank.]

23

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CITIBANK, N.A., as Second Lien Agent

By:
Name:
Title:

CITIBANK, N.A., as Authorized Representative for the Term Loan Agreement

By:
Name:
Title:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Initial Other Authorized Representative

By:
Name:
Title:

Signature Page to Pari Passu Intercreditor Agreement

CONSENT OF COMPANY

Dated: [•], 2012

Reference is made to the Pari Passu Intercreditor Agreement of even date herewith, among Citibank, N.A., as Second Lien Agent, Citibank, N.A., as Authorized Representative for the Term Loan Agreement, and Wilmington Trust, National Association, as Initial Other Authorized Representative (as the same may be amended, restated, supplemented, waived or otherwise modified from time to time, the “Intercreditor Agreement”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Intercreditor Agreement.

The Company has read the foregoing Intercreditor Agreement and consents thereto. The Company agrees that it will not, and will cause each of the other Grantors to not, take any action that would be contrary to the express provisions of the foregoing Intercreditor Agreement, agrees to abide by the requirements expressly applicable to it under the foregoing Inter-creditor Agreement and agrees that, except as otherwise provided therein, no Second Lien Secured Party shall have any liability to any Grantor for acting in accordance with the provisions of the foregoing Intercreditor Agreement. The Company confirms on behalf of each Grantor that the foregoing Intercreditor Agreement is for the sole benefit of the Second Lien Secured Parties and their respective successors and assigns, and that no Grantor is an intended beneficiary or third party beneficiary thereof except to the extent otherwise expressly provided therein.

Notwithstanding anything to the contrary in the Intercreditor Agreement or provided herein, each party to the Intercreditor Agreement agrees that the Company and the other Grantors shall not have any right to consent to or approve any amendment, modification or waiver of any provision of the Intercreditor Agreement except to the extent their rights are adversely affected (in which case the Company shall have the right to consent to or approve any such amendment, modification or waiver).

Without limitation to the foregoing, the Company agrees to take, and to cause each other Grantor to take, such further action and to execute and deliver such additional documents and instruments (in recordable form, if requested) as the Second Lien Agent may reasonably request to effectuate the terms of and the lien priorities contemplated by the Intercreditor Agreement.

This Consent shall be governed and construed in accordance with the laws of the State of New York. Notices delivered to the Company pursuant to this Consent shall be delivered in accordance with the notice provisions set forth in the Senior Lien Intercreditor Agreement.

[Signature Page Follows.]

IN WITNESS HEREOF, this Consent is hereby executed by the Company as of the date first written above.

EP ENERGY LLC

By:
Name:
Title:

EXHIBIT A

[FORM OF] JOINDER AGREEMENT TO PARI PASSU INTERCREDITOR AGREEMENT

Reference is made to the Pari Passu Intercreditor Agreement, dated as of [•], 2012, among Citibank, N.A., as Second Lien Agent, Citibank, N.A., as Authorized Representative for the Term Loan Agreement, and Wilmington Trust, National Association, as Initial Other Authorized Representative (as the same may be amended, restated, supplemented, waived or otherwise modified from time to time, the “Intercreditor Agreement”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Intercreditor Agreement.

This Joinder Agreement, dated as of                         , 20         (this “Joinder Agreement”), is being delivered pursuant to Section 5.02 of the Intercreditor Agreement in connection with the incurrence of the indebtedness for which the undersigned is acting as agent being entitled to the benefits of being Other Second Lien Obligations under the Intercreditor Agreement.

1.              Joinder. The undersigned,                                            , a                                 , (the “New Authorized Representative”) as [trustee, administrative agent] under that certain [describe Additional Secured Debt Facility] (the “Additional Second Lien Obligations”) hereby agrees to become party as an Authorized Representative and a Second Lien Secured Party under the Intercreditor Agreement for all purposes thereof on the terms set forth therein, and to be bound by the terms, conditions and provisions of the Intercreditor Agreement as fully as if the undersigned had been an original signatory thereto. Upon the acknowledgment by the Company of this Joinder, the [describe the document governing such Additional Secured Debt Facility] will be designated as an Other Second Lien Agreement.

2.              Lien Sharing and Priority Confirmation. The undersigned New Authorized Representative, on behalf of itself and each holder of any Additional Second Lien Obligations (together with the Additional Authorized Representative, the “New Second Lien Secured Parties”), hereby agrees, for the enforceable benefit of all existing and future Authorized Representative and each existing and future other Second Lien Secured Party, that:

(a)             all Second Lien Obligations will be and are secured equally and ratably by all Liens granted to the Second Lien Agent on the Shared Collateral, for the benefit of the Second Lien Secured Parties, which are at any time granted by any Grantor to secure any Second Lien Obligations, and that all Liens on the Shared Collateral granted pursuant to the Second Lien Security Documents will be enforceable by the Second Lien Agent for the benefit of all Second Lien Secured Parties equally and ratably, in each case, pursuant to and subject to the terms of the Intercreditor Agreement;

(b)            the New Authorized Representative and each other New Second Lien Secured Party is bound by the terms, conditions and provisions of the Intercreditor Agreement, the Senior Lien Intercreditor Agreement and the Second Lien Security Documents, including, without limitation, the provisions relating to the ranking of Liens and the order of application of proceeds from the enforcement of Liens; and

(c)    the New Authorized Representative shall perform its obligations under the Intercreditor Agreement, the Senior Lien Intercreditor Agreement and the Second Lien Security Documents.

3.     Appointment of Second Lien Agent. The New Authorized Representative, on behalf of itself and the New Second Lien Secured Parties, hereby (a) irrevocably appoints Citibank, N.A. as Second Lien Agent for purposes of the Intercreditor Agreement, the Senior Lien Intercreditor Agreement and the Second Lien Security Documents, (b) irrevocably authorizes the Second Lien Agent to take such actions on its behalf and to exercise such powers as are delegated to the Second Lien Agent in the Intercreditor Agreement, the Senior Lien Intercreditor Agreement and the Second Lien Security Documents, together with such actions and powers as are reasonably incidental thereto, and authorizes the Second Lien Agent to execute any Second Lien Security Documents on behalf of all Second Lien Secured Parties and to take such other actions to maintain and preserve the security interests granted pursuant to any Second Lien Security Documents, and (c) acknowledges that it has received and reviewed the Intercreditor Agreement, the Senior Lien Intercreditor Agreement and the Second Lien Security Documents and agrees to be bound by the terms thereof. The New Authorized Representative, on behalf of the New Second Lien Secured Parties, and the Second Lien Agent, on behalf of the existing Second Lien Secured Parties, each hereby acknowledges and agrees that the Second Lien Agent in its capacity as such shall be agent on behalf of the New Authorized Representative and on behalf of all other Second Lien Secured Parties.

4.     Address of Additional Authorized Representative. The address of the New Authorized Representative in respect of the Additional Second Lien Obligations for purposes of all notices and other communications hereunder and under the Intercreditor Agreement and the Senior Lien Intercreditor Agreement is                            ,                            , Attention of                     (Facsimile No.                             , E-mail address:                               ).

5.     Counterparts. This Joinder Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Joinder Agreement by facsimile or PDF via electronic transmission shall be as effective as delivery of a manually signed counterpart of this Joinder Agreement. Signatures of the parties hereto transmitted by facsimile or PDF via electronic transmission shall be deemed to be their original signatures for all purposes.

6.     Governing Law. THIS JOINDER AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

7.     Miscellaneous. The provisions of Article V of the Intercreditor Agreement shall apply with like effect to this Joinder Agreement.

[Signature Pages Follow.]

IN WITNESS WHEREOF, the New Authorized Representative has caused this Joinder Agreement to be duly executed by its authorized representative, and the Company has caused the same to be accepted by its authorized representative, as of the day and year first above written.

[NEW AUTHORIZED REPRESENTATIVE]

By:
Title:
Name:

Acknowledged and agreed:

EP ENERGY LLC

By:
Name:
Title:

The Second Lien Agent acknowledges receipt of this Joinder Agreement and will act as the Second Lien Agent with respect to the Additional Second Lien Obligations in accordance with the terms of the Intercreditor Agreement and the Second Lien Security Documents.

Dated: , 20

CITIBANK, N.A., as Second Lien Agent

By:
Name:
Title:

Schedule 2.01

Commitments and Lenders

Lender	Commitment Amount in USD$
Citibank, N.A.	750,000,000

Schedule 3.01

Jurisdiction of Formation; Good Standing

Entity (name on Effective	Entity (name on
Date)	Acquisition Date)	Jurisdiction

Everest Acquisition LLC	EP Energy LLC	Delaware, New York
Everest Acquisition Finance Inc.	EP Energy Finance Inc.	Delaware, New York
Crystal E&P Company, L.L.C.	Crystal E&P Company, L.L.C.	Delaware, Louisiana
El Paso Exploration & Production Management, Inc.	El Paso Exploration & Production Management LLC

Delaware, Alabama, Alaska, Alberta, Arizona, Arkansas, British Columbia, California, Colorado, Florida, Idaho, Iowa, Kansas, Louisiana, Michigan, Mississippi, Missouri, Montana, Nebraska, Nevada, New Mexico, North Dakota, Oklahoma, Oregon, South Dakota, Texas, Utah, Washington, Wyoming

El Paso E&P Company, L.P.	El Paso E&P Company, L.P.	Delaware, Alabama, Arkansas, Colorado, Indiana, Kansas, Louisiana, Mississippi, Montana, New Mexico, North Dakota, Oklahoma, Pennsylvania, Texas, Utah, West Virginia, Wyoming
El Paso Production Oil & Gas Gathering Company, L.L.C.	El Paso Production Oil & Gas Gathering Company, L.L.C.	Delaware, Texas, Utah
El Paso Production Resale Company, L.L.C.	El Paso Production Resale Company, L.L.C.	Delaware, Alabama, Arkansas, California, Colorado, Indiana, Kansas, Louisiana, Mississippi, Montana, New Mexico, North Dakota, Oklahoma, Texas, Utah, Wyoming

Entity (name on Effective	Entity (name on
Date)	Acquisition Date)	Jurisdiction

EP Energy, L.L.C.	EP Energy Global LLC	Delaware, Texas
EP Preferred Holdings Company	EP Preferred Holdings LLC	Delaware
MBOW Four Star Corporation	MBOW Four Star LLC	Delaware
El Paso E&P S. Alamein Cayman Company	El Paso E&P S. Alamein Cayman Company	Cayman Islands
El Paso Egypt S. Alamein Company	El Paso Egypt S. Alamein Company	Cayman Islands
El Paso Egypt Tanta Company	El Paso Egypt Tanta Company	Cayman Islands
El Paso Egypt Production Company	El Paso Egypt Production Company	Cayman Islands
El Paso Brazil Holdings Company	El Paso Brazil Holdings Company	Cayman Islands
El Paso Maritime B.V.	El Paso Maritime B.V.	Netherlands
UnoPaso Exploracao e Producao de Petroleo e Gas Ltda	UnoPaso Exploracao e Producao de Petroleo e Gas Ltda	Brazil
El Paso Oleo e Gas do Brasil Ltda.	El Paso Oleo e Gas do Brasil Ltda.	Brazil

3

Schedule 3.04

Litigation

None.

Schedule 3.12

Subsidiaries of the Company

		Percentage of
		Direct/Indirect
	Percentage of	Ownership
	Direct/Indirect	by EP Energy
	Ownership	LLC
	by EP Energy	immediately
	LLC(1) on the	following the		Unrestricted
Name of Entity	Effective Date	Acquisition	Guarantor	Subsidiary
EP Energy Finance Inc.(2)	100%	100%	Y	N
Crystal E&P Company, L.L.C.	0%	100%	Y	N
El Paso Exploration & Production Management LLC	0%	100%	Y	N
El Paso E&P Company, L.P.	0%	100%	Y	N
El Paso Production Oil & Gas Gathering Company, L.L.C.	0%	100%	Y	N
El Paso Production Resale Company, L.L.C.	0%	100%	Y	N
EP Energy Global LLC	0%	100%	Y	N
EP Preferred Holdings LLC	0%	100%	Y	N

(1) “Everest Acquisition LLC” will become “EP Energy LLC” at the Acquisition Date.

(2) “Everest Acquisition Finance Inc.” will become “EP Energy Finance Inc.” at the Acquisition Date.

		Percentage of
		Direct/Indirect
	Percentage of	Ownership
	Direct/Indirect	by EP Energy
	Ownership	LLC
	by EP Energy	immediately
	LLC(1) on the	following the		Unrestricted
Name of Entity	Effective Date	Acquisition	Guarantor	Subsidiary
MBOW Four Star LLC	0%	100%	Y	N
El Paso E&P S. Alamein Cayman Company	0%	100%	N	N
El Paso Egypt S. Alamein Company	0%	100%	N	N
El Paso Egypt Tanta Company	0%	100%	N	N
El Paso Egypt Production Company	0%	100%	N	N
El Paso Brazil Holdings Company	0%	100%	N	N
El Paso Maritime B.V.	0%	100%	N	N
UnoPaso Exploracao e Producao de Petroleo e Gas Ltda	0%	100%	N	N
El Paso Oleo e Gas do Brasil Ltda.	0%	100%	N	N

6

Schedule 4.02(a)

Local Counsel(s)

None.